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HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-173106

PROSPECTUS

Huntsman International LLC

Offer to exchange $530,000,000 aggregate principal amount of
8 5/8% Senior Subordinated Notes due 2021
which have been registered under the Securities Act
for
$530,000,000 aggregate principal amount of
8 5/8% Senior Subordinated Notes due 2021

This exchange offer will expire at 12:01 a.m., New York City Time, on May 19, 2011 unless extended.

Terms of the exchange offer:

  •
  We will exchange all outstanding 8 5/8% Senior Subordinated Notes due 2021 ("old notes") that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

  •
  The terms of the new 8 5/8% Senior Subordinated Notes due 2021 ("new notes") to be issued in this exchange offer are substantially identical to the terms of the old notes, except for transfer restrictions and registration rights relating to the old notes. The old notes and the new notes are collectively referred to herein as the "notes." The new notes will be unconditionally guaranteed by substantially all of our domestic subsidiaries and certain of our foreign subsidiaries. All references to the notes include reference to the related guarantees.

  •
  You may withdraw tendered old notes at any time prior to the expiration of the exchange offer.

  •
  The exchange of old notes will not be a taxable event for United States federal income tax purposes.

  •
  We will not receive any proceeds from the exchange offer.

  •
  There is no existing market for the new notes, and we have not and will not apply to list the new notes on any securities exchange.

        See the "Description of New Notes" section on page 176 for more information about the new notes to be issued in this exchange offer.

        This investment involves risks. See the section entitled "Risk Factors" that begins on page 13 for a discussion of the risks that you should consider prior to tendering your old notes for exchange.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 19, 2011

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes it receives. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 120 days after the consummation of the exchange offer, we will make this prospectus, as amended and supplemented, available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        We file annual, quarterly and certain other reports with the Securities and Exchange Commission jointly with our parent, Huntsman Corporation. Because Huntsman Corporation is not an obligor or guarantor under the notes and is not a registrant under the registration statement of which this prospectus is a part, certain notes to the financial statements included in this prospectus that relate solely to Huntsman Corporation have been omitted and are marked "[Reserved]."

i

PROSPECTUS SUMMARY

        The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. This prospectus contains information regarding our business and detailed financial information. You should carefully read this entire document.

        We are a wholly-owned subsidiary of Huntsman Corporation, which we refer to in this prospectus as our "parent." Unless the context otherwise requires: references in this prospectus to "we," "us," "our" or "our Company" refer to Huntsman International LLC, together with its subsidiaries, and not to Huntsman Corporation and its other subsidiaries; references to "guarantors" or "guarantor subsidiaries" refer to our subsidiaries that have guaranteed our debt obligations, including the notes, consisting of substantially all of our domestic subsidiaries and certain of our foreign subsidiaries; "HPS" refers to Huntsman Polyurethanes Shanghai Ltd. (our consolidated splitting joint venture with Shanghai Chlor-Alkali Chemical Company, Ltd); and "SLIC" refers to Shanghai Liengheng Isocyanate Investment BV (our unconsolidated manufacturing joint venture with BASF AG and three Chinese chemical companies).

        In this prospectus, we may use, without definition, the common names of competitors or other industry participants. We may also use the common names or abbreviations for certain chemicals or products. Many of these terms are defined in the Glossary of Chemical Terms that begins on page 112 below.

Overview

        We are a global manufacturer of differentiated organic chemical products and of inorganic chemical products. Jon M. Huntsman founded the predecessor to our Company as a small polystyrene plastics packaging company. Since then, we have grown through a series of significant acquisitions and now own a portfolio of businesses. In 2005, our parent completed an initial public stock offering. Our products comprise a broad range of chemicals and formulations, which we market globally to a diversified group of consumer and industrial customers. Our products are used in a wide range of applications, including those in the adhesives, aerospace, automotive, construction products, durable and non-durable consumer products, electronics, medical, packaging, paints and coatings, power generation, refining, synthetic fiber, textile chemicals and dye industries. We are a leading global producer in many of our key product lines, including MDI, amines, surfactants, epoxy-based polymer formulations, textile chemicals, dyes, maleic anhydride and titanium dioxide. Our administrative, research and development and manufacturing operations are primarily conducted at the facilities listed below under "Business—Properties," which are located in 30 countries. As of December 31, 2010, we employed approximately 12,000 associates worldwide. Our revenues for the years ended December 31, 2010, 2009 and 2008 were $9,250 million, $7,665 million and $10,056 million, respectively.

        Our company was organized in 1999 as a Delaware limited liability company. Our principal executive offices are located at 500 Huntsman Way, Salt Lake City, Utah 84108, and our telephone number at that location is (801) 584-5700.

        We operate in five segments: Polyurethanes, Performance Products, Advanced Materials, Textile Effects and Pigments. In a series of transactions beginning in 2006, we sold or shutdown substantially all of our Australian styrenics, Polymers and Base Chemicals operations. We report the results of our former Australian styrenics, Polymers and Base Chemicals businesses as discontinued operations in our statements of operations. See "Note 27. Discontinued Operations" to our consolidated financial statements.

        The chart below generally illustrates our organizational structure:

Recent Developments

        For a discussion of recent developments, see "Business—Recent Developments" below.

Our Products

        We produce differentiated organic chemical and inorganic chemical products. Our Polyurethanes, Performance Products, Advanced Materials and Textile Effects segments produce differentiated organic chemical products and our Pigments segment produces inorganic chemical products.

        Growth in our differentiated products has been driven by the substitution of our products for other materials and by the level of global economic activity. Accordingly, the profitability of our differentiated products has been somewhat less influenced by the cyclicality that typically impacts the petrochemical industry. Our Pigments business, while cyclical, is influenced by seasonal demand patterns in the coatings industry.

2010 Segment Revenues(1)	2010 Segment EBITDA from Continuing Operations(1)

(1)
Percentage allocations in this chart do not give effect to Corporate and other unallocated items, eliminations and EBITDA from discontinued operations. For a detailed disclosure of our revenues, total assets and EBITDA by segment, see "Note 29. Operating Segment Information" to our consolidated financial statements. For a discussion of EBITDA by segment and a reconciliation of EBITDA to net income attributable to Huntsman International and cash provided by operating activities, see "Part I. Item 12. Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations."

        The following table identifies the key products, their principal end markets and applications and representative customers of each of our segments:

Segment	Products	End Markets and Applications	Representative Customers
Polyurethanes	MDI, PO, polyols, PG, TPU, aniline and MTBE	Refrigeration and appliance insulation, construction products, adhesives, automotive, footwear, furniture, cushioning, specialized engineering applications and fuel additives	BMW, Certainteed, Electrolux, Firestone, GE, Haier, Louisiana Pacific, Recticel, Weyerhauser
Performance Products	Amines, surfactants, LAB, maleic anhydride, other performance chemicals, EG, olefins and technology licenses	Detergents, personal care products, agrochemicals, lubricant and fuel additives, adhesives, paints and coatings, construction, marine and automotive products and PET fibers and resins	Chevron, Henkel, The Sun Products Corporation, Monsanto, Procter & Gamble, Unilever, Lubrizol, Reichhold, Dow, L'Oreal, Afton
Advanced Materials	Basic liquid and solid epoxy resins; specialty resin compounds; cross-linking, matting and curing agents; epoxy, acrylic and polyurethane-based formulations	Adhesives, composites for aerospace, automotive, and wind power generation; construction and civil engineering; industrial coatings; electrical power transmission; consumer electronics	ABB, Akzo, BASF, Boeing, Bosch, Cytec, Dow, Hexcel, ISOLA, Omya, PPG, ASTORIT, Sanarrow, Schneider, Sherwin Williams, Siemens, Sika, Speed Fair, Syngenta, Toray
Textile Effects	Textile chemicals and dyes	Apparel, home and technical textiles	Esquel Group, Alok Industries, Nice Dyeing, Fruit of the Loom, Hanesbrands, Zaber & Zubair, Aunde, Y.R.C., Guilford Mills, Tencate
Pigments	Titanium dioxide	Paints and coatings, plastics, paper, printing inks, fibers and ceramics	Akzo, PPG, Clariant, Jotun, PolyOne

THE EXCHANGE OFFER

Securities Offered	$530,000,000 aggregate principal amount of new notes which have been registered under the Securities Act of 1933, as amended (the "Securities Act"). The terms of the new notes are substantially identical to the old notes, except that certain transfer restrictions, registration rights and liquidated damages provisions relating to the old notes do not apply to the registered new notes.
The Exchange Offer

We are offering to issue registered new notes in exchange for like principal amount and like denomination of our old notes. We are offering to issue these registered new notes to satisfy our obligations under exchange and registration rights agreements that we entered into with the initial purchasers of the old notes when we sold them in transactions that were exempt from the registration requirements of the Securities Act. You may tender your old notes for exchange by following the procedures described under the heading "The Exchange Offer."

Tenders; Expiration Date; Withdrawal

The exchange offer will expire at 12:01 a.m., New York City time, on May 19, 2011, unless we extend it. If you decide to exchange your old notes for new notes, you must acknowledge, among other things, that you are acquiring the new notes in the ordinary course of your business, that you have no arrangement or understanding with any person to participate in a distribution of the new notes and that you are not an affiliate of our Company. You may withdraw any notes that you tender for exchange at any time prior to 12:01 a.m., New York City time, on the expiration date. If we decide for any reason not to accept any old notes you have tendered for exchange, those notes will be returned to you without cost promptly after the expiration or termination of the exchange offer. See "The Exchange Offer—Terms of the Exchange Offer" and "—Withdrawal Rights" for a more complete description of the tender and withdrawal provisions.

Conditions to the Exchange Offer

The exchange offer is subject to customary conditions and we may terminate or amend the exchange offer if any of these conditions occur prior to the expiration of the exchange offer. These conditions include any change in applicable law or legal interpretation or governmental or regulatory actions that would impair our ability to proceed with the exchange offer, any general suspension or general limitation relating to trading of securities on any national securities exchange or the over-the-counter market or a declaration of war or other hostilities involving the United States. We may waive any of these conditions in our sole discretion.

Procedures for Tendering Old Notes

A holder who wishes to tender old notes in the exchange offer must transmit to Wells Fargo Bank, N.A. (the "exchange agent") a completed and executed letter of transmittal or an agent's message, transmitted by a book-entry transfer facility, which letter of transmittal or agent's message must be received by the exchange agent prior to 12:01 a.m., New York City time, on the expiration date. In addition, the exchange agent must receive a timely confirmation of book-entry transfer of the old notes into the exchange agent's account at The Depository Trust Company, or DTC, under the procedures for book-entry transfers described in "The Exchange Offer—How to Tender Old Notes for Exchange."

Old notes may be tendered by electronic transmission of acceptance through DTC's Automated Tender Offer Program, which we refer to as ATOP. Custodial entities that are participants in DTC must tender old notes through ATOP. A physical letter of transmittal need not accompany tenders effected through ATOP, although the electronic instructions sent to DTC and transmitted to the exchange agent must contain your acknowledgement of receipt of, and your agreement to be bound by, the letter of transmittal. Please carefully follow the instructions contained in this document on how to tender your securities. See "The Exchange Offer—DTC Book Entry Transfers."

A holder who holds old notes through Euroclear Bank S.A./N.V. ("Euroclear") or Clearstream Banking,  S.A. ("Clearstream") must comply with the procedures of Euroclear or Clearstream, as applicable, when tendering its old notes.

Exchange Offer; Exchange and Registration Rights

The old notes were sold in two tranches: $350 million pursuant to a purchase agreement dated September 14, 2010 and $180 million pursuant to a purchase agreement dated October 28, 2010. Under the exchange and registration rights agreements, we have agreed to use our reasonable best efforts to commence and consummate the exchange offer within 45 days after the date on which the registration statement of which this prospectus is a part is declared effective. In addition, we have agreed to file a "shelf registration statement" that would allow some or all of the old notes to be offered to the public if we are unable to complete the exchange offer or a change in applicable laws or legal interpretation occurs that would limit the intended effects or availability of the exchange offer.

Penalty Interest

If we fail to fulfill certain obligations under the exchange and registration rights agreements, including if the registration statement of which this prospectus is a part is not declared effective by the SEC on or before June 21, 2011 (with respect to $350 million of old notes sold pursuant to the purchase agreement dated September 14, 2010) or on or before August 9, 2011 (with respect to $180 million of old notes sold pursuant to the purchase agreement dated October 28, 2010), or if the exchange offer has not been completed within 45 business days after the effective date of such registration statement (a "registration default"), the annual interest rate on the notes will increase by 0.125% during the first 90-day period during which the registration default continues, and will increase by an additional 0.125% for each subsequent 90-day period during which the registration default continues, up to a maximum increase of 0.50% over the interest rate that would otherwise apply to the old notes. As soon as we cure a registration default, the interest rates on the notes will revert to their original levels.

U.S. Federal Tax Consequences

Your exchange of old notes for new notes in the exchange offer will not result in any gain or loss to you for United States federal income tax purposes. See "Material United States Federal Income Tax Consequences."

Use of Proceeds

We will not receive any cash proceeds from the exchange offer. In consideration for issuing the new notes in the exchange offer as contemplated in this prospectus, we will receive in exchange old notes in like principal amount, which will be cancelled and as such will not result in any increase in our indebtedness. We will pay all expenses incident to the exchange offer. See "Use of Proceeds" for a discussion of the use of proceeds from the issuance of the old notes.

Exchange Agent	Wells Fargo Bank, N.A.
Consequences of Failure to Exchange

Old notes that are not tendered or that are tendered but not accepted will continue to be subject to the restrictions on transfer that are described in the legend on those notes. In general, you may offer or sell your old notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. We, however, will have no further obligation to register the old notes. If you do not participate in the exchange offer, the liquidity of your notes could be adversely affected.

Consequences of Exchanging Your Old Notes

Based on interpretations of the Securities and Exchange Commission, or SEC, set forth in certain no-action letters issued to third parties, we believe that you may offer for resale, resell or otherwise transfer the new notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if you:

• acquire the new notes issued in the exchange offer in the ordinary course of your business;

•       are not participating, do not intend to participate, and have no arrangement or understanding with anyone to participate, in the distribution of the new notes issued to you in the exchange offer; and

• are not an "affiliate" of our Company as defined in Rule 405 of the Securities Act.

If any of these conditions are not satisfied and you transfer any new notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for, or indemnify you against, any liability you may incur.

In connection with the exchange offer, you will be required to acknowledge that you are not engaged in, and do not intend to engage in, the distribution of the new notes. In addition, any broker-dealer that acquires new notes in the exchange offer for its own account in exchange for old notes which it acquired through market-making or other trading activities may be an "underwriter" within the meaning of the Securities Act and must acknowledge that it will deliver a prospectus when it resells or transfers any new notes. See "Plan of Distribution" for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

 THE NEW NOTES

        The terms of the new notes and those of the old notes are identical in all material respects, except:

  (1)
  the new notes will have been registered under the Securities Act;

  (2)
  the new notes will not contain transfer restrictions and registration rights that relate to the old notes; and

  (3)
  the new notes will not contain provisions relating to the payment of liquidated damages to be made to the holders of the old notes under circumstances related to the timing of the exchange offer.

        A brief description of the material terms of the new notes follows:

Issuer	Huntsman International LLC.
Notes Offered	$530 million in aggregate principal amount of 8 5/8% senior subordinated notes due 2021.
Maturity	March 15, 2021.
Interest	The new notes will bear interest at a rate of 8 5/8% per annum, payable semi-annually.
Interest Payment Dates	We will pay interest on the new notes each March 15 and September 15, beginning on September 15, 2011.
Guarantees

The new notes will be unconditionally guaranteed by substantially all of our domestic subsidiaries and certain of our foreign subsidiaries. If we cannot make payments on the notes when they are due, then our subsidiary guarantors are required to make payments on our behalf. See "Description of New Notes—Brief Description of the Notes and the Guarantees—The Guarantees."

Ranking	The new notes will be:
• our general unsecured senior subordinated obligations;

•       subordinated in right of payment to all our existing and future senior indebtedness and structurally subordinated to all liabilities (including trade payables) of our subsidiaries which are not guarantors (except with respect to indebtedness owed to us or other guarantors);

• equal in right of payment to all our existing and future senior subordinated indebtedness; and
• unconditionally guaranteed by the guarantors on a senior subordinated basis.
Since the new notes are unsecured, in the event of a bankruptcy or insolvency, our secured creditors will have a prior secured claim to any collateral securing the debt owed to them.
The guarantees will be:
• the general unsecured senior subordinated obligations of the guarantors;

• subordinated in right of payment to all existing and future senior indebtedness of the guarantors; and
• equal in right of payment to all existing and future subordinated indebtedness of the guarantors.

Since the guarantees are unsecured obligations of each guarantor, in the event of a bankruptcy or insolvency, such guarantor's secured creditors will have a prior secured claim to any collateral securing the debt owed to them.

As of December 31, 2010, we and the guarantors had approximately $2.2 billion of outstanding senior indebtedness (excluding intercompany indebtedness), of which approximately $1.7 billion was secured. We and the guarantors had approximately $1.8 billion of other indebtedness (excluding intercompany indebtedness, except for the $535 million note payable to our parent) outstanding that rank equally in right of payment with the notes. In addition, our subsidiaries which are not guarantors had approximately $712 million of indebtedness (excluding intercompany indebtedness) outstanding on December 31, 2010. See "Note 30. Condensed Consolidating Financial Information" to the consolidated financial statements for certain financial information about our non-guarantor subsidiaries as of December 31, 2010.

Asset Sale Proceeds

We may have to use the net proceeds from asset sales to offer to repurchase the notes under certain circumstances at their face amount, plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of New Notes—Certain Covenants—Limitation on Asset Sales."

Certain Covenants	The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to:
• incur additional indebtedness;
• pay dividends or distributions on or redeem, repurchase or acquire our capital stock;
• make certain investments;
• create liens;
• engage in transactions with affiliates;
• merge or consolidate; and
• transfer or sell assets.
These covenants are subject to a number of important exceptions and qualifications, which are described in "Description of New Notes—Certain Covenants."
Certain of these covenants will terminate if the notes attain an investment grade rating.

Risk Factors

You should carefully consider all the information set forth in this prospectus and, in particular, should evaluate the specific risk factors set forth under "Risk Factors," beginning on page 13, before participating in this exchange offer.

        For additional information regarding the new notes, see "Description of New Notes."

FAILURE TO EXCHANGE YOUR OLD NOTES

        The old notes which you do not tender or we do not accept will, following the exchange offer, continue to be restricted securities. Therefore, you may only transfer or resell them in a transaction registered under or exempt from the Securities Act and all applicable state securities laws. We will issue the new notes in exchange for the old notes under the exchange offer only following the satisfaction of the procedures and conditions described under the caption "The Exchange Offer."

        Because we anticipate that most holders of the old notes will elect to exchange their old notes, we expect that the liquidity of the markets, if any, for any old notes remaining after the completion of the exchange offer will be substantially limited. Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount outstanding of the old notes.

OTHER DEBT

        As of December 31, 2010, we had $4.2 billion in debt outstanding, excluding the old notes.

        The indenture governing the notes limits our ability to incur additional debt. Consequently, we would be required to obtain an amendment of the indenture before we incurred any additional debt, other than the types of debt specifically identified in the indenture as permitted.

SUMMARY HISTORICAL FINANCIAL DATA

        The summary historical financial data set forth below presents our historical financial data as of and for the dates and periods indicated. You should review this summary historical financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operation" and our consolidated financial statements and accompanying notes and other financial information.

(in millions)

	Year Ended December 31,
	2010	2009	2008	2007	2006
Statements of Operations Data:
Revenues	$9,250	$7,665	$10,056	$9,496	$8,536
Gross profit	1,478	1,095	1,297	1,551	1,431
Restructuring, impairment and plant closing costs	29	88	31	29	8
Operating income	443	41	215	569	672
Income (loss) income from continuing operations	144	(399)	(59)	232	272
Income (loss) from discontinued operations, net of tax(a)	42	(19)	84	(246)	(122)
Extraordinary gain (loss) on the acquisition of a business, net of tax of nil(b)	(1)	6	14	(7)	56
Net income (loss)	185	(412)	39	(21)	237
Net income (loss) attributable to Huntsman International LLC	180	(410)	38	(12)	234
Other Data:
Depreciation and amortization	$382	$420	$374	$391	$439
Capital expenditures	236	189	418	665	550
Balance Sheet Data (at period end):
Total assets	$8,307	$7,693	$7,424	$8,095	$8,196
Total debt	4,685	4,531	4,076	3,574	3,649
Total liabilities	7,219	6,846	6,505	6,179	6,633

(a)
Income (loss) from discontinued operations represents the operating results, fire insurance settlement gains and loss on disposal of our former Australian styrenics business, our former U.S. base chemicals business, our former North American polymers business, our former European base chemicals and polymers business and our former TDI business. The Australian styrenics business was shut down in the first quarter of 2010. The U.S. base chemicals business was sold on November 5, 2007, the North American polymers business was sold on August 1, 2007, the European base chemicals and polymers business was sold on December 29, 2006 and the TDI business was sold on July 6, 2005. See "Note 27. Discontinued Operations" and "Note 25. Casualty Losses and Insurance Recoveries" to our consolidated financial statements.

(b)
The extraordinary gain (loss) on the acquisition of a business relates to the June 30, 2006 acquisition of our textile effects business. See "Note 3. Business Combinations—Textile Effects Acquisition" to our consolidated financial statements.

RISK FACTORS

        You should carefully consider the risks and uncertainties below and the other information contained in this prospectus before you decide whether to exchange your old notes for new notes. Any of the following risks could materially and adversely affect our business, results of operations and financial condition. In this section of the prospectus, references to the notes mean the new notes.

Risks Related to Our Business

Our industry is affected by global economic factors including risks associated with volatile economic conditions.

        Our financial results are substantially dependent upon overall economic conditions in the United States, the European Union and Asia. Declining economic conditions in all or any of these locations—or negative perceptions about economic conditions—could result in a substantial decrease in demand for our products and could adversely affect our business. Uncertain economic conditions and market instability make it difficult for us, our customers and our suppliers to forecast demand trends. Renewed declines in demand would place additional pressure on our results of operations. The timing and extent of any changes to currently prevailing market conditions is uncertain and supply and demand may be unbalanced at any time. As a consequence, we are unable to accurately predict future economic conditions or the effect of such conditions on our financial condition or results of operations, and we can give no assurances as to the timing, extent or duration of the current or future economic cycles impacting the chemical industry.

Future acquisitions, partnerships and joint ventures may require significant resources and/or result in unanticipated adverse consequences that could have a material adverse effect on our business, results of operations and/or financial condition.

        In the future we may seek to grow by making acquisitions or entering into partnerships and joint ventures. Any future acquisition, partnership or joint venture may require that we make a significant cash investment, issue stock or incur substantial debt. In addition, acquisitions, partnerships or investments may require significant managerial attention, which may be diverted from our other operations. These capital, equity and managerial commitments may impair the operation of our businesses. Any future acquisitions of businesses or facilities could entail a number of additional risks, including:

  •
  the inability to maintain key pre-acquisition business relationships;

  •
  increased operating costs;

  •
  exposure to unanticipated liabilities;

  •
  usage of limited investment and other baskets under our debt covenants;

  •
  pre-existing or ongoing illegal activities conducted by the target company or joint venture partner; and

  •
  difficulties in realizing projected efficiencies, synergies and cost savings.

        We have incurred indebtedness to finance past acquisitions. We may finance future acquisitions with additional indebtedness. We could face financial risks associated with incurring additional indebtedness, such as reducing our liquidity and access to financial markets and increasing the amount of cash flow required to service indebtedness, which could have a material adverse effect on our business, results of operations and financial condition.

Significant price volatility or interruptions in supply of our raw materials may result in increased costs that we may be unable to pass on to our customers, which could reduce our profitability.

        The prices of the raw materials that we purchase from third parties are cyclical and volatile. We purchase a substantial portion of these raw materials from third party suppliers. The cost of these raw materials represents a substantial portion of our operating expenses. The prices for a number of these raw materials generally follow price trends of, and vary with market conditions for, crude oil and natural gas feedstocks, which are highly volatile and cyclical.

        The feedstocks and other raw materials we consume are generally commodity products that are readily available at market prices. We frequently enter into supply agreements with particular suppliers, but disruptions of existing supply arrangements could substantially impact our profitability. If certain of our suppliers are unable to meet their obligations under present supply agreements, we may be forced to pay higher prices to obtain the necessary raw materials from other sources and we may not be able to increase prices for our finished products to recoup the higher raw materials costs. In addition, if any of the raw materials that we use become unavailable within the geographic area from which they are now sourced, then we may not be able to obtain suitable or cost effective substitutes. Any interruption in the supply of raw materials could increase our costs or decrease our revenues, which could reduce our cash flow.

        Our supply agreements typically provide for market-based pricing and provide us only limited protection against price volatility. While we attempt to match cost increases with corresponding product price increases, we are not always able to raise product prices immediately or at all. Timing differences between raw material prices, which may change daily, and contract product prices, which in many cases are negotiated only monthly or less often, have had and may continue to have a negative effect on our cash flow. Any cost increase that we are not able to pass on to our customers could have a material adverse effect on our business, results of operations, financial condition and liquidity.

Financial difficulties and related problems at our customers, vendors, suppliers and other business partners could have a material adverse effect on our business.

        The recent economic downturn has caused financial problems at some customers, vendors, suppliers and business partners. We rely on numerous vendors and suppliers and collaborations with other industry participants to provide us with chemicals, feedstocks and other raw materials, along with energy sources and, in certain cases, facilities, that we need to operate our business. If the economic downturn were to continue or worsen, some of these companies may be forced to reduce their output, shut down their operations or file for bankruptcy protection. If this were to occur, it could materially adversely affect their ability to provide us with the raw materials, energy sources or facilities that we need, which could disrupt our operations, including the production of certain of our products. In addition, it could be difficult to find replacements for certain of our business partners without incurring significant delays or cost increases.

        In addition, if the economic downturn were to continue or worsen, more of our customers may experience financial difficulties, including bankruptcies, restructurings and liquidations, which could affect our business by reducing sales, increasing our risk in extending trade credit to customers and reducing our profitability. A significant adverse change in a customer relationship or in a customer's financial position could cause us to limit or discontinue business with that customer, require us to assume more credit risk relating to that customer's receivables or limit our ability to collect accounts receivable from that customer, all of which could have a material adverse effect on our business, results of operations, financial condition and liquidity.

Our available cash and access to additional capital may be limited by our significant leverage and the terms of our existing indebtedness, which could restrict our ability to grow our businesses.

        We have a significant amount of indebtedness outstanding. As of December 31, 2010, we had total consolidated outstanding indebtedness of approximately $4,685 million (including the current portion of long-term debt) and a debt to total capitalization ratio of approximately 81%. Our outstanding debt could have important consequences for our businesses, including the following:

  •
  a high degree of debt makes us more vulnerable to a downturn in our businesses, our industry and the economy in general, as a significant percentage of our cash flow from operations will be required to make payments on our indebtedness, making it more difficult to react to changes in our business and in market or industry conditions;

  •
  a substantial portion of our future cash flow from operations may be required to be dedicated to the payment of principal and interest on indebtedness, thereby reducing the funds available for other purposes, including the growth of our businesses;

  •
  our ability to obtain additional financing may be constrained due to our existing level of debt, particularly in the current credit environment; and

  •
  part of our indebtedness is, and any future debt may be, subject to variable interest rates, which makes us vulnerable to increases in interest rates.

        We require substantial capital to finance our operations and continued growth, and we may incur substantial additional debt from time to time for a variety of purposes, including acquiring additional businesses. However, our existing debt instruments contain restrictive covenants. Among other things, these covenants limit or prohibit our ability to incur more debt; make prepayments of other debt; pay dividends, redeem stock or make other distributions; issue capital stock; make investments; create liens; enter into transactions with affiliates; enter into sale and leaseback transactions; merge or consolidate; and transfer or sell assets.

        Our debt instruments also require us to comply with certain financial covenants under certain circumstances. For example, the leverage covenant (the "Leverage Covenant") applicable to our $300 million revolving facility (the "Revolving Facility") under our senior secured credit facilities (the "Senior Credit Facilities") requires us to maintain a maximum senior secured debt to EBITDA ratio of 3.75 to 1 when uncollateralized loans or letters of credit are outstanding under the Revolving Facility. As of December 31, 2010, we were in compliance with the covenant. However, if we violate this covenant, it could lead to an event of default under the Senior Credit Facilities, which could require us to pay off the balance of the Senior Credit Facilities in full and result in a loss of such facilities. It may not be possible for us to replace the Senior Credit Facilities with a substitute facility on terms acceptable to us, or at all.

        We also must comply with certain receivable performance metrics under our $250 million U.S. accounts receivable securitization program ("U.S. A/R Program") and our €225 million (approximately $297 million) European accounts receivable program ("EU A/R Program," and, collectively with the U.S. A/R Program, our "A/R Program" or "A/R Programs"). Failure to meet such metrics could lead to an early termination event and could require us to cease use of such facilities, prohibiting us from additional borrowings against our receivables, or, at the discretion of the lenders, requiring us to repay the A/R Programs in full. An early termination event under our A/R Programs would also constitute an event of default under our Senior Credit Facilities, which could require us to pay off the balance of the Senior Credit Facilities in full and result in a loss of such facilities. In summary, if debt under one or more of our facilities is accelerated, cross-default provisions in our debt instruments would likely be triggered, which would likely have a material adverse impact on our financial condition.

        As of December 31, 2010, the current portion of our long term debt and note payable to affiliate totaled approximately $619 million. As of December 31, 2010, we had combined outstanding variable rate borrowings of approximately $2.8 billion. Assuming a 1% increase in interest rates, without giving effect to any interest rate hedges or our cash balances, our annual interest rate expense would increase by approximately $28 million. If we are unable to generate sufficient cash flow or are otherwise unable to obtain the funds required to meet payments of principal and interest on our indebtedness, or if we otherwise fail to comply with the various covenants in the instruments governing our indebtedness, we could be in default under the terms of those instruments. In the event of a default, a holder of the indebtedness could elect to declare all the funds borrowed under those instruments to be due and payable together with accrued and unpaid interest, the creditors under our Senior Credit Facilities could elect to terminate their commitments thereunder, and we or one or more of our subsidiaries could be forced into bankruptcy or liquidation. Any of the foregoing consequences could have a material adverse effect on our business, results of operations and financial condition.

The industries in which we compete are highly competitive, and we may not be able to compete effectively with our competitors that have greater financial resources, which could have a material adverse effect on our business, results of operations and financial condition.

        The industries in which we operate are highly competitive. Among our competitors are some of the world's largest chemical companies and major integrated petroleum companies that have their own raw material resources. Changes in the competitive landscape could make it difficult for us to retain our leadership position in various products and markets throughout the world. In addition, some of the companies with whom we compete may be able to produce products more economically than we can. Furthermore, some of our competitors have greater financial resources, which may enable them to invest significant capital into their businesses, including expenditures for research and development. While we are engaged in a range of research and development programs to develop new products and processes, to improve and refine existing products and processes, and to develop new applications for existing products, the failure to develop new products, processes or applications could make us less competitive. Moreover, if any of our current or future competitors develops proprietary technology that enables them to produce products at a significantly lower cost, our technology could be rendered uneconomical or obsolete.

        In addition, certain of our businesses use technology that is widely available. Accordingly, barriers to entry, apart from capital availability, may be low in certain product segments of our business, and the entrance of new competitors into the industry may reduce our ability to capture improving profit margins in circumstances where capacity utilization in the industry is increasing. Further, petroleum-rich countries have become more significant participants in the petrochemical industry and may expand this role significantly in the future. Increased competition in any of our businesses could compel us to reduce the prices of our products, which could result in reduced profit margins and loss of market share and have a material adverse effect on our business, results of operations, financial condition and liquidity.

Our results of operations may be adversely affected by international business risks, including fluctuations in currency exchange rates, legal restrictions and taxes.

        We conduct a majority of our business operations outside the U.S., and these operations are subject to risks normally associated with international operations. These risks include the need to convert currencies that may be received for our products into currencies in which we purchase raw materials or pay for services, which could result in a gain or loss depending on fluctuations in exchange rates. In addition, we translate our local currency financial results into U.S. dollars based on average exchange rates prevailing during the reporting period or the exchange rate at the end of that period. During times of a strengthening U.S. dollar, our reported international sales and earnings may be reduced because the local currency may translate into fewer U.S. dollars. Because we currently have significant operations located outside the U.S., we are exposed to fluctuations in global currency rates which may result in gains or losses on our financial statements.

        Other risks of international operations include trade barriers, tariffs, exchange controls, national and regional labor strikes, social and political risks, general economic risks and required compliance with a variety of U.S. and foreign laws, including tax laws and the Foreign Corrupt Practices Act. In addition, although we maintain an anti-corruption compliance program throughout the Company, violations of our compliance program may result in criminal or civil sanctions, including material monetary fines, penalties and other costs against us or our employees, and may have a material adverse effect on our business. Furthermore, in foreign jurisdictions where process of law may vary from country to country, we may experience difficulty in enforcing agreements. In jurisdictions where bankruptcy laws and practices may vary, we may experience difficulty collecting foreign receivables through foreign legal systems. The occurrence of these risks, among others, could disrupt the businesses of our international subsidiaries, which could significantly affect their ability to make distributions to us.

        We operate in a significant number of jurisdictions, which contributes to the volatility of our effective tax rate. Changes in tax laws or the interpretation of tax laws in the jurisdictions in which we operate may affect our effective tax rate. In addition, generally accepted accounting principles in the U.S. ("GAAP" or "U.S. GAAP") has required us to place valuation allowances against our net operating losses and other deferred tax assets in a number of tax jurisdictions. These valuation allowances primarily result from analysis of positive and negative evidence supporting the realization of tax benefits. Negative evidence includes a cumulative history of pre-tax operating losses in those specific tax jurisdictions. Valuation allowances have resulted in material fluctuations in our effective tax rate. Economic conditions may dictate the continued imposition of the current valuation allowances and potentially the establishment of new valuation allowances. While significant valuation allowances remain, our effective tax rate will likely continue to experience significant fluctuations.

Demand for many of our products is cyclical, and we may experience depressed market conditions for such products.

        Historically, the markets for many of our products have experienced alternating periods of tight supply, causing prices and profit margins to increase, followed by periods of capacity additions, resulting in oversupply and declining prices and profit margins. The volatility these markets experience occurs as a result of changes in the supply and demand for products, changes in energy prices and changes in various other economic conditions around the world. This cyclicality and volatility of our industry results in significant fluctuations in profits and cash flow from period to period and over the business cycle.

Natural or other disasters could disrupt our business and result in loss of revenue or in higher expenses.

        Any serious disruption at any of our facilities due to hurricane, fire, earthquake, flood, terrorist attack or any other natural or man-made disaster could impair our ability to use our facilities and have a material adverse impact on our revenues and increase our costs and expenses. If there is a natural disaster or other serious disruption at any of these facilities, it could impair our ability to adequately supply our customers and negatively impact our operating results. In addition, many of our current and potential customers are concentrated in specific geographic areas. A disaster in one of these regions could have a material adverse impact on our operations, operating results and financial condition.

        While we maintain business recovery plans that are intended to allow us to recover from natural disasters or other events that could disrupt our business, we cannot provide assurances that our plans would fully protect us from all such disasters or events that might result due to climate change. In addition, insurance may not adequately compensate us from any losses incurred as a result of natural or other disasters. Furthermore, in areas prone to frequent natural or other disasters, insurance may become increasingly expensive or not at all available.

Our operations involve risks that may increase our operating costs, which could reduce our profitability.

        Although we take precautions to enhance the safety of our operations and minimize the risk of disruptions, our operations are subject to hazards inherent in the manufacturing and marketing of chemical products. These hazards include: chemical spills, pipeline leaks and ruptures, storage tank leaks, discharges or releases of toxic or hazardous substances or gases and other hazards incident to the manufacturing, processing, handling, transportation and storage of dangerous chemicals. We are also potentially subject to other hazards, including natural disasters and severe weather; explosions and fires; transportation problems, including interruptions, spills and leaks; mechanical failures; unscheduled downtimes; labor difficulties; remediation complications; and other risks. Many potential hazards can cause bodily injury and loss of life, severe damage to or destruction of property and equipment and environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties and liabilities. Furthermore, we are subject to present and future claims with respect to workplace exposure, exposure of contractors on our premises as well as other persons located nearby, workers' compensation and other matters.

        We maintain property, business interruption and casualty insurance policies which we believe are in accordance with customary industry practices, but we are not fully insured against all potential hazards and risks incident to our business. We maintain property damage and business interruption insurance policies and products liability insurance policies, as well as insurance policies covering other types of risks, including pollution legal liability insurance. Each of these insurance policies is subject to customary exclusions, deductibles and coverage limits, in accordance with industry standards and practices. As a result of market conditions, premiums and deductibles for certain insurance policies can increase substantially and, in some instances, certain insurance may become unavailable or available only for reduced amounts of coverage. If we were to incur a significant liability for which we were not fully insured, it could have a material adverse effect on our business, results of operations, financial condition and liquidity.

        In addition, we are subject to various claims and litigation in the ordinary course of business. We are a party to various pending lawsuits and proceedings. It is possible that judgments could be rendered against us in these cases or others in which we could be uninsured or not covered by indemnity and beyond the amounts that we currently have reserved or anticipate incurring for such matters.

We might not be able to obtain funding if deterioration in the credit and capital markets were to occur. This could hinder or prevent us from meeting our future capital needs and from refinancing our existing indebtedness when it comes due.

        While global financial markets and economic conditions have improved, they continue to be volatile. A deterioration of capital and credit markets could hinder our ability to access these markets. If this were to occur, we cannot be certain that additional funding for our capital needs from credit and capital markets would be available if needed and, to the extent required, on acceptable terms. In addition, we might be unable to refinance our existing indebtedness when it comes due on terms that are acceptable to us or at all. If we were unable to meet our capital needs or refinance our existing indebtedness, it could have a material adverse effect on our financial position and results of operations.

A downgrade in the ratings of the securities of our company or our subsidiaries could result in increased interest and other financial expenses related to future borrowings of our company or our subsidiaries and could restrict our access to additional capital or trade credit.

        Standard and Poor's Ratings Services and Moody's Investors Service maintain credit ratings for our company. Each of these ratings is currently below investment grade. Any decision by these or other ratings agencies, which may in the future rate our debt, to downgrade such ratings in the future could result in increased interest and other financial expenses relating to our future borrowings and could restrict our ability to obtain additional financing on satisfactory terms. In addition, any downgrade could restrict our access to, and negatively impact the terms of, trade credit extended by our suppliers of raw materials.

We are subject to many EHS regulations that may result in unanticipated costs or liabilities, which could reduce our profitability.

        We are subject to extensive federal, state, local and foreign laws, regulations, rules and ordinances relating to pollution, protection of the environment and human health, and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. Actual or alleged violations of EHS laws or permit requirements could result in restrictions or prohibitions on plant operations, substantial civil or criminal sanctions, as well as, under some EHS laws, the assessment of strict liability and/or joint and several liability.

        Increasing concerns regarding the safety of chemicals in commerce and their potential impact on the environment constitute a growing trend. Governmental, regulatory and societal demands for increasing levels of product safety and environmental protection could result in increased pressure for more stringent regulatory control with respect to the chemical industry. In addition, these concerns could influence public perceptions, the viability of certain products, our reputation, the cost to comply with regulations, and the ability to attract and retain employees. Moreover, changes in EHS regulations could inhibit or interrupt our operations, or require us to modify our facilities or operations. Accordingly, environmental or regulatory matters may cause us to incur significant unanticipated losses, costs or liabilities, which could reduce our profitability.

        We could incur significant expenditures in order to comply with existing or future EHS laws. Capital expenditures and costs relating to EHS matters will be subject to evolving regulatory requirements and will depend on the timing of the promulgation and enforcement of specific standards which impose requirements on our operations. Capital expenditures and costs beyond those currently anticipated may therefore be required under existing or future EHS laws.

        Furthermore, we may be liable for the costs of investigating and cleaning up environmental contamination on or from our properties or at off-site locations where we disposed of or arranged for the disposal or treatment of hazardous materials or from disposal activities that pre-dated our purchase of our businesses. We may therefore incur additional costs and expenditures beyond those currently anticipated to address all such known and unknown situations under existing and future EHS laws.

Existing or future litigation or legislative initiatives restricting the use of MTBE in gasoline may subject us or our products to environmental liability, materially reduce our sales and/or materially increase our costs.

        We produce MTBE, an oxygenate that is blended with gasoline to reduce vehicle air emissions and to enhance the octane rating of gasoline. Litigation or legislative initiatives restricting the use of MTBE in gasoline may subject us or our products to environmental liability or materially adversely affect our sales and costs. Because MTBE has contaminated some water supplies, its use has become controversial in the U.S. and elsewhere, and its use has been effectively eliminated in the U.S. market. We currently market MTBE, either directly or through third parties, to gasoline additive customers located outside the U.S., although there are additional costs associated with such outside-U.S. sales which may result in decreased profitability compared to historical sales in the U.S. We may also elect to use all or a portion of our precursor TBA to produce saleable products other than MTBE. If we opt to produce products other than MTBE, necessary modifications to our facilities will require significant capital expenditures and the sale of such other products may produce a lower level of cash flow than that historically produced from the sale of MTBE.

        Numerous companies, including refiners, manufacturers and sellers of gasoline, as well as manufacturers of MTBE, have been named as defendants in numerous cases in U.S. courts that allege MTBE contamination in groundwater. The plaintiffs in the MTBE groundwater contamination cases generally seek compensatory damages, punitive damages, injunctive relief, such as monitoring and abatement, and attorney fees. Between 2007 and 2009, we were named as a defendant in 18 of these lawsuits in New York state and federal courts, which we settled in an amount immaterial to us. It is possible that we could be named as a defendant in future MTBE contamination cases. We cannot provide assurances that adverse results against us in future MTBE contamination cases will not have a material adverse effect on our business, results of operations and financial position.

Failure to adequately protect critical data and technology systems could materially affect our operations.

        Information technology system failures, network disruptions and breaches of data security could disrupt our operations by causing delays or cancellation of customer orders, impeding the manufacture or shipment of products, processing transactions and reporting financial results, resulting in the unintentional disclosure of customer or our information, or damage to our reputation. While management has taken steps to address these concerns by implementing network security and internal control measures, there can be no assurance that a system failure or data security breach will not have a material adverse effect on our financial condition and operating results.

Our business is dependent on our intellectual property. If our intellectual property rights cannot be enforced or our trade secrets become known to our competitors, our ability to compete may be adversely affected.

        Proprietary protection of our processes, apparatuses and other technology is important to our business. While a presumption of validity exists with respect to patents issued to us in the U.S., there can be no assurance that any of our patents will not be challenged, invalidated, circumvented or rendered unenforceable. Furthermore, if any pending patent application filed by us does not result in an issued patent, or if patents are issued to us, but such patents do not provide meaningful protection of our intellectual property, then our ability to compete may be adversely affected. Additionally, our competitors or other third parties may obtain patents that restrict or preclude our ability to lawfully produce or sell our products in a competitive manner, which could have a material adverse effect on our business, results of operations, financial condition and liquidity.

        We also rely upon unpatented proprietary know-how and continuing technological innovation and other trade secrets to develop and maintain our competitive position. While it is our policy to enter into confidentiality agreements with our employees and third parties to protect our intellectual property, these confidentiality agreements may be breached, may not provide meaningful protection for our trade secrets or proprietary know-how, or adequate remedies may not be available in the event of an unauthorized access, use or disclosure of our trade secrets and know-how. In addition, others could obtain knowledge of our trade secrets through independent development or other access by legal means.

        Consequently, we may have to rely on judicial enforcement of our patents and other proprietary rights. We may not be able to effectively protect our intellectual property rights from misappropriation or infringement in countries where effective patent, trademark, trade secret and other intellectual property laws and judicial systems may be unavailable, or may not protect our proprietary rights to the same extent as U.S. law.

        The failure of our patents or confidentiality agreements to protect our processes, apparatuses, technology, trade secrets or proprietary know-how or the failure of adequate legal remedies for related actions could have a material adverse effect on our business, results of operations, financial condition and liquidity.

Loss of key members of our management could disrupt our business.

        We depend on the continued employment and performance of our senior executives and other key members of management. If any of these individuals resigns or becomes unable to continue in his or her present role and is not adequately replaced, our business operations and our ability to implement our growth strategies could be materially disrupted. We generally do not have employment agreements with, and we do not maintain any "key person" life insurance for, any of our executive officers.

Conflicts, military actions, terrorist attacks and general instability throughout the world, and in particular in certain energy-producing nations, along with increased security regulations related to our industry, could adversely affect our business.

        In the past, conflicts, military actions and terrorist attacks have precipitated global economic instability and turmoil in world financial markets. Current regional tensions and conflicts in energy-producing nations, including continuing instability throughout the Middle East and northern Africa, ongoing military action in Afghanistan, Iraq and Libya, and other conflicts have caused, and may cause further, increases in raw material costs, particularly natural gas and crude oil based feedstocks, which are used in our operations. The uncertainty surrounding the threat of further armed hostilities, military action or acts of terrorism may impact any or all of our physical facilities and operations, which are located in North America, Europe, Australia, Asia, Africa, South America and the Middle East, or those of our suppliers or customers. Furthermore, the resulting economic disruption caused by such events may result in reduced demand from our customers for our products.

        A military action or terrorist attack that impacts any of our facilities, or the facilities of our suppliers or customers, could have a material adverse effect on our business. In addition, a number of governments have begun regulatory processes that could lead to new regulations impacting the security of chemical plant locations and the transportation of hazardous chemicals, which could result in higher operating costs. Conflicts and stability will subject our worldwide operations to increased risks and, depending on their magnitude, could have a material adverse effect on our business, results of operations, financial condition and liquidity.

If our subsidiaries do not make sufficient distributions to us, then we will not be able to make payment on our debts.

        Our debt is generally the exclusive obligation of our Company and our guarantor subsidiaries. Because a significant portion of our operations are conducted by non-guarantor subsidiaries, our cash flow and our ability to service indebtedness, including our ability to pay the interest on our debt when due and principal of such debt at maturity, are dependent to a large extent upon cash dividends and distributions or other transfers from such non-guarantor subsidiaries. Any payment of dividends, distributions, loans or advances by our non-guarantor subsidiaries to us could be subject to restrictions on dividends or repatriation of earnings under applicable local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdictions in which our subsidiaries operate, and any restrictions imposed by the current and future debt instruments of our non-guarantor subsidiaries. In addition, payments to us by our subsidiaries are contingent upon our subsidiaries' earnings.

        Our subsidiaries are separate and distinct legal entities and, except for our guarantor subsidiaries, have no obligation, contingent or otherwise, to pay any amounts due on our debt or to make any funds available for those amounts, whether by dividends, loans, distributions or other payments, and do not guarantee the payment of interest on, or principal of, our debt. Any right that we have to receive any assets of any of our subsidiaries that are not guarantors upon the liquidation or reorganization of any such subsidiary, and the consequent right of holders of notes to realize proceeds from the sale of their assets, will be structurally subordinated to the claims of that subsidiary's creditors, including trade creditors and holders of debt issued by that subsidiary.

Regulatory requirements to reduce GHG emissions could have an adverse effect on our results of operations.

        Although the continued existence of binding emissions limitations under international treaties such as the Kyoto Protocol is in doubt after 2012, we expect some of our operations to be subject to regulatory requirements to reduce GHG emissions. Even in the absence of a new global agreement to limit GHGs, we may be subject to additional regulation under the European Union Emissions Trading System as well as new national and regional GHG trading programs. For example, our operations in Australia and selected U.S. states may be subject to future GHG regulations under emissions trading systems in those jurisdictions.

        Because the United States has not adopted federal climate change legislation, domestic GHG efforts are likely to be guided by EPA and state agency regulations in the near future. While EPA's GHG programs are currently subject to judicial challenge, our domestic operations may become subject to EPA's regulatory requirements when implemented. In particular, expansions of our existing facilities or construction of new facilities may be subject to the Clean Air Act's Prevention of Significant Deterioration Requirements under EPA's GHG "Tailoring Rule." In addition, certain aspects of our operations may be subject to GHG emissions monitoring and reporting requirements. If we are subject to EPA GHG regulations, we may face increased monitoring, reporting, and compliance costs.

        We are already managing and reporting GHG emissions, to varying degrees, as required by law for our sites in locations subject to Kyoto Protocol obligations and/or EU emissions trading scheme requirements. Although these sites are subject to existing GHG legislation, few have experienced or anticipate significant cost increases as a result of these programs, although it is possible that GHG emission restrictions may increase over time. Potential consequences of such restrictions include capital costs to modify assets as necessary to meet GHG emission limits and/or increases in energy costs above the level of general inflation, as well as direct compliance costs. Currently, however, it is not possible to estimate the likely financial impact of potential future regulation on any of our sites.

        Finally, it should be noted that some scientists have concluded that increasing concentrations of GHGs in the Earth's atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, floods and other climatic events. If any of those effects were to occur, they could have an adverse effect on our assets and operations.

Risks Related to the Notes

Despite our current levels of indebtedness, we may incur substantially more debt, which could further increase the risks associated with our substantial indebtedness.

        Although the agreements governing our outstanding indebtedness contain and the indenture governing the notes contains restrictions on the incurrence of additional indebtedness by us and our restricted subsidiaries, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. As of December 31, 2010, we and our subsidiaries had approximately $4.7 billion of indebtedness. We may incur substantial additional indebtedness from time to time for a variety of purposes. Although a covenant in the indenture governing the notes will restrict our ability to incur additional indebtedness, this covenant is subject to certain significant exceptions. See "Description of Notes—Certain Covenants—Limitation on Incurrence of Additional Indebtedness" and "—Certain Definitions." Since the operating results of many of our businesses are cyclical, we could incur significant amounts of additional indebtedness at the peak of the operating cycle. To the extent that we incur indebtedness that constitutes senior indebtedness, such indebtedness may be secured. If new debt is added to the current debt levels, the related risks that we now face could intensify.

We and the guarantors of the notes are permitted to provide guarantees of indebtedness of our parent. The indenture does not contain restrictions on our parent company and in certain circumstances the guarantees that we and the guarantors are permitted to issue in respect of our parent company's debt may be senior in right of payment to the notes or the guarantees of the notes, as the case may be.

        The indenture governing the notes provides that we and the guarantors of the notes may provide guarantees of indebtedness of our parent if, among other things, the proceeds of our parent's indebtedness are used to refinance our indebtedness. The amount of such guarantees by us and the guarantors shall be limited to the amount of our indebtedness that is so refinanced plus the amount of premiums and expenses to be paid, in each case in connection with such refinancing of our debt. Our parent company will not be governed by the covenants in the indenture governing the notes relating to, among other things, restricted payments and incurrence of indebtedness. There is a significant risk that our parent company's indebtedness, including our and our subsidiaries' guarantees of such indebtedness, may be satisfied from the assets of our Company and the guarantors. If our or our subsidiaries' guarantees of parent indebtedness rank senior in right of payment to the notes and the guarantees and our parent becomes insolvent, our parent's creditors may assert claims against us or our subsidiaries that are senior in right of payment to claims of holders of the notes. See "Description of New Notes—Certain Covenants—Limitation on Incurrence of Additional Indebtedness," "—Limitation on Restricted Payments," "—Limitation on Liens" and "—Limitations on Transactions with Affiliates."

The instruments governing our debt contain cross default provisions that may cause all of the debt issued under such instruments to become immediately due and payable as a result of a default under an unrelated debt instrument.

        The indentures governing our outstanding senior notes and senior subordinated notes and the notes offered hereby contain numerous covenants, and the agreements governing our Senior Credit Facilities and our A/R Programs contain numerous covenants and triggers that require us to meet certain financial ratios and tests. Our failure to comply with the obligations contained in the indentures governing our outstanding senior notes and senior subordinated notes and the notes offered hereby, our Senior Credit Facilities and our A/R Programs or other instruments governing our indebtedness could result in an event of default under the applicable instrument, which could result in the related debt and the debt issued under other instruments becoming immediately due and payable. In such event, we would need to raise funds from alternative sources, which funds may not be available to us on favorable terms, on a timely basis or at all. Alternatively, such a default could require us to sell our assets and otherwise curtail operations in order to pay our creditors.

The notes and the subsidiary guarantees are subordinated to our and the subsidiary guarantors' senior debt.

        The notes will be our senior subordinated obligations. Accordingly, the notes will be subordinated to all of our existing and future senior debt. We expect to incur additional senior debt from time to time in the future. The indenture governing the notes limits, but does not prohibit, the incurrence of other debt by us, including senior debt. As a result of such subordination, upon any distribution to our creditors in a liquidation, dissolution, bankruptcy, reorganization or any similar proceeding by or relating to us or our property, the holders of our senior debt would be entitled to receive payment in full before the holders of the notes would be entitled to receive any payment. In addition, all payments on the notes could be blocked in the event of a default on our senior debt. See "Description of New Notes—Subordination."

        The notes will not be secured. The borrowings under our Senior Credit Facilities are secured by liens on our assets. If we or any of our guarantors liquidates, dissolves or declares bankruptcy, or if payment under the credit agreement or any of our other secured debt is accelerated, our secured creditors would be entitled to exercise the remedies available to a secured creditor under applicable law and will have a claim on those assets before the holders of the notes. The guarantees are unsecured senior subordinated obligations of the guarantors, subordinated to all senior indebtedness of the guarantors, and in the event of the bankruptcy or insolvency of a guarantor, such guarantor's secured creditors will have a prior secured claim to any collateral securing the debt owed to them. Such guarantor's unsecured senior creditors will also have a prior claim to that of the holders of the notes. As of December 31, 2010, we and the guarantors had approximately $2.2 billion of senior debt outstanding to which the notes and the guarantees are subordinated. In addition, under the indenture governing the notes, any additional senior debt we are permitted to incur may be secured.

The notes will be structurally subordinated to all indebtedness of our subsidiaries that are not guarantors of the notes.

        We derive substantially all of our revenue from our consolidated subsidiaries. While certain of our subsidiaries guarantee the notes, other subsidiaries are not guaranteeing the notes. You will not have any claim as a creditor against our other subsidiaries that are not guarantors of the notes. Accordingly, all obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the notes. As of December 31, 2010, our non-guarantor subsidiaries had approximately $712 million of total indebtedness, excluding intercompany indebtedness owed to us or the guarantors. Under the indenture, if we meet a specified fixed charge coverage ratio, our non-guarantor subsidiaries may incur additional indebtedness, which would be structurally senior to the notes. See "Note 30. Condensed Consolidating Financial Information" to the consolidated financial statements for certain financial information about our non-guarantor subsidiaries.

We may not have the ability to repurchase notes upon a change of control as required by the indenture.

        Upon the occurrence of certain change of control events (which, as defined in our indentures, generally exclude transactions approved by our board of managers), each holder of notes may require us to repurchase all or a portion of its notes at a purchase price equal to 101% of their principal amount plus accrued interest to the date of purchase. Our ability to repurchase the notes upon a change of control is restricted by the terms of our Senior Credit Facilities. As such, prior to repurchasing the notes upon a change of control, we would have to either repay outstanding indebtedness under our Senior Credit Facilities or obtain the consent of lenders thereunder. If we do not obtain the required consents or repay our outstanding indebtedness under our Senior Credit Facilities, we would remain effectively prohibited from offering to purchase the notes. In any event, we cannot assure you that we will have sufficient funds to repurchase the notes upon a change of control. Our failure to repurchase the notes upon a change of control would result in a default under the indenture governing the notes, which would, in turn, result in a default under our Senior Credit Facilities and our outstanding senior notes and senior subordinated notes.

The notes and guarantees may be void, avoided or subordinated under laws governing fraudulent transfers and insolvency.

        We have incurred substantial debt, including our outstanding senior notes and senior subordinated notes and our Senior Credit Facilities. Various fraudulent conveyance laws enacted for the protection of creditors may apply to our issuance of the notes and the guarantors' issuance of the guarantees. To the extent that a court were to find that:

  •
  the notes were issued or a guarantee was incurred with actual intent to hinder, delay or defraud any present or future creditor; or

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  we or a guarantor did not receive fair consideration or reasonably equivalent value for issuing the notes or guarantees;

  and that we or a guarantor

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  was insolvent;

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  was rendered insolvent by reason of the issuance of the notes or a guarantee;

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  was engaged or about to engage in a business or transaction for which our or its remaining assets or those of a guarantor constituted unreasonably small capital; or

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  intended to incur, or believed that we or it would incur, debts beyond our or its ability to pay those debts as they matured;

then the court could void the notes and the guarantees or subordinate the notes or the guarantees in favor of our or the guarantor's other creditors. Furthermore, to the extent that the notes or a guarantee were voided as a fraudulent conveyance or held unenforceable for any other reason:

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  claims of holders of the notes against us or a guarantor would be adversely affected;

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  the notes or the guarantees would be effectively subordinated to all obligations of our other creditors or the creditors of the guarantor; and

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  the other creditors would be entitled to be paid in full before any payment could be made on the notes or the guarantees.

There is no public market for the notes.

        The notes are a new issue of securities and there is no existing trading market for the notes. We cannot assure you that a liquid market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell the notes will be favorable.

        We do not intend to apply for listing or quotation of the notes on any securities exchange or stock market. The liquidity of any market for the notes will depend on a number of factors, including

  •
  the number of noteholders,

  •
  our operating performance and financial condition,

  •
  our ability to complete the offer to exchange the notes,

  •
  the market for similar securities,

  •
  the interest of securities dealers in making a market in the notes, and

  •
  prevailing interest rates.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of these securities. We cannot assure you that the market for the notes will be free from similar disruptions. Any disruptions could have an adverse effect on noteholders, regardless of our prospects or performance.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        All statements other than statements of historical facts included in this prospectus, including, without limitation, statements regarding our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions or dispositions and other information that is not historical information, are forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as "believes," "expects," "may," "will," "should," "anticipates" or "intends" or the negative of such terms or other comparable terminology or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements.

        All forward-looking statements, including without limitation, management's examination of historical operating trends, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management's expectations, beliefs and projections will occur or be achieved. Accordingly, investors should not place undue reliance on our forward-looking statements. All forward-looking statements apply only as of the date made. We do not assume any obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

        There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this prospectus. Any forward-looking statements should be considered in light of the risks set forth under the heading "Risk Factors" and elsewhere in this prospectus.

        This prospectus includes information with respect to market share, market position, industry conditions and forecasts that we obtained from internal industry research, publicly available information (including industry publications and surveys), and surveys and market research provided by consultants. The publicly available information and the reports, forecasts and other research provided by consultants generally state that the information contained therein has been obtained from sources believed to be reliable. We have not independently verified any of the data from third party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, our internal research and forecasts are based upon our management's understanding of industry conditions, and such information has not been verified by any independent sources.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

        When we sold the old notes in September and October of 2010, we conveyed the rights contained in exchange and registration rights agreements with the initial purchasers of those notes. Under the exchange and registration rights agreements, we agreed to file the registration statement of which this prospectus forms a part regarding the exchange of the old notes for new notes which are registered under the Securities Act. We also agreed to use our reasonable best efforts to cause the registration statement to become effective with the SEC no later than June 21, 2011 with respect to $350 million of old notes sold pursuant to a purchase agreement dated September 14, 2010 and no later than August 9, 2011 with respect to $180 million of old notes sold pursuant to a purchase agreement dated October 28, 2010, and to commence and complete this exchange offer within 45 days after the date the registration statement was declared effective. We will use our best efforts to keep the registration statement effective until the exchange offer is completed. The exchange and registration rights agreement provides that we will be required to pay liquidated damages to the holders of the old notes if the exchange offer has not been completed within 45 business days after the effective date of the registration statement. Copies of the exchange and registration rights agreements are filed as exhibits to the registration statement of which this prospectus is a part.

Terms of the Exchange Offer

        This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange old notes that are properly tendered on or before the expiration date and are not withdrawn as permitted below. The expiration date for this exchange offer is 12:01 a.m., New York City time, on May 19, 2011, or such later date and time to which we, in our sole discretion, extend the exchange offer. The exchange offer, however, will be in effect no longer than 45 days from the effective date of the registration statement of which this prospectus is a part.

        The form and terms of the new notes being issued in the exchange offer are the same as the form and terms of the old notes, except that:

  •
  the new notes will have been registered under the Securities Act;

  •
  the new notes will not contain transfer restrictions and registration rights that relate to the old notes; and

  •
  the new notes will not contain provisions relating to the payment of liquidated damages to be made to the holders of the old notes under circumstances related to the timing of the exchange offer.

        Old notes tendered in the exchange offer must be in denominations of the principal amount of $1,000 or any integral multiple thereof.

        We expressly reserve the right, in our sole discretion:

  •
  to extend the expiration date;

  •
  if any of the conditions set forth below under "—Conditions to the Exchange Offer" have not been satisfied, to delay accepting any old notes or to terminate the exchange offer and not accept any notes for exchange; and

  •
  to amend the exchange offer in any manner.

        We will give notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable in writing or by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Any notice relating to the extension of the exchange offer will disclose the number of securities tendered as of the date of the notice, as required by Rule 14e-1(d) under the Exchange Act.

        During an extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them promptly after the expiration or termination of the exchange offer.

        If we delay accepting any old notes or terminate the exchange offer, we will promptly pay the consideration offered, or return any old notes deposited, pursuant to the exchange offer as required by Rule 14e-1(c).

How to Tender Old Notes for Exchange

        We have forwarded to you, along with this prospectus, a letter of transmittal relating to this exchange offer. Because all of the old notes are held in book-entry accounts maintained by the relevant exchange agent at DTC, a holder need not submit a letter of transmittal if the holder tenders old notes in accordance with the procedures mandated by DTC's Automated Tender Offer Program, or ATOP. To tender old notes without submitting a letter of transmittal, the electronic instructions sent to DTC and transmitted to the exchange agent must contain your acknowledgment of receipt of, and your agreement to be bound by and to make all of the representations contained in, the letter of transmittal. In all other cases, a letter of transmittal must be manually executed and delivered as described in this prospectus. Wells Fargo Bank, N.A has been appointed as the exchange agent with responsibility for the tender and exchange of all old notes for new notes.

        Only a holder of record of old notes may tender old notes in the exchange offer. To tender in the exchange offer, a holder must comply with the procedures of DTC, and either:

  •
  complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

  •
  in lieu of delivering a letter of transmittal, comply with the instructions and procedures of DTC for the transmittal on behalf of the holder of a computer-generated message to the exchange agent in which the holder of the old notes acknowledges and agrees to be bound by the terms of the letter of transmittal, which computer-generated message shall be received by the exchange agent prior to 12:01 a.m., New York City time, on the expiration date.

        In addition, the exchange agent must receive, before expiration of the exchange offer, certificates for old notes to which such letter of transmittal relates or timely confirmation of book-entry transfer of old notes into the exchange agent's account at DTC, according to the procedure for book-entry transfer described below.

        With respect to any old notes, letters of transmittal or other documents that must be physically delivered to the exchange agent, such documents must be received by the exchange agent at the exchange agent's address set forth below under the caption "—The Exchange Agent" before expiration of the exchange offer. To receive confirmation of valid tender of old notes, a holder should contact the exchange agent at the telephone number listed under the caption "—The Exchange Agent." If old notes, the letter of transmittal or any other required documents are physically delivered to the exchange agent, the method of delivery is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before expiration of the exchange offer. Holders should not send the letter of transmittal or old notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

        The tender by a holder that is not withdrawn before expiration of the exchange offer will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. Only a registered holder of old notes may tender the old notes in the exchange offer. If a holder completing a letter of transmittal tenders less than all of the old notes held by such holder, such tendering holder should fill in the applicable box of the letter of transmittal. The amount of old notes delivered to the exchange agent will be deemed to have been tendered, unless otherwise indicated.

        Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner's behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its old notes, either:

  •
  make appropriate arrangements to register ownership of the old notes in the owner's name; or

  •
  obtain a properly completed bond power from the registered holder of old notes.

        The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

        If the letter of transmittal is signed by the record holder(s) of the old notes tendered, the signature must correspond with the name(s) written on the face of the old note without alteration, enlargement or any change whatsoever. If the letter of transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the old notes.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

  (1)
  by a holder of old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  (2)
  for the account of an "eligible institution."

        An "eligible institution" is a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

        If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by the registered holder, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder, in either case, with the holder's signature guaranteed by an eligible institution.

        If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any old notes or any power of attorney, such persons should so indicate when signing, and you must submit proper evidence satisfactory to us of such person's authority to so act unless we waive this requirement.

        We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

  (1)
  reject any and all tenders of any old note improperly tendered;

  (2)
  refuse to accept any old note if, in our judgment or the judgment of our counsel, acceptance of the old note may be deemed unlawful; and

  (3)
  waive any defects or irregularities or conditions of tender as to any particular old note either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. The waiver of any such defect, irregularity or condition of tender as to any particular old note shall apply to all old notes tendered in connection with the exchange offer.

        Our interpretation of the terms and conditions of tender as to any particular old note either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of old notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of us incur any liability for failure to give such notification.

        By tendering, each holder will represent to us, among other things, that (i) any new notes to be received by such holder will be acquired in the ordinary course of its business, (ii) at the time of the commencement of the exchange offer, such holder has no arrangement or understanding with any person to participate in the distribution of the new notes issued in this exchange offer and (iii) such holder is not an "affiliate," as defined under Rule 405 of the Securities Act, of our Company. A holder that uses the exchange offer to participate in a distribution of the new notes:

  (1)
  may not rely on the applicable interpretations of the staff of the SEC; and

  (2)
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        Each holder will be required to represent to us in a letter of transmittal that it is not engaged in, and does not intend to engage in, the distribution of the new notes. In addition, each broker-dealer who acquired its old notes as a result of market-making activities or other trading activities and thereafter receives new notes issued for its own account in this exchange offer may be an "underwriter" within the meaning of the Securities Act and must represent to us in a letter of transmittal that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes issued in this exchange offer, and a broker-dealer that is not able to make this representation will not be permitted to participate in the exchange offer. The letter of transmittals states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with this exchange offer.

Acceptance of Old Notes for Exchange; Delivery of New Notes

        Upon satisfaction or waiver of all of the conditions to this exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes registered under the Securities Act. For purposes of this exchange offer, we shall be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See "—Conditions to the Exchange Offer" for a discussion of the conditions that must be satisfied before we accept any old notes for exchange.

        For each old note accepted for exchange, the holder will receive a new note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered old note. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the consummation of this exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid on the old notes, from the respective dates such old notes were originally issued. Old notes that we accept for exchange will cease to accrue interest from and after the date of consummation of this exchange offer. Under the exchange and registration rights agreement, we may be required to make additional payments in the form of liquidated damages to the holders of the old notes under circumstances relating to the timing of this exchange offer.

        In all cases, we will issue new notes in this exchange offer for old notes that are accepted for exchange only after the exchange agent timely receives:

  (1)
  certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent's account at DTC;

  (2)
  a properly completed and duly executed letter of transmittal or facsimile thereof, with any required signature guarantees, or an agent's message; and

  (3)
  all other required documents.

        If for any reason set forth in the terms and conditions of this exchange offer we do not accept any tendered old notes, or if a holder submits old notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or non-exchanged notes without cost to the tendering holder. In the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC, such non-exchanged old notes will be credited to an account maintained with DTC promptly after the expiration or termination of this exchange offer.

DTC Book Entry Transfers

        The exchange agent will make a request to establish an account at DTC with respect to old notes for purposes of this exchange offer promptly upon receipt of this prospectus. Any financial institution that is a participant in DTC's systems must make book-entry delivery of old notes by causing DTC to transfer those old notes into the exchange agent's account at DTC in accordance with DTC's electronic ATOP procedures for such transfer. Such participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered old notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent's message confirming that DTC has received an express acknowledgment from such participant that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. Delivery of new notes may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile thereof, with any required signature guarantees, or an agent's message, and any other required documents, must be transmitted to and received by the exchange agent at the address set forth below under "—The Exchange Agent" on or prior to the expiration date or comply with the guaranteed delivery procedures described below.

        A holder who holds old notes through Euroclear or Clearstream must comply with the procedures of Euroclear or Clearstream, as applicable, when tendering its old notes.

Guaranteed Delivery Procedures

        If a registered holder of old notes desires to tender the old notes, and the old notes are not immediately available, or time will not permit the holder's old notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

  •
  the tender is made through an eligible institution;

  •
  prior to the expiration date, the exchange agent received from an eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of the letter of transmittal, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery,

  (1)
  stating the name and address of the holder of old notes and the amount of old notes tendered;

  (2)
  stating that the tender is being made; and

  (3)
  guaranteeing that within three New York Stock Exchange trading days after the expiration date, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  •
  the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Withdrawal Rights

        You may withdraw tenders of your old notes at any time prior to 12:01 a.m., New York City time, on the expiration date.

        For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at the exchange agent's address set forth below under "—The Exchange Agent." Any such notice of withdrawal must:

  (1)
  specify the name of the person having tendered the old notes to be withdrawn;

  (2)
  identify the old notes to be withdrawn, including the principal amount of such old notes; and

  (3)
  where certificates for old notes are transmitted, specify the name in which old notes are registered, if different from that of the withdrawing holder.

        If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices and our determination will be final and binding on all parties. Any tendered old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of this exchange offer. Any old notes tendered for exchange that are not exchanged for any reason will be returned to the holder without cost to such holder. In the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC, such old notes will be credited to an account maintained with DTC for the old notes as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer. Properly withdrawn old notes may be re-tendered by following one of the procedures described under "—How to Tender Old Notes for Exchange" above at any time on or prior to 12:01 a.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

        Notwithstanding any other provision of this exchange offer, we will not be required to accept for exchange, or to issue new notes in this exchange offer for any old notes, and we may terminate or amend this exchange offer, if at any time before the expiration of this exchange offer:

  (1)
  any federal law, statute, rule or regulation shall have been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with this exchange offer;

  (2)
  any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

  (3)
  there shall occur a change in the current interpretation by the staff of the SEC which permits the new notes issued in this exchange offer in exchange for the old notes to be offered for resale, resold and otherwise transferred by such holders, other than broker-dealers and any such holder which is an "affiliate" of our Company within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such new notes acquired in this exchange offer are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such new notes issued in this exchange offer;

  (4)
  there has occurred any general suspension of or general limitation on prices for, or trading in, securities on any national exchange or in the over-the-counter market;

  (5)
  any governmental agency creates limits that adversely affect our ability to complete this exchange offer; or

  (6)
  there shall occur any declaration of war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or the worsening of any such condition that existed at the time that we commence this exchange offer.

        The non-occurrence of each of the preceding events is a condition to this exchange offer. We expressly reserve the right to amend or terminate this exchange offer upon the occurrence of any of these events. The conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to them. We may waive the preceding conditions in whole or in part at any time and from time to time in our sole discretion prior to the expiration of this exchange offer. If we do so, this exchange offer will remain open for at least three (3) business days following any waiver of the preceding conditions and, if we determine that any waiver constitutes a material change to the terms of this exchange offer, this exchange offer will remain open for at least five (5) business days following any such waiver. If we waive any condition as to any particular old note, such waiver will apply to all old notes tendered in the exchange offer. Our failure at any time to exercise the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which we may assert at any time and from time to time, except that all conditions to this exchange offer must be satisfied or waived by us prior to the expiration of this exchange offer. We will give notice in writing or by public announcement of any waiver by us of any condition and any related amendment, termination or extension of this exchange offer. In the case of any extension, such notice in writing or by public announcement will disclose the number of securities tendered as of the date of the notice, as required by Rule 14e-1(d) of the Exchange Act, and will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

The Exchange Agent

        As explained above, Wells Fargo Bank, N.A. has been appointed as our exchange agent. All executed letters of transmittal should be directed to our exchange agent at the address set forth below. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

By registered mail or certified mail:

Wells Fargo Bank, N.A.
Corporate Trust Operations
MAC N9303-121
P.O. Box 1517
Minneapolis, MN 55480-1517

By regular mail or overnight courier:

Wells Fargo Bank, N.A.
Corporate Trust Operations
MAC N9303-121
Sixth Street & Marquette Avenue
Minneapolis, MN 55479

By hand delivery before 4:30 p.m.:

Wells Fargo Bank, N.A.
Northstar East Building
608 Second Avenue South
12th Floor—Corporate Trust Services
Minneapolis, MN 55402

For information, call:
(800) 344-5128

By facsimile transmission:
(for eligible institutions only)
(612) 667-6282

Confirm by telephone:
(612) 667-9764

        Delivery of the letter of transmittal to an address other than as set forth above, or transmission of such letter of transmittal via facsimile other than as set forth above, does not constitute a valid delivery of such letter of transmittal.

Fees and Expenses

        We will bear the expenses of soliciting tenders. We have not retained any dealer or manager in connection with the exchange offer and will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We will however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

        We will pay the cash expenses incurred in connection with the exchange offer. These expenses include registration fees, fees and expenses of the exchange agent and the trustee, accounting and legal fees and printing costs, among others.

Accounting Treatment

        We will not recognize any gain or loss for accounting purposes upon the consummation of this exchange offer. We will amortize the expense of this exchange offer over the term of the new notes in accordance with accounting principles generally accepted in the United States of America ("GAAP").

Transfer Taxes

        You will not be obligated to pay any transfer taxes in connection with the tender of your old notes in this exchange offer. If, however, new notes are to be delivered to, or are to be issued in the name of, any person other than the holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with this exchange offer, then you must pay any such transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to you.

Consequences of Failing to Exchange Old Notes

        Holders who desire to tender their old notes in exchange for new notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor our Company is under any duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange.

        Old notes that are not tendered or are tendered but not accepted will, following the consummation of this exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the old notes and the existing restrictions on transfer set forth in the legend on the old notes and in the offering circular dated September 14, 2010 with respect to the $350 million of the old notes and the offering circular dated October 28, 2010 with respect to the $180 million of the old notes. Except in limited circumstances with respect to specific types of holders of old notes, we will have no further obligation to provide for the registration under the Securities Act of such old notes. In general, old notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the untendered old notes under the Securities Act or under any state securities laws.

        Upon completion of this exchange offer, holders of the old notes will not be entitled to any further registration rights under the exchange and registration rights agreement, except under limited circumstances.

        Holders of the new notes and any old notes which remain outstanding after consummation of this exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

Consequences of Exchanging Old Notes

        Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that the new notes may be offered for resale, resold or otherwise transferred by holders of such notes, other than by any holder which is an "affiliate" of our Company within the meaning of Rule 405 under the Securities Act. The new notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

  (1)
  the new notes are acquired in the ordinary course of such holder's business; and

  (2)
  such holder has no arrangement or understanding with any person to participate in the distribution of the new notes.

        However, the SEC has not considered this exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to this exchange offer as in such other circumstances.

        As a condition to participation in the exchange offer, each holder must furnish a written representation that:

  (1)
  it is not an "affiliate" of ours, as such term is defined in Rule 405 under the Securities Act;

  (2)
  at the time of the commencement of the exchange offer, it has no arrangement or understanding to participate in a distribution of the new notes in violation of the Securities Act; and

  (3)
  it is acquiring the new notes in the ordinary course of its business

        Each holder will be required to represent to us in a letter of transmittal that it is not engaged in, and does not intend to engage in, the distribution of the new notes. In addition, each broker-dealer that receives new notes in this exchange offer for its own account in exchange for old notes that it acquired as a result of market-making or other trading activities may be an "underwriter" within the meaning of the Securities Act and must represent to us in a letter of transmittal that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with this exchange offer.

        In addition, to comply with state securities laws of certain jurisdictions, the new notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the new notes.

        Any holder using the exchange offer to participate in a distribution of the new notes (i) may not rely on applicable interpretations of the staff of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

USE OF PROCEEDS

        We will not receive any proceeds from the issuance of the new notes. The new notes will be exchanged for old notes in like principal amount, and the exchanged old notes will be canceled. As a result, the issuance of new notes in exchange for old notes as contemplated in this prospectus will not result in any change in our indebtedness.

        We used the proceeds from the offering of the old notes to redeem a portion of our euro-denominated 6 7/8% senior subordinated notes due 2013 (€132 million (approximately $177 million)) and our 7 7/8% senior subordinated notes due 2014 ($347 million).

 RATIO OF EARNINGS TO FIXED CHARGES

        The following table shows our consolidated ratio of earnings to fixed charges for the periods indicated (dollars in millions):

	Year Ended December 31,
	2010	2009	2008	2007	2006
Fixed Charges:
Interest expensed and capitalized (includes amortization of deferred financing costs)	$249	$243	$279	$303	$370
Interest portion of rent expense	28	27	30	32	28

Total fixed charges	$277	$270	$309	$335	$398

Earnings:
Pretax income (loss) from continuing operations less equity income	160	(243)	(75)	259	268
Fixed charges	277	270	309	335	398
Amortization of capitalized interest	3	3	2	1	1
Less:
Interest capitalized	(1)	(3)	(17)	(17)	(16)

Total earnings plus fixed charges	$439	$27	$219	$578	$651

Ratio of earnings to fixed charges	1.6	—	—	1.7	1.6

Deficiency of earnings to fixed charges	$—	$243	$90	$—	$—

 CAPITALIZATION

        The following table sets forth our capitalization as of December 31, 2010.

        The information presented below should be read in conjunction with our consolidated financial statements, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Selected Historical Financial Data" included in this prospectus and, in each case, any related notes thereto. We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes as contemplated in this prospectus, we will receive in exchange old notes in like principal amount, which will be cancelled and as such will not result in any increase in our capitalization.

As of December 31, 2010
(in millions)
Long-term debt (including current portion):
Senior credit facilities:
Term loans(a)	$1,688
Amounts outstanding under A/R Programs	238
Senior notes(b)	452
Subordinated notes	1,279
Other	489

Total debt—excluding debt to affiliates	$4,146
Notes payable to affiliates(c)	539

Total debt	$4,685

Members' equity	1,088

Total capitalization	$5,773

(a)
Term loans include a $1,302 million term loan B ("Term Loan B") and a $427 million term loan C ("Term Loan C") presented at its carrying value of $386 million.

(b)
The $600 million aggregate principal amount of senior notes presented are presented at their carrying value of $452 million.

(c)
Includes a note payable to our parent in the amount of $535 million as of December 31, 2010. The intercompany note is unsecured, and $100 million is classified as current as of December 31, 2010.

 SELECTED FINANCIAL AND OPERATING DATA

        The selected historical financial data set forth below presents our historical financial data as of and for the dates and periods indicated. The selected financial data as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008 has been derived from the consolidated financial statements included in this prospectus. The selected financial data as of December 31, 2008, 2007 and 2006 and for the years ended December 31, 2007 and 2006 has been derived from our consolidated financial statements not included in this prospectus. You should read the selected financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our consolidated financial statements and accompanying notes.

(in millions)

	Year ended December 31,
	2010	2009	2008	2007	2006
Statements of Operations Data:
Revenues	$9,250	$7,665	$10,056	$9,496	$8,536
Gross profit	1,478	1,095	1,297	1,551	1,431
Restructuring, impairment and plant closing costs	29	88	31	29	8
Operating income	443	41	215	569	672
Income (loss) from continuing operations	144	(399)	(59)	232	272
Income (loss) from discontinued operations, net of tax(a)	42	(19)	84	(246)	(122)
Extraordinary (loss) gain on the acquisition of a business, net of tax of nil(b)	(1)	6	14	(7)	56
Net income (loss)	185	(412)	39	(21)	237
Net income (loss) attributable to Huntsman International LLC	180	(410)	38	(12)	234
Other Data:
Depreciation and amortization	$382	$420	$374	$391	$439
Capital expenditures	236	189	418	665	550
Balance Sheet Data (at period end):
Total assets	$8,307	$7,693	$7,424	$8,095	$8,196
Total debt	4,685	4,531	4,076	3,574	3,649
Total liabilities	7,219	6,846	6,505	6,179	6,633

(a)
Income (loss) from discontinued operations represents the operating results, fire insurance settlement gains and loss on disposal of our former Australian styrenics business, our former U.S. base chemicals business, our former North American polymers business, our former European base chemicals and polymers business and our former TDI business. The Australian styrenics business was shut down in the first quarter of 2010. The U.S. base chemicals business was sold on November 5, 2007, the North American polymers business was sold on August 1, 2007, the European base chemicals and polymers business was sold on December 29, 2006 and the TDI business was sold on July 6, 2005. See "Note 27. Discontinued Operations" and "Note 25. Casualty Losses and Insurance Recoveries" to our consolidated financial statements.

(b)
The extraordinary gain (loss) on the acquisition of a business relates to the June 30, 2006 acquisition of our textile effects business. See "Note 3. Business Combinations—Textile Effects Acquisition" to our consolidated financial statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with the historical financial statements and other financial information appearing elsewhere in this prospectus, including "Prospectus Summary—Summary Historical Financial Data," "Capitalization" and "Selected Financial and Operating Data." The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in "Risk Factors." All references to years relate to the calendar year ended December 31 of the particular year.

OVERVIEW

        We are a global manufacturer of differentiated organic chemical products and of inorganic chemical products. Our products comprise a broad range of chemicals and formulations, which we market globally to a diversified group of consumer and industrial customers. Our products are used in a wide range of applications, including those in the adhesives, aerospace, automotive, construction products, durable and non-durable consumer products, electronics, medical, packaging, paints and coatings, power generation, refining, synthetic fiber, textile chemicals and dye industries. We are a leading global producer in many of our key product lines, including MDI, amines, surfactants, epoxy-based polymer formulations, textile chemicals, dyes, maleic anhydride and titanium dioxide. Our administrative, research and development and manufacturing operations are primarily conducted at the facilities listed in "—Business—Properties" below, which are located in 30 countries. We employed approximately 12,000 associates worldwide at December 31, 2010.

        We operate in five segments: Polyurethanes, Performance Products, Advanced Materials, Textile Effects and Pigments. Our Polyurethanes, Performance Products, Advanced Materials and Textile Effects segments produce differentiated organic chemical products and our Pigments segment produces inorganic chemical products. In a series of transactions beginning in 2006, we have sold or shutdown substantially all of our former Australian styrenics, Polymers and Base Chemicals operations. We report the results from our former Australian styrenics, Polymers and Base Chemicals businesses as discontinued operations. See "Note 27. Discontinued Operations" to our consolidated financial statements.

        Growth in our Polyurethanes, Advanced Materials and Textile Effects segments has been driven by the continued substitution of our products for other materials across a broad range of applications, as well as by the level of global economic activity. Historically, demand for many of these products has grown at rates in excess of GDP growth. In Polyurethanes, this growth, driven largely by Asia, has in recent years resulted in improved demand and higher industry capacity utilization rates for many of our key products, including MDI.

        In our Performance Products segment, demand for our performance specialties has generally continued to grow at rates in excess of GDP as overall demand is significantly influenced by new product and application development. Demand for most of our performance intermediates has grown in line with GDP growth. Over time, demand for maleic anhydride has generally grown at rates that slightly exceed GDP growth. However, given its dependence on the UPR market, which is influenced by construction end markets, maleic anhydride demand can be cyclical.

        Historically, demand for titanium dioxide pigments has grown at rates approximately equal to global GDP growth. Pigment prices have historically reflected industry-wide operating rates but have typically lagged behind movements in these rates by up to twelve months due to the effects of product stocking and destocking by customers and producers, contract arrangements and seasonality. The industry experiences some seasonality in its sales because sales of paints, the largest end use for titanium dioxide, generally peak during the spring and summer months in the northern hemisphere. This results in greater sales volumes in the second and third quarters of the year.

        In January 2010, we idled our PO/MTBE production facility at Port Neches, Texas for turnaround and inspection. This planned shutdown concluded on March 17, 2010. The financial impact on our first quarter results was estimated to be approximately $40 million, including unabsorbed fixed costs.

        For further information regarding sales price and demand trends, see the tables captioned "Period-Over-Period Increase (Decrease)" 2010 vs. 2009 and the fourth quarter 2010 vs. third quarter 2010 in "Results of Operations—Segment Analysis—Year Ended December 31, 2010 Compared to Year Ended December 31, 2009" below.

OUTLOOK

        We believe that global demand for most of our products is recovering and underlying trends within our businesses are also encouraging. Average selling prices increased sequentially on an annual and quarterly basis within our largest businesses and our capacity utilization rates are improving on a seasonally adjusted basis. Early indicators for 2011 give us a high degree of optimism that we will continue to see improving markets globally. Nevertheless, we recognize that there are significant continuing economic risks that could materially impact our earnings performance. While we anticipate that our raw material and energy costs will remain at elevated levels in response to increased demand, we expect our margins will continue to strengthen over the next few years.

        Our management believes that our strategic and financial approach to the operation of our business—focusing on growth in Asia and other emerging markets and debt reduction—will provide us a foundation for long-term earnings growth. Given current improving global economic trends, it appears reasonable that we could achieve Adjusted EBITDA of $1,325 million within the next two to three years.

RECENT DEVELOPMENTS

        For a discussion of recent developments, see "Business—Recent Developments" below.

RESULTS OF OPERATIONS

				Percent Change
	Year ended December 31,
				2010 vs 2009	2009 vs 2008
	2010	2009	2008
Revenues	$9,250	$7,665	$10,056	21%	(24)%
Cost of goods sold	7,772	6,570	8,759	18%	(25)%

Gross profit	1,478	1,095	1,297	35%	(16)%
Operating expenses	1,006	966	1,051	4%	(8)%
Restructuring, impairment and plant closing costs	29	88	31	(67)%	184%

Operating income	443	41	215	980%	(81)%
Interest expense, net	(248)	(240)	(263)	3%	(9)%
Loss on accounts receivable securitization program	—	(23)	(27)	NM	(15)%
Equity in income of investment in unconsolidated affiliates	24	3	14	700%	(79)%
Loss on early extinguishment of debt	(37)	(21)	(1)	76%	NM
Other income	2	—	1	NM	NM

Income (loss) from continuing operations before income taxes	184	(240)	(61)	NM	293%
Income tax expense (benefit)	40	159	(2)	(75)%	NM

Income (loss) from continuing operations	144	(399)	(59)	NM	576%
Income (loss) from discontinued operations (including gain on disposal of $1 in 2009, $11 in 2008), net of tax	42	(19)	84	NM	NM
Extraordinary (loss) gain on the acquisition of a business, net of tax of nil	(1)	6	14	NM	(57)%

Net income (loss)	185	(412)	39	NM	NM
Net (income) loss attributable to noncontrolling interests	(5)	2	(1)	NM	NM

Net income (loss) attributable to Huntsman International LLC	180	(410)	38	NM	NM
Interest expense, net	248	240	263	3%	(9)%
Interest expense of discontinued operations, net	—	—	1	NM	NM
Income tax expense (benefit) from continuing operations	40	159	(2)	(75)%	NM
Income tax expense (benefit) from discontinued operations	10	(80)	69	NM	NM
Depreciation and amortization	382	420	374	(9)%	12%

EBITDA(1)	$860	$329	$743	161%	(56)%

Net cash (used in) provided by operating activities	(46)	420	39	NM	977%
Net cash used in investing activities	(238)	(212)	(314)	12%	(32)%
Net cash (used in) provided by financing activities	(78)	619	213	NM	191%
Other non-GAAP measures:
Adjusted EBITDA(1)	$882	$535	$662	65%	(19)%
Adjusted net income(2)	212	(301)	(25)	NM	NM
Capital expenditures, net of reimbursements(3)	202	189	418	7%	55%

NM—Not meaningful

(1)
EBITDA is defined as net income (loss) attributable to Huntsman International LLC before interest, income taxes, depreciation and amortization. We believe that EBITDA enhances an investor's understanding of our financial performance. However, EBITDA should not be considered in isolation or viewed as a substitute for net income attributable to Huntsman International LLC or other measures of performance as defined by GAAP. Moreover, EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies due to potential inconsistencies in the method of calculation. Our management uses EBITDA to assess financial performance by reviewing EBITDA as a general indicator of economic performance compared with prior periods. Because EBITDA excludes interest, income taxes, depreciation and amortization, EBITDA provides an indicator of general economic performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, or levels of depreciation and amortization. Accordingly, our management believes this type of measurement is useful for comparing general operating performance from period to period and making certain related management decisions. EBITDA is also used by securities analysts, lenders and others in their evaluation of different companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be highly dependent on a company's capital structure, debt levels and credit ratings. Therefore, the impact of interest expense on earnings can vary significantly among companies. In addition, the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the various jurisdictions in which they operate. As a result, effective tax rates and tax expense can vary considerably among companies. Finally, companies employ productive assets of different ages and utilize different methods of acquiring and depreciating such assets. This can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies. Nevertheless, our management recognizes that there are material limitations associated with the use of EBITDA in the evaluation of our Company as compared to net income attributable to Huntsman International LLC, which reflects overall financial performance, including the effects of interest, income taxes, depreciation and amortization. EBITDA excludes interest expense. Because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate revenue. Therefore, any measure that excludes interest expense has material limitations. EBITDA also excludes taxes. Because the payment of taxes is a necessary element of our operations, any measure that excludes tax expense has material limitations. Finally, EBITDA excludes depreciation and amortization expense. Because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue. Therefore, any measure that excludes depreciation and amortization expense has material limitations. Our management compensates for the limitations of using EBITDA by using it to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business rather than GAAP results alone. Our management also uses other metrics to evaluate capital structure, tax planning and capital investment decisions. For example, our management uses credit ratings and net debt ratios to evaluate capital structure, effective tax rate by jurisdiction to evaluate tax planning, and payback period and internal rate of return to evaluate capital investments. Our management also uses trade working capital to evaluate its investment in accounts receivable and inventory, net of accounts payable.

Adjusted EBITDA is computed by eliminating the following from EBITDA: unallocated foreign exchange gains or losses; loss or gain on early extinguishment of debt; legal settlements; loss on accounts receivable securitization programs (for periods prior to January 1, 2010); EBITDA from discontinued operations; acquisition costs; gain on sale of a business; extraordinary loss (gain) on the acquisition of a business; and restructuring, impairment and plant closing costs. Adjusted EBITDA is presented solely as a supplemental disclosure to EBITDA and reported GAAP measures because we believe that it is indicative of our operating performance and is frequently used as a valuation measure of chemical companies. Our management also uses Adjusted EBITDA to evaluate the core operating performance of our segments and business.

  In addition to the limitations of EBITDA noted above, Adjusted EBITDA excludes items that may be recurring in nature and should not be disregarded in the evaluation of performance. However, we believe it is useful to exclude such items to provide a supplemental analysis of current results and trends compared to other periods for the following reasons: certain excluded items can vary significantly depending on specific underlying transactions or events, and the variability of such items may not relate specifically to current operating results or trends; and certain excluded items, while potentially recurring in future periods, may not be indicative of future results.

  Adjusted EBITDA should not be construed as an alternative to net income attributable to Huntsman International LLC as an indicator of performance, or as any other measure determined in accordance with GAAP.

  We believe that net income (loss) attributable to Huntsman International LLC is the performance measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA and Adjusted EBITDA. The following table reconciles net income (loss) attributable to Huntsman International LLC to EBITDA and Adjusted EBITDA (dollars in millions):

	Year ended December 31,
	2010	2009	2008
Net income (loss) attributable to Huntsman International LLC	$180	$(410)	$38
Interest expense, net	248	240	263
Interest expense of discontinued operations, net	—	—	1
Income tax expense (benefit) from continuing operations	40	159	(2)
Income tax (benefit) expense from discontinued operations	10	(80)	69
Depreciation and amortization	382	420	374

EBITDA	860	329	743
Foreign exchange (gains) losses—unallocated	(3)	(16)	31
Loss on early extinguishment of debt	37	21	1
Legal settlements	8	—	—
Loss on accounts receivable securitization program	—	23	27
Amounts included in discontinued operations	(53)	97	(156)
Acquisition expenses	3	—	—
Gain on sale of business/assets	—	(1)	(1)
Extraordinary loss (gain) on the acquisition of a business	1	(6)	(14)
Restructuring, impairment and plant closing costs (credits):
Polyurethanes	—	2	—
Performance Products	3	—	1
Advanced Materials	(2)	13	1
Textile Effects	15	6	24
Pigments	8	53	4
Corporate and other	5	14	1

Total restructuring, impairment and plant closing costs	29	88	31

Adjusted EBITDA	$882	$535	$662

(2)
Adjusted net income (loss) is computed by eliminating the after-tax amounts related to the following from net income attributable to Huntsman International LLC: unallocated foreign exchange gains or losses; loss or gain on early extinguishment of debt; legal settlements; loss on accounts receivable securitization programs (for periods prior to January 1, 2010); income (loss) from discontinued operations; acquisition costs; gain on sale of a business; extraordinary loss (gain) on the acquisition of a business; and restructuring, impairment and plant closing costs. The income tax impacts of each aforementioned item was calculated using the statutory rates in the applicable taxing jurisdiction and considering valuation allowances on deferred tax assets in each jurisdiction.

  Adjusted net income (loss) is presented solely as supplemental disclosures to net income attributable to Huntsman International LLC because we believe that these measures are indicative of our operating performance. Adjusted net income (loss) excludes items that may be recurring in nature and should not be disregarded in the evaluation of performance. However, we believe it is useful to exclude such items to provide a supplemental analysis of current results and trends compared to other periods for the following reasons: certain excluded items can vary significantly depending on specific underlying transactions or events, and the variability of such items may not relate specifically to current operating results or trends; and certain excluded items, while potentially recurring in future periods, may not be indicative of future results.

  Adjusted net income (loss) should not be construed as an alternative to net income (loss) attributable to Huntsman International LLC as an indicator of performance, or as any other measure determined in accordance with GAAP.

  We believe that net income (loss) attributable to Huntsman International LLC is the performance measure calculated and presented in accordance with GAAP that is most directly comparable to adjusted net income (loss). The following table reconciles net income (loss) attributable to Huntsman International LLC to adjusted net income (loss) (dollars in millions):

	Year ended December 31,
	2010	2009	2008
Net income (loss) attributable to Huntsman International LLC	$180	$(410)	$38
Foreign exchange (gains) losses—unallocated, net of tax of $3, $11 and $(22) in 2010, 2009 and 2008, respectively	—	(5)	9
Loss on early extinguishment of debt, net of tax of $(14), $(8) and $(1) in 2010, 2009 and 2008, respectively	23	13	—
Legal settlements, net of tax of $(3), nil and nil in 2010, 2009 and 2008, respectively	5	—	—
Discount amortization on settlement financing, net of tax of $(10), $(5) and nil in 2010, 2009 and 2008, respectively	16	9	—
Discontinued operations, net of tax of $10, $(80) and $69 in 2010, 2009 and 2008, respectively	(42)	19	(84)
Acquisition expenses, net of tax of $(1), nil and nil in 2010, 2009 and 2008, respectively	2	1	—
Gain on sale of business/assets, net of tax of nil in 2010, 2009 and 2008, respectively	—	(1)	(1)
Extraordinary loss (gain) on the acquisition of a business, net of tax of nil for 2010, 2009 and 2008, each	1	(6)	(14)
Restructuring, impairment and plant closing costs (credits), net of tax of $(2), $(9) and $(4) in 2010, 2009 and 2008, respectively	27	79	27

Adjusted net income (loss)	$212	$(301)	$(25)

(3)
Capital expenditures, net of reimbursements represent cash paid for capital expenditures less reimbursements of capital expenditures from insurance settlements, other legal settlements and contributions from noncontrolling shareholders in consolidated entities. During 2010, 2009 and 2008, capital expenditures of $236 million, $189 million and $418 million, respectively, were reimbursed in part by $34 million, nil and nil, respectively, from insurance settlement proceeds. During 2010, we received $110 million from the settlement of our insurance claims related to the 2006 fire at our Port Arthur Texas plant, $34 million of which was considered as a reimbursement of capital expenditures.

Year Ended December 31, 2010 Compared with Year Ended December 31, 2009

        For 2010, net income attributable to Huntsman International LLC was $180 million on revenues of $9,250 million, compared with net loss attributable to Huntsman International LLC of $410 million on revenues of $7,665 million for 2009. The increase of $590 million in net income attributable to Huntsman International LLC was the result of the following items:

  •
  Revenues for 2010 increased by $1,585 million, or 21%, as compared with 2009 due principally to higher average selling prices and higher sales volumes in all our segments. See "—Segment Analysis" below.

  •
  Our gross profit for 2010 increased by $383 million, or 35%, as compared with 2009, resulting from higher gross margins in all of our segments except Polyurethanes. See "—Segment Analysis" below.

  •
  Our operating expenses for 2010 increased by $40 million, or 4%, as compared with 2009 due primarily to a $14 million increase in foreign currency transaction losses, $8 million of expenses related to legal settlements, $6 million of additional research and development expenditures, and higher selling, general and administrative expenses.

  •
  Restructuring, impairment and plant closing costs for 2010 decreased to $29 million from $88 million in 2009. For more information concerning restructuring activities, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our consolidated financial statements.

  •
  Our net interest expense for 2010 increased by $8 million, or 3%, as compared with 2009, resulting primarily from higher interest expense associated with our A/R Programs, offset by a $12 million reduction in interest expense recognized in 2010 related to the ineffective portion of a cross currency swap. For more information concerning the cross currency swap, see "Note 15. Derivative Instruments and Hedging Activities—Foreign Exchange Rate Risk" to our consolidated financial statements. Upon the adoption of new accounting guidance in 2010, transfers of our accounts receivable under our A/R Programs no longer met the criteria for derecognition. Accordingly, the amounts outstanding under our A/R Programs are accounted for as secured borrowings beginning January 1, 2010. For more information, see "Note 14. Debt" to our consolidated financial statements.

  •
  Equity income of investment in unconsolidated affiliates for 2010 increased to $24 million from $3 million in 2009. During 2010, we recorded a non-recurring $18 million credit to equity income of investment in unconsolidated affiliates to appropriately reflect our investment in the Sasol-Huntsman GmbH and Co. KG joint venture. For more information, see "Note 6. Investment in Unconsolidated Affiliates" to our consolidated financial statements.

  •
  For 2010, we recorded a loss on early extinguishment of debt of $37 million. For 2009, we recorded a loss on early extinguishment of debt of $21 million. For more information see "Note 14. Debt—Redemption of Notes and Loss on Early Extinguishment of Debt" to our consolidated financial statements.

  •
  Our income tax expense decreased by $119 million to an expense of $40 million for 2010 as compared with an expense of $159 million for 2009. Our tax obligations are affected by the mix of income and losses in the tax jurisdictions in which we operate. Other than pre-tax earnings, our income tax expense for 2010 as compared to 2009 was primarily impacted by the following: 2010 tax benefits associated with the release of valuation allowances of $20 million as compared to the 2009 establishment of valuation allowances of $159 million; and 2010 tax benefits of $4 million compared to the 2009 tax benefit of $39 million related to recognizing a tax benefit for operating losses in certain jurisdictions with valuation allowances and current other comprehensive income. For further information concerning taxes, see "Note 19. Income Taxes" to our consolidated financial statements.

  •
  Income from discontinued operations, net of tax, for 2010 was $42 million as compared to a loss of $19 million in 2009. This increase resulted principally from a $110 million pretax gain from the final settlement of our insurance claims related to the 2006 fire at our former Port Arthur, Texas plant and a pretax gain of $7 million from the settlement of insurance claims related to the 2005 gulf coast storms, offset in part by related income taxes, legal and other costs and by a $19 million loss from the recognition of cumulative currency translation losses upon the substantial liquidation of our former Australian styrenics business. See "Note 25. Casualty Losses and Insurance Recoveries" to our consolidated financial statements.

  •
  During 2010, we recorded an extraordinary loss on the acquisition of a business, net of tax, of $1 million resulting from the settlement of contingent purchase price consideration related to our 2006 acquisition of Ciba's textile effects business (the "Textile Effects Acquisition"), offset in part by the reimbursement by Ciba of certain costs pursuant to the acquisition agreements. During 2009, we recorded an extraordinary gain on the acquisition of a business, net of tax, of $6 million related principally to the reversal of accruals for certain employee termination costs recorded in connection with the Textile Effects Acquisition that were no longer deemed necessary and a reimbursement by Ciba of certain costs pursuant to the acquisition agreements. For more information, see "Note 3. Business Combinations" to our consolidated financial statements.

Segment Analysis

        During the first quarter of 2010, we began reporting our LIFO inventory valuation reserves as part of Corporate and other; these reserves were previously reported in our Performance Products segment. During the fourth quarter of 2010, we began reporting the (income) loss attributable to noncontrolling interests in the reporting segment to which the subsidiary relates. Previously, (income) loss attributable to noncontrolling interests was reported in our Corporate and other segment. All relevant information for prior periods has been reclassified to reflect these changes.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

        The following table sets forth the revenues and EBITDA for each of our operating segments (dollars in millions):

	Year ended December 31,
			Percent Change
	2010	2009
Revenues
Polyurethanes	$3,605	$3,005	20%
Performance Products	2,659	2,090	27%
Advanced Materials	1,244	1,059	17%
Textile Effects	787	691	14%
Pigments	1,213	960	26%
Eliminations	(258)	(140)	84%

Total	$9,250	$7,665	21%

Segment EBITDA
Polyurethanes	$319	$388	(18)%
Performance Products	363	246	48%
Advanced Materials	143	59	142%
Textile Effects	1	(64)	NM
Pigments	205	(25)	NM
Corporate and other	(224)	(178)	26%

Subtotal	807	426	89%
Discontinued Operations	53	(97)	NM

Total	$860	$329	161%

	Year ended December 31, 2010 vs. 2009
	Average Selling Price(1)
	Local Currency	Foreign Currency Translation Impact	Sales Volumes(1)
Period-Over-Period Increase (Decrease)
Polyurethanes	13%	(1)%	4%
Performance Products	8%	—	21%
Advanced Materials	8%	(1)%	11%
Textile Effects	6%	1%	6%
Pigments	11%	(2)%	17%
Total Company	9%	(1)%	12%

	Fourth Quarter 2010 vs. Third Quarter 2010
	Average Selling Price(1)
	Local Currency	Foreign Currency Translation Impact	Sales Volumes(1)
Period-Over-Period Increase (Decrease)
Polyurethanes	9%	2%	(11)%
Performance Products	—	2%	—
Advanced Materials	—	3%	(5)%
Textile Effects	(2)%	2%	(1)%
Pigments	5%	3%	(7)%
Total Company	5%	2%	(6)%

(1)
Excludes revenues and sales volumes from tolling arrangements and byproducts.

NM—Not Meaningful

Polyurethanes

        The increase in revenues in our Polyurethanes segment for 2010 as compared to 2009 was primarily due to higher average selling prices for MDI products and MTBE and higher MDI product sales volumes. Average selling prices for MDI products and MTBE increased primarily in response to higher raw material costs. MDI products sales volumes were higher as demand in all major markets continued to recover from the worldwide economic downturn. PO/MTBE sales volumes decreased due to the planned 60 day maintenance outage at our Port Neches, Texas PO/MTBE facility in the first quarter of 2010. The decrease in segment EBITDA was primarily due to the estimated $40 million impact of the planned maintenance outage at our Port Neches, Texas facility and lower MTBE margins, offset in part by improvement in MDI sales volumes and margins.

Performance Products

        For 2010, our Performance Products segment revenues increased due to higher sales volumes and higher average selling prices when compared to 2009. Sales volumes increased primarily due to higher demand across almost all product groups and as a result of additional sales of a portion of our ethylene glycol production previously produced under tolling arrangements. Average selling prices increased across almost all product groups principally in response to continued strong market demand and higher raw material costs, partially offset by the strength of the U.S. dollar against major European currencies. The increase in segment EBITDA was primarily due to higher sales volumes and higher margins, partially offset by higher plant expenses and the impact of shut downs during the first quarter of 2010 at our Port Neches, Texas ethylene and ethylene oxide units which resulted in higher costs of approximately $11 million. In addition, during 2010, we recorded a non-recurring $18 million credit to equity income of investment in unconsolidated affiliates to appropriately reflect our investment in the Sasol-Huntsman joint venture.

Advanced Materials

        The increase in revenues in our Advanced Materials segment for 2010 compared to 2009 was due to higher sales volumes and higher average selling prices. Sales volumes increased in all markets primarily due to the worldwide economic recovery. Average selling prices increased in our base resins business primarily in response to higher raw material costs, offset in part by lower average selling prices in our specialty components and formulations markets, primarily as a result of changes in our product mix and competitive market pressures. The increase in segment EBITDA was primarily due to higher sales volumes and margins and lower restructuring, impairment and plant closing costs, partially offset by higher manufacturing costs. During 2010 and 2009, our Advanced Materials segment recorded restructuring, impairment and plant closing (credits) charges of $(2) million and $13 million, respectively. For more information concerning restructuring activities, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our consolidated financial statements.

Textile Effects

        The increase in revenues in our Textile Effects segment for 2010 compared to 2009 was due to higher average selling prices and higher sales volumes. Average selling prices increased primarily due to favorable changes in product mix. Sales volumes increased across all business lines due to the economic recovery in all regions of the world. The increase in segment EBITDA was primarily due to higher sales volumes and higher contribution margins, partially offset by higher restructuring, impairment and plant closing costs. During 2010 and 2009, our Textile Effects segment recorded restructuring, impairment and plant closing charges of $15 million and $6 million, respectively. For more information concerning restructuring activities, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our consolidated financial statements.

Pigments

        The increase in revenues in our Pigments segment for 2010 compared to 2009 was due to higher average selling prices and higher sales volumes. Average selling prices increased primarily as a result of higher selling prices in all regions of the world. Sales volumes increased primarily due to demand recovery in all regions of the world as a result of the worldwide economic recovery. The increase in segment EBITDA was primarily due to higher sales volumes, higher contribution margins and lower restructuring, impairment and plant closing costs. During 2010 and 2009, our Pigments segment recorded restructuring, impairment and plant closing charges of $8 million and $53 million, respectively. For more information concerning restructuring activities, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our consolidated financial statements.

Corporate and other

        Corporate and other includes unallocated corporate overhead, unallocated foreign exchange gains and losses, LIFO inventory valuation reserve adjustments, loss on early extinguishment of debt, unallocated restructuring, impairment and plant closing costs, extraordinary gain (loss) on the acquisition of a business, loss on accounts receivable securitization program (for periods prior to 2010) and non-operating income and expense. For 2010, EBITDA from Corporate and other items decreased by $46 million to a loss of $224 million from a loss of $178 million for 2009. The decrease in EBITDA from Corporate and other for 2010 resulted primarily from an increase of LIFO inventory valuation expense of $32 million ($18 million of expense in 2010 compared to $14 million of income in 2009), a $13 million decrease in unallocated foreign exchange gains ($3 million in gains in 2010 compared to $16 million in gains in 2009), an increase in loss on early extinguishment of debt of $16 million ($37 million of losses in 2010 compared to $21 million of losses in 2009), and an increase in legal settlements of $8 million. For more information regarding the loss on early extinguishment of debt, see "Note 14. Debt—Redemption of Notes and Loss on Early Extinguishment of Debt" to our consolidated financial statements. The decrease to EBITDA was partially offset by a $23 million reduction in loss on accounts receivable securitization program. Upon the adoption of new accounting guidance in 2010, transfers of accounts receivable under our A/R Programs no longer met the criteria for derecognition. Accordingly, the amounts outstanding under our A/R Programs are accounted for as secured borrowings beginning January 1, 2010. For more information, see "Note 16. Off-Balance Sheet Securitization of Accounts Receivable" to our consolidated financial statements.

Discontinued Operations

        The operating results of our former polymers, base chemicals and Australian styrenics businesses are classified as discontinued operations, and, accordingly, the revenues of these businesses are excluded from revenues for all periods presented. The results of these former businesses are included in discontinued operations for all periods presented.

        Income from discontinued operations, net of tax, for 2010 was $42 million as compared to a loss of $19 million in 2009. The increase in income from discontinued operations resulted principally from a $110 million pretax gain recognized in the second quarter of 2010 in connection with the final settlement of our insurance claims related to the 2006 fire at our former Port Arthur, Texas plant and a pretax gain of $7 million from the settlement of insurance claims related to the 2005 gulf coast storms, offset in part by related income taxes, legal and other costs and by a $19 million loss from the recognition of cumulative currency translation losses upon the substantial liquidation of our former Australian styrenics business. See "Note 25. Casualty Losses and Insurance Recoveries" to our consolidated financial statements.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

        For the year ended December 31, 2009, the net loss attributable to Huntsman International LLC was $410 million on revenues of $7,665 million compared with net income attributable to Huntsman International LLC of $38 million on revenues of $10,056 million for 2008. The increase of $448 million in net loss attributable to Huntsman International LLC was the result of the following:

  •
  Revenues for 2009 decreased by $2,391 million, or 24%, as compared with 2008 due principally to lower average selling prices and sales volumes in all of our segments. See "—Segment Analysis" below.

  •
  Our gross profit for 2009 decreased by $202 million, or 16%, as compared with 2008. Lower gross profit in our Advanced Materials, Textile Effects, Performance Products and Pigments segments was offset somewhat by higher gross profit in our Polyurethanes segment. See "—Segment Analysis" below.

  •
  Our operating expenses for 2009 decreased by $85 million, or 8%, as compared with 2008. Operating expenses decreased by $45 million due to the impact of translating foreign currency amounts to the U.S. dollar as the U.S. dollar strengthened versus other relevant currencies. Also contributing to lower operating expenses was a $25 million increase in foreign exchange gains ($13 million of gains in 2009 as compared with $12 million of losses in 2008) and cost reduction efforts in response to the worldwide economic slowdown.

  •
  Restructuring, impairment and plant closing costs for 2009 increased to $88 million from $31 million in 2008.

  •
  Our net interest expense for 2009 decreased by $23 million, or 9%, as compared with 2008. This decrease was primarily due to lower average interest rates.

  •
  During the year ended December 31, 2009, we recorded a loss on early extinguishment of debt of $21 million related primarily to the July 23, 2009 redemption of our 11.625% senior secured notes due October 2010, and the August 3, 2009 redemption of our 11.5% senior notes due July 2012.

  •
  Our income tax expense increased by $161 million to an expense of $159 million for 2009 as compared with a benefit of $2 million for 2008. Our tax obligations are affected by the mix of income and losses in the tax jurisdictions in which we operate. Our tax expense increased largely due to the establishment of valuation allowances of $159 million, primarily in the U.K., partially offset by a tax benefit of $39 million related to recognizing a tax benefit for operating losses in certain jurisdictions with valuation allowances and current other comprehensive income.

  •
  During the year ended December 31, 2009, we recorded an after tax loss from discontinued operations of $19 million related primarily to the operations of our former Australian styrenics business, legal costs incurred in connection with the arbitration of the fire insurance claim on our former Port Arthur, Texas olefins manufacturing plant and the settlement of product exchange liabilities. During the year ended December 31, 2008, we recorded after tax income from discontinued operations of $84 million related principally to a $175 million gain on partial fire insurance settlement, offset in part by the operations of our former Australian styrenics business and sales and use tax settlements and post-closing adjustments associated with our former base chemicals and polymers businesses.

  •
  During the years ended December 31, 2009 and 2008, we recorded an extraordinary gain on the acquisition of a business, net of tax, of $6 million and $14 million, respectively, related primarily to the reversal of accruals for certain employee termination costs recorded in connection with the Textile Effects Acquisition that were no longer deemed necessary and a reimbursement by Ciba of certain costs pursuant to the acquisition agreements.

Segment Analysis

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

        The following table sets forth the revenues and EBITDA for each of our operating segments (dollars in millions):

	Year ended December 31,
			Percent Change
	2009	2008
Revenues
Polyurethanes	$3,005	$4,055	(26)%
Performance Products	2,090	2,703	(23)%
Advanced Materials	1,059	1,492	(29)%
Textile Effects	691	903	(23)%
Pigments	960	1,072	(10)%
Eliminations	(140)	(169)	(17)%

Total	$7,665	$10,056	(24)%

Segment EBITDA
Polyurethanes	$388	$381	2%
Performance Products	246	274	(10)%
Advanced Materials	59	149	(60)%
Textile Effects	(64)	(33)	94%
Pigments	(25)	17	NM
Corporate and other	(178)	(201)	(11)%

Subtotal	426	587	(27)%
Discontinued Operations	(97)	156	NM

Total	$329	$743	(56)%

	Year ended December 31, 2009 vs. 2008
	Average Selling Price(1)
	Local Currency	Foreign Currency Translation Impact	Sales Volumes(1)
Period-Over-Period Increase (Decrease)
Polyurethanes	(20)%	(2)%	(5)%
Performance Products	(19)%	(2)%	(3)%
Advanced Materials	(3)%	(3)%	(25)%
Textile Effects	—	(5)%	(20)%
Pigments	—	(5)%	(6)%
Total Company	(16)%	(3)%	(5)%

(1)
Excludes revenues and sales volumes from tolling arrangements and byproducts.

NM—Not Meaningful

Polyurethanes

        The decrease in revenues in our Polyurethanes segment for 2009 as compared to 2008 was primarily due to overall lower average selling prices and lower MDI sales volumes. Average MDI selling prices decreased primarily due to competitive pressures, lower raw material costs and the effects of the movement of the U.S. dollar against the Euro. MDI sales volumes decreased due to lower demand in major European and Americas markets as a result of the worldwide economic slowdown. MTBE sales volumes increased relative to 2008, which was impacted by the 2008 U.S. Gulf Coast storms, while average selling prices decreased in response to lower raw material costs. The slight increase in EBITDA in the Polyurethanes segment was primarily the result of higher MTBE sales volumes and margins as well as the negative effects in 2008 from the U.S. Gulf Coast storms which were offset somewhat by lower MDI sales volumes and margins.

Performance Products

        For 2009, Performance Products segment revenues decreased due to lower sales volumes and lower selling prices when compared to 2008. Sales volumes decreased primarily from lower demand for almost all product lines as a result of the worldwide economic slowdown. The decrease in average selling prices was driven principally by lower raw material costs and the strengthening of the U.S. dollar against major European currencies and the Australian dollar. Performance Products segment EBITDA decreased mainly due to the fall in sales volumes and lower equity income partially offset by higher contribution margins as average selling prices fell more slowly than raw material and energy costs.

Advanced Materials

        The decrease in revenues in our Advanced Materials segment for 2009 compared to 2008 was due to lower sales volumes and lower average selling prices. Sales volumes decreased across all regions as a result of the worldwide economic slowdown. In addition, customers in our formulations and specialty components businesses depleted inventory over several quarters. Average selling prices in our base resins business decreased in response to lower raw material costs while average selling prices in our formulations and specialty components markets decreased as a result of changes in product mix, competitive pressures in our structural components for the ski, automotive and wind generation businesses, and the strength of the U.S. dollar against major European currencies. The decrease in EBITDA was primarily due to lower sales volumes and higher restructuring costs, partially offset by lower raw material and operating costs. During the years ended December 31, 2009 and 2008, our Advanced Materials segment recorded restructuring and plant closing charges of $13 million and $1 million, respectively.

Textile Effects

        The decrease in revenues in our Textile Effects segment for 2009 compared to 2008 was due to lower sales volumes and lower average selling prices. Sales volumes decreased primarily due to lower demand for apparel and home textile products in all regions, as well as specialty textiles products in the Americas and Europe as a result of the worldwide economic slowdown. Average selling prices decreased primarily as a result of a shift in sales mix from Europe to Asia and the Middle East. The decrease in EBITDA was primarily due to lower sales volumes and lower contribution margins as selling prices decreased more than the reduction in raw material and energy costs, offset in part by lower selling, general and administrative costs and lower restructuring costs. During the years ended December 31, 2009 and 2008, our Textile Effects segment recorded restructuring and plant closing charges of $6 million and $24 million, respectively.

Pigments

        The decrease in revenues in our Pigments segment for 2009 compared to 2008 was due to lower sales volumes and lower average selling prices. Sales volumes decreased primarily due to lower demand in Europe, North America and Asia as a result of the worldwide economic slowdown. Average selling prices decreased primarily as a result of the strength of the U.S. dollar against major European currencies, and due to lower average selling prices in Europe, Africa, Latin America and the Middle East in response to weaker demand, partially offset by higher average selling prices in Asia and North America. The decrease in EBITDA in our Pigments segment was primarily due to higher restructuring, impairment and plant closing costs as the impact of lower sales volumes and average selling prices was offset by lower raw materials and operating costs. During the years ended December 31, 2009 and 2008, our Pigments segment recorded restructuring, impairment and plant closing charges of $53 million and $4 million, respectively.

Corporate and other

        Corporate and other includes unallocated corporate expense, unallocated foreign exchange gains and losses, LIFO inventory valuation reserve adjustments, loss on accounts receivable securitization program, loss on the early extinguishment of debt, unallocated restructuring, impairment and plant closing costs, extraordinary gain on the acquisition of a business and non-operating income and expense. For 2009, EBITDA loss from Corporate and other items decreased by $23 million to a loss of $178 million from a loss of $201 million for 2008. The decrease in EBITDA loss primarily resulted from a $47 million increase in unallocated foreign exchange gains ($16 million of gains in 2009 versus $31 million of losses in 2008), a $10 million increase in LIFO inventory valuation gains ($14 million of gains in 2009 versus $4 million of gains in 2008), and a $4 million reduction in costs associated with our A/R Program ($23 million of costs in 2009 versus $27 million of costs in 2008). These increases in EBITDA were partially offset by higher restructuring charges of $13 million ($14 million in 2009 versus $1 million in 2008). Additionally, EBITDA decreased due to a $20 million increase in costs associated with the early extinguishment of debt ($21 million loss in 2009 compared to $1 million loss in 2008) and an $8 million decrease in the extraordinary gain on the Textile Effects Acquisition ($6 million gain in 2009 compared to $14 million gain in 2008).

Discontinued Operations

        The operating results of our former Australian styrenics business, and our polymers and base chemicals businesses are classified as discontinued operations, and, accordingly, the revenues of these businesses are excluded from revenues for all periods presented. The results of our Australian styrenics business and our polymers and base chemicals businesses are included in discontinued operations for all periods presented.

        During the year ended December 31, 2009, we recorded an after tax loss from discontinued operations of $19 million related primarily to the operations of our former Australian styrenics business, legal costs in connection with the fire insurance claim on our former base chemicals business and the revaluation of product exchange liabilities. During the year ended December 31, 2008, we recorded after tax income from discontinued operations of $84 million related principally to a $175 million gain on partial fire insurance settlement, offset in part by the operations of our former Australian styrenics business and sales and use tax settlements and post-closing adjustments associated with our former base chemicals and polymers businesses.

LIQUIDITY AND CAPITAL RESOURCES

        The following is a discussion of our liquidity and capital resources.

Cash Flows for Year Ended December 31, 2010 Compared to the Year Ended December 31, 2009

        Net cash (used in) provided by operating activities for 2010 and 2009 was $(46) million and $420 million, respectively. The decrease in cash provided by operating activities was primarily attributable to a $758 million unfavorable variance in operating assets and liabilities changes for the year ended December 31, 2010 as compared with 2009. These decreases to cash provided by operating activities were offset in part by an increase in operating income as described in "—Results of Operations" above. Upon the adoption of new accounting guidance on January 1, 2010, transfers of accounts receivable under our A/R Programs no longer met the criteria for derecognition and off-balance sheet treatment. Accordingly, the amounts outstanding under our A/R Programs are accounted for as secured borrowings and are now on balance sheet. As a result of the adoption of this new guidance, accounts receivable increased by $254 million and a corresponding increase in cash used in operating activities was reflected in the statement of cash flows for 2010.

        Net cash used in investing activities for 2010 and 2009 was $238 million and $212 million, respectively. During 2010 and 2009, we paid $202 million and $189 million, respectively, for capital expenditures, net of reimbursements. This increase in net capital expenditures was largely attributable to higher 2010 spending on maintenance and environmental projects, offset in part by $34 million of reimbursed capital expenditures in 2010. During 2010, we received proceeds of $110 million from the settlement of our insurance claims related to the 2006 fire at our former Port Arthur, Texas plant, $34 million of which was reflected in the investing activities section of the statement of cash flows as a reimbursement of capital expenditures. In connection with the consolidation of Arabian Amines Company in the third quarter of 2010, we assumed $14 million of cash. For more information, see "Note 6. Investment in Unconsolidated Affiliates" and "Note 7. Variable Interest Entities" to our consolidated financial statements. During 2009, we paid $31 million for the acquisition of the Baroda Division ("Baroda") of Metrochem Industries Limited ("MCIL"). For more information, see "Note 3. Business Combinations—Baroda Acquisition" to our consolidated financial statements. During 2010 and 2009, the receivable from Huntsman Corporation increased by $57 and $7 million, respectively.

        Net cash (used in) provided by financing activities for 2010 was $(78) million as compared with $619 million in 2009. This increase in net cash used in financing activities was primarily due to higher net prepayment of debt in 2010 as compared to 2009 and the resulting call premiums paid in association with these prepayments, partially offset by the issuance of new senior subordinated notes and the on balance sheet treatment of our A/R Programs. In addition, in 2009 we issued $600 million aggregate principal amount of 5.5% senior notes due 2016 (the "2016 Senior Notes") and obtained a $500 million Term Loan C in connection with our parent's settlement agreement (the "Texas Bank Litigation Settlement Agreement") in connection with its litigation (the "Texas Bank Litigation") against affiliates of Credit Suisse Securities (USA) LLC and Deutsche Bank Inc. (collectively, the "Banks"). For more information, see "Note 14. Debt" to our consolidated financial statements. During 2010 and 2009, net borrowings from Huntsman Corporation (decreased) increased by $(15) million and

$126 million, respectively. During 2009, contributions received from Huntsman Corporation were $236 million and dividends paid to Huntsman Corporation were $23 million.

Cash Flows for Year Ended December 31, 2009 Compared to the Year Ended December 31, 2008

        Net cash provided by operating activities for 2009 and 2008 was $420 million and $39 million, respectively. The increase in cash provided by operating activities was primarily attributable to a $569 million favorable variance in operating assets and liabilities changes for 2009 as compared with 2008. These increases to cash provided by operating activities were offset in part by a decrease in operating income as described in "—Results of Operations" above.

        Net cash used in investing activities for 2009 and 2008 was $212 million and $314 million, respectively. During 2009 and 2008, we paid $189 million and $418 million, respectively, for capital expenditures. This reduction in capital expenditures was largely attributable to higher 2008 spending on various projects, including $84 million spent on our maleic anhydride expansion at the Geismar, Louisiana site in 2008 as compared to $26 million in 2009; and $32 million spent on our MDI facility at the Geismar, Louisiana site in 2008. In addition, during 2008, we spent $29 million at our Greatham, U.K. titanium dioxide facility. During 2009, we paid $31 million for the Baroda acquisition. During 2009 and 2008, we received $5 million and $3 million, respectively, from the sale of assets. During 2008, we made payments of $29 million related to certain expenditures for the rebuild of our former Port Arthur, Texas facility, resulting in an adjustment to the sales proceeds received in connection with the 2007 U.S. Base Chemicals Disposition. During 2009 and 2008, the receivable from Huntsman Corporation (increased) decreased by $(7) million and $179 million, respectively. During 2008, we contributed $44 million to our ethyleneamines joint venture in Saudi Arabia.

        Net cash provided by financing activities for 2009 was $619 million as compared with $213 million of net cash provided by financing activities in 2008. During 2009 we issued the 2016 Senior Notes and obtained Term Loan C in connection with the Texas Bank Litigation Settlement Agreement. During this period, we also redeemed in full the $296 million outstanding principal amount 11.625% senior secured notes due October 2010 and the $198 million outstanding principal amount 11.5% senior notes due July 2012. During 2009 and 2008, net borrowings from Huntsman Corporation increased by $126 million and $423 million, respectively, and dividends to Huntsman Corporation were $23 million and $306 million, respectively. During 2009, we received $236 million of contributions from Huntsman Corporation.

Changes in Financial Condition

        The following information summarizes our working capital (dollars in millions):

	December 31, 2010	December 31, 2009	Increase (Decrease)	Percent Change
Cash and cash equivalents	$561	$919	$(358)	(39)%
Restricted cash	7	5	2	40%
Accounts receivable, net	1,564	1,050	514	49%
Inventories	1,396	1,184	212	18%
Prepaid expenses	45	42	3	7%
Deferred income taxes	40	33	7	21%
Other current assets	109	109	0	0%

Total current assets	3,722	3,342	380	11%

Accounts payable	899	756	143	19%
Accrued liabilities	626	613	13	2%
Deferred income taxes	63	2	61	NM
Current portion of debt	619	220	399	181%

Total current liabilities	2,207	1,591	616	39%

Working capital	$1,515	$1,751	$(236)	(13)%

        Our working capital decreased by $236 million as a result of the net impact of the following significant changes:

  •
  The decrease in cash and cash equivalents of $358 million resulted from the matters identified in the consolidated statements of cash flows.

  •
  Accounts receivable increased by $514 million due to the inclusion in the December 31, 2010 balance sheet of accounts receivable of $254 million that were previously treated as sold into our A/R programs and as a result of higher sales, partially offset by foreign currency translation impacts as the U.S. dollar strengthened against other relevant currencies. Upon the adoption of new accounting guidance in 2010, transfers of our accounts receivable under the A/R Programs no longer met the criteria for derecognition and off-balance sheet treatment. Accordingly, the amounts outstanding under our A/R Programs are accounted for as secured borrowings beginning January 1, 2010 and are now on balance sheet. For more information regarding the on balance sheet treatment of our A/R Programs, see "Note 16. Off-Balance Sheet Securitization of Accounts Receivable" to our consolidated financial statements.

  •
  Inventories increased by $212 million mainly due to higher raw material costs, partially offset by foreign currency translation as the U.S. dollar strengthened against other relevant currencies.

  •
  The increase in accounts payable of $143 million was primarily due to higher raw material inventory costs, partially offset by foreign currency translation impacts as the U.S. dollar strengthened against other relevant currencies.

  •
  Current portion of debt increased by $399 million. As of December 31, 2010 we had €139 million (approximately $183 million) outstanding on our EU A/R Program with a maturity in October 2011. This amount was classified as current portion of debt as of December 31, 2010. We intend to extend this program in 2011. We have classified $100 million of our note payable to Huntsman Corporation as current as of December 31, 2010. In addition, on January 18, 2011 we prepaid $100 million of our 7.375% senior subordinated notes due 2015. Accordingly, this amount was classified as current portion of debt as of December 31, 2010. For more information, see "Note 14. Debt" to our consolidated financial statements.

Debt and Liquidity

Senior Credit Facilities

        As of December 31, 2010, our Senior Credit Facilities consisted of the following (dollars in millions):

Facility	Committed Amount	Principal Outstanding	Carrying Value		Interest Rate(2)	Maturity
Revolving Facility	$300	$—	$—	(1)	USD LIBOR plus 3.0%	2014	(3)
Term Loan B	NA	$1,302	$1,302		USD LIBOR plus 1.50%	2014	(3)
Term Loan C	NA	$427	$386		USD LIBOR plus 2.25%	2016	(3)

(1)
We had no borrowings outstanding under our Revolving Facility; we had approximately $29 million (U.S. dollar equivalents) of letters of credit and bank guarantees issued and outstanding under our Revolving Facility.

(2)
The applicable interest rate of the Revolving Facility and Term Loan B are subject to certain secured leverage ratio thresholds. As of December 31, 2010, the weighted average interest rate on our outstanding balances under the Senior Credit Facilities was approximately 2%.

(3)
The Revolving Facility matures in March 2014, but is subject to optional extensions from time to time with the consent of the lenders and subject to certain specified conditions and exceptions. Notwithstanding the stated maturity dates, the maturities of the Revolving Facility, Term Loan B and Term Loan C will accelerate if we do not repay, or refinance, all but $100 million of our outstanding debt securities on or before three months prior to the maturity dates of such debt securities.

NA—Not applicable

        During 2010, we took the following actions with respect to our Senior Credit Facilities:

  •
  On March 9, we entered into a Fifth Amendment to Credit Agreement which replaced the agent bank, extended the stated maturity of the Revolving Facility and amended certain other terms.

  •
  On April 26, we prepaid $124 million on Term Loan B and $40 million on Term Loan C with cash accumulated in prior periods. We incurred a loss on early extinguishment of debt of $5 million.

  •
  On June 22, we prepaid $83 million on Term Loan B and $27 million on Term Loan C with proceeds from the final settlement of insurance claims. We incurred a loss on early extinguishment of debt of $2 million.

  •
  We made the annual scheduled repayment of $16 million on Term Loan B and $5 million on Term Loan C.

        Our obligations under the Senior Credit Facilities are guaranteed by our Guarantor subsidiaries, which consist of substantially all of our domestic subsidiaries and certain of our foreign subsidiaries, and are secured by a first priority lien on substantially all of our domestic property, plant and equipment, the stock of all of our material domestic subsidiaries and certain foreign subsidiaries and pledges of intercompany notes between certain of our subsidiaries.

Accounts Receivable Securitization

        Our A/R Programs are structured so that we grant a participating undivided interest in certain of our trade receivables to bankruptcy remote special purpose entities (the "U.S. SPE" and the "EU

SPE"). We retain the servicing rights and a retained interest in the securitized receivables. Information regarding the A/R Programs as of December 31, 2010 is as follows (monetary amounts in millions):

Facility	Maturity	Maximum Funding Availability(1)	Amount Outstanding	Interest Rate(2)
U.S. A/R Program	October 2012	$125	$27.5	USD LIBOR rate plus 3.75%
U.S. A/R Program	October 2011	$125	$27.5	CP rate plus 3.50%
EU A/R Program	October 2011	€225 (approximately $297)	€ 139 (approximately $ 183)	GBP LIBOR rate, USD LIBOR rate or EURIBOR rate plus 3.75%

(1)
The amount of actual availability under the A/R Programs may be lower based on the level of eligible receivables sold, changes in the credit ratings of our customers, customer concentration levels, and certain characteristics of the accounts receivable being transferred, as defined in the applicable agreements.

(2)
Each interest rate is defined in the applicable agreements. In addition, the U.S. SPE and the EU SPE are obligated to pay unused commitment fees to the lenders based on the amount of each lender's commitment.

        As of December 31, 2010, $552 million of accounts receivable were pledged as collateral under the A/R Programs.

Notes

        As of December 31, 2010, we had outstanding the following notes (monetary amounts in millions):

Notes	Maturity	Interest Rate		Amount Outstanding
Senior Notes	June 2016	5.500	%(1)	$600 ($452 carrying value)
Senior Subordinated Notes	March 2021	8.625%		$530 ($544 carrying value)
Senior Subordinated Notes	March 2020	8.625%		$350
Senior Subordinated Notes	January 2015	7.375%		$175
Senior Subordinated Notes	January 2015	7.500%		€ 76 (approximately $100)
Senior Subordinated Notes	March 2013	6.875%		€ 84 (approximately $110)

(1)
The effective interest rate at issuance was 11.73%.

        During 2010, we completed the following note offerings:

  •
  On March 17, 2010, the $350 million offering of 8 5/8% senior subordinated notes due 2020. We used the net proceeds to redeem a portion of our euro-denominated senior subordinated notes due 2013 (€184 million (approximately $253 million)) and a portion of our euro-denominated senior subordinated notes due 2015 (€59 million (approximately $81 million)). See "—Redemption of Notes and Loss on Early Extinguishment of Debt" below.

  •
  On September 24, 2010, a $350 million offering of old notes. We used the net proceeds to redeem a portion of our euro-denominated senior subordinated notes due 2013 (€132 million (approximately $177 million)) and a portion of U.S. dollar senior subordinated notes due 2014 ($159 million of which settled on October 12, 2010). See "—Redemption of Notes and Loss on Early Extinguishment of Debt" below.

  •
  On November 12, 2010, a $180 million follow on offering of old notes. The notes are recorded at carrying value of $194 million. We used the net proceeds to redeem all $188 million of our senior subordinated notes due 2014. See "—Redemption of Notes and Loss on Early Extinguishment of Debt" below.

        Our notes are governed by indentures which impose certain limitations on us, including among other things limitations on the incurrence of debt, distributions, certain restricted payments, asset sales, and affiliate transactions. The notes are unsecured obligations and are guaranteed by certain subsidiaries named as guarantors.

Redemption of Notes and Loss on Early Extinguishment of Debt

        During 2010, we redeemed or repurchased the following notes (monetary amounts in millions):

Date of Redemption	Notes	Principal Amount of Notes Redeemed	Amount Paid (Excluding Accrued Interest)	Loss on Early Extinguishment of Debt
November 29, 2010	7.875% Senior Subordinated Notes due 2014	$ 88	$ 92	$3
November 26, 2010	7.875% Senior Subordinated Notes due 2014	$100	$104	$4
October 12, 2010	7.875% Senior Subordinated Notes due 2014	$159	$165	$7
September 27, 2010	6.875% Senior Subordinated Notes due 2013	€132 (approximately $177)	€137 (approximately $183)	$7
March 17, 2010	6.875% Senior Subordinated Notes due 2013	€184 (approximately $253)	€189 (approximately $259)	$7
March 17, 2010	7.50% Senior Subordinated Notes due 2015	€ 59 (approximately $ 81)	€ 59 (approximately $ 81)	$2

        For 2010, in connection with redemptions described in the table above, we recorded a loss on early extinguishment of debt of $30 million. As noted in "—Senior Credit Facilities" above, we also recognized a $7 million loss on early extinguishment of debt in 2010 on the prepayment of $274 million of Term Loans. For 2009, we recorded a loss on early extinguishment of debt of $21 million.

        On January 18, 2011, we redeemed $100 million of our $175 million 7 3/8% senior subordinated notes due 2015. The total redemption payment, excluding accrued interest was $102 million, which included $2 million of call premiums. We recorded a loss on early extinguishment of debt for this transaction in the first quarter of 2011 of $3 million.

Variable Interest Entity Debt

        Arabian Amines Company has the following loan commitments and debt financing:

  •
  A loan facility from Saudi Industrial Development Fund for SR 507 million (approximately $135 million) (the "SIDF Facility"), of which an additional commitment of SR 41 million

    (approximately $11 million) was received during the three months ended December 31, 2010. As of December 31, 2010, we had SR 467 million (approximately $124 million) outstanding under the SIDF Facility. Repayment of the loan is to be made in 14 semi-annual installments that are currently scheduled to commence in 2012 with final maturity in 2018. The loan is secured by a mortgage over the fixed assets of the project and is 100% guaranteed by the Zamil Group, our 50% joint venture partner.

  •
  A bridge loan for the SIDF Facility. As of December 31, 2010, SR14 million (approximately $4 million) was outstanding under this facility. The facility is scheduled to mature in 2011.

  •
  A multi-purpose Islamic term facility which, as of December 31, 2010, had $63 million outstanding. This facility is scheduled to be repaid in 22 semi-annual installments commencing in 2011.

  •
  A working capital loan facility up to $8 million. As of December 31, 2010, $8 million was outstanding under this facility. This facility matures in 2021. This working capital facility is classified as Current portion of debt on the accompanying consolidated balance sheets.

Other Debt

        In September 2010, we replaced our $25 million European overdraft facility (which terminated on April 1, 2010) with a new $25 million European overdraft facility. This facility is a demand facility that we use for the working capital needs of our European subsidiaries. In addition, we continue to maintain certain other foreign overdraft facilities used for working capital needs. As of December 31, 2010 we had no borrowings on our European overdraft facility.

        As of December 31, 2010, HPS had $16 million outstanding in U.S. dollar borrowings and 480 million in RMB term loan and working capital loan borrowings (approximately $73 million) under secured facilities for the construction of its plant. During 2010, HPS refinanced RMB 130 million (approximately $20 million) in working capital loans. The interest rate on these facilities is LIBOR plus 0.48% for U.S. dollar borrowings and 90% of the Peoples Bank of China rate for RMB borrowings. As of December 31, 2010, the interest rate was approximately 1% for U.S. dollar borrowings, 5.5% for RMB term loan borrowings and 4.9% for RMB working capital loans.

        HPS also has a loan facility with the stated capacity for discounting up to CNY700 million (approximately $106 million); drafts are discounted using a discount rate of the three month SHIBOR plus the applicable margin. As of December 31, 2010, the all in discount rate was approximately 5%. As of December 31, 2010, HPS has discounted with recourse CNY659 million (approximately $99 million) of commercial drafts, all of which is classified as Current portion of debt on the accompanying consolidated balance sheets.

Note Payable to Huntsman Corporation

        As of December 31, 2010, Huntsman Corporation has loaned $535 million to us under an existing promissory note (the "Intercompany Note"). The Intercompany Note is unsecured and $100 million of the outstanding amount is classified as current as of December 31, 2010 on the accompanying consolidated balance sheets. As of December 31, 2010, under the terms of the Intercompany Note, we promise to pay Huntsman Corporation interest on the unpaid principal amount at a rate per annum based on the previous monthly average borrowing rate obtained under our A/R Program, less ten basis points (provided that the rate shall not exceed an amount that is 25 basis points less than the monthly average borrowing rate obtained for the U.S. LIBOR-based borrowings under our Revolving Facility).

Compliance with Covenants

        Our management believes that we are in compliance with the covenants contained in the agreements governing our material debt instruments, including our Senior Credit Facilities, our A/R Programs and our notes.

        Our Senior Credit Facilities are subject to a single financial covenant, the Leverage Covenant, which applies only to the Revolving Facility. The Leverage Covenant is applicable only if borrowings, letters of credit or guarantees are outstanding under the Revolving Facility (cash collateralized letters of credit or guarantees are not deemed outstanding). The Leverage Covenant is a net senior secured leverage ratio covenant which requires that our ratio of senior secured debt to EBITDA (as defined in the applicable agreement) is not more than 3.75 to 1.

        If in the future we failed to comply with the Leverage Covenant, then we would not have access to liquidity under our Revolving Facility. If we failed to comply with the Leverage Covenant at a time when we had uncollateralized loans or letters of credit outstanding under the Revolving Facility, we would be in default under the Senior Credit Facilities, and, unless we obtained a waiver or forbearance with respect to such default (as to which we can provide no assurance), we could be required to pay off the balance of the Senior Credit Facilities in full, and we may not have further access to such facilities.

        The agreements governing our A/R Programs also contain certain performance metrics with respect to receivables. Any material failure to meet the applicable A/R Program's metrics in the future could lead to an early termination event under the A/R Programs, which could require us to cease our use of such facilities, prohibiting us from additional borrowings against our receivables, or, at the discretion of the lenders, requiring us to repay the A/R Programs in full. An early termination event under the A/R Programs would also constitute an event of default under our Senior Credit Facilities, which could require us to pay off the balance of the Senior Credit Facilities in full and could result in the loss of our Senior Credit Facilities.

Short-Term and Long-Term Liquidity

        We depend upon our cash, credit facilities, A/R Programs and other debt instruments to provide liquidity for our operations and working capital needs. As of December 31, 2010, we had $1,029 million of combined cash and unused borrowing capacity, consisting of $568 million in cash and restricted cash, $271 million in availability under our Revolving Facility, and $190 million in availability under our A/R Programs.

        Our liquidity can be significantly impacted by various factors. The following matters had, or are expected to have, a significant impact on our liquidity:

  •
  Our accounts receivable (excluding the $254 million effect of the on-balance sheet treatment of our A/R Programs) and inventory, net of accounts payable, increased by approximately $293 million in 2010, as reflected in our consolidated statement of cash flows. We expect volatility in our working capital components to continue.

  •
  On March 9, 2010, we entered into the fifth amendment to the Senior Credit Facilities. Among other things, this amendment limits the aggregate amount of revolving commitments allowable under the Revolving Facility to an amount up to $300 million. As of December 31, 2010, the aggregate amount of revolving commitments available under the Revolving Facility was $300 million. As of December 31, 2010, there were no borrowings under the Revolving Facility, and we had approximately $29 million (U.S. dollar equivalents) of letters of credit and bank guarantees issued and outstanding under this facility.

  •
  On September 8, 2009, we announced the closure of our styrenics facility located at West Footscray, Australia. We ceased the Australian styrenics operations during the first quarter of

    2010. During 2009, we recorded closure costs of approximately $63 million ($25 million primarily in severance, $8 million of contract termination costs and a $30 million estimate of environmental remediation costs) and incurred other closure related costs of approximately $5 million in the first quarter of 2010. We can provide no assurance that the eventual environmental remediation costs will not be materially different from our current estimate. The closure costs are expected to be funded as they are incurred over the next several years. During 2010, we paid approximately $26 million of related restructuring costs and have remaining accruals of approximately $38 million for restructuring and environmental remediation costs as of December 31, 2010 to be paid out at a later date. See, "Note 11. Restructuring, Impairment and Plant Closing Costs" to our consolidated financial statements.

  •
  On April 29, 2006, our former Port Arthur, Texas olefins manufacturing plant (which we sold to Flint Hills Resources in November 2007) experienced a major fire. The plant was covered by property damage and business interruption insurance, subject to a combined deductible of $60 million. We asserted claims related to losses occurring as a result of this fire. Our claims were the subject of litigation and an arbitration proceeding. Prior to December 31, 2009, we received payments on insurance claims with respect to the fire totaling $365 million. On May 14, 2010, we entered into a settlement agreement, pursuant to which we received a final payment totaling $110 million. As a result of this settlement, we recognized a gain of $110 million in discontinued operations during the second quarter of 2010. Of the $110 million payment, $34 million was reflected within the statement of cash flows as cash flows from investing activities and the remaining $76 million was reflected as cash flows from operating activities. See "Note 20. Commitments and Contingencies—Legal Matters—Port Arthur Plant Fire Insurance Litigation" and "Note 25. Casualty Losses and Insurance Recoveries—Port Arthur, Texas Plant Fire" to our consolidated financial statements. This settlement resulted in after tax proceeds to us of $92 million. In accordance with relevant provisions of the agreements governing our Senior Credit Facilities, on June 22, 2010, we used these proceeds to prepay $83 million on our term loan B facility ("Term Loan B") and $27 million on Term Loan C.

  •
  During 2010, we made contributions to our pension and postretirement benefit plans of $127 million. During 2011, we expect to contribute an additional amount of approximately $159 million to these plans.

  •
  On July 31, 2010, we announced that we entered into a definitive agreement to acquire the chemical business of Laffans Petrochemicals Ltd ("Laffans"), an amines and surfactants manufacturer located in Ankleshwar, India. The acquisition is expected to cost approximately $21 million including a non-compete agreement and other obligations. The acquisition is expected to occur in the first half of 2011, subject to certain terms and conditions.

  •
  On January 18, 2011, we redeemed $100 million of our $175 million 7 3/8% senior subordinated notes due 2015. The total redemption payment, excluding accrued interest was $102 million, which included $2 million of call premiums. We expect to record a loss on early extinguishment of debt in the first quarter of 2011 of $3 million.

        As of December 31, 2010, we had $619 million classified as current portion of debt which consisted of certain scheduled term payments and various short-term facilities, including €139 million (approximately $183 million) and $28 million outstanding under our A/R Program with maturity of October 2011, $100 million of senior subordinated notes that were redeemed on January 18, 2011, the HPS draft discounting facility in China with $99 million outstanding, the HPS facility with $33 million of loans due in 2011, our Australian credit facilities with $20 million classified as current, $100 million of our note payable to Huntsman Corporation classified as current and certain other short term facilities and scheduled amortization payments totaling $56 million. Although we cannot provide assurances, we intend to renew or extend the majority of these short-term facilities in the current period.

Capital Expenditures

        During 2011, we expect to spend approximately $350 million for capital expenditures. We expect to fund capital expenditures through a combination of available cash and cash flows from operations.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

        Our obligations under long-term debt (including the current portion), notes payable to affiliates, lease agreements and other contractual commitments as of December 31, 2010 are summarized below (dollars in millions):

	2011	2012 - 2013	2014 - 2015	After 2015	Total
Long-term debt, including current portion	$619	$270	$1,526	$2,270	$4,685
Interest(1)	216	386	305	418	1,325
Operating leases	53	93	69	63	278
Purchase commitments(2)	810	434	152	57	1,453

Total(3)(4)	$1,698	$1,183	$2,052	$2,808	$7,741

(1)
Interest calculated using interest rates as of December 31, 2010 and contractual maturity dates assuming no refinancing or extension of debt instruments. Where there is no contractual maturity date, interest and indebtedness maturity are calculated through 2016.

(2)
We have various purchase commitments extending through 2023 for materials, supplies and services entered into in the ordinary course of business. Included in the purchase commitments table above are contracts which require minimum volume purchases that extend beyond one year or are renewable annually and have been renewed for 2011. Certain contracts allow for changes in minimum required purchase volumes in the event of a temporary or permanent shutdown of a facility. To the extent the contract requires a minimum notice period, such notice period has been included in the above table. The contractual purchase price for substantially all of these contracts is variable based upon market prices, subject to annual negotiations. We have estimated our contractual obligations by using the terms of our 2010 pricing for each contract. We also have a limited number of contracts which require a minimum payment even if no volume is purchased. We believe that all of our purchase obligations will be utilized in our normal operations.

(3)
Totals do not include commitments pertaining to our pension and other postretirement obligations. Our estimated future contributions to our pension and postretirement plans are as follows (dollars in millions):

	2011	2012 - 2013	2014 - 2015	5-Year Average Annual
Pension plans	$146	$252	$256	$100
Other postretirement obligations	13	24	24	12
(4)
The above table does not reflect expected tax payments and unrecognized tax benefits due to the inability to make reasonably reliable estimates of the timing and amount of payments. For additional discussion on unrecognized tax benefits, see "Note 19. Income Taxes" to our consolidated financial statement.

Off-Balance Sheet Arrangements

Receivables Securitization

        For a discussion of our former off-balance sheet A/R Programs, see "Note 16. Off-Balance Sheet Securitization of Accounts Receivable" to our consolidated financial statements. Beginning in 2010, receivables transferred into the A/R Program no longer meet the criteria for derecognition and amounts outstanding are accounted for as secured borrowings.

RESTRUCTURING, IMPAIRMENT AND PLANT CLOSING COSTS

        For a discussion of restructuring, impairment and plant closing costs, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our consolidated financial statements.

LEGAL PROCEEDINGS

        For a discussion of legal proceedings, see "Note 20. Commitments and Contingencies—Legal Matters" to our consolidated financial statements.

ENVIRONMENTAL, HEALTH AND SAFETY MATTERS

        For a discussion of environmental, health and safety matters, see "Note 21. Environmental, Health and Safety Matters" to our consolidated financial statements.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

        For a discussion of recently issued accounting pronouncements, see "Note 2. Summary of Significant Accounting Policies—Recently Issued Accounting Pronouncements" to our consolidated financial statements.

CRITICAL ACCOUNTING POLICIES

        The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the U.S. requires management to make judgments, estimates and assumptions that affect the reported amounts in the consolidated financial statements. Our significant accounting policies are summarized in "Note 2. Summary of Significant Accounting Policies" to our consolidated financial statements. Summarized below are our critical accounting policies:

Fair Value

        Pursuant to the Texas Bank Litigation Settlement Agreement, on June 22, 2009, we entered into an amendment of our Senior Credit Facilities that provided for Term Loan C with a $500 million principal amount, and we also issued $600 million aggregate principal amount of 2016 Senior Notes. In accordance with accounting guidance regarding fair value measurements, we recorded the Term Loan C and the 2016 Senior Notes in our accounting records at fair values of $439 million and $425 million, respectively, upon initial recognition in June 2009.

        We primarily used the income approach to determine the fair value of these instruments. Fair value represents the present value of estimated future cash flows calculated using interest rates that were available to us for issuance of debt with similar terms, adjusted for differences in remaining maturity using relevant debt yield curves.

        Management used judgment with respect to assumptions used in estimating the fair values of the Term Loan C and the 2016 Senior Notes. The effect of the following changes in certain key assumptions is summarized as follows (dollars in millions):

Assumptions	Balance Sheet Impact(1)
Effective market yield
—1% increase	$(45)
—1% decrease	47

(1)
Estimated increase (decrease) to June 2009 fair values of Term Loan C and 2016 Senior Notes

Revenue Recognition

        We generate substantially all of our revenues through sales in the open market and long-term supply agreements. We recognize revenue when it is realized or realizable and earned. Revenue for product sales is recognized when a sales arrangement exists, risk and title to the product transfer to the customer, collectibility is reasonably assured and pricing is fixed or determinable. The transfer of risk and title to the product to the customer usually occurs at the time shipment is made.

        Revenue arrangements that contain multiple deliverables, which relate primarily to the licensing of technology, are evaluated in accordance with ASC 605-25, Revenue Recognition—Multiple-Element Arrangements, to determine whether the arrangements should be divided into separate units of accounting and how the arrangement consideration should be measured and allocated among the separate units of accounting.

Inventories

        Inventories are stated at the lower of cost or market, with cost determined using last-in first-out ("LIFO"), first-in first-out, and average cost methods for different components of inventory. Market is determined based on net realizable value for finished goods inventories and replacement cost for raw materials and work-in-process inventories. In periods of declines in the selling prices of our finished products, inventory carrying values may exceed the net realizable value upon sale, resulting in a lower of cost or market charge. We evaluate the need for a lower of cost or market adjustment to inventories based on the period-end selling prices of our finished products.

Long-Lived Assets

        The useful lives of our property, plant and equipment are estimated based upon our historical experience, engineering estimates and industry information and are reviewed when economic events indicate that we may not be able to recover the carrying value of the assets. The estimated lives of our property range from 3 to 33 years and depreciation is recorded on the straight-line method. Inherent in our estimates of useful lives is the assumption that periodic maintenance and an appropriate level of annual capital expenditures will be performed. Without on-going capital improvements and maintenance, the productivity and cost efficiency declines and the useful lives of our assets would be shorter.

        Management uses judgment to estimate the useful lives of our long-lived assets. At December 31, 2010, if the estimated useful lives of our property, plant and equipment had either been one year greater or one year less than their recorded lives, then depreciation expense for 2010 would have been approximately $28 million less or $32 million greater, respectively.

        We are required to evaluate the carrying value of our plant assets whenever events indicate that such carrying value may not be recoverable in the future or when management's plans change regarding those assets, such as idling or closing a plant. We evaluate impairment by comparing undiscounted cash flows of the related asset groups that are largely independent of the cash flows of other asset groups to their carrying values. Key assumptions in determining the future cash flows include the useful life, technology, competitive pressures, raw material pricing and regulations. In connection with our asset evaluation policy, we reviewed all of our long-lived assets for indicators that the carrying value may not be recoverable and determined that such indicators did not exist during the year ended December 31, 2010.

Goodwill

        We test our goodwill for impairment at least annually (at the beginning of the third quarter) and when events and circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Goodwill has been assigned to reporting units for purposes of impairment testing. Currently, substantially all of our goodwill balance relates to our Advanced Materials reporting unit.

        Fair value is estimated using the market approach, as well as the income approach based on discounted cash flow projections. The estimated fair values of our reporting units are dependent on several significant assumptions including, among others, market information, operating results, earnings projections and anticipated future cash flows.

        We tested goodwill for impairment at the beginning of the third quarter of 2010 as part of the annual impairment testing procedures and determined that no goodwill impairment existed. The results of our annual impairment testing indicated the excess of fair value of our Advanced Materials reporting unit over its carrying value was approximately $1,200 million.

Restructuring and Plant Closing Costs

        We have recorded restructuring charges in recent periods in connection with closing certain plant locations, workforce reductions and other cost savings programs. These charges are recorded when management has committed to a plan and incurred a liability related to the plan. Also in connection with the Textile Effects Acquisition, we recorded liabilities for workforce reduction, non-cancelable lease termination costs and demolition, decommissioning and other restructuring costs. Estimates for plant closing costs include the write-off of the carrying value of the plant, any necessary environmental and/or regulatory costs, contract termination and demolition costs. Estimates for workforce reductions and other costs savings are recorded based upon estimates of the number of positions to be terminated, termination benefits to be provided and other information, as necessary. While management evaluates the estimates on a quarterly basis and will adjust the reserve when information indicates that the estimate is above or below the currently recorded estimate, historically management's estimates on a project-by-project basis have not varied to a material degree. For further discussion of our restructuring activities, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our consolidated financial statements.

Income Taxes

        We use the asset and liability method of accounting for income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial and tax reporting purposes. We evaluate deferred tax assets to determine whether it is more likely than not that they will be realized. Valuation allowances are reviewed each period on a tax jurisdiction by tax jurisdiction basis to analyze whether there is sufficient positive or negative evidence to support a change in judgment about the realizability of the related deferred tax assets. Uncertainties regarding expected future income in certain jurisdictions could affect the realization of deferred tax assets in those jurisdictions.

        We do not provide for income taxes or benefits on the undistributed earnings of our non-U.S. subsidiaries as earnings are reinvested and, in the opinion of management, will continue to be reinvested indefinitely.

        Accounting for uncertainty in income taxes prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The application of income tax law is inherently complex. We are required to determine if an income tax position meets the criteria of more-likely-than-not to be realized based on the merits of the position under tax law, in order to recognize an income tax benefit. This requires us to make many assumptions and judgments regarding the merits of income tax positions and the application of income tax law. Additionally, if a tax position meets the recognition criteria of more-likely-than-not we are required to make judgments and assumptions to measure the amount of the tax benefits to recognize based on the probability of the amount of tax benefits that would be realized if the tax position was challenged by the taxing authorities. Interpretations and guidance surrounding income tax laws and regulations change over time. As a consequence, changes in assumptions and judgments can materially affect amounts recognized in the consolidated financial statements.

Employee Benefit Programs

        We sponsor several contributory and non-contributory defined benefit plans, covering employees primarily in the U.S., the U.K., the Netherlands, Belgium and Switzerland, but also covering employees in a number of other countries. We fund the material plans through trust arrangements (or local equivalents) where the assets are held separately from us. We also sponsor unfunded postretirement plans which provide medical and life insurance benefits covering certain employees in the U.S. and Canada. Amounts recorded in the consolidated financial statements are recorded based upon actuarial valuations performed by various independent actuaries. Inherent in these valuations are numerous assumptions regarding expected return on assets, discount rates, compensation increases, mortality rates and health care costs trends. These assumptions are disclosed in "Note 18. Employee Benefit Plans" to our consolidated financial statements.

        Management, with the advice of its actuaries, uses judgment to make assumptions on which our employee pension and postretirement benefit plan obligations and expenses are based. The effect of a 1% change in three key assumptions is summarized as follows (dollars in millions):

Assumptions	Statement of Operations(1)	Balance Sheet Impact(2)
Discount rate
—1% increase	$(25)	$(415)
—1% decrease	37	482
Expected return on assets
—1% increase	(26)	—
—1% decrease	26	—
Rate of compensation increase
—1% increase	21	110
—1% decrease	(16)	(104)

(1)
Estimated increase (decrease) on 2010 net periodic benefit cost

(2)
Estimated increase (decrease) on December 31, 2010 pension and postretirement liabilities and accumulated other comprehensive (loss) income

Environmental Reserves

        Environmental remediation costs for our facilities are accrued when it is probable that a liability has been incurred and the amount can be reasonably estimated. Estimates of environmental reserves require evaluating government regulation, available technology, site-specific information and remediation alternatives. We accrue an amount equal to our best estimate of the costs to remediate based upon the available information. The extent of environmental damage may not be fully known and the processes and costs of remediation may change as new information is obtained or technology for remediation is improved. Our process for estimating the expected cost for remediation considers the information available, technology that can be utilized and estimates of the extent of environmental damage. Adjustments to our estimates are made periodically based upon additional information received as remediation progresses. For further information, see "Note 21. Environmental, Health and Safety Matters" to our consolidated financial statements.

Variable Interest Entities—Primary Beneficiary

        We evaluate each of our variable interest entities on an on-going basis to determine whether we are the primary beneficiary. Management assesses, on an on-going basis, the nature of our relationship to the variable interest entity, including the amount of control that we exercise over the entity as well as the amount of risk that we bear and rewards we receive in regards to the entity, to determine if we are the primary beneficiary of that variable interest entity. Management judgment is required to assess whether these attributes are significant. We consolidate all variable interest entities for which we have concluded that we are the primary beneficiary.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        We are exposed to market risks, such as changes in interest rates, foreign exchange rates and commodity pricing risks. From time to time, we enter into transactions, including transactions involving derivative instruments, to manage certain of these exposures. We also hedge our net investment in certain European operations. Changes in the fair value of the hedge in the net investment of certain European operations are recorded in accumulated other comprehensive income (loss).

INTEREST RATE RISKS

        Through our borrowing activities, we are exposed to interest rate risk. Such risk arises due to the structure of our debt portfolio, including the duration of the portfolio and the mix of fixed and floating interest rates. Actions taken to reduce interest rate risk include managing the mix and rate characteristics of various interest bearing liabilities, as well as entering into interest rate derivative instruments.

        From time to time, we may purchase interest rate swaps and/or interest rate collars to reduce the impact of changes in interest rates on our floating-rate long-term debt. Under interest rate swaps, we agree with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed notional principal amount. The collars entitle us to receive from the counterparties (major banks) the amounts, if any, by which our interest payments on certain of our floating-rate borrowings exceed a certain rate, and require us to pay to the counterparties (major banks) the amount, if any, by which our interest payments on certain of our floating-rate borrowings are less than a certain rate.

        On December 9, 2009, we entered into a five-year interest rate contract to hedge the variability caused by monthly changes in cash flow due to associated changes in LIBOR under our Senior Credit Facilities. The notional value of the contract is $50 million, and it has been designated as a cash flow hedge. The effective portion of the changes in the fair value of the swap was recorded in other comprehensive loss. We will pay a fixed 2.6% on the hedge and receive the one-month LIBOR rate. As of December 31, 2010 and 2009, the fair value of the hedge was $(2) million and $1 million, and was recorded in other noncurrent liabilities and assets, respectively.

        On January 19, 2010, we entered into an additional five-year interest rate contract to hedge the variability caused by monthly changes in cash flow due to associated changes in LIBOR under our Senior Credit Facilities. The notional value of the contract is $50 million, and it has been designated as a cash flow hedge. The effective portion of the changes in the fair value of the swap was recorded as other comprehensive loss. We will pay a fixed 2.8% on the hedge and receive the one-month LIBOR rate. As of December 31, 2010, the fair value of the hedge was $(2) million and was recorded in other noncurrent liabilities.

        Beginning in 2009, Arabian Amines Company entered into a 12 year floating to fixed interest rate contract providing for a receipt of LIBOR interest payments for a fixed payment of 5.02%. In connection with the consolidation of Arabian Amines Company as of July 1, 2010, the interest rate contract is now consolidated by us. See "Note 7. Variable Interest Entities" to our consolidated financial statements. The notional amount of the swap as of December 31, 2010 was $63 million, and the interest rate contract is not designated as a cash flow hedge. As of December 31, 2010, the fair value of the swap was $(5) million and was recorded as other noncurrent liabilities on the accompanying consolidated balance sheets. For 2010, we recorded a reduction in interest expense of $1 million.

        For the years ended December 31, 2010 and 2009, the changes in accumulated other comprehensive (loss) income associated with these cash flow hedging activities was approximately $5 million and $(1) million, respectively.

        During 2011, accumulated other comprehensive income (loss) of nil is expected to be reclassified to earnings. The actual amount that will be reclassified to earnings over the next twelve months may vary from this amount due to changing market conditions. We would be exposed to credit losses in the event of nonperformance by a counterparty to our derivative financial instruments. We anticipate, however, that the counterparties will be able to fully satisfy their obligations under the contracts. Market risk arises from changes in interest rates.

FOREIGN EXCHANGE RATE RISK

        Our cash flows and earnings are subject to fluctuations due to exchange rate variation. Our revenues and expenses are denominated in various currencies. We enter into foreign currency derivative instruments to minimize the short-term impact of movements in foreign currency rates. Where practicable, we generally net multicurrency cash balances among our subsidiaries to help reduce exposure to foreign currency exchange rates. Certain other exposures may be managed from time to time through financial market transactions, principally through the purchase of spot or forward foreign exchange contracts (generally with maturities of one year or less). We do not hedge our currency exposures in a manner that would eliminate the effect of changes in exchange rates on our cash flows and earnings. As of December 31, 2010 and 2009, we had approximately $183 million and $100 million notional amount (in U.S. dollar equivalents) outstanding, respectively, in foreign currency contracts with a term of approximately one month.

        In conjunction with the issuance of our 8.625% senior subordinated notes due 2020, we entered into cross-currency interest rate contracts with three counterparties. On March 17, 2010, we made payments of $350 million to these counterparties and received €255 million from these counterparties, and on maturity (March 15, 2015) we are required to pay €255 million to these counterparties and will receive $350 million from these counterparties. On March 15 and September 15 of each year, we will receive U.S. dollar interest payments of approximately $15 million (equivalent to an annual rate of 8.625%) and make interest payments of approximately €11 million (equivalent to an annual rate of approximately 8.41%). This swap is designated as a hedge of net investment for financial reporting purposes. As of December 31, 2010, the fair value of this swap was $19 million and was recorded as noncurrent assets in our consolidated balance sheet. For 2010, the effective portion of the changes in the fair value of $7 million was recorded in other comprehensive income; with the ineffective portion of $12 million, recorded as an (addition) reduction to interest expense. On July 15, 2010, we changed the method of assessing the effectiveness of this hedge from the spot method to the forward method, which we believe will reduce the ineffective portion and lower volatility in interest expense in future periods.

        In 2008, we unwound a cross currency interest rate swap pursuant to which we had swapped $153 million of LIBOR floating rate debt payments for €116 million of EURIBOR floating rate debt payments. This swap was not designated as a hedge for financial reporting purposes. For 2008, we recorded a foreign currency gain on this swap of $21 million in the consolidated statements of operations.

        Also in 2008, we unwound a cross currency interest rate swap pursuant to which we had swapped $96 million of LIBOR floating rate debt payments for €71 million of EURIBOR floating rate debt payments. This swap was designated as a hedge of a net investment for financial reporting purposes. We received a cash benefit from the unwind of $3 million in the fourth quarter of 2008. For 2008, the effective portion of the changes in the fair value of $14 million was recorded as income in other comprehensive (loss) income, with ineffectiveness of $2 million recorded in interest expense in our consolidated statements of operations.

        A significant portion of our debt is denominated in euros. We also finance certain of our non-U.S. subsidiaries with intercompany loans that are, in many cases, denominated in currencies other than the entities' functional currency. We manage the net foreign currency exposure created by this debt through various means, including cross-currency swaps, the designation of certain intercompany loans as permanent loans because they are not expected to be repaid in the foreseeable future ("permanent loans") and the designation of certain debt and swaps as net investment hedges.

        Foreign currency transaction gains and losses on intercompany loans that are not designated as permanent loans are recorded in earnings. Foreign currency transaction gains and losses on intercompany loans that are designated as permanent loans are recorded in other comprehensive income. From time to time, we review such designation of intercompany loans.

        We review our non-U.S. dollar denominated debt to determine the appropriate amounts designated as hedges. As of December 31, 2010, we have designated approximately €338 million (approximately $446 million) of euro-denominated debt as a hedge of our net investment. For the years ended December 31, 2010, 2009 and 2008, the amount of (loss) gain recognized on the hedge of our net investment was $34 million, $(5) million and $31 million, respectively, and was recorded in other comprehensive income (loss). As of December 31, 2010, we had approximately €926 million (approximately $1,222 million) in net euro assets.

COMMODITY PRICES RISK

        Our exposure to changing commodity prices is somewhat limited since the majority of our raw materials are acquired at posted or market related prices, and sales prices for many of our finished products are at market related prices which are largely set on a monthly or quarterly basis in line with industry practice. Consequently, we do not generally hedge our commodity exposures.

BUSINESS

OVERVIEW

        Our products comprise a broad range of chemicals and formulations which we market globally to a diversified group of consumer and industrial customers. Our products are used in a wide range of applications, including those in the adhesives, aerospace, automotive, construction products, durable and non-durable consumer products, electronics, medical, packaging, paints and coatings, power generation, refining, synthetic fiber, textile chemicals and dye industries. We are a leading global producer in many of our key product lines, including MDI, amines, surfactants, epoxy-based polymer formulations, textile chemicals, dyes, maleic anhydride and titanium dioxide. Our administrative, research and development and manufacturing operations are primarily conducted at the facilities listed in "—Item 2. Properties" below, which are located in 30 countries. As of December 31, 2010, we employed approximately 12,000 associates worldwide. Our revenues for the years ended December 31, 2010, 2009 and 2008 were $9,250 million, $7,665 million and $10,056 million, respectively.

        We operate in five segments: Polyurethanes, Performance Products, Advanced Materials, Textile Effects and Pigments. In a series of transactions beginning in 2006, we sold or shutdown substantially all of our Australian styrenics, Polymers and Base Chemicals operations. We report the results of our former Australian styrenics, Polymers and Base Chemicals businesses as discontinued operations in our statements of operations. See "Note 27. Discontinued Operations" to our consolidated financial statements.

Recent Developments

  Amendment of Senior Credit Facilities

        On March 8, 2011, our parent announced that we had successfully completed an amendment to our Senior Credit Facilities. Among other things, the amendment extends the maturity date of our $650 million of Term Loan B by three years from April 2014 to April 2017. The drawn pricing on the extended Term Loan B will currently be LIBOR + 2.50%.

  Australian Product Defect Actions

        In 2006, product defect actions were filed against our subsidiary Huntsman Chemical Company Australia Pty Ltd ("HCCA") in Australian courts relating to the sale and supply of vinyl ester resins that were used in the manufacture of fiberglass swimming pools. HCCA ceased manufacturing these resins by 2004 and sold the business that manufactured and sold these resins in 2007.

        In 2010 and 2011, the courts found HCCA liable for damage to the swimming pools and one court issued a ruling awarding $87,000 for 423 known damaged pools plus an additional 143 pools that could potentially fail plus economic damages, costs and interest in amounts still to be determined.

        Both of these cases were tendered to HCCA's insurers, who defended these matters. Prior to the court's ruling in 2011, we believed that any judgment or settlement would be fully covered by insurance. In light of the court's rulings, however, it is possible that our policy limits could be exhausted and we could be required to pay amounts in excess of these policy limits. Accordingly, during the first quarter of 2011, we will record a liability for the full value of the court ruling and a corresponding receivable relating to our indemnity protection with a net charge to discontinued operations for the amount that may not be covered by insurance.

Our Products

        We produce differentiated organic chemical and inorganic chemical products. Our Polyurethanes, Performance Products, Advanced Materials and Textile Effects segments produce differentiated organic chemical products and our Pigments segment produces inorganic chemical products.

        Growth in our differentiated products has been driven by the substitution of our products for other materials and by the level of global economic activity. Accordingly, the profitability of our differentiated products has been somewhat less influenced by the cyclicality that typically impacts the petrochemical industry. Our Pigments business, while cyclical, is influenced by seasonal demand patterns in the coatings industry.

2010 Segment Revenues(1)	2010 Segment EBITDA from Continuing Operations(1)

(1)
Percentage allocations in this chart do not give effect to Corporate and other unallocated items, eliminations and EBITDA from discontinued operations. For a detailed disclosure of our revenues, total assets and EBITDA by segment, see "Note 29. Operating Segment Information" to our consolidated financial statements. For a discussion of EBITDA by segment and a reconciliation of EBITDA to net income attributable to Huntsman International and cash provided by operating activities, see "Part I. Item 12. Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations."

        The following table identifies the key products, their principal end markets and applications and representative customers of each of our segments:

Segment	Products	End Markets and Applications	Representative Customers
Polyurethanes	MDI, PO, polyols, PG, TPU, aniline and MTBE	Refrigeration and appliance insulation, construction products, adhesives, automotive, footwear, furniture, cushioning, specialized engineering applications and fuel additives	BMW, Certainteed, Electrolux, Firestone, GE, Haier, Louisiana Pacific, Recticel, Weyerhauser
Performance Products	Amines, surfactants, LAB, maleic anhydride, other performance chemicals, EG, olefins and technology licenses	Detergents, personal care products, agrochemicals, lubricant and fuel additives, adhesives, paints and coatings, construction, marine and automotive products and PET fibers and resins	Chevron, Henkel, The Sun Products Corporation, Monsanto, Procter & Gamble, Unilever, Lubrizol, Reichhold, Dow, L'Oreal, Afton
Advanced Materials	Basic liquid and solid epoxy resins; specialty resin compounds; cross-linking, matting and curing agents; epoxy, acrylic and polyurethane-based formulations	Adhesives, composites for aerospace, automotive, and wind power generation; construction and civil engineering; industrial coatings; electrical power transmission; consumer electronics	ABB, Akzo, BASF, Boeing, Bosch, Cytec, Dow, Hexcel, ISOLA, Omya, PPG, ASTORIT, Sanarrow, Schneider, Sherwin Williams, Siemens, Sika, Speed Fair, Syngenta, Toray
Textile Effects	Textile chemicals and dyes	Apparel, home and technical textiles	Esquel Group, Alok Industries, Nice Dyeing, Fruit of the Loom, Hanesbrands, Zaber & Zubair, Aunde, Y.R.C., Guilford Mills, Tencate
Pigments	Titanium dioxide	Paints and coatings, plastics, paper, printing inks, fibers and ceramics	Akzo, PPG, Clariant, Jotun, PolyOne

Polyurethanes

General

        We are a leading global manufacturer and marketer of a broad range of polyurethane chemicals, including MDI products, PO, polyols, PG and TPU. Polyurethane chemicals are used to produce rigid and flexible foams, as well as coatings, adhesives, sealants and elastomers. We focus on the higher-margin, higher-growth markets for MDI and MDI-based polyurethane systems. Growth in our Polyurethanes segment has been driven primarily by the continued substitution of MDI-based products for other materials across a broad range of applications. We operate five primary Polyurethanes manufacturing facilities in the U.S., Europe and China. We also operate 14 Polyurethanes formulation facilities, which are located in close proximity to our customers worldwide.

        Our customers produce polyurethane products through the combination of an isocyanate, such as MDI or TDI, with polyols, which are derived largely from PO and EO. While the range of TDI-based products is relatively limited, we are able to produce over 2,000 distinct MDI-based polyurethane products by modifying the MDI molecule through varying the proportion and type of polyol used and by introducing other chemical additives to our MDI formulations. As a result, polyurethane products, especially those derived from MDI, are continuing to replace traditional products in a wide range of end use markets, including insulation in construction and appliances, cushioning for automotive and furniture, adhesives, wood binders, footwear and other specialized engineering applications.

        We are a leading North American producer of PO. We and some of our customers process PO into derivative products, such as polyols for polyurethane products, PG and various other chemical products. End uses for these derivative products include applications in the home furnishings, construction, appliance, packaging, automotive and transportation, food, paints and coatings and cleaning products industries. We also produce MTBE as a co-product of our PO manufacturing process. MTBE is an oxygenate that is blended with gasoline to reduce harmful vehicle emissions and to enhance the octane rating of gasoline. See "—Environmental, Health and Safety Matters—MTBE Developments" below and "Part I. Item 1A. Risk Factors" for a discussion of legal and regulatory developments that have resulted in the curtailment and potential elimination of MTBE in gasoline in the U.S. and elsewhere. Also, see "—Manufacturing and Operations" below and "Part I. Item 12. Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of material changes concerning sales of MTBE.

        In 1992, we were the first global supplier of polyurethane chemicals to open a technical service center in China. We have since expanded this facility to include an integrated polyurethanes formulation facility. In January 2003, we entered into two related joint ventures to build MDI production and finishing facilities near Shanghai, China. Production at our MDI finishing plant near Shanghai, China operated by HPS, a consolidated joint venture, was commissioned on June 30, 2006. Production at the MNB, aniline and crude MDI plants operated by SLIC, an unconsolidated joint venture, commenced on September 30, 2006. These world-scale facilities strengthen our ability to service our customers in the critical Chinese market and will support the significant demand growth that we believe this region will continue to experience.

Products and Markets

        MDI is used primarily in rigid foam applications and in a wide variety of customized, higher-value flexible foam and coatings, adhesives, sealants and elastomers. Polyols, including polyether and polyester polyols, are used in conjunction with MDI and TDI in rigid foam, flexible foam and other non-foam applications. PO is one of the principal raw materials for producing polyether polyols. The following chart illustrates the range of product types and end uses for polyurethane chemicals.

        Polyurethane chemicals are sold to customers who combine the chemicals to produce polyurethane products. Depending on their needs, customers will use either commodity polyurethane chemicals produced for mass sales or polyurethane systems tailored for their specific requirements. By varying the blend, additives and specifications of the polyurethane chemicals, manufacturers are able to develop and produce a breadth and variety of polyurethane products.

        MDI.    MDI has a substantially larger market size and a higher growth rate than TDI. This is primarily because MDI can be used to make polyurethanes with a broader range of properties and can therefore be used in a wider range of applications than TDI. We believe that future growth of MDI is expected to be driven by the continued substitution of MDI-based polyurethane for fiberglass and other materials currently used in rigid insulation foam for construction. We expect that other markets, such as binders for reconstituted wood board products, specialty cushioning applications and coatings will further contribute to the continued growth of MDI.

        With the recent rapid growth of the developing Asian economies, the Asian markets have now become the largest market for MDI.

        In addition to the Company, there are three other major global producers of MDI: Bayer, BASF and Dow. While there are also some regional producers in Asia and Europe, we believe it is unlikely that any new global producers of MDI will emerge in the foreseeable future due to the substantial requirements for entry, such as the limited availability of licenses for MDI technology and the significant capital commitment and integration that is required to develop both the necessary technology and the infrastructure to manufacture and market MDI.

        TPU.    TPU is a high-quality, fully formulated thermal plastic derived from the reaction of MDI or an aliphatic isocyanate with polyols to produce unique qualities such as durability, flexibility, strength, abrasion resistance, shock absorbency and chemical resistance. We can tailor the performance characteristics of TPU to meet the specific requirements of our customers. TPU is used in injection molding and small components for the automotive and footwear industries. It is also extruded into films, wires and cables for use in a wide variety of applications in the coatings, adhesives, sealants and elastomers markets.

        Polyols.    Polyols are combined with MDI, TDI and other isocyanates to create a broad spectrum of polyurethane products. Demand for specialty polyols has been growing at approximately the same rate at which MDI consumption has grown.

        Aniline.    Aniline is an intermediate chemical used primarily to manufacture MDI. Generally, aniline is either consumed internally by the producers of the aniline or is sold to third parties under long-term supply contracts. We believe that the lack of a significant spot market for aniline means that in order to remain competitive, MDI manufacturers must either be integrated with an aniline manufacturing facility or have a long-term, cost-competitive aniline supply contract.

        PO.    PO is an intermediate chemical used mainly to produce a wide range of polyols and PG. Demand for PO depends largely on overall economic demand, especially that of consumer durables. The following chart illustrates the primary end markets and applications for PO.

        MTBE.    MTBE is an oxygenate that is blended with gasoline to reduce harmful vehicle emissions and to enhance the octane rating of gasoline. The use of MTBE can be controversial, and it has been effectively eliminated in the U.S. market. See "—Environmental, Health and Safety Matters—MTBE Developments" below and "Part I. Item 1A. Risk Factors." We continue to sell MTBE for use as a gasoline additive, substantially all of which is sold for use outside the U.S. See "—Manufacturing and Operations" below and "Part II. Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations."

Sales and Marketing

        We manage a global work force which sells our polyurethane chemicals to over 3,500 customers in more than 90 countries. Our sales and technical resources are organized to support major regional markets, as well as key end use markets which require a more global approach. These key end use markets include the appliance, automotive, footwear, furniture and coatings, construction products, adhesives, sealants and elastomers industries.

        We provide a wide variety of polyurethane solutions as components (i.e., the isocyanate or the polyol) or in the form of "systems" in which we provide the total isocyanate and polyol formulation to our customers in ready-to-use form. Our ability to deliver a range of polyurethane solutions and technical support tailored to meet our customer's needs is critical to our long term success. We have strategically located our polyurethane formulation facilities, commonly referred to in the chemicals industry as "systems houses," close to our customers, enabling us to focus on customer support and technical service. We believe this customer support and technical service system contributes to customer retention and also provides opportunities for identifying further product and service needs of customers. We manufacture polyols primarily to support our MDI customers' requirements.

        We believe that the extensive market knowledge and industry experience of our sales teams and technical experts, in combination with our strong emphasis on customer relationships, have facilitated our ability to establish and maintain long-term customer supply positions. Due to the specialized nature of our markets, our sales force must possess technical knowledge of our products and their applications. Our strategy is to continue to increase sales to existing customers and to attract new customers by providing innovative solutions, quality products, reliable supply, competitive prices and superior customer service.

Manufacturing and Operations

        Our MDI production facilities are located in Geismar, Louisiana; Rozenburg, Netherlands; and through our joint ventures in Caojing, China. These facilities receive aniline, which is a primary material used in the production of MDI, from our facilities located in Geismar, Louisiana; Wilton, U.K.; and Caojing, China. We believe that this relative scale and product integration of our large facilities provide a significant competitive advantage over other producers. In addition to reducing transportation costs for our raw materials, integration helps reduce our exposure to cyclical prices.

        The following table sets forth the annual production capacity of polyurethane chemicals at each of our polyurethanes facilities:

	MDI		Polyols	TPU	Aniline		Nitrobenzene		PO	PG	MTBE
	(millions of pounds)										(millions of gallons)
Geismar, Louisiana	970		160		715	(2)	953	(2)
Osnabrück, Germany			26	57
Port Neches, Texas									525	145	260
Ringwood, Illinois				18
Caojing, China	265	(1)
Rozenburg, Netherlands	880		130
Wilton, U.K.					715		953

Total	2,115		316	75	1,430		1,906		525	145	260

(1)
Represents our 50% share of capacity from SLIC, an unconsolidated Chinese joint venture.

(2)
Represents our approximately 78% share of capacity under our consolidated Rubicon LLC manufacturing joint venture with Chemtura Corporation.

        At both our Geismar and Rozenburg facilities we utilize sophisticated proprietary technology to produce our MDI. This technology, which is also used in our Chinese joint venture, contributes to our position as a low cost MDI producer. In addition to MDI, we use a proprietary manufacturing process to manufacture PO. We own or license all technology and know-how developed and utilized at our PO facility. Our process combines isobutane and oxygen in proprietary oxidation (peroxidation) reactors, thereby forming TBHP and TBA, which are further processed into PO and MTBE, respectively.

Because our PO production process is less expensive relative to other technologies and allows all of our PO co-products to be processed into saleable or useable materials, we believe that our PO production technology possesses several distinct advantages over its alternatives.

        We operate polyurethane systems houses in Buenos Aires, Argentina; Deerpark, Australia; Shanghai, China; Cartagena, Colombia; Deggendorf, Germany; Thane (Maharashtra), India; Ternate, Italy; Tlalnepantla, Mexico; Mississauga, Ontario; Kuan Yin, Taiwan; Samuprakam, Thailand; Osnabrück, Germany; Dammam, Saudi Arabia and Obninsk, Russia.

Joint Ventures

        Rubicon Joint Venture.    Chemtura Corporation is our joint venture partner in Rubicon LLC, which owns aniline, nitrobenzene and DPA manufacturing facilities in Geismar, Louisiana. We are entitled to approximately 78% of the nitrobenzene and aniline production capacity of Rubicon LLC, and Chemtura Corporation is entitled to 100% of the DPA production. In addition to operating the joint venture's aniline, nitrobenzene and DPA facilities, Rubicon LLC also operates our wholly owned MDI and polyol facilities at Geismar and is responsible for providing other auxiliary services to the entire Geismar complex. As a result of this joint venture, we are able to achieve greater scale and lower costs for our products than we would otherwise have been able to obtain. Rubicon LLC is consolidated in our financial statements.

        Chinese MDI Joint Ventures.    In January 2003, we entered into two related joint venture agreements to build MDI production facilities near Shanghai, China. SLIC, our manufacturing joint venture with BASF AG and three Chinese chemical companies, built three plants that manufacture MNB, aniline and crude MDI. We effectively own 35% of SLIC and account for our investment under the equity method. HPS, our splitting joint venture with Shanghai Chlor-Alkali Chemical Company, Ltd, has constructed a plant to manufacture pure MDI, polymeric MDI and MDI variants. We own 70% of HPS and it is a consolidated affiliate. These projects have been funded by a combination of equity invested by the joint venture partners and borrowed funds. SLIC and HPS commenced operations during 2006. The total production capacity of the SLIC facilities is 530 million pounds per year of MDI and the production capacity of the HPS facility is 300 million pounds per year of MDI finished products.

        Russian MDI, Coatings and Systems Joint Venture.    In 2006, we purchased a 45% interest in International Polyurethane Investments B.V. This company's wholly owned subsidiary, NMG is a leading polyurethanes producer headquartered in Obninsk, Russia. We account for this investment under the equity method. This joint venture, now Huntsman NMG ZAO, manufactures and markets a range of polyurethane systems in adhesives, coatings, elastomers and insulation using our MDI products.

Raw Materials

        The primary raw materials for MDI-based polyurethane chemicals are benzene and PO. Benzene is a widely available commodity that is the primary feedstock for the production of MDI and aniline. Historically, benzene has been the largest component of our raw material costs. We purchase benzene from third parties to manufacture nitrobenzene and aniline, almost all of which we then use to produce MDI.

        A major cost in the production of polyols is attributable to the costs of PO. The integration of our PO business with our polyurethane chemicals business gives us access to a competitively priced, strategic source of PO and the opportunity to develop polyols that enhance our range of MDI products. The primary raw materials used in our PO production process are butane/isobutane, propylene, methanol and oxygen, which accounted for 53%, 35%, 11% and 1%, respectively, of total raw material costs in 2010. We purchase our raw materials primarily under long-term contracts. While most of these feedstocks are commodity materials generally available to us from a wide variety of suppliers at competitive prices in the spot market, all the propylene used in the production of our PO is produced internally and delivered through a pipeline connected to our PO facility.

Competition

        Our major competitors in the polyurethane chemicals market include BASF, Bayer, Dow, Yantai Wanhua and LyondellBasell. While these competitors and others produce various types and quantities of polyurethane chemicals, we focus on MDI and MDI-based polyurethane systems. Our polyurethane chemicals business competes in two basic ways: (1) where price is the dominant element of competition, our polyurethane chemicals business differentiates itself by its high level of customer support, including cooperation on technical and safety matters; and (2) elsewhere, we compete on the basis of product performance and our ability to react quickly to changing customer needs and by providing customers with innovative solutions to their needs.

        Some of our competitors in the Polyurethanes segment are among the world's largest chemical companies and major integrated petroleum companies. These competitors may have their own raw material resources. Some of these companies may be able to produce products more economically than we can. In addition, some of our competitors in this market have greater financial resources, which may enable them to invest significant capital into their businesses, including expenditures for research and development. If any of our current or future competitors in this market develop proprietary technology that enables them to produce products at a significantly lower cost, our technology could be rendered uneconomical or obsolete.

Performance Products

General

        Our Performance Products segment is organized around three market areas: performance specialties, performance intermediates and maleic anhydride and licensing, and serves a wide variety of consumer and industrial end markets. In performance specialties, we are a leading global producer of amines, carbonates and certain specialty surfactants. Growth in demand in our performance specialties market tends to be driven by the end-performance characteristics that our products deliver to our customers. These products are manufactured for use in a growing number of niche industrial end uses and have been characterized by growing demand, technology substitution and stable profitability. For example, we are one of two significant global producers of polyetheramines, for which our sales volumes have grown at a compound annual rate of over 9% in the last 10 years due to strong demand in a number of industrial applications, such as epoxy curing agents, oil drilling, agrochemicals, fuel additives and civil construction materials. In performance intermediates, we consume internally produced and third-party-sourced base petrochemicals in the manufacture of our surfactants, LAB and ethanolamines products, which are primarily used in detergency, consumer products and industrial applications. We also produce EG, which is primarily used in the production of polyester fibers and PET packaging. We believe we are North America's largest and lowest-cost producer of maleic anhydride. Maleic anhydride is the building block for UPRs, which are mainly used in the production of fiberglass reinforced resins for marine, automotive and construction products. We are the leading global licensor of maleic anhydride manufacturing technology and are also the largest supplier of butane fixed bed catalyst used in the manufacture of maleic anhydride. Our licensing group also licenses technology on behalf of our other Huntsman businesses. We operate 16 Performance Products manufacturing facilities in North America, Europe, Middle East, Asia and Australia.

        We have the annual capacity to produce approximately 1.4 billion pounds of more than 250 amines and other performance chemicals. We believe we are the largest global producer of polyetheramines, propylene carbonates, ethylene carbonates, DGA® agent and morpholine, the second largest global producer of ethyleneamines and the third largest North American producer of ethanolamines. We also produce substituted propylamines. We use internally produced ethylene, EO, EG and PO in the manufacture of many of our amines. Our products are manufactured at our Port Neches, Conroe and Freeport, Texas facilities and at our facilities in Llanelli, U.K. Petfurdo, Hungary and Jurong Island, Singapore. Since mid-2010 we have been manufacturing ethyleneamines through our 50/50 joint venture with Zamil Group (the "Arabian Amines Company") located in Jubail, Saudi Arabia. The joint venture has the capacity to produce 60 million pounds of ethyleneamines per annum. Our amines are used in a wide variety of consumer and industrial applications, including personal care products, polyurethane foam, fuel and lubricant additives, paints and coatings, composites, solvents and catalysts. Our key amines customers include Akzo, Chevron, BASF, Hercules, Afton, Unilever, Monsanto and PPG.

        We have the capacity to produce approximately 2.5 billion pounds of surfactant products annually at our eight facilities located in North America, Europe and Australia. We are a leading global manufacturer of nonionic, anionic, cationic and amphoteric surfactants products and are characterized by our breadth of product offering and market coverage. Our surfactant products are primarily used in consumer detergent and industrial cleaning applications. In addition, we manufacture and market a diversified range of mild surfactants and specialty formulations for use in personal care applications. We are also a leading European producer of components for powder and liquid laundry detergents and other cleaners. We continue to strengthen and diversify our surfactant product offering into formulated specialty surfactant products, for use in various industrial applications such as leather and textile treatment, foundry and construction, agrochemicals, fuels and lubricants, polymers and coatings. We are growing our global agrochemical surfactant technology and product offerings. Our key surfactants customers include Sun Products, L'Oreal, Monsanto, Nufarm, Clorox, Henkel, Colgate, Procter & Gamble and Unilever.

        We are North America's second largest producer of LAB, with alkylation capacity of 375 million pounds per year at our plant in Chocolate Bayou, Texas. LAB is a surfactant intermediate which is converted into LAS, a major anionic surfactant used worldwide for the production of consumer, industrial and institutional laundry detergents. We also manufacture a higher-molecular-weight alkylate which is used as an additive to lubricants. Our key customers for LAB and specialty alkylates include Colgate, Lubrizol, Henkel, Procter & Gamble, Unilever and Sun Products.

        We believe we are North America's largest producer of maleic anhydride, a highly versatile chemical intermediate that is used to produce UPRs, which are mainly used in the production of fiberglass reinforced resins for marine, automotive and construction products. Maleic anhydride is also used in the production of lubricants, food additives and artificial sweeteners. We have the capacity to produce approximately 340 million pounds annually at our facilities located in Pensacola, Florida and Geismar, Louisiana. We also own a 50% interest in Sasol-Huntsman, which has been accounted for using the equity method. This joint venture owns and operates a facility in Moers, Germany with an annual capacity of 137 million pounds. In early 2011, a plant expansion will come online raising the capacity of the joint venture to 232 million pounds. We expect to begin consolidating the results of Sasol-Huntsman in early 2011. We also license our maleic anhydride technology and supply our catalysts to licensees and to worldwide merchant customers. As a result of our long-standing research and development efforts aided by our pilot and catalyst preparation plants, we have successfully introduced six generations of our maleic anhydride catalysts. Patent applications have been filed for our seventh generation catalyst which should be commercially available in 2011. Revenue from licensing and catalyst comes from new plant commissioning, as well as current plant retrofits and catalyst change schedules. Our key maleic anhydride customers include AOC, Chevron, Oronite, Cook Composites, Dixie, Lubrizol, Infineum, Reichhold and Bartek.

        We also have the capacity to produce approximately 945 million pounds of EG annually at our facilities in Botany, Australia and Port Neches, Texas.

Products and Markets

        Performance Specialties.    The following table shows the end-market applications for our performance specialties products:

Product Group	Applications
Specialty Amines	liquid soaps, personal care, lubricant and fuel additives, polyurethane foams, fabric softeners, paints and coatings, refinery processing, water treating
Polyetheramines
polyurethane foams and insulation, construction and flooring, paints and coatings, lubricant and fuel additives, adhesives, epoxy composites, agrochemicals, oilfield chemicals, printing inks, pigment dispersion
Ethyleneamines	lubricant and fuel additives, epoxy hardeners, wet strength resins, chelating agents, fungicides
Morpholine/DGA® agent and Gas Treating	hydrocarbon processing, construction chemicals, synthetic rubber, water treating, electronics applications, gas treatment and agriculture
Carbonates	lubricant and fuel additives, agriculture, electronics applications, textile treatment, solar panels
Specialty Surfactants	agricultural herbicides, construction, paper de-inking, lubricants

        Our performance specialties products are organized around the following end markets: coatings, polymers and resins; process additives; resources, fuels and lubricants; and agrochemicals.

        Amines.    Amines broadly refers to the family of intermediate chemicals that are produced by reacting ammonia with various ethylene and propylene derivatives. Generally, amines are valued for their properties as a reactive, emulsifying, dispersant, detergent, solvent or corrosion inhibiting agent. Growth in demand for amines is highly correlated with GDP growth due to its strong links to general industrial and consumer products markets. However, certain segments of the amines market, such as polyetheramines, have grown at rates well in excess of GDP growth due to new product development, technical innovation, and substitution and replacement of competing products. For example, polyetheramines are used by customers who demand increasingly sophisticated performance characteristics as an additive in the manufacture of highly customized epoxy formulations, enabling customers to penetrate new markets and substitute for traditional curing materials. As amines are generally sold based upon the performance characteristics that they provide to customer- specific end use application, pricing does not generally fluctuate directly with movements in underlying raw materials.

        Morpholine/DGA® Agent.    Morpholine and DGA® agent are produced as co-products by reacting ammonia with DEG. Morpholine is used in a number of niche industrial applications including rubber curing (as an accelerator) and flocculants for water treatment. DGA® agent is primarily used in gas treating, electronics, herbicides and metalworking end use applications.

        Carbonates.    Ethylene and propylene carbonates are manufactured by reacting EO and PO with carbon dioxide. Carbonates are used as solvents and as reactive diluents in polymer and coating applications. They are also increasingly being used as a photo-resist solvent in the manufacture of printed circuit boards, solar panels, LCD screens and the production of lithium batteries. Also, propylene carbonates have recently received approval by the U.S. Environmental Protection Agency (the "EPA") for use as a solvent in certain agricultural applications. We expect these solvents to replace traditional aromatic solvents that are increasingly subject to legislative restrictions and prohibitions.

        Performance Intermediates.    The following table sets forth the end markets for our performance intermediates products:

Product Group	End Markets
Surfactants
Alkoxylates	household detergents, industrial cleaners, anti-fog chemicals for glass, asphalt emulsions, shampoos, polymerization additives, de-emulsifiers for petroleum production
Sulfonates/Sulfates	powdered detergents, liquid detergents, shampoos, body washes, dishwashing liquids, industrial cleaners, emulsion polymerization, concrete superplasticizers, gypsum wallboard
Esters and Derivatives	shampoo, body wash, textile and leather treatment
Nitrogen Derivatives	bleach thickeners, baby shampoo, fabric conditioners, other personal care products
Formulated Blends	household detergents, textile and leather treatment, personal care products, pharmaceutical intermediates
EO/PO Block Co-Polymers	automatic dishwasher detergents
Ethanolamines	wood preservatives, herbicides, construction, gas treatment, metalworking
LAB	consumer detergents, industrial and institutional detergents, synthetic lubricants
EG	polyester fibers and PET bottle resins, antifreeze

        Surfactants.    Surfactants or "surface active agents" are substances that combine a water soluble component with a water insoluble component in the same molecule. While surfactants are most commonly used for their detergency in cleaning applications, they are also valued for their emulsification, foaming, dispersing, penetrating and wetting properties in a variety of industries.

        Demand growth for surfactants is relatively stable and exhibits little cyclicality. The main consumer product applications for surfactants can demand new formulations with improved performance characteristics, which affords considerable opportunity for innovative surfactants manufacturers like us to provide surfactants and blends with differentiated specifications and properties. For basic surfactants, pricing tends to have a strong relationship to underlying raw material prices and usually lags raw material price movements.

        Ethanolamines.    Ethanolamines are a range of chemicals produced by the reaction of EO with ammonia. They are used as intermediates in the production of a variety of industrial, agricultural and consumer products. There are a limited number of competitors due to the technical and cost barriers to entry. Growth in this sector has typically been higher than GDP but saw a decline in late 2009 followed by a recovery in demand in 2010. We believe the ethanolamines market in North America is currently balanced.

        LAB.    LAB is a surfactant intermediate which is produced through the reaction of benzene with either normal paraffins or linear alpha olefins. Nearly all the LAB produced globally is converted into LAS, a major anionic surfactant used worldwide for the production of consumer, industrial and institutional laundry detergents.

        Three major manufacturers lead the traditional detergency market for LAB in North America: Procter & Gamble, Henkel and The Sun Products Corp. We believe that two-thirds of the LAB global capacity lies in the hands of ten producers, with three or four major players in each of the three regional markets. Although the North American market for LAB is mature, we expect Latin American and other developing countries to grow as detergent demand grows at a faster rate than GDP. However, growth in demand for specialty alkylates for use in lubricants is expected to be higher than GDP. We have developed a unique manufacturing capability for a high molecular weight alkylate for this market. With a significant technical barrier to entry, our specialty alkylate capability has allowed us greater diversity in our portfolio and strengthened our competitive position versus LAB-only producers.

        EG.    We consume our internally produced EO to produce three types of EG: MEG, DEG and TEG. MEG is consumed primarily in the polyester (fiber and bottle resin) and antifreeze end markets and is also used in a wide variety of industrial applications including synthetic lubricants, plasticizers, solvents and emulsifiers. DEG is consumed internally for the production of Morpholine/DGA® agent and polyols. TEG is used internally for the production of polyols and is sold into the market for dehydration of natural gas. We continue to optimize our EO and EG operations depending on the fundamental market demand for EG.

        Maleic Anhydride and Licensing.    The following table sets forth the end markets for our maleic anhydride products:

Product Group	End Markets
Maleic anhydride	boat hulls, automotive, construction, lubricant and fuel additives, countertops, agrochemicals, paper, and food additives
Maleic anhydride catalyst and technology licensing	maleic anhydride, BDO and its derivatives, and PBT manufacturers

        Maleic anhydride is a chemical intermediate that is produced by oxidizing either benzene or normal butane through the use of a catalyst. The largest use of maleic anhydride in the U.S. is in the production of UPRs, which we believe account for approximately 22% of North American maleic anhydride demand. UPR is the main ingredient in fiberglass reinforced resins, which are used for marine and automotive applications and commercial and residential construction products.

        Our maleic anhydride technology is a proprietary fixed bed process with solvent recovery and is characterized by low butane consumption and an energy-efficient, high-percentage recovery solvent recovery system. This process competes against two other processes, the fluid bed process and the fixed bed process with water recovery. We believe that our process is superior in the areas of feedstock and energy efficiency and solvent recovery. The maleic anhydride-based route to BDO manufacture is currently the preferred process technology and is favored over the other routes, which include PO, butadiene and acetylene as feedstocks. As a result, the growth in demand for BDO has resulted in increased demand for our maleic anhydride technology and catalyst.

        Total North American demand for maleic anhydride in 2010 was approximately 547 million pounds. Over time, demand for maleic anhydride has generally grown at rates that slightly exceed GDP growth.

However, given its dependence on the UPR market, which is heavily influenced by construction end markets, demand for this application can be cyclical. Generally, changes in price have resulted from changes in industry capacity utilization as opposed to changes in underlying raw material costs.

        On April 1, 2008, we announced that Sasol-Huntsman, our 50/50 maleic anhydride joint venture located in Moers, Germany, would be expanding its manufacturing capacity by approximately 100 million pounds per year. The new capacity is expected to come online in early 2011. The joint venture received secured nonrecourse financing that together with its cash flows from operations was used to fund the expansion.

Sales and Marketing

        We sell over 2,000 products to over 4,000 customers globally through our Performance Products marketing groups, which have extensive market knowledge, considerable chemical industry experience and well established customer relationships.

        Our performance specialties markets are organized around end use market applications, such as coatings, polymers and resins and agrochemical. In these end uses, our marketing efforts are focused on how our product offerings perform in certain customer applications. We believe that this approach enhances the value of our product offerings and creates opportunities for ongoing differentiation in our development activities with our customers. Our performance intermediates and maleic anhydride groups organize their marketing efforts around their products and geographic regions served. We also provide extensive pre- and post-sales technical service support to our customers where our technical service professionals work closely with our research and development functions to tailor our product offerings to meet our customers unique and changing requirements. Finally, these technical service professionals interact closely with our market managers and business leadership teams to help guide future offerings and market approach strategies.

        In addition to our focused direct sales efforts, we maintain an extensive global network of distributors and agents that also sell our products. These distributors and agents typically promote our products to smaller end use customers who cannot be served cost effectively by our direct sales forces.

Manufacturing and Operations

        Our Performance Products segment has the capacity to produce more than seven billion pounds annually of a wide variety of specialty, intermediate and commodity products and formulations at 16 manufacturing locations in North America, Europe, Asia and Australia.

        These production capacities are as follows:

	Current capacity
Product Area	North America	EAME		APAC	Total
	(millions of pounds)
Performance Specialties
Amines	706	186	(1)	40	932
Carbonates	77				77
Specialty surfactants	100	175		70	345
Performance Intermediates
EG	890			55	945
EO	1,000			100	1,100
Ethanolamines	400				400
Ethylene	400				400
LAB	375				375
Propylene	300				300
Surfactants	470	1,675		30	2,175
Maleic anhydride	340	137	(2)		477

(1)
Includes up to 30 million pounds of ethyleneamines that are made available from Dow's Terneuzen, Netherlands facility by way of a long-term supply arrangement and 60 million pounds from our consolidated 50/50 joint venture Arabian Amines Company located in Jubail, Saudi Arabia.

(2)
Represents total capacity of a facility owned by Sasol-Huntsman, of which we own a 50% equity interest and Sasol owns the remaining 50% interest. On April 1, 2008, we announced that Sasol-Huntsman would be expanding its manufacturing capacity by approximately 100 million pounds per year. The new capacity is expected to come online in early 2011 and is not included in the production capacity table noted above.

        Our surfactants and amines facilities are located globally, with broad capabilities in amination, sulfonation and ethoxylation. These facilities have a competitive cost base and use modern manufacturing units that allow for flexibility in production capabilities and technical innovation. Through the major restructuring of our surfactant operations, we have significantly improved the competitiveness of our surfactants business.

        Our primary ethylene, propylene, EO, EG and ethanolamines facilities are located in Port Neches, Texas alongside our Polyurethanes' PO/MTBE facility. The Port Neches, Texas facility benefits from extensive logistics infrastructure, which allows for efficient sourcing of other raw materials and distribution of finished products.

        Our LAB facility in Chocolate Bayou, Texas and our maleic anhydride facility in Pensacola, Florida are both located within large, integrated petrochemical manufacturing complexes operated by Ascend. We believe this results in greater scale and lower costs for our products than we would be able to obtain if these facilities were stand-alone operations.

        In 2008, we formed Arabian Amines Company, a joint venture with the Zamil Group, which has constructed an ethyleneamines manufacturing plant in Jubail, Saudi Arabia. Trial production commenced in the second quarter of 2010, and, beginning July 2010, Arabian Amines Company generated significant revenues from the sale of product. The plant has an approximate annual capacity of 60 million pounds. We will purchase and sell all of the production from this joint venture. Arabian Amines Company was accounted for under the equity method during its development stage. We began consolidating this joint venture beginning July 1, 2010.

Raw Materials

        We have the capacity to use approximately 850 million pounds of ethylene each year produced in part at our Port Neches, Texas facility in the production of EO and ethyleneamines. We consume all of our EO in the manufacture of our EG, surfactants and amines products. We also use internally produced PO and DEG in the manufacture of these products. We have the capacity to produce 400 million pounds of ethylene and 300 million pounds of propylene, depending on feedstocks, at our Port Neches, Texas facility. All of the ethylene is used in the production of EO and substantially all of the propylene is consumed by the PO unit at Port Neches operated by our Polyurethanes business. We purchase or toll the remainder of our ethylene and propylene requirements from third parties.

        In addition to internally produced raw materials, our performance specialties market purchases over 250 compounds in varying quantities, the largest of which includes ethylene dichloride, caustic soda, synthetic alcohols, paraffin, nonyl phenol, ammonia, hydrogen, methylamines and acrylonitrile. The majority of these raw materials are available from multiple sources in the merchant market at competitive prices.

        In our performance intermediates market, our primary raw materials, in addition to internally produced and third-party sourced EO and ethylene, are synthetic and natural alcohols, paraffin, alpha olefins, benzene and nonyl phenol. All of these raw materials are widely available in the merchant market at competitive prices.

        Maleic anhydride is produced by the reaction of n-butane with oxygen using our proprietary catalyst. The principal raw material is n-butane which is purchased pursuant to long-term contracts and delivered to our Pensacola, Florida site by barge and to our facility in Geismar, Louisiana via pipeline. Our maleic anhydride catalyst is toll-manufactured by BASF under a long-term contract according to our proprietary methods. These raw materials are available from multiple sources at competitive prices.

Competition

        In our performance specialties market, there are few competitors for many of our products due to the considerable customization of product formulations, the proprietary nature of many of our product applications and manufacturing processes and the relatively high research and development and technical costs involved. Some of our global competitors include BASF, Air Products, Dow, Tosoh, and Akzo. We compete primarily on the basis of product performance, new product innovation and, to a lesser extent, on the basis of price.

        There are numerous global producers of many of our performance intermediates products. Our main competitors include global companies such as Dow, Sasol, BASF, Petresa, Clariant, Shell, Stepan and Kao, as well as various smaller or more local competitors. We compete on the basis of price with respect to the majority of our product offerings and, to a lesser degree, on the basis of product availability, performance and service with respect to certain of our more value-added products.

        In our maleic anhydride market, we compete primarily on the basis of price, customer service and plant location. Our competitors include Lanxess, Flint Hills Resources and Ashland. We are the leading global producer of maleic anhydride catalyst. Competitors in our maleic anhydride catalyst market include Scientific Design and Polynt. In our maleic anhydride technology licensing market, our primary competitor is Scientific Design. We compete primarily on the basis of technological performance and service.

        The market in which our Performance Products segment operates is highly competitive. Among our competitors in this market are some of the world's largest chemical companies and major integrated petroleum companies that have their own raw material resources. Some of these companies may be able to produce products more economically than we can. In addition, some of our competitors in this market have greater financial resources, which may enable them to invest significant capital into their businesses, including expenditures for research and development. If any of our current or future competitors in this market develop proprietary technology that enables them to produce products at a significantly lower cost, our technology could be rendered uneconomical or obsolete.

Advanced Materials

General

        Our Advanced Materials segment is a leading global manufacturer and marketer of technologically advanced epoxy, acrylic and polyurethane-based polymer products. We focus on formulations and systems that are used to address customer specific needs in a wide variety of industrial and consumer applications. Our products are used either as replacements for traditional materials or in applications where traditional materials do not meet demanding engineering specifications. For example, structural adhesives are used to replace metal rivets and advanced composites are used to replace traditional aluminum panels in the manufacture of aerospace components. Our Advanced Materials segment is characterized by the breadth of our product offering, our expertise in complex chemistry, our long-standing relationships with our customers, our ability to develop and adapt our technology and our applications expertise for new markets and new applications.

        We operate synthesis, formulating and production facilities in North America, Europe, Asia, South America and Africa. We market over 3,000 products to more than 3,000 customers in the following end-markets: civil engineering, shipbuilding and marine maintenance, consumer appliances, food and beverage packaging, industrial appliances, consumer/do it yourself ("DIY"), aerospace, DVD, LNG transport, electrical power transmission and distribution, printed circuit boards, consumer and industrial electronics, wind power generation, automotive, recreational sports equipment, medical appliances, design studios and prototype manufacturers.

Products and Markets

        Our product range spans from basic liquid and solid resins, to specialty components like curing agents, matting agents, accelerators, cross-linkers, reactive diluents, thermoplastic polyamides and additives. In addition to these components, which we typically sell to formulators in various industries, we also produce and sell ready to use formulated polymer systems.

        Base Resins and Specialty Component Markets.    Our products are used for the protection of steel and concrete substrates, such as flooring, metal furniture and appliances, buildings, linings for storage tanks and food and beverage cans, and the primer coat of automobile bodies and ships. Epoxy-based surface coatings are among the most widely used industrial coatings due to their structural stability and broad application functionality combined with overall economic efficiency.

        Base resins and specialty components are also used for composite applications. A structural composite is made by combining two or more different materials, such as fibers, resins and other specialty additives, to create a product with enhanced structural properties. Specifically, structural composites are lightweight, high-strength, rigid materials with high resistance to chemicals, moisture and high temperatures. Our product range comprises basic and advanced epoxy resins, curing agents and other advanced chemicals, additives and formulated polymer systems. The four key target markets for our structural composites are aerospace, windmill blades for wind power generation, general industrial and automotive applications, and recreational products (mainly sports equipment such as skis). Structural composites continue to substitute for traditional materials, such as metals and wood, in a wide variety of applications due to their light weight, strength and durability.

        Formulated Systems.    The structural adhesives market requires high-strength "engineering" adhesives for use in the manufacture and repair of items to bond various engineering substrates. Our business focus is on engineering adhesives based on epoxy, polyurethane, acrylic and other technologies which are used to bond materials, such as steel, aluminum, engineering plastics and composites in substitution of traditional joining techniques. Our Araldite® brand name has considerable value in the industrial and consumer adhesives markets. In many countries, Araldite® branded products are known for their high-performance adhesive capabilities, and we generally believe that this is the value-added segment of the market where recognition of our long-standing Araldite® brand is a key competitive advantage. Packaging is a key characteristic of our adhesives products. Our range of adhesives is sold in a variety of packs and sizes, targeted to three specific end-markets and sold through targeted routes to market:

  •
  General Industrial Bonding.  We sell a broad range of advanced formulated adhesives to a broad base of small-to medium sized customers, including specialist distributors.

  •
  Industry Specific.  We sell our adhesive products on a global basis into diverse, industry specific markets, which include the aerospace, wind turbine, DVD, LNG transport, filterbonding, solar cell and other industrial applications markets. Our target markets are chosen because we believe it is worthwhile to utilize our direct sales force and applications experts to tailor products and services to suit the needs and performance specifications of the specific market segments.

  •
  Consumer/DIY.  We package and sell consumer adhesives through strategic distribution arrangements with a number of the major marketers of consumer/DIY adhesives, such as Bostik and Selleys. These products are sold globally through a number of major retail outlets, often under the Araldite® brand name.

        Our electrical materials are formulated polymer systems, which make up the insulation materials used in equipment for the generation, transmission and distribution of electrical power, such as transformers, switch gears, ignition coils, sensors, motors and magnets, and for the protection of electrical and electronic devices and components. The purpose of these products is to insulate, protect or shield either the environment from electrical current or electrical devices from the environment, such as temperature or humidity. Our electrical insulating materials target two key market segments: the heavy electrical equipment market and the light electrical equipment market.

        Products for the heavy electrical equipment market segment are used in power plant components, devices for power grids and insulating parts and components. In addition, there are numerous devices, such as motors and magnetic coils used in trains and medical equipment, which are manufactured using epoxy and related technologies. Products for the light electrical equipment market segment are used in applications such as industrial automation and control, consumer electronics, car electronics and electrical components. The end customers in the electrical insulating materials market encompass the relevant original equipment manufacturer ("OEM") as well as numerous manufacturers of components used in the final products. We also develop, manufacture and market materials used in the production of printed circuit boards. Our products are ultimately used in industries ranging from telecommunications and personal computer mother board manufacture to automotive electronic systems manufacture. Soldermasks are our most important product line in printed circuit board technologies, particularly in Europe. Sales are made mainly under the Probimer®, Probimage®, and Probelec® trademarks. Our Probimer® trademark is a widely recognized brand name for soldermasks.

        We produce polyurethane-based and epoxy formulated polymer systems used in the production of models, prototypes, patterns, molds and a variety of related products for design, prototyping and short-run manufacture. Our products are used extensively in the automotive, aerospace and industrial markets as productivity tools to quickly and efficiently create accurate prototypes and develop experimental models, and to lower the cost of manufacturing items in limited quantities primarily using computer-aided-design techniques. We separate the overall tooling and modeling materials market into two distinct groups—standard tooling and modeling materials and stereolithography technology.

        Our standard tooling and modeling materials are polymer-based materials used by craftsmen to make the traditional patterns, molds, models, jigs and fixtures required by the foundry, automotive, ceramics and other such industries. Stereolithography is a technology that is used to accurately produce physical three-dimensional models directly from computer-aided-design data without cutting, machining or tooling. The models are produced by selectively curing a light sensitive liquid resin with a laser beam. We sell our stereolithography products to customers in the aerospace, appliance, automotive, consumer, electronics and medical markets.

Sales and Marketing

        We maintain multiple routes to market to service our diverse customer base. These routes to market range from using our own direct sales force for targeted, technically oriented distribution to mass general distribution. Our direct sales force focuses on engineering solutions for decision makers at major customers who purchase significant amounts of product from us. We use technically oriented specialist distributors to augment our sales effort in niche markets and applications where we do not believe it is appropriate to develop direct sales resources. We use mass general distribution channels to sell our products into a wide range of general applications where technical expertise is less important to the user of the products to reduce our overall selling expenses. We believe our use of multiple routes to market enables us to reach a broader customer base at an efficient cost.

        We conduct sales activities through dedicated regional sales teams in the Americas; Europe, Africa, the Middle East and India ("EAMEI"); and Asia. Our global customers are covered by key account managers who are familiar with the specific requirements of these clients. The management of long-standing customer relationships, some of which are 20 to 30 years old, is at the heart of the sales and marketing process. We are also supported by a strong network of distributors. We serve a highly fragmented customer base.

        For our consumer DIY "Do It Yourself" range, we have entered into exclusive branding and distribution arrangements with, for example, Selleys in Australia. Under these arrangements, our distribution partners fund advertising and sales promotions, negotiate and sell to major retail chains, own inventories and provide store deliveries (and sometimes shelf merchandising) in exchange for a reliable, high-quality supply of Araldite® branded, ready-to-sell packaged products.

Manufacturing and Operations

        We are a global business serving customers in three principal geographic regions: EAMEI, the Americas, and Asia. To service our customers efficiently, we maintain manufacturing plants around the world with a strategy of global, regional and local manufacturing employed to optimize the level of service and minimize the cost to our customers. The following table summarizes the plants that we operate:

Location	Description of Facility
Bad Saeckingen, Germany	Formulating Facility
Bergkamen, Germany	Synthesis Facility
Chennai, India(1)	Resins and Synthesis Facility
Duxford, U.K.	Formulating Facility
East Lansing, Michigan, U.S.	Formulating Facility
Istanbul, Turkey(2)	Formulating Facility
Los Angeles, California, U.S.	Formulating Facility
McIntosh, Alabama, U.S.	Resins and Synthesis Facility
Monthey, Switzerland	Resins and Synthesis Facility
Pamplona, Spain	Resins and Synthesis Facility
Panyu, China(2)(3)	Formulation and Synthesis Facility
Sadat City, Egypt	Formulating Facility
Taboão da Serra, Brazil	Formulating Facility

(1)
76%-owned and consolidated manufacturing joint venture with Tamilnadu Petroproducts Limited.

(2)
Leased land and/or building.

(3)
95%-owned and consolidated manufacturing joint venture with Guangdong Panyu Shilou Town Economic Development Co. Ltd.

        Our facilities in Asia and India are well-positioned to take advantage of the market growth that is expected in these regions. Furthermore, we believe that we are the largest producer of epoxy resin compounds in India.

Raw Materials

        The principal raw materials we purchase for the manufacture of basic and advanced epoxy resins are epichlorohydrin, bisphenol A and BLR. We also purchase amines, polyols, isocyanates, acrylic materials, hardeners and fillers for the production of our formulated polymer systems and complex chemicals and additives. Raw material costs constitute a sizeable percentage of sales for certain applications. We have supply contracts with a number of suppliers. The terms of our supply contracts vary, but, in general, these contracts contain provisions that set forth the quantities of product to be supplied and purchased and formula based pricing.

        Additionally, we produce some of our most important raw materials, such as BLR and its basic derivatives, which are the basic building blocks of many of our products. We are the fourth largest producer of BLR in the world. Approximately 50% of the BLR we produce is consumed in the production of our formulated polymer systems. The balance of our BLR is sold as liquid or solid resin in the merchant market, allowing us to increase the utilization of our production plants and lower our overall BLR production cost. We believe that manufacturing a substantial proportion of our principal raw material gives us a competitive advantage over other epoxy-based polymer systems formulators, most of whom must buy BLR from third-party suppliers. This position helps protect us from pricing pressure from BLR suppliers and aids in providing us a stable supply of BLR in difficult market conditions.

        We consume certain amines produced by our Performance Products segment and isocyanates produced by our Polyurethanes segment, which we use to formulate Advanced Materials products.

Competition

        The market in which our Advanced Materials segment operates is highly competitive, and is dependent on significant capital investment, the development of proprietary technology, and maintenance of product research and development. Among our competitors in this market are some of the world's largest chemical companies and major integrated companies that have their own raw material resources.

        Competition in our basic liquid and solid epoxy resins group is primarily driven by price, and is increasingly more global with industry consolidation in the North American and European markets and the emergence of new competitors in Asia. Our major competitors include Dow, Momentive, BASF, Kukdo, Leuna and NanYa.

        Competition in our specialty components and structural composites product group is primarily driven by product performance, applications expertise and customer certification. Our competitive strengths include our strong technology base, broad range of value-added products, leading market positions, diverse customer base and reputation for customer service. Major competitors include Air Products, Arizona, Momentive, BASF, Cray Valley, Evonics, DIC, Dow, Mitsui, Sumitomo and NanYa.

        Competition in our formulation product group is primarily based on technology, know-how, applications and formulations expertise, product reliability and performance, process expertise and technical support. This product group covers a wide range of industries and the key competition factors vary by industry. Our competitive strengths result from our focus on defined market needs, our long-standing customer relationships, product reliability and technical performance, provision of high level service and recognition as a quality supplier in our chosen sectors. We operate dedicated technology centers in Basel, Switzerland; The Woodlands, Texas; and Panyu, China in support of our product and technology development. Our major competitors can be summarized as follows:

Formulation Product Group	Competition
Adhesives applications	Henkel/Loctite, ITW, National Starch, Sika, 3M
Electrical insulating materials	Altana, Hexion, Schenectady, Wuxi, Dexter-Hysol, Hitachi Chemical, Nagase Chemtex, Toshiba Chemical
Printed circuit board materials	Coates, Goo, Peters, Taiyo Ink, Tamura
Tooling and modeling solution.	Axson, DSM, Sika

Textile Effects

General

        Our Textile Effects segment is the leading global market share provider for textile chemicals and dyes. Our textile solutions enhance the color of finished textiles and improve such performance characteristics as wrinkle resistance and the ability to repel water and stains. Our Textile Effects segment is characterized by the breadth of our product offering, our long-standing relationships with our customers, our ability to develop and adapt our technology and our applications expertise for new markets and new applications.

        We operate synthesis, formulating and production facilities in North America, Europe, Asia and South America. We market multiple products to customers in multiple end-markets, including the following: consumer fashion apparel, sportswear, career and uniform apparel, military, automotive, home textiles and furnishings, carpet and other functional textiles.

        In June 2010, we announced a restructuring program for our Basel, Switzerland site of our Textile Effects segment. It would involve the consolidation of manufacturing activities and processes at the site, as well as the introduction of changes in work organization, with the aim of increasing flexibility while preserving existing capacities and ensuring competitiveness in Basel. We expect to spend approximately $16 million over approximately the next year to complete this project. We have targeted approximately $17 million in annual savings when the restructuring is fully completed.

Products and Markets

        Textiles generally involve a complex matrix of fibers, effects and functionality, and the resulting products range from fashion apparel to bulletproof vests, home linens to air and water filters, and upholstery to automotive interiors. Our broad range of dyestuffs and chemicals enhance both the aesthetic appearance of these products and the functionality needed to ensure that they perform in their end-use markets. Since the requirements for these markets vary dramatically, our business strategy focuses on the two major markets—apparel and technical textiles. We work to provide the right balance of products and service to meet the technical challenges in each of these markets.

        The apparel market, which also includes our home interiors products, focuses on products that provide an aesthetic effect and/or improve the processing efficiency within the textile mill. We offer a complete range of colors for cotton, polyester and nylon that cover the range of shades needed for sportswear, intimate apparel, towels, sheeting and casual wear. Our dyes have been developed to ensure that they offer the highest levels of wash fastness currently available in the market. Optical brighteners and other pretreatment products provide "bright white" effects for apparel, towels and sheeting. Pretreatment and dyeing auxiliaries ensure that these fabrics are processed efficiently and effectively—cleaning the fabrics with fewer chemicals, less energy and less water and thereby minimizing the environmental footprint and reducing the processing costs. Silicone softeners may be used to enhance the feel of products.

        Technical textiles include automotive textiles, carpet, military fabrics, mattress ticking and nonwoven and other technical fabrics. Though the product groups may differ in their end-uses, the articles must provide a high-level of functionality and performance in their respective markets. High-lightfast dyes and UV absorbers are used in automotive interiors and outdoor furnishings to provide colors that don't fade when exposed to sunlight and heat. Powerful stain repellent and release technology imparts durable protection for upholstery, military and medical fabrics, without affecting the color, breathability or feel of the fabric. Specialized dyes and prints create unique camouflage patterns for military uniforms, backpacks and tarps that won't fade through wash and wear or during exposure to the elements.

Sales and Marketing

        For our textile effects products, we focus on providing effect competence and process competence to our customers. Effect competence—delivering value added effects to our customer's products—enables us to capitalize on new and innovative technologies and to assist our customers in their efforts to differentiate themselves from competitors. Process competence—applying know-how and expertise to improve customers' processes—allows us to utilize our technical service to reduce cost and enhance efficiency.

Manufacturing and Operations

        We are a global business serving customers in three principal geographic regions: Europe, Africa and the Middle East ("EAME"), the Americas, and Asia. To service our customers efficiently, we maintain manufacturing plants around the world with a strategy of global, regional and local manufacturing employed to optimize the level of service and minimize the cost to our customers. The following table summarizes the plants that we operate:

Location	Description of Facility
Atotonilquillo, Mexico	Textile Dyes and Chemicals Formulations Facility
Baroda, India	Textile Dyes and Chemicals Synthesis Facility
Basel, Switzerland(1)	Textile Dyes Facility and Technology Center
Bogota, Colombia(1)	Chemicals Formulations Facility
Charlotte, North Carolina, U.S.(1)	Chemicals Formulations Facility
Fraijanes, Guatemala(1)	Chemicals Formulations Facility
Gandaria, Jakarta, Indonesia	Textile Dyes and Chemicals Formulations Facility
Hangzhou, China(1)	Chemicals Formulations Facility
Istanbul, Turkey(1)	Chemicals Formulations Facility
Karachi, Pakistan(1)	Chemicals Formulations Facility
Langweid am Leich, Germany(1)	Chemicals Synthesis Facility
Panyu, China(1)(2)	Chemicals Synthesis Facility and Technology Center
Qingdao, China	Textile Dyes Facility
Samutsakorn (Mahachai), Thailand(1)	Textile Dyes and Chemicals Formulations Facility

(1)
Leased land and/or building.

(2)
95%-owned and consolidated manufacturing joint venture with Guangdong Panyu Shilou Town Economic Development Co. Ltd.

Raw Materials

        The manufacture of textile effects products requires a wide selection of raw materials (approximately 1,200 different chemicals), including amines, fluorochemicals and sulfones. No one raw material represents greater than 3% of our textile effects raw material expenditures. Raw material costs constitute a sizeable percentage of sales for certain applications. We have supply contracts with a number of suppliers. The terms of our supply contracts vary, but, in general, these contracts contain provisions that set forth the quantities of product to be supplied and purchased and formula based pricing.

Competition

        We are the leading global market share provider for textile chemicals and dyes. Competition within the textile chemicals and dyes markets is generally fragmented with few competitors who offer complete solutions for both markets. Our major competitors are Clariant, BASF, Kiri-Dystar and Longsheng. We believe that our competitive strengths include our product offering, which is characterized by its broad range; high quality; significant integration between products and service; reliable technical expertise; long-standing relationships with customers; and strong business infrastructure in Asia. We believe that we have more customer service capability and account management capability than any of our competitors worldwide.

Pigments

General

        We are a leading global manufacturer and marketer of titanium dioxide, which is a white pigment used to impart whiteness, brightness and opacity to products such as paints, plastics, paper, printing inks, fibers and ceramics. We operate seven titanium dioxide manufacturing facilities located in North America, Europe, Asia and Africa. The global titanium dioxide market is characterized by a small number of large, global producers and a growing compliment of smaller regional producers.

        We offer an extensive range of products, under the Tioxide® and Deltio® brand names, to approximately 1,500 customers in all major titanium dioxide end markets and geographic regions. The geographic diversity of our manufacturing facilities allows our Pigments segment to service local customers, as well as global customers that require delivery to more than one location. Our diverse customer base includes Ampacet, A. Schulman, Akzo Nobel, BASF, Cabot, Clariant, Jotun, PolyOne and PPG. Our pigments business has an aggregate annual nameplate capacity of approximately 560,000 tonnes at our seven production facilities. Four of our titanium dioxide manufacturing plants are located in Europe, one is in North America, one is in Asia, and one is in South Africa. Our North American operation consists of a 50% interest in a manufacturing joint venture with Kronos Worldwide, Inc.

        Our Pigments segment is focused on improving our competitive position and providing customers with innovative products and solutions. In 2008, to further our competitive position we expanded the capacity of our Greatham, U.K. chloride-based facility by 50% to 150,000 tonnes per year. During the first quarter of 2009, we closed our Grimsby, U.K. sulphate-based facility. We recently announced an agreement in principle to an investment of approximately €30 million (approximately $40 million) to build a new magnesium sulfate fertilizer manufacturing operation at our plant in Calais, France. The new facility will enable the closure of part of our Calais effluent treatment plant, which is expected to increase the efficiency, sustainability and cost effectiveness of the entire Calais site. We continue to pursue other projects to improve manufacturing costs at each of our facilities. We are also introducing a number of innovative new products to the market, including our Deltio® range of free-flowing pigments.

Products and Markets

        Historically, global titanium dioxide demand growth rates tend to closely track global GDP growth rates. However, the demand growth rate and its relationship with the GDP growth rate varies by region. Developed markets such as the U.S. and Western Europe exhibit higher absolute consumption but lower demand growth rates, while emerging markets such as Asia exhibit much higher demand growth rates. The titanium dioxide industry experiences some seasonality in its sales reflecting the high exposure to seasonal coatings end use markets. Coating sales generally peak during the spring and summer months in the northern hemisphere, resulting in greater sales volumes during the second and third quarters of the year.

        There are two manufacturing processes for the production of titanium dioxide, the sulfate process and the chloride process. Most recent capacity additions by the five major producers have employed the chloride process technology while those by smaller producers have generally used the sulphate process technology. We currently believe that the chloride process accounts for approximately 55% of global production capacity. However, the global distribution of sulfate- and chloride-based titanium dioxide capacity varies by region, with the sulfate process being predominant in Europe, our primary market. The chloride process is the predominant process used in North America, and both processes are used in Asia. While most end use applications can use pigments produced by either process, regional market preferences typically favor products that are locally available. We believe the chloride and sulfate manufacturing processes compete effectively in the marketplace.

        Aside from the five major producers, the titanium dioxide industry currently has a large number of small regional or local producers, especially in China. Titanium dioxide supply has historically kept pace with increases in demand as producers increased capacity through low cost incremental debottlenecks, efficiency improvements and, more recently, new capacity additions in China. During periods of low titanium dioxide demand, the industry experiences high stock levels and consequently reduces production to manage working capital. Pricing in the industry is driven primarily by supply/demand balance. Based upon current price levels and the long lead times for planning, governmental approvals and construction, we expect supply to continue for the near term in line with historical demand growth.

Sales and Marketing

        Approximately 85% of our titanium dioxide sales are made through our direct sales and technical services network, enabling us to cooperate more closely with our customers and to respond to our increasingly global customer base. Our concentrated sales effort and local manufacturing presence have allowed us to achieve our leading market shares in a number of the countries where we manufacture titanium dioxide.

        In addition, we have focused on marketing products to higher growth industries. For example, we believe that our pigments business is well-positioned to benefit from the projected growth in the plastics sector which we expect to grow faster than the overall titanium dioxide market over the next several years.

Manufacturing and Operations

        Our pigments business has eight manufacturing sites in seven countries with a total capacity of approximately 560,000 tonnes per year. Approximately 72% of our titanium dioxide capacity is located in Western Europe. The following table presents information regarding our titanium dioxide facilities:

Region	Site	Annual Capacity (tonnes)	Process
Western Europe	Greatham, U.K.	150,000	Chloride
	Calais, France	95,000	Sulfate
	Huelva, Spain	80,000	Sulfate
	Scarlino, Italy	80,000	Sulfate
North America	Lake Charles, Louisiana(1)	70,000	Chloride
Asia	Teluk Kalung, Malaysia	60,000	Sulfate
Southern Africa	Umbogintwini, South Africa	25,000	Sulfate

Total		560,000

(1)
This facility is owned and operated by Louisiana Pigment Company, L.P., a manufacturing joint venture that is owned 50% by us and 50% by Kronos Worldwide. The capacity shown reflects our 50% interest in Louisiana Pigment Company, L.P.

        In 2008, we completed the expansion of our Greatham, U.K. facility by 50,000 tonnes. We are also well positioned to selectively invest in new plant capacity based upon our ICON chloride technology. ICON technology allows for the construction of new capacity with world scale economics at a minimum nameplate size of 65,000 tonnes. We believe competing chloride technologies typically require a minimum capacity of 100,000 tonnes to achieve comparable economics. Our chloride additions can be more easily absorbed into the market, which provides higher investment returns than larger capacity additions.

Joint Venture

        Louisiana Pigment Company, L.P. is our 50/50 joint venture with Kronos Worldwide. We share production off take and operating costs of the plant equally with Kronos Worldwide, though we market our share of the production independently. The operations of the joint venture are under the direction of a supervisory committee on which each partner has equal representation. Our investment in Louisiana Pigment Company, L.P. is accounted for using the equity method.

Raw Materials

        The primary raw materials used to produce titanium dioxide are titanium-bearing ores. We purchase the majority of our ore under long-term supply contracts with a number of ore suppliers. The majority of titanium-bearing ores are sourced from Australia, South Africa and Canada. Ore accounts for approximately 45% of pigment variable manufacturing costs, while utilities (electricity, gas and steam), sulfuric acid and chlorine collectively account for approximately 30% of our variable manufacturing costs.

        The world market for titanium bearing ores is characterized by a small number of large suppliers (Rio Tinto, Iluka and Exxaro) which account for approximately 60% of global supply and from which we purchase approximately 60% of our needs. However, the choice of producers has increased in recent years with a number of emerging suppliers based in India and Africa and we have broadened our supply base by purchasing increasing amounts of our ores from these suppliers. The majority of our ore purchases are made under agreements with terms of three or more years.

        Titanium dioxide producers extract titanium from ores and process it into pigmentary titanium dioxide using either the chloride or sulfate process. Once an intermediate titanium dioxide pigment has been produced, it is "finished" into a product with specific performance characteristics for particular end use applications. The finishing process is common to both the sulfate and chloride processes and is a major determinant of the final product's performance characteristics.

        The sulfate process generally uses less-refined ores that are cheaper to purchase but produce more co-product than the chloride process. Co-products from both processes require treatment prior to disposal in order to comply with environmental regulations. In order to reduce our disposal costs and to increase our cost competitiveness, we have developed and marketed the co-products of our pigments business. We sell over 50% of the co-products generated by our business.

Competition

        The global markets in which our pigments business operates are highly competitive. Competition is based primarily on price. In addition, we also compete on the basis of product quality and service. The major global producers against whom we compete are DuPont, Tronox, Kronos and Cristal, each of which has a global presence and the ability to service all global markets. Some of our competitors may be able to produce products more economically than we can. In addition, some of our competitors in this market have greater financial resources, which may enable them to invest significant capital into their businesses, including expenditures for research and development. If any of our current or future competitors in this market develops proprietary technology that enables them to produce products at a significantly lower cost, our technology could be rendered uneconomical or obsolete. Moreover, the sulphate-based titanium dioxide technology used by our Pigments business is widely available. Accordingly, barriers to entry, apart from capital availability, may be low and the entrance of new competitors into the industry may reduce our ability to capture improving profit margins in circumstances where capacity utilization in the industry is increasing.

RESEARCH AND DEVELOPMENT

        For the years ended December 31, 2010, 2009 and 2008, we spent $151 million, $145 million and $154 million, respectively, on research and development.

        We support our business with a major commitment to research and development, technical services and process engineering improvement. Our research and development centers are located in The Woodlands, Texas, Everberg, Belgium, and Shanghai, China. Other regional development/technical service centers are located in Billingham, England (pigments); Auburn Hills, Michigan (polyurethanes for the automotive industry); Derry, New Hampshire, Shanghai, China, Deggendorf, Germany and Ternate, Italy (polyurethanes); Melbourne, Australia (surfactants); Port Neches, Texas (process engineering support); Basel, Switzerland and Panyu, China (advanced materials and textile effects); and Mumbai, India (textile effects).

INTELLECTUAL PROPERTY RIGHTS

        Proprietary protection of our processes, apparatuses, and other technology and inventions is important to our businesses. We own approximately 560 unexpired U.S. patents, approximately 155 patent applications (including provisionals) currently pending at the U.S. Patent and Trademark Office, and approximately 3,650 foreign counterparts, including both issued patents and pending patent applications. While a presumption of validity exists with respect to issued U.S. patents, we cannot assure that any of our patents will not be challenged, invalidated, circumvented or rendered unenforceable. Furthermore, we cannot assure the issuance of any pending patent application, or that if patents do issue, that these patents will provide meaningful protection against competitors or against competitive technologies. Additionally, our competitors or other third parties may obtain patents that restrict or preclude our ability to lawfully produce or sell our products in a competitive manner.

        We also rely upon unpatented proprietary know-how and continuing technological innovation and other trade secrets to develop and maintain our competitive position. There can be no assurance, however, that confidentiality agreements into which we enter and have entered will not be breached, that they will provide meaningful protection for our trade secrets or proprietary know-how, or that adequate remedies will be available in the event of an unauthorized use or disclosure of such trade secrets and know-how. In addition, there can be no assurance that others will not obtain knowledge of these trade secrets through independent development or other access by legal means.

        In addition to our own patents and patent applications and proprietary trade secrets and know-how, we are a party to certain licensing arrangements and other agreements authorizing us to use trade secrets, know-how and related technology and/or operate within the scope of certain patents owned by other entities. We also have licensed or sub-licensed intellectual property rights to third parties.

        We have associated brand names with a number of our products, and we have approximately 140 U.S. trademark registrations (including applications for registration currently pending at the U.S. Patent and Trademark Office), and approximately 4,890 foreign counterparts, including both registrations and applications for registration. Some of these registrations and applications include filings under the Madrid system for the international registration of marks and may confer rights in multiple countries. However, there can be no assurance that the trademark registrations will provide meaningful protection against the use of similar trademarks by competitors, or that the value of our trademarks will not be diluted.

        Because of the breadth and nature of our intellectual property rights and our business, we do not believe that any single intellectual property right (other than certain trademarks for which we intend to maintain the applicable registrations) is material to our business. Moreover, we do not believe that the termination of intellectual property rights expected to occur over the next several years, either individually or in the aggregate, will materially adversely affect our business, financial condition or results of operations.

EMPLOYEES

        As of December 31, 2010, we employed approximately 12,000 people in our operations around the world. Approximately 2,000 of these employees are located in the U.S., while approximately 10,000 are located in other countries. We believe our relations with our employees are good.

ENVIRONMENTAL, HEALTH AND SAFETY MATTERS

General

        We are subject to extensive federal, state, local and international laws, regulations, rules and ordinances relating to safety, pollution, protection of the environment and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. In the ordinary course of business, we are subject to frequent environmental inspections and monitoring and occasional investigations by governmental enforcement authorities. In addition, our production facilities require operating permits that are subject to renewal, modification and, in certain circumstances, revocation. Actual or alleged violations of safety laws, environmental laws or permit requirements could result in restrictions or prohibitions on plant operations, substantial civil or criminal sanctions, as well as, under some environmental laws, the assessment of strict liability and/or joint and several liability. Moreover, changes in environmental regulations could inhibit or interrupt our operations, or require us to modify our facilities or operations. Accordingly, environmental or regulatory matters may cause us to incur significant unanticipated losses, costs or liabilities.

Environmental, Health and Safety Systems

        We are committed to achieving and maintaining compliance with all applicable EHS legal requirements, and we have developed policies and management systems that are intended to identify the multitude of EHS legal requirements applicable to our operations, enhance compliance with applicable legal requirements, ensure the safety of our employees, contractors, community neighbors and customers and minimize the production and emission of wastes and other pollutants. Although EHS legal requirements are constantly changing and are frequently difficult to comply with, these EHS management systems are designed to assist us in our compliance goals while also fostering efficiency and improvement and minimizing overall risk to us.

EHS Capital Expenditures

        We may incur future costs for capital improvements and general compliance under EHS laws, including costs to acquire, maintain and repair pollution control equipment. For the years ended December 31, 2010, 2009 and 2008, our capital expenditures for EHS matters totaled $85 million, $54 million and $58 million, respectively. Because capital expenditures for these matters are subject to evolving regulatory requirements and depend, in part, on the timing, promulgation and enforcement of specific requirements, our capital expenditures for EHS matters have varied significantly from year to year and we cannot provide assurance that our recent expenditures will be indicative of future amounts required under EHS laws.

Remediation Liabilities

        We have incurred, and we may in the future incur, liability to investigate and clean up waste or contamination at our current or former facilities or facilities operated by third parties at which we may have disposed of waste or other materials. Similarly, we may incur costs for the cleanup of waste that was disposed of prior to the purchase of our businesses. Under some circumstances, the scope of our liability may extend to damages to natural resources.

        Under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and similar state laws, a current or former owner or operator of real property may be liable for remediation costs regardless of whether the release or disposal of hazardous substances was in compliance with law at the time it occurred, and a current owner or operator may be liable regardless of whether it owned or operated the facility at the time of the release. Outside the U.S., analogous contaminated property laws, such as those in effect in France and Australia, can hold past owners and/or operators liable for remediation at former facilities. We have been notified by third parties of claims against us for cleanup liabilities at approximately 10 former facilities or third party sites, including, but not limited to, sites listed under CERCLA. Based on current information and past experiences at other CERCLA sites, we do not expect any of these third party claims to result in material liability to us.

        One of these sites, the North Maybe Canyon Mine CERCLA site, includes an abandoned phosphorous mine near Soda Springs, Idaho believed to have been operated by one of our predecessor companies (El Paso Products Company). In 2004, the U.S. Forest Service notified us that we are a CERCLA Potentially Responsible Party (a "PRP") for the mine site involving selenium contaminated surface water. Under a 2004 administrative order, the current mine lessee, Nu-West Industries, Inc., began undertaking the investigation required for a CERCLA removal process. In 2008, the site was transitioned to the CERCLA remedial action process, which requires a Remedial Investigation/Feasibility Study (an "RI/FS"). In 2009, the Forest Service notified the three PRPs (our Company, Nu-West and Wells Cargo) that it would undertake the RI/FS itself. On February 19, 2010, in conjunction with Wells Cargo, we agreed to jointly comply with a unilateral administrative order (a "UAO") to conduct an RI/FS of the entire West Ridge of the site, although we are alleged to have had only a limited historical presence in the investigation area. In March 2010, following the initiation of litigation by Nu-West, the Forest Service assumed Nu-West's original investigation obligations. On June 15, 2010, we received the UAO which had been executed by the Forest Service and we are presently carrying out the requirements of the order. We continue to coordinate with our insurers regarding policy coverage in this matter. At this time, we are unable to estimate the cost of the RI/FS or our ultimate liability in this matter, but we do not believe it will be material to our financial condition, results of operations or cash flow.

        In addition, under the Resource Conservation and Recovery Act ("RCRA") and similar state laws, we may be required to remediate contamination originating from our properties as a condition to our hazardous waste permit. Some of our manufacturing sites have an extended history of industrial chemical manufacturing and use, including on-site waste disposal. We are aware of soil, groundwater or surface contamination from past operations at some of our sites, and we may find contamination at other sites in the future. For example, our Port Neches, Texas, and Geismar, Louisiana, facilities are the subject of ongoing remediation requirements under RCRA authority. Similar laws exist in a number of locations in which we currently operate, or previously operated, manufacturing facilities, such as Australia, Switzerland and Italy.

        In June of 2006, an agreement was reached between the local regulatory authorities and our Advanced Materials site in Pamplona, Spain to relocate our manufacturing operations in order to facilitate new urban development desired by the city. Subsequently, as required by the authorities, soil and groundwater sampling was performed and followed by a quantitative risk assessment. In October 2010, the local authorities approved our proposed two-phase remedial approach. The first phase, to be initiated in 2011, will involve groundwater extraction and treatment in one limited area of the site. The second phase, not yet defined, would proceed during site redevelopment. However, because of the current economic conditions in Spain, we believe that the urban development plans have been postponed for the immediate future. Therefore, we are unable to further assess the timing, likelihood or amount of any potential liability.

        By letter dated March 7, 2006, our Base Chemicals and Polymers facility in West Footscray, Australia, was issued a clean-up notice by the Environment Protection Authority, Victoria, Australia (the "EPA Victoria") due to concerns about soil and groundwater contamination emanating from the site. The agency revoked the original clean-up notice on September 4, 2007 and issued a revised clean-up notice due to "the complexity of contamination issues" at the site. In the third quarter of 2009, we recorded a $30 million liability related to estimated environmental remediation costs at this site. On August 23, 2010, EPA Victoria revoked the second clean-up notice and issued a revised notice that included a requirement for financial assurance for the remediation. We have now reached agreement with the agency that a mortgage on the land will be held by the agency as financial surety during the period of current clean-up notice, which ends on July 30, 2014. We can provide no assurance that the agency will not seek to institute additional requirements for the site or that additional costs will not be associated with the clean up. This facility has been closed and demolition, which commenced in May 2010, is expected to be completed by mid-2011.

        By letter of March 15, 2010, the U.S. Department of Justice (the "DOJ") notified us that the EPA has requested that the DOJ bring an action in federal court against us and other PRPs for recovery of costs incurred by the U.S. in connection with releases of hazardous substances from the State Marine Superfund Site in Port Arthur, Texas. As of August 31, 2007, the EPA had incurred and paid approximately $2.8 million in unreimbursed response costs related to the site. Prior to filing the complaint, the DOJ requested that PRPs sign and return a standard tolling agreement (from March 31, 2010 through September 30, 2010) and participate in settlement discussions. We originally responded to an information request regarding this site on March 7, 2005 and identified historical transactions associated with a predecessor of a company we acquired. The prior owners have contractually agreed to indemnify us in this matter. While the DOJ is aware of the indemnity, we may be required to participate in future settlement discussions; therefore, on March 29, 2010, we submitted the signed tolling agreement and offer to negotiate to the DOJ. The tolling agreement has since been extended until March 31, 2011.

        In many cases, our potential liability arising from historical contamination is based on operations and other events occurring prior to our ownership of a business or specific facility. In these situations, we frequently obtained an indemnity agreement from the prior owner addressing remediation liabilities arising from pre-closing conditions. We have successfully exercised our rights under these contractual covenants for a number of sites and, where applicable, mitigated our ultimate remediation liability. We cannot assure you, however, that the liabilities for all such matters subject to indemnity, will be honored by the prior owner or that our existing indemnities will be sufficient to cover our liabilities for such matters.

        Based on available information and the indemnification rights we believe are likely to be available, we believe that the costs to investigate and remediate known contamination will not have a material adverse effect on our financial condition, results of operations or cash flows. However, if such indemnities are not honored or do not fully cover the costs of investigation and remediation or we are required to contribute to such costs, then such expenditures may have a material adverse effect on our financial condition, results of operations or cash flows. At the current time, we are unable to estimate the total cost, exclusive of indemnification benefits, to remediate any of the known contamination sites.

Environmental Reserves

        We have accrued liabilities relating to anticipated environmental cleanup obligations, site reclamation and closure costs and known penalties. Liabilities are recorded when potential liabilities are either known or considered probable and can be reasonably estimated. Our liability estimates are calculated using present value techniques and are based upon requirements placed upon us by regulators, available facts, existing technology and past experience. The environmental liabilities do not include amounts recorded as asset retirement obligations. We had accrued $48 million and $41 million for environmental liabilities as of December 31, 2010 and 2009, respectively. Of these amounts, $13 million and $5 million were classified as accrued liabilities in our consolidated balance sheets as of December 31, 2010 and 2009, respectively, and $35 million and $36 million were classified as other noncurrent liabilities in our consolidated balance sheets as of December 31, 2010 and 2009, respectively. In certain cases, our remediation liabilities may be payable over periods of up to 30 years. We may incur losses for environmental remediation in excess of the amounts accrued; however, we are not able to estimate the amount or range of such potential excess.

REGULATORY DEVELOPMENTS

        In December 2006, the EU parliament and EU council approved a new EU regulatory framework for chemicals called "REACH" (Registration, Evaluation and Authorization of Chemicals). REACH took effect on June 1, 2007, and the program it establishes will be phased in over 11 years. Under the regulation, companies that manufacture in or import into the European Economic Area ("EEA") more than one metric tonne of a chemical substance per year will be required to register such chemical substances and isolated intermediates in a central database. Use authorizations will be granted for a specific chemical if the applicants can show that the risks in using the chemical are adequately controlled; and for chemicals where there are no suitable alternative substances or technologies available and the applicant can demonstrate that the social and economic benefits of using the chemical outweigh the risks. In addition, specified uses of some hazardous substances may be restricted. Furthermore, all applicants will have to study the availability of alternative chemicals. If an alternative is available, an applicant will have to submit a "substitution" plan to the regulatory agency. The regulatory agency will only authorize persistent bio-accumulative and toxic substances if an alternative chemical is not available. The registration, evaluation and authorization phases of the program will require expenditures and resource commitments in order to, for example, participate in mandatory data-sharing forums; acquire, generate and evaluate data; prepare and submit dossiers for substance registration; obtain legal advice and reformulate products, if necessary. We have established a cross-business European REACH team that is working closely with our businesses to identify and list all substances we purchase or manufacture in, or import into, the EEA. We met pre-registration REACH compliance requirements by the November 30, 2008 regulatory deadline, with the exception of pre-registrations for two substances, for a total of 1,850 pre-registrations for substances that we intended to register. These two substances, along with the other high-volume and high-priority chemicals, were successfully registered under the program by the November 30, 2010 regulatory deadline. Although the total long-term cost for REACH compliance is not estimable at this time, we spent approximately $9 million, $3 million and $2 million in 2010, 2009 and 2008, respectively, on REACH compliance. However, we cannot provide assurance that these recent expenditures will be indicative of future amounts required for REACH compliance.

GREENHOUSE GAS REGULATION

        Although the existence of binding emissions limitations under international treaties such as the Kyoto Protocol is in doubt after 2012, we expect some or all of our operations to be subject to regulatory requirements to reduce emissions of greenhouse gases ("GHG"). Even in the absence of a new global agreement to limit GHGs, we may be subject to additional regulation under the European Union Emissions Trading System as well as new national and regional GHG trading programs. For example, our operations in Australia and selected U.S. states may be subject to future GHG regulations under emissions trading systems in those jurisdictions.

        Because the United States has not adopted federal climate change legislation, domestic GHG efforts are likely to be guided by EPA regulations in the near future. While EPA's GHG programs are currently subject to judicial challenge, our domestic operations may become subject to EPA's regulatory requirements when implemented. In particular, expansions of our existing facilities or construction of new facilities may be subject to the Clean Air Act's Prevention of Significant Deterioration Requirements under EPA's GHG "Tailoring Rule." In addition, certain aspects of our operations may be subject to GHG emissions monitoring and reporting requirements. If we are subject to EPA GHG regulations, we may face increased monitoring, reporting, and compliance costs.

        We are already managing and reporting GHG emissions, to varying degrees, as required by law for our sites in locations subject to Kyoto Protocol obligations and/or EU emissions trading scheme requirements. Although these sites are subject to existing GHG legislation, few have experienced or anticipate significant cost increases as a result of these programs, although it is possible that GHG emission restrictions may increase over time. Potential consequences of such restrictions include capital requirements to modify assets to meet GHG emission restrictions and/or increases in energy costs above the level of general inflation, as well as direct compliance costs. Currently, however, it is not possible to estimate the likely financial impact of potential future regulation on any of our sites.

        Finally, it should be noted that some scientists have concluded that increasing concentrations of GHG in the Earth's atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, and floods and other climatic events. If any of those effects were to occur, they could have an adverse effect on our assets and operations.

CHEMICAL FACILITY ANTI-TERRORISM RULEMAKING

        The U.S. Department of Homeland Security ("DHS") issued the final rule of their "Chemical Facility Anti-Terrorism Standard" in 2007. The initial phase of the rule required all chemical facilities in the U.S. to evaluate their facilities against the DHS Appendix A list of "Chemicals of Interest." Facilities which have specified chemicals in threshold quantities on the Appendix A list were required to submit a "Top Screen" questionnaire to DHS in 2008. In early 2008, we submitted Top Screens for all of our covered facilities. After reviewing the Top Screens, DHS determined that four of our sites were "High Risk" facilities. As a result, we were required to perform security vulnerability assessments at the High Risk sites. The security vulnerability assessments were completed and sent to DHS during the fourth quarter of 2008. Based on their assessment of the security vulnerability assessments, we received notice from DHS that one of our sites was elevated to a high security risk tier. The DHS determined the other three sites to be lower security risk tiers. The three lower tiered sites have submitted Site Security Plans ("SSPs") to the DHS. The SSPs are based on a list of 18 risk-based performance standards, but security improvements recommended from the SSPs are not anticipated to be material. The high tiered site also submitted an SSP to the DHS, and security upgrades as a result of DHS requirements are estimated to cost $8 million to $10 million to be spent during 2011 and 2012.

MTBE DEVELOPMENTS

        We produce MTBE, an oxygenate that is blended with gasoline to reduce vehicle air emissions and to enhance the octane rating of gasoline. Litigation or legislative initiatives restricting the use of MTBE in gasoline may subject us or our products to environmental liability or materially adversely affect our sales and costs. Because MTBE has contaminated some water supplies, its use has become controversial in the U.S. and elsewhere, and its use has been effectively eliminated in the U.S. market. We currently market MTBE, either directly or through third parties, to gasoline additive customers located outside the U.S., although there are additional costs associated with such outside-U.S. sales which may result in decreased profitability compared to historical sales in the U.S. We may also elect to use all or a portion of our precursor TBA to produce saleable products other than MTBE. If we opt to produce products other than MTBE, necessary modifications to our facilities will require significant capital expenditures and the sale of such other products may produce a lower level of cash flow than that historically produced from the sale of MTBE.

        Numerous companies, including refiners, manufacturers and sellers of gasoline, as well as manufacturers of MTBE, have been named as defendants in numerous cases in U.S. courts that allege MTBE contamination in groundwater. The plaintiffs in the MTBE groundwater contamination cases generally seek compensatory damages, punitive damages, injunctive relief, such as monitoring and abatement, and attorney fees. Between 2007 and 2009, we were named as a defendant in 18 of these lawsuits in New York state and federal courts, which we settled in an amount immaterial to us.

        It is possible that we could be named as a defendant in existing or future MTBE contamination cases. We cannot provide assurances that adverse results against us in existing or future MTBE contamination cases will not have a material adverse effect on our business, results of operations and financial position.

INDIA INVESTIGATION

        During the third quarter of 2010, we completed an internal investigation of the operations of Petro Araldite Pvt. Ltd. ("PAPL"), our majority owned joint venture in India. PAPL manufactures base liquid resins, base solid resins and formulated products in India. The investigation initially focused on allegations of illegal disposal of hazardous waste and waste water discharge and related reporting irregularities. Based upon preliminary findings, the investigation was expanded to include a review of the production and off-book sales of certain products and waste products. The investigation included the legality under Indian law and U.S. law, including the U.S. Foreign Corrupt Practices Act, of certain payments made by employees of the joint venture to government officials in India. Records at the facility covering nine months in 2009 and early 2010 show that less than $11,000 in payments were made to officials for that period; in addition, payments in unknown amounts may have been made by individuals from the facility in previous years.

        In May and July 2010, PAPL fully disclosed the environmental noncompliance issues to the local Indian environmental agency, the Tamil Nadu Pollution Control Board ("TNPCB"). All environmental compliance and reporting issues have been addressed to the agency's satisfaction other than the use of freshwater for the dilution of wastewater effluent discharges and the remediation of several off-site solid waste disposal areas. Also in May 2010, we voluntarily contacted the SEC and the DOJ to advise them of our investigation and that we intend to cooperate fully with each of them. We met with the SEC and the DOJ in early October to discuss this matter and continue to cooperate with these agencies. Steps have been taken to halt all known illegal or improper activity. These steps included the termination of employment of management employees as appropriate. In November 2010, directions were received from TNPCB to submit a plan for the remediation of the off-site waste disposal areas.

        No conclusions can be drawn at this time as to whether any government agencies will open formal investigations of these matters or what remedies such agencies may seek. Governmental agencies could assess material civil and criminal penalties and fines against PAPL and potentially against us and could issue orders that adversely affect the operations of PAPL. We cannot, however, determine at this time the magnitude of the penalties and fines that could be assessed, the total costs to remediate the prior noncompliance or the effects of implementing any necessary corrective measures on the PAPL's operations.

PROPERTIES

        We own or lease chemical manufacturing and research facilities in the locations indicated in the list below which we believe are adequate for our short-term and anticipated long-term needs. We own or lease office space and storage facilities throughout the U.S. and in many foreign countries. Our principal executive offices are located at 500 Huntsman Way, Salt Lake City, Utah 84108. The following is a list of our material owned or leased properties where manufacturing, research and main office facilities are located.

Location	Business Segment	Description of Facility
Salt Lake City, Utah(1)	Corporate and other	Executive Offices
The Woodlands, Texas(1)	Various	Operating Headquarters, Global Technology Center
Geismar, Louisiana(2)	Polyurethanes and Performance Products	MDI, Nitrobenzene(4), Aniline(4), Polyols and Maleic Anhydride Manufacturing Facilities and Polyurethanes Systems House
Rozenburg, The Netherlands(1)	Polyurethanes	MDI Manufacturing Facility, Polyols Manufacturing Facilities and Polyurethanes Systems House
Caojing, China	Polyurethanes	MDI Finishing Facilities, Global Technology Center
Caojing, China(3)	Polyurethanes	Precursor MDI Manufacturing Facility
Deerpark, Australia	Polyurethanes	Polyurethane Systems House
Cartagena, Colombia	Polyurethanes	Polyurethane Systems House
Deggendorf, Germany	Polyurethanes	Polyurethane Systems House
Ternate, Italy	Polyurethanes	Polyurethane Systems House
Shanghai, China(1)	Polyurethanes	Polyurethane Systems House, Global Technology Center
Thane (Maharashtra), India(1)	Polyurethanes	Polyurethane Systems House
Buenos Aires, Argentina(1)	Polyurethanes	Polyurethane Systems House
Samuprakam, Thailand(1)	Polyurethanes	Polyurethane Systems House
Kuan Yin, Taiwan(1)	Polyurethanes	Polyurethane Systems House
Tlalnepantla, Mexico	Polyurethanes	Polyurethane Systems House
Mississauga, Ontario(1)	Polyurethanes	Polyurethane Systems House
Obninsk, Russia(4)	Polyurethanes	Polyurethanes Systems House
Dammam, Saudi Arabia(5)	Polyurethanes	Polyurethane Systems House
Auburn Hills, Michigan(1)	Polyurethanes	Polyurethane Research Facility
Everberg, Belgium	Polyurethanes and Performance Products	Polyurethane and Performance Products Regional Headquarters, Global Technology Center
Derry, New Hampshire(1)	Polyurethanes	TPU Research Facility

Location	Business Segment	Description of Facility
Ringwood, Illinois(1)	Polyurethanes	TPU Manufacturing Facility
Osnabrück, Germany	Polyurethanes	TPU Manufacturing Facility/ Polyurethane Systems House
Wilton, U.K.	Polyurethanes	Aniline and Nitrobenzene Manufacturing Facilities
Port Neches, Texas	Polyurethanes and Performance Products	Olefins, EO, EG, Surfactants, Amines and PO Manufacturing Facilities
Conroe, Texas	Performance Products	Amines Manufacturing Facility
Petfurdo, Hungary(1)	Performance Products	Amines Manufacturing Facility
Llanelli, U.K.	Performance Products	Amines Manufacturing Facility
Freeport, Texas(1)	Performance Products	Amines Manufacturing Facility
Jurong Island, Singapore(1)	Performance Products	Amines Manufacturing Facility
Jubail, Saudi Arabia(6)	Performance Products	Amines Manufacturing Facility
Chocolate Bayou, Texas(1)	Performance Products	LAB Manufacturing Facility
Pensacola, Florida(1)	Performance Products	Maleic Anhydride Manufacturing Facility
Moers, Germany(7)	Performance Products	Maleic Anhydride Manufacturing Facility
Dayton, Texas	Performance Products	Surfactant Manufacturing Facility
Botany, Australia	Performance Products	Surfactant/EG Manufacturing Facility
St. Mihiel, France	Performance Products	Surfactant Manufacturing Facility
Lavera, France(1)	Performance Products	Surfactant Manufacturing Facility
Castiglione, Italy	Performance Products	Surfactant Manufacturing Facility
Patrica/Frosinone, Italy	Performance Products	Surfactant Manufacturing Facility
Barcelona, Spain(1)	Performance Products	Surfactant Manufacturing Facility
Melbourne, Australia	Performance Products	Research Facility
Bergkamen, Germany	Advanced Materials	Synthesis Facility
Monthey, Switzerland	Advanced Materials	Resins and Synthesis Facility
Pamplona, Spain	Advanced Materials	Resins and Synthesis Facility
McIntosh, Alabama	Advanced Materials	Resins and Synthesis Facility

Location	Business Segment	Description of Facility
Chennai, India(8)	Advanced Materials	Resins and Synthesis Facility
Bad Saeckingen, Germany(1)	Advanced Materials	Formulating Facility
Duxford, U.K.	Advanced Materials	Formulating Facility
Sadat City, Egypt	Advanced Materials	Formulating Facility
Taboão da Serra, Brazil	Advanced Materials	Formulating Facility
Panyu, China(1)(9)	Advanced Materials	Formulating and Synthesis Facility and Technology Center
East Lansing, Michigan	Advanced Materials	Formulating Facility
Istanbul, Turkey(1)	Advanced Materials	Formulating Facility
Los Angeles, California	Advanced Materials	Formulating Facility
Basel, Switzerland(1)	Advanced Materials and Textile Effects	Technology Center, Advanced Materials headquarters and Textile Effects Textile Dyes Facility
Panyu, China(1)(9)	Textile Effects	Chemicals Synthesis Facility and Technology Center
Langweid am Leich, Germany(1)	Textile Effects	Chemicals Synthesis Facility
Charlotte, North Carolina(1)	Textile Effects	Chemicals Formulations Facility
Samutsakorn (Mahachai), Thailand(1)	Textile Effects	Textiles Dyes and Chemicals Formulations Facility
Atotonilquillo, Mexico	Textile Effects	Textile Dyes and Chemicals Formulations Facility
High Point, North Carolina(1)	Textile Effects	Technology Center
Baroda, India	Textile Effects	Textile Dyes and Chemicals Synthesis Facility
Gandaria, Indonesia	Textile Effects	Textile Dyes and Chemicals Formulations Facility
Qingdao, China	Textile Effects	Textile Dyes Facility
Fraijanes, Guatemala(1)	Textile Effects	Chemicals Formulations Facility
Bogota, Colombia(1)	Textile Effects	Chemicals Formulations Facility
Hangzhou, China(1)	Textile Effects	Chemicals Formulations Facility
Istanbul, Turkey(1)	Textile Effects	Chemicals Formulations Facility
Karachi, Pakistan(1)	Textile Effects	Chemicals Formulations Facility
Gateway West, Singapore(1)	Textile Effects and Performance Products	Textile Effects Headquarters and Performance Products Regional Headquarters

Location	Business Segment	Description of Facility
Greatham, U.K.	Pigments	Titanium Dioxide Manufacturing Facility
Calais, France	Pigments	Titanium Dioxide Manufacturing Facility
Huelva, Spain	Pigments	Titanium Dioxide Manufacturing Facility
Scarlino, Italy	Pigments	Titanium Dioxide Manufacturing Facility
Teluk Kalung, Malaysia	Pigments	Titanium Dioxide Manufacturing Facility
Umbogintwini, South Africa	Pigments	Titanium Dioxide Manufacturing Facility
Lake Charles, Louisiana(10)	Pigments	Titanium Dioxide Manufacturing Facility

(1)
Leased land and/or building.

(2)
The Geismar facility is owned as follows: we own 100% of the MDI, polyol and maleic anhydride facilities, and Rubicon LLC, a consolidated manufacturing joint venture with Chemtura Corporation in which we own a 50% interest, owns the aniline and nitrobenzene facilities. Rubicon LLC is a separate legal entity that operates both the assets that we own jointly with Chemtura Corporation and our wholly owned assets at Geismar.

(3)
35% interest in SLIC, our unconsolidated manufacturing joint venture with BASF AG and three Chinese chemical companies.

(4)
45%-owned unconsolidated manufacturing joint venture with NMG.

(5)
51%-owned consolidated manufacturing joint venture with Basic Chemicals Industries Ltd.

(6)
50% interest in Arabian Amines Company, our consolidated manufacturing joint venture with Zamil Group.

(7)
50% interest in Sasol-Huntsman, our unconsolidated manufacturing joint venture with Sasol.

(8)
76%-owned consolidated manufacturing joint venture with Tamilnadu Petroproducts Limited.

(9)
95%-owned consolidated manufacturing joint venture with Guangdong Panyu Shilou Town Economic Development Co. Ltd.

(10)
Owned by Louisiana Pigment Company, L.P., our unconsolidated manufacturing joint venture which is owned 50% by us and 50% by Kronos Worldwide.

LEGAL PROCEEDINGS

        References to "we," "us," "our" or "our company" in the descriptions of legal proceedings below may include references to our parent, Huntsman Corporation. Because all of our parent's operations are conducted by our Company and our subsidiaries, we believe legal proceedings involving our parent are material to us and our subsidiaries.

Environmental Enforcement Proceedings

        On occasion, we receive notices of violation, enforcement or other complaints from regulatory agencies alleging non-compliance with applicable EHS laws. Based on currently available information and our past experience, we do not believe that the resolution of any pending or threatened environmental enforcement proceedings will have a material impact on our financial condition, results of operations or cash flows.

        During the period from 2007 through 2009, our Performance Products business' surfactants manufacturing facility located in New South Wales, Australia experienced five reported releases of ethylene oxide and propylene oxide, both raw materials used in the surfactants manufacturing process. As a consequence of these releases, the site received and responded to information requests and physical inspections from WorkCover NSW and/or the Department of Environment, Climate Change and Water NSW, both regulatory agencies with oversight authority for the facility. Subsequent to these inquiries, by letter dated September 10, 2010, the Department of Environment, Climate Change and Water NSW notified us that it had commenced a court proceeding regarding the fifth ethylene oxide release which occurred on October 28, 2009. The authorities alleged a breach of a condition of our operating license, but have not alleged that a pollution event occurred. Although the facility submitted a good faith proposal to settle the matter, the agency elected instead to continue with the proceeding. Consequently, on December 3, 2010, we pled guilty to the one allegation of a breach of our operating license. At the sentencing hearing on March 18, 2011, the court held that we failed to operate our facility in a competent manner and ordered us to pay $68,000 Australian Dollars.

Asbestos Litigation

        We have been named as a "premises defendant" in a number of asbestos exposure cases, typically claims by non-employees of exposure to asbestos while at a facility. In the past, these cases typically have involved multiple plaintiffs bringing actions against multiple defendants, and the complaints have not indicated which plaintiffs were making claims against which defendants, where or how the alleged injuries occurred or what injuries each plaintiff claimed. These facts, which would be central to any estimate of probable loss, generally have been learned only through discovery.

        Where a claimant's alleged exposure occurred prior to our ownership of the relevant "premises," the prior owners generally have contractually agreed to retain liability for, and to indemnify us against, asbestos exposure claims. This indemnification is not subject to any time or dollar amount limitations. Upon service of a complaint in one of these cases, we tender it to the prior owner. None of the complaints in these cases state the amount of damages being sought. The prior owner accepts responsibility for the conduct of the defense of the cases and payment of any amounts due to the claimants. In our fourteen-year experience with tendering these cases, we have not made any payment with respect to any tendered asbestos cases. We believe that the prior owners have the intention and ability to continue to honor their indemnity obligations, although we cannot assure you that they will continue to do so or that we will not be liable for these cases if they do not.

        The following table presents for the periods indicated certain information about cases for which service has been received that we have tendered to the prior owner, all of which have been accepted.

	Year ended December 31, 2010	Year ended December 31, 2009	Year ended December 31, 2008
Unresolved at beginning of period	1,138	1,140	1,192
Tendered during period	24	18	21
Resolved during period(1)	46	20	73
Unresolved at end of period	1,116	1,138	1,140

(1)
Although the indemnifying party informs us when tendered cases have been resolved, it generally does not inform us of the settlement amounts relating to such cases, if any. The indemnifying party has informed us that it typically manages our defense together with the defense of other entities in such cases and resolves claims involving multiple defendants simultaneously, and that it considers the allocation of settlement amounts, if any, among defendants to be confidential and proprietary. Consequently, we are not able to provide the number of cases resolved with payment by the indemnifying party or the amount of such payments.

        We have never made any payments with respect to these cases. As of December 31, 2010, we had an accrued liability of $13 million relating to these cases and a corresponding receivable of $13 million relating to our indemnity protection with respect to these cases. We cannot assure you that our liability will not exceed our accruals or that our liability associated with these cases would not be material to our financial condition, results of operations or liquidity; accordingly, we are not able to estimate the amount or range of loss in excess of our accruals. Additional asbestos exposure claims may be made against us in the future, and such claims could be material. However, because we are not able to estimate the amount or range of losses associated with such claims, we have made no accruals with respect to unasserted asbestos exposure claims as of December 31, 2010.

        Certain cases in which we are a "premises defendant" are not subject to indemnification by prior owners or operators. The following table presents for the periods indicated certain information about these cases. Cases include all cases for which service has been received by us. Certain prior cases that were filed in error against us have been dismissed.

	Year ended December 31, 2010	Year ended December 31, 2009	Year ended December 31, 2008
Unresolved at beginning of period	39	43	39
Filed during period	5	3	8
Resolved during period	7	7	4
Unresolved at end of period	37	39	43

        We paid gross settlement costs for asbestos exposure cases that are not subject to indemnification of $201,000 and nil during the years ended December 31, 2010 and 2009, respectively. As of December 31, 2010, we had an accrual of $225,000 relating to these cases. We cannot assure you that our liability will not exceed our accruals or that our liability associated with these cases would not be material to our financial condition, results of operations or liquidity; accordingly, we are not able to estimate the amount or range of loss in excess of our accruals. Additional asbestos exposure claims may be made against us in the future, and such claims could be material. However, because we are not able to estimate the amount or range of losses associated with such claims, we have made no accruals with respect to unasserted asbestos exposure claims as of December 31, 2010.

Antitrust Matters

        We have been named as a defendant in civil class action antitrust suits alleging that between 1999 and 2004 we conspired with Bayer, BASF, Dow and Lyondell to fix the prices of MDI, TDI, polyether polyols, and related systems ("polyether polyol products") sold in the U.S. in violation of the federal Sherman Act. These cases are consolidated as the "Polyether Polyols" cases in multidistrict litigation known as In re Urethane Antitrust Litigation, MDL No. 1616, Civil No. 2:04-md-01616-JWL-DJW, pending in the U.S. District Court for the District of Kansas.

        In addition, we and the other Polyether Polyol defendants have also been named as defendants in three civil antitrust suits brought by certain direct purchasers of polyether polyol products that opted out of the class certified in MDL No. 1616. While these opt out plaintiffs make similar claims as the class plaintiffs, the court denied defendants' motion to dismiss claims of improper activity outside the class period. Accordingly, the relevant time frame for these cases is 1994-2006. These cases are referred to as the "direct action cases" and are pending in the U.S. District Court for the District of New Jersey.

        Merits discovery was consolidated in MDL No. 1616 for both the class and direct action cases and is ongoing. The trial is currently scheduled for May 2012.

        Two purported class action cases filed May 5 and 17, 2006 pending in the Superior Court of Justice, Ontario Canada and Superior Court, Province of Quebec, District of Quebec, by direct purchasers of MDI, TDI and polyether polyols and by indirect purchasers of these products remain largely dormant although the plaintiff in one case recently filed papers seeking class certification. A purported class action case filed February 15, 2002 by purchasers of products containing rubber and urethanes products and pending in Superior Court of California, County of San Francisco is stayed pending resolution of MDL No. 1616. Finally, we have been named in a proposed third amended complaint by indirect purchasers of MDI, TDI, polyether polyols and polyester polyols pending against Bayer and Chemtura in the U.S. District Court for the District of Massachusetts. The matter is currently stayed pending a settlement of previously asserted claims against Bayer and Chemtura. We opposed the motion for leave to file the proposed amended complaint adding us as a defendant in that action. The plaintiffs in each of these matters make similar claims against the defendants as the class plaintiffs in MDL No. 1616.

        We have been named as a defendant in two purported class action civil antitrust suits alleging that we and our co-defendants and other co-conspirators conspired to fix prices of titanium dioxide sold in the U.S. between at least March 1, 2002 and the present. The cases were filed on February 9 and 12, 2010 in the U.S. District Court for the District of Maryland and a consolidated complaint was filed on April 12, 2010. The other defendants named in this matter are E.I. du Pont de Nemours and Company, Kronos Worldwide Inc., Millennium Inorganic Chemicals, Inc. and the National Titanium Dioxide Company Limited (d/b/a Cristal). Together with our co-defendants we have filed a motion to dismiss this litigation.

        In all of the antitrust litigation currently pending against us, the plaintiffs generally are seeking injunctive relief, treble damages, costs of suit and attorneys fees. The plaintiffs' pleadings in these various antitrust suits provide few specifics about any alleged illegal conduct on our part, and we are not aware of any illegal conduct by us or any of our employees. Nevertheless, we have incurred costs related to these claims and could incur additional costs in amounts material to us.

Port Arthur Plant Fire Insurance Litigation Settlement

        On April 29, 2006, our former Port Arthur, Texas olefins manufacturing plant (which we sold to Flint Hills Resources in November 2007) experienced a major fire. The plant was covered by property damage and business interruption insurance through International Risk Insurance Company ("IRIC"), our captive insurer, and certain reinsurers (the "Reinsurers"). The property damage and business interruption insurance was subject to a combined deductible of $60 million. We, together with IRIC, asserted claims to the Reinsurers related to losses occurring as a result of this fire. On August 31, 2007, the Reinsurers brought an action against us in the U.S. District Court for the Southern District of Texas. The action sought to compel us to arbitrate with the Reinsurers to resolve disputes related to our claims or, in the alternative, to declare judgment in favor of the Reinsurers. Pursuant to a December 29, 2008 agreement, we participated with the Reinsurers in binding arbitration. We paid our deductible on the claim of $60 million and were paid $365 million by the Reinsurers prior to the commencement of binding arbitration. On May 14, 2010, we entered into a settlement agreement with the Reinsurers, including those Reinsurers that did not participate in the arbitration proceedings that resolved the remainder of our insurance claim for a total amount of $110 million. The Reinsurers completed the payment of this amount on June 15, 2010. For more information, see "Note 25. Casualty Losses and Insurance Recoveries—Port Arthur, Texas Plant Fire" too our consolidated financial statements.

Other Proceedings

        We are a party to various other proceedings instituted by private plaintiffs, governmental authorities and others arising under provisions of applicable laws, including various environmental, products liability and other laws. Except as otherwise disclosed in this report, we do not believe that the outcome of any of these matters will have a material adverse effect on our financial condition, results of operations or liquidity.

AVAILABLE INFORMATION

        We maintain an internet website at http://www.huntsman.com. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports are available free of charge through our website as soon as reasonably practicable after we file this material with the SEC. We also provide electronic or paper copies of our SEC filings free of charge upon request.

GLOSSARY OF CHEMICAL TERMS

DEG—di-ethylene glycol

BDO—butane diol

DGA® Agent—DIGLYCOLAMINE® agent

EG—ethylene glycol

EO—ethylene oxide

LAB—linear alkyl benzene

LAS—linear alkylbenzene sulfonate

LER—liquid epoxy resins

LNG—liquefied natural gas

MEG—mono-ethylene glycol

MDI—methyl diphenyl diisocyanate

MTBE—methyl tertiary-butyl ether

PG—propylene glycol

PO—propylene oxide

Polyols—a substance containing several hydroxyl groups. A diol, triol and tetrol contain two, three and four hydroxyl groups respectively

TBA—tertiary butyl alcohol

TBHP—tert-butyl hydroperoxide

TDI—toluene diisocyanate

TEG—tri-ethylene glycol

TiO2—titanium dioxide pigment

TPU—thermoplastic polyurethane

UPR—unsaturated polyester resin

MANAGEMENT

        Following is information concerning the Board of Managers of Huntsman International LLC as of March 25, 2011. Given the significant influence of the management of Huntsman Corporation, our parent, on our business, also included below is information concerning the executive officers and Board of Directors of our parent, as of March 9, 2011. Unless the context otherwise requires, references in this management discussion to "we," "us," "our," or "our Company" refer to Huntsman International, together with its subsidiaries.

Board of Managers of Huntsman International LLC

        The Board of Managers of our Company consists of Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and James R. Moore. The members of the Board of Managers of Huntsman International LLC are appointed by our parent as the sole owner of our membership interests and hold office until their successors are duly appointed and qualified. Information with respect to J. Kimo Esplin and James R. Moore is presented below under "—Executive Officers." Information with respect to Jon M. Huntsman and Peter R. Huntsman is presented below under "—Board of Directors of Huntsman Corporation."

Executive Officers

        All of the following executive officers (in addition to Jon M. Huntsman and Peter R. Huntsman, information for each of whom is presented below under "—Board of Directors of Huntsman Corporation") serve at the pleasure of the board of directors of our parent.

        J. Kimo Esplin, age 48, is a Manager of Huntsman International LLC and also serves as Executive Vice President and Chief Financial Officer. Mr. Esplin has served as Chief Financial Officer of all of the Huntsman companies since 1999. From 1994 to 1999, Mr. Esplin served as our Treasurer. Prior to joining Huntsman in 1994, Mr. Esplin was a Vice President in the Investment Banking Division of Bankers Trust Company, where he worked for seven years. Mr. Esplin also serves as a director of Nutraceutical International Corporation, a publicly traded nutrition supplements company.

        James R. Moore, age 66, is a Manager of Huntsman International LLC and also serves as Executive Vice President, General Counsel and Secretary. Prior to his appointment to this position in January 2010, Mr. Moore served as our Vice President and Deputy General Counsel since 2003. Prior to that, Mr. Moore served as Vice President and Chief Environmental Counsel from 2002 to 2003 and Senior Environmental Counsel from 1998 to 2002. From 1989 until joining our Company in 1998, Mr. Moore was a partner at the Seattle law firm of Perkins Coie. Mr. Moore also previously served as a trial attorney with the U.S. Department of Justice, an assistant U.S. Attorney and Regional Counsel, Region 10, of the U.S. Environmental Protection Agency.

        Anthony P. Hankins, age 53, is Chief Executive Officer, Asia Pacific and Division President, Polyurethanes. Mr. Hankins was appointed to the position of Chief Executive Officer, Asia Pacific in February 2011 and Division President, Polyurethanes in March 2004. From May 2003 to February 2004, Mr. Hankins served as President, Performance Products, from January 2002 to April 2003, he served as Global Vice President, Rigids Division for our Polyurethanes business, from October 2000 to December 2001, he served as Vice President—Americas for our Polyurethanes business, and from March 1998 to September 2000, he served as Vice President—Asia Pacific for our Polyurethanes business. Mr. Hankins worked for ICI from 1980 to February 1998, when he joined our Company. At ICI, Mr. Hankins held numerous management positions in the plastics, fibers and polyurethanes businesses. He has extensive international experience, having held senior management positions in Europe, Asia and the U.S.

        Andre Genton, age 51, is Division President, Advanced Materials. Prior to his appointment to this position in February 2009, Mr. Genton served as Vice President & Global Operating Officer for our Advanced Materials business since November 2006. From January 2005 to November 2006, he served as Vice President Design & Composites Engineering for our Advanced Materials business. From June 2003 to January 2005 he served as Vice President Global Structural Composites for our Advanced Materials business. Prior to joining Huntsman in 2003, Mr. Genton held a variety of positions with Vantico (formerly a part of Ciba).

        Paul G. Hulme, age 54, is Division President, Textile Effects. Mr. Hulme was appointed to this position in February 2009. From June 2003 to February 2009, Mr. Hulme served as Division President, Materials and Effects. From February 2000 to May 2003, Mr. Hulme served as Vice President, Performance Chemicals, and from December 1999 to February 2000 he served as Operations Director, Polyurethanes. Prior to joining Huntsman in 1999, Mr. Hulme held various positions with ICI in finance, accounting and information systems roles. Mr. Hulme is a Chartered Accountant.

        Stewart A. Monteith, age 55, is Division President, Performance Products. Mr. Monteith was appointed to this position in February 2011. Prior to that time, Mr. Monteith served as Vice President of the Performance Specialties Division, a position he held since August 2003. He also served as Vice President for Global Markets and Business Development. Mr. Monteith joined Huntsman in 1994. Prior to joining Huntsman, Mr. Monteith held various positions with Texaco Chemical Company and Union Carbide.

        Simon Turner, age 47, is Division President, Pigments. Prior to his appointment to this position in November 2008, Mr. Turner served as Senior Vice President, Pigments since April 2008. From September 2004 to April 2008, Mr. Turner served as Vice President of Global Sales and from July 1999 to September 2004, he held positions including General Manager Co-Products and Director Supply Chain and Shared Services. Prior to joining Huntsman in July 1999, Mr. Turner held various positions with ICI.

        Ronald W. Gerrard, age 51, is Senior Vice President, Environmental, Health & Safety and Manufacturing Excellence. Mr. Gerrard was appointed to this position in June 2009. Prior to this appointment, Mr. Gerrard served as Vice President, Global Operations and Technology in our Polyurethanes business from May 2004 to June 2009. From 1999 to May 2004, Mr. Gerrard served as Vice President, Asia; Business Director, Flexible Foams; and Director, EHS and Engineering, also within our Polyurethanes business. Prior to joining Huntsman in 1999, Mr. Gerrard had worked for ICI and for EVC, a joint venture between ICI and Enichem. Mr. Gerrard is a Chartered Engineer.

        Brian V. Ridd, age 53, is Senior Vice President, Purchasing. Mr. Ridd has held this position since July 2000. Mr. Ridd served as Vice President, Purchasing from December 1995 until he was appointed to his current position. Mr. Ridd joined Huntsman in 1984.

        R. Wade Rogers, age 45, is Senior Vice President, Global Human Resources. Mr. Rogers has held this position since August 2009. From May 2004 to August 2009, Mr. Rogers served as Vice President, Global Human Resources, from October 2003 to May 2004, Mr. Rogers served as Director, Human Resources—Americas and from August 2000 to October 2003, he served as Director, Human Resources for our Polymers and Base Chemicals businesses. From the time he joined Huntsman in 1994 to August 2000, Mr. Rogers served as Area Manager, Human Resources—Jefferson County Operations. Prior to joining Huntsman, Mr. Rogers held a variety of positions with Texaco Chemical Company.

        Russ R. Stolle, age 48, is Senior Vice President and Deputy General Counsel. Mr. Stolle was appointed to this position in January 2010. From October 2006 to January 2010, Mr. Stolle served as our Senior Vice President, Global Public Affairs and Communications, from November 2002 to October 2006, he served as Vice President and Deputy General Counsel, from October 2000 to November 2002 he served as Vice President and Chief Technology Counsel and from April 1994 to October 2000 he served as Chief Patent and Licensing Counsel. Prior to joining Huntsman in 1994, Mr. Stolle had been an attorney with Texaco Inc. and an associate with the law firm of Baker & Botts.

        L. Russell Healy, age 55, is Vice President and Controller. Mr. Healy has served in this capacity since April 2004. From August 2001 to April 2004, Mr. Healy served as Vice President, Finance, from

July 1999 to July 2001, he served as Vice President and Finance Director for Huntsman International, and from October 1995 to June 1999, he served as Vice President, Tax. Prior to joining Huntsman in 1995, Mr. Healy was a partner with the accounting firm of Deloitte & Touche LLP. Mr. Healy is a Certified Public Accountant and holds a master's degree in accounting.

        Sean Douglas, age 46, is our Vice President, Corporate Development since December 2009. Mr. Douglas served as Vice President and Treasurer from 2002 to December 2009, Vice President, Finance from July 2001 to 2002 and Vice President, Administration from January 1997 to July 2001. Mr. Douglas is a Certified Public Accountant and, prior to joining Huntsman in 1990, worked for the accounting firm of Price Waterhouse.

        Kevin C. Hardman, age 47, is Vice President, Tax. Mr. Hardman served as Chief Tax Officer from 1999 until he was appointed to his current position in 2002. Prior to joining Huntsman in 1999, Mr. Hardman was a tax Senior Manager with the accounting firm of Deloitte & Touche LLP, where he worked for 10 years. Mr. Hardman is a Certified Public Accountant and holds a master's degree in tax accounting.

        John R. Heskett, age 42, is Vice President, Treasury and Planning. Mr. Heskett has held this position since December 2009. From September 2008 until October 2009, Mr. Heskett served as a Vice President at Boart Longyear Limited, a publicly listed exploration drilling services and products company. Mr. Heskett previously served as Vice President, Corporate Development and Investor Relations for our Company from August 2004 until September 2008 and was appointed Vice President, Corporate Development in 2002. Mr. Heskett also served as Assistant Treasurer for our Company and several of our subsidiaries. Prior to joining Huntsman in 1997, Mr. Heskett was Assistant Vice President and Relationship Manager for PNC Bank, N.A., where he worked for a number of years.

        Steven C. Jorgensen, age 42, is Vice President of Internal Audit and Controls. Mr. Jorgensen was appointed to this position effective May 2007. Mr. Jorgensen joined Huntsman in May 2004 as Director of Internal Controls and in May 2005 was appointed as Director of Internal Audit and Controls. Prior to joining Huntsman, Mr. Jorgensen was Vice President and Audit Manager with General Electric Consumer Finance, and prior to that he was an audit Senior Manager with the accounting firm of Deloitte & Touche LLP. Mr. Jorgensen is a Certified Public Accountant and holds a masters degree in accounting.

        Kurt D. Ogden, age 42, is Vice President, Investor Relations. Prior to his appointment to this position in February 2009, Mr. Ogden served as Director, Corporate Finance since October 2004. Prior to joining Huntsman in 2004, Mr. Ogden held various positions with Hillenbrand Industries, Pliant Corporation and Huntsman Chemical Corporation. Mr. Ogden is a Certified Public Accountant and holds a master's degree in business administration.

        Maria Csiba-Womersley, age 53, is Vice President and Chief Information Officer. Ms. Csiba-Womersley was appointed to this position effective September 2006. Ms. Csiba-Womersley served as Global eBusiness Director from 2004 to 2006 and also served as our Director of Global IT Planning and Security. Previously, Ms. Csiba-Womersley was a Regional Polymer Sales Manager, a Business Director for Polypropylene and Director of Polymer Logistics. Ms. Csiba-Womersley joined Huntsman in 1997.

Board of Directors of Huntsman Corporation

        The size of our parent's Board of Directors (the "Board") is currently set at ten, divided into three classes serving staggered terms, with one class being elected each year to serve a three year term. Presented below is information with respect to all directors of our parent. The information presented below for each director includes the specific experience, qualifications, attributes and skills that led us to the conclusion that such director should be nominated to serve on the Board in light of our business. This information is current as of March 9, 2011. The following discussion of the Board relates to our parent, Huntsman Corporation. References in this discussion to "we," "us," "our," or "our Company" refer to Huntsman Corporation.

Jon M. Huntsman	Jon M. Huntsman, age 73, is the Executive Chairman of the Board of our Company. Prior to his appointment as Executive Chairman effective February 1, 2009, Mr. Huntsman served as Chairman of the Board of our Company since its formation in 2004 and the predecessors to our Company since 1970, when he founded his first plastics company. Mr. Huntsman served as Chief Executive Officer of our Company and our affiliated companies from 1970 to 2000. Mr. Huntsman is a director or manager, as applicable, of Huntsman International and certain of our other subsidiaries. In addition, Mr. Huntsman serves or has served as Chairman or as a member of numerous corporate, philanthropic and industry boards, including the American Red Cross, The Wharton School, University of Pennsylvania, Primary Children's Medical Center Foundation, the Chemical Manufacturers Association and the American Plastics Council. Mr. Huntsman was selected in 1994 as the chemical industry's top Chief Executive Officer for all businesses in Europe and North America. Mr. Huntsman formerly served as Special Assistant to the President of the United States and as Vice Chairman of the U.S. Chamber of Commerce. He is the Chairman and Founder of the Huntsman Cancer Institute. We believe that Mr. Huntsman's vital role in the founding and history of our Company, extensive experience in the chemical industry and proven leadership and business skills support the conclusion that he should serve as one of our directors. Mr. Huntsman is the father of our Chief Executive Officer, Peter R. Huntsman.
Dr. Patrick T. Harker
Dr. Harker, age 52, has served as one of our directors since March 2010. Dr. Harker serves as a member of our Governance Committee. Effective as of the Annual Meeting, Dr. Harker will serve as Chairman of our Governance Committee. Since 2007, Dr. Harker has been President of the University of Delaware, Newark, Delaware. From February 2000 through June 2007, Dr. Harker was Dean of the Wharton School of the University of Pennsylvania and served as a Professor of Electrical and Systems Engineering in the University of Pennsylvania's School of Engineering and Applied Science. From 2000 to 2010, Dr. Harker served as a Trustee of the Goldman Sachs Trust and Goldman Sachs Variable Trust. He also served as a Member of the Board of Managers of the Goldman Sachs Hedge Fund Partners Registered Fund LLC from 2004 through 2009. Since May 2009, Dr. Harker has served as a director for Pepco Holdings, Inc. We believe that Dr. Harker's significant experience leading highly-respected educational and business institutions, along with his board experience and background in engineering and applied science, support the conclusion that he should serve as one of our directors.

Peter R. Huntsman	Peter R. Huntsman, age 48, has served as a director of our Company and affiliated companies since 1994. Mr. Huntsman is President, Chief Executive Officer and a director of our Company. Prior to his appointment in July 2000 as Chief Executive Officer, Mr. Huntsman had served as President and Chief Operating Officer since 1994. In 1987, Mr. Huntsman joined Huntsman Polypropylene Corporation as Vice President before serving as Senior Vice President and General Manager. Mr. Huntsman has also served as Senior Vice President of Huntsman Chemical Corporation and as a Senior Vice President of Huntsman Packaging Corporation, a former subsidiary of our Company. We believe that Mr. Huntsman's important role in the history and management of our Company and its affiliates and his leadership and business skills, including his current position as our Chief Executive Officer, support the conclusion that he should serve as one of our directors. Mr. Huntsman is the son of our Executive Chairman, Jon M. Huntsman.
Wayne A. Reaud
Mr. Reaud, age 63, has served as one of our directors since March 2005. Mr. Reaud currently serves as Chairman of our Litigation Committee, which was formed in November 2008, and he serves as a member of our Compensation Committee. Mr. Reaud is a trial lawyer and the founder of the law firm of Reaud, Morgan & Quinn. For over 30 years, he has represented clients in significant cases involving personal injury, product and premises liability, toxic torts and business litigation. Mr. Reaud has handled first impression mass tort litigation involving asbestos premises liability claims, including the largest asbestos product liability class action lawsuit in the history of Texas courts. He also represented the State of Texas in its landmark litigation against the tobacco industry. Mr. Reaud currently serves as Chairman of the Board of the Beaumont Foundation of America and is a Director of the Reaud Charitable Foundation. He is a Life Fellow of the Texas Bar Foundation and a Fellow of the International Society of Barristers, a member of the Philosophical Society and a member of the State Bar of Texas Grievance Committee. Mr. Reaud was chosen as the Most Distinguished Alumni of Texas Tech University Law School in 1998 and also chosen as the Most Distinguished Alumni of Lamar University in 2006. Mr. Reaud was awarded the Honorary Order of the Coif by the University of Texas in 2011. He is listed in Best Lawyers in America. We believe that Mr. Reaud's legal expertise and extensive experience with complex and high-profile litigation and his commitment to service support the conclusion that he should serve as one of our directors.

Alvin V. Shoemaker	Mr. Shoemaker, age 72, has served as one of our directors since March 2005. Mr. Shoemaker serves as a member of the Audit Committee and the Compensation Committee. Mr. Shoemaker has been a private investor since his retirement as Chairman of the Board of First Boston Corporation and First Boston, Inc. in 1989, a position he assumed in 1983. Mr. Shoemaker also currently serves as a director of Wynn Resorts Limited. We believe that Mr. Shoemaker's extensive board and executive-level management experience and proven leadership and business capabilities support the conclusion that he should serve as one of our directors.
Nolan D. Archibald
Mr. Archibald, age 67, has served as one of our directors since March 2005 and he is currently Chairman of the Compensation Committee. Effective as of the Annual Meeting, Mr. Archibald will also serve as Vice Chairman and Lead Independent Director. Mr. Archibald has served as Executive Chairman of Stanley Black & Decker, Inc., a consumer and commercial products company, since March 2010. He served as President and Chief Executive Officer of The Black & Decker Corporation, a consumer and commercial products company, from 1986 until 2010, as well as Chairman of the Board of The Black & Decker Corporation from 1987 until 2010. In addition, Mr. Archibald serves as a director of Lockheed Martin Corporation and Brunswick Corporation. We believe that Mr. Archibald's extensive board and executive-level management experience, and proven leadership and business capabilities support the conclusion that he should serve as one of our directors.

M. Anthony Burns	Mr. Burns, age 68, has served as one of our directors since March 2010. He is Chairman of the Audit Committee. Effective as of the Annual Meeting, Mr. Burns will also serve as a member of the Governance Committee. Mr. Burns currently serves as Chairman Emeritus of Ryder System, Inc., a provider of transportation and logistics services, a position that he has held since 2002. Mr. Burns served in several positions at Ryder until his retirement in 2002, including Chairman of the Board from 1985 to 2002, Chief Executive Officer from 1983 to 2000 and President from 1979 to 1999. Prior to joining Ryder, Mr. Burns served in management of Mobil Oil Corporation. Mr. Burns also currently serves as a director of Pfizer Inc. and J.C. Penney Company, Inc. He is also a Life Trustee of the University of Miami in Florida and is active in cultural and civic organizations in Florida. We believe that Mr. Burns' long tenure as Chief Executive Officer of Ryder System, a major public company, his valuable leadership and management insights, his financial expertise through service on (and in some cases chairmanship of) the audit committees of other public companies, and his executive compensation experience through service on the compensation committees of several public companies, support the conclusion that he should serve as one of our directors.
Sir Robert J. Margetts
Sir Robert, age 64, has served as one of our directors since August 2010. He currently serves on the boards of a number of privately held companies, and was Chairman of Legal & General Group PLC from 2000 until 2010 and BOC Group PLC from 2002 to 2006. Sir Robert served as Chairman—Europe of Huntsman Corporation from 2000 to August 2010. He worked for Imperial Chemical Industries (ICI) in various levels of increasing responsibility from 1969 to 2000, where he ultimately served as the Vice Chairman of its Main Board. We believe that Sir Robert's extensive executive board and executive-level management experience in Europe and his more than 40 years experience in the chemicals industry support the conclusion that he should serve as one of our directors.
H. William Lichtenberger
Mr. Lichtenberger has served as one of our directors since March 2005. He was the Chairman and Chief Executive Officer of Praxair, Inc. from 1992 until his retirement in 2000. From 1990 until 1992, he was President and Chief Operating Officer of Union Carbide Corporation. Mr. Lichtenberger served as a director of Ingersoll-Rand Company Limited until June 2009. In addition, until July 2007, Mr. Lichtenberger served as a director of Arch Chemicals, Inc.

Marsha J. Evans	Ms. Evans has served as one of our directors since August 2005. She served as President and Chief Executive Officer of The American Red Cross from August 2002 until December 2005. Ms. Evans previously served as the National Executive Director (Chief Executive Officer) of Girl Scouts of the USA from 1998 until July 2002. She was acting Commissioner of the Ladies Professional Golf Association from July 2009 to January 2010. She also served with the United States Navy for 29 years, where she was commissioned ensign in 1968 and attained the rank of rear admiral before retiring in 1998. Prior to her retirement with the United States Navy, she served as the Superintendent (president) of the Naval Postgraduate School in Monterey, California, and as the Director of the George C. Marshall European Center for Security Studies.

COMPENSATION DISCUSSION AND ANALYSIS

        The following discussion and analysis relates to our parent, Huntsman Corporation. However, because all of Huntsman Corporation's operations are conducted by us and our subsidiaries, we believe this discussion and analysis is material to an understanding of our Company and our subsidiaries. The managers and officers of Huntsman International do not receive any compensation for services rendered in such capacities in addition to compensation provided by our parent. Unless the context otherwise requires, references in this Compensation Discussion and Analysis to "we," "us," "our," or "our Company" refer to Huntsman Corporation, together with its subsidiaries.

Named Executive Officers

        The following Compensation Discussion and Analysis provides information regarding the compensation paid to our Chief Executive Officer, Chief Financial Officer and the other three most highly compensated executive officers in 2010. We refer to these individuals as "named executive officers." Our named executive officers for 2010 were Jon M. Huntsman, Executive Chairman of the Board, Peter R. Huntsman, President and Chief Executive Officer, J. Kimo Esplin, Executive Vice President and Chief Financial Officer, Anthony P. Hankins, Chief Executive Officer, Asia Pacific and Division President, Polyurethanes, and Daniele Ferrari, Division President, Performance Products. Effective February 3, 2011, Mr. Ferrari resigned to pursue other business opportunities.

Executive Summary

        As described in more detail throughout this Compensation Discussion and Analysis, the Company's executive compensation program is designed primarily to "pay for performance" based on an allocation among long-term and short-term components developed to establish a proper balance of risks in achieving goals designed to further our business objectives.

        For 2010, the Company delivered strong operating and financial performance. The Compensation Committee believes these results were achieved through the leadership, vision and hard work of the executive team. The 2010 results include:

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  adjusted EBITDA increased 65% from 2009 ($872 million in 2010 compared to $529 million in 2009);

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  revenues increased 21% from 2009 ($9,250 million in 2010 compared to $7,665 million in 2009); and

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  adjusted net income for 2010 was $200 million or $0.83 per diluted share compared to adjusted net loss of $303 million or $1.30 loss per diluted share for 2009.

        In light of the strong performance of the Company during 2010 and its link to our executive compensation arrangements, the Compensation Committee believes that the balanced, conservative compensation programs that were in place during 2010 operated as the committee intended when it designed and implemented the programs, specifically:

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  Base salary—designed to be a fixed portion of total compensation and established at or near the median level of base pay for our compensation peer group;

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  Annual incentive awards—payment is determined by the Compensation Committee based on performance against predetermined performance criteria and can range from 0% to 200% of the target incentive award; and

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  Long-term incentive awards—the awards in any given year are made at approximately the median level for our compensation peer group with values of 70% in restricted stock or phantom shares and 30% in stock options based on the grant date fair value of such awards.

        Our executive compensation programs have remained substantially the same for several years. We believe our executive compensation programs are effectively designed and working well. We also believe our compensation philosophy is aligned with the interests of our stockholders and is instrumental to achieving our business strategy. More detailed information regarding our executive compensation program is contained in the remainder of this Compensation Discussion and Analysis section.

Compensation Philosophy and Objectives

        Our executive compensation programs are designed to attract, motivate and retain executives critical to our long-term success and the creation of stockholder value. Our fundamental compensation philosophy is that performance should have a significant impact on compensation and, consequently, we attempt to closely link executive officers' total compensation with the achievement of annual and long-term performance goals. Management and the Compensation Committee believe that compensation decisions are complex and require careful review of individual and Company performance and chemical and general industry compensation levels. The Compensation Committee awards compensation to our executive officers based upon corporate, business division and individual performance and designs compensation so as to motivate executive officers to achieve strategic objectives and to continue to perform at the highest levels.

        Based on the objectives described above, we strive to set a total compensation opportunity within range of the median of the total direct compensation paid to similarly situated personnel at comparable companies against whom we compete both in the chemical industry marketplace and in the broader market for executives, key employees and outside directors. Actual compensation may be above or below the median based on the actual performance of our Company and the individual, with the opportunity to achieve upper quartile compensation based on superior performance. This approach is intended to ensure that a significant portion of executive compensation is based on our financial and strategic performance.

        Our compensation philosophy is evidenced and supported by the following compensation governance provisions:

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  the opportunity for our stockholders to cast an advisory vote on executive compensation as described in Proposal No. 2 above;

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  the establishment of an independent Compensation Committee;

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  our adopted stock ownership guidelines for officers and directors; and

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  prohibitions on executive officers engaging in short-term, hedging or speculative transactions.

Roles and Responsibilities

        The Compensation Committee, management and an external compensation consultant are involved in the development, review, evaluation and approval of our executive compensation programs.

        Executive Management.    Our Chief Executive Officer sets our strategic direction and strives to promote compensation programs that motivate executives' and employees' behavior consistent with strategic objectives. Our Chief Executive Officer is assisted by our Senior Vice President, Global Human Resources, who provides assistance with the design and development of compensation programs, the interpretation of data and the effects of adjustments and modifications to compensation programs. Our Chief Financial Officer and our General Counsel also assist our Chief Executive Officer by advising on legal and financial considerations relevant to these programs. Under the direction of the Compensation Committee and in coordination with the compensation consultant, management coordinates the annual review of the compensation programs for the executive officers. This review includes an evaluation of individual and corporate performance, competitive practices and trends and various compensation issues. Based on the results of this review, management makes recommendations to the Compensation Committee regarding each element of compensation for each of the executive officers, other than the Chief Executive Officer and the Executive Chairman.

        Compensation Committee.    The Compensation Committee has authority and responsibility for the review, evaluation and approval of the compensation structure and level for all of our executive officers. This includes the articulation of a compensation philosophy, and policies and plans covering our executive officers. In addition, the Compensation Committee and all other independent members of the Board conduct an annual review and approval of each element of the annual compensation of the Executive Chairman and the Chief Executive Officer. This review includes an evaluation of performance, corporate goals and objectives relevant to compensation, and compensation under various circumstances, including upon retirement or a change in control. In connection with this review, the Compensation Committee receives advice from its independent compensation consultant.

        Compensation Consultant.    The Compensation Committee has sole authority to retain and terminate the services of a compensation consultant who reports to the Compensation Committee. The role of the compensation consultant is to advise the Compensation Committee in its oversight role, advise management in the executive compensation design process and provide independent compensation data and analysis to facilitate the annual review of the programs. The compensation consultant attends Compensation Committee meetings as requested by the Compensation Committee.

A principal at Towers Watson served as an independent compensation consultant retained by the Compensation Committee during its initial executive and director compensation evaluation in 2010.

        Services performed by the compensation consultant for the Compensation Committee during 2010 included evaluation of levels of executive compensation as compared to general market compensation data and peer companies' compensation data, preparation of tally sheets for each of the executive officers, evaluation of proposed compensation programs or changes to existing programs and providing information on current executive compensation trends and regulations. During 2010, we paid Towers Watson an aggregate of $16,275 for services related to determining the amount and form of executive and director compensation.

        In 2010, our Chief Executive Officer did not meet with the compensation consultant outside of Compensation Committee meetings and met with the compensation consultant at such meetings only when members of the Compensation Committee were present. Our management did not retain or consult with any other compensation consultant.

        Although the Compensation Committee's independent compensation consultant did not provide any other services to our Company in 2010, Towers Watson as a firm performed additional services for our Company, including U.S. and global actuarial services, health and welfare consulting and general compensation services. Management's decision to use Towers Watson for these other services was based substantially on the fact that Towers Watson has provided us with these services for a number of years and Towers Watson is familiar with our Company and our benefit plans. During 2010, we paid Towers Watson an aggregate of $2,131,122 for services unrelated to determining the amount and form of executive and director compensation. The services provided by Towers Watson to our Company were provided by a separate group within Towers Watson that did not communicate with the Compensation Committee's independent compensation consultant. We do not believe that the services provided to our Company by Towers Watson affected the independence of the advice that the Compensation Committee received from its compensation consultant related to executive and director compensation in 2010.

        In order to more clearly separate the role of the independent compensation consultant, the Compensation Committee no longer retains Towers Watson on executive and director compensation matters and is in the process of searching for a new provider to serve as its independent compensation consultant. Towers Watson will continue to advise us on compensation matters unrelated to determining the amount and form of executive and director compensation.

Elements of Executive Compensation

        The key elements of direct compensation for the executive officers are base salary, annual incentive compensation, special project bonuses (when appropriate) and equity-based compensation. The mixture of pay elements represents our belief that executive officers should have elements of their compensation tied to both short and long-term objectives. This pay mixture is the result of our historical pay practices, management recommendations and Compensation Committee determinations. The Compensation Committee strives to align the relative proportion of each element of total direct compensation with the competitive market and our objectives, as well as to preserve the flexibility to respond to the continually changing global environment in which we operate. Generally, as employees move to higher levels of responsibility with greater ability to influence our results, the percentage of performance-based pay will increase. The Compensation Committee's goal is also to strike the appropriate balance between annual and long-term incentives, and it may adjust the allocation of pay to best support our objectives.

        In addition to the key elements of base salary, annual incentive compensation, special project bonuses (when appropriate) and equity-based compensation, our executive officers also are eligible for elements of indirect compensation comprised of health and welfare benefits, retirement and savings plans and certain perquisites. The Compensation Committee considers each of the key elements and the indirect elements when evaluating the overall compensation program design.

        A detailed discussion of the specific elements of compensation awarded to our named executive officers for 2010 is set forth below in "Compensation Discussion and Analysis—Elements of 2010 Executive Compensation."

        Annual Base Salary.    Management makes recommendations to the Compensation Committee regarding the annual base salary of each of the executive officers, other than the Chief Executive Officer and Executive Chairman, and establishes base salaries that it believes are sufficient to attract and retain individuals with the qualities it deems necessary for our long-term financial success and that are competitive in the marketplace.

        An executive officer's base salary generally reflects the officer's responsibilities, tenure, job performance, special circumstances (such as overseas assignments) and the market for the executive's services. The Compensation Committee reviews the base salary of each executive officer, including the Chief Executive Officer, on an annual basis. In addition to these annual reviews, the Compensation Committee may, at any time, review the salary of an executive who has received a significant promotion, whose responsibilities have changed significantly or who is subject to competitive pressure. Any adjustments are based on the results of the annual review of market pay data, changes in the cost of living, job performance or the expansion of duties and responsibilities. No pre-determined weight or emphasis is placed on any one of these factors.

        Annual Incentive Awards.    Annual incentive compensation enables executive officers and other key employees of our Company (other than the Executive Chairman) to earn a cash bonus for meeting or exceeding our financial goals as well as for individual performance. While we target total compensation within the range of the median to incentivize executives, our compensation program provides executives with the opportunity to receive total compensation in the top 25% of our compensation peer group upon superior performance. This approach enables our Company to remain competitive in attracting, motivating and retaining executives critical to our long-term success and helps us to ensure that the compensation we pay is reasonable compared to our competitors.

        The potential payments available under the annual incentive program for the named executive officers depended on the attainment of performance goals recommended by management and approved by the Compensation Committee at the beginning of the year. Furthermore, as part of the annual incentive compensation award process, the Compensation Committee undertakes a subjective evaluation of each executive officer's performance and success in areas it believes to be significant to us as a whole or to a particular business unit or function. For our Executive Chairman, the Committee looks primarily at Company performance in determining the amount of the bonus award to be provided, but also looks at areas not easily measurable by objective standards, such as his strategic contributions and his leadership in numerous areas. Because of this, Compensation Committee employs its discretion in determining the amount of the bonus award to be provided to our Executive Chairman each year.

        Long-Term Compensation.    We provide executives with long-term incentive compensation through the Huntsman Stock Incentive Plan (the "Stock Incentive Plan"), which was approved by our stockholders prior to our initial public offering and was amended and restated in November 2009.

        The Stock Incentive Plan permits the granting of a variety of stock and stock-based awards. The awards are granted according to a pre-determined schedule developed by management and the Compensation Committee and approved by the Compensation Committee during the first quarter of each year. Pursuant to this schedule, grants of equity-based awards are typically made during the first quarter.

        Since 2009, other than awards granted to the Executive Chairman, we have granted equity awards with values of 70% in restricted stock or phantom shares and 30% in stock options based on the grant date fair value of such awards. We provide phantom shares in lieu of restricted stock in foreign jurisdictions where tax treatment is more favorable for the recipient with respect to this type of award. We have used this mix of restricted or phantom stock and stock options to obtain the benefit of each of these types of awards. We believe that restricted stock and phantom shares provide value that continues to exist and creates an ongoing retention benefit during times in which our stock price is depressed, including times of general economic downturns similar to the one recently experienced. We believe that stock options provide the opportunity for employees to achieve a higher value and thus create additional motivation for employees to strive for superior performance.

        The Compensation Committee believes that grants of long-term incentive awards to executive officers encourage them to remain with and devote their best efforts to our Company and enhance our ability to attract and retain the services of executives essential for our growth and profitability. In addition, because we do not maintain employment agreements with our executive officers (other than as described in "Employment Agreements" below), our Stock Incentive Plan allows us to provide for customary benefits with respect to certain termination events. Without these awards, our Chief Executive Officer and most other executive officers would not have certain benefits upon termination of their employment typically enjoyed by executive officers at our peer companies, including automatic vesting of restricted stock, stock options and phantom stock. To maintain our ability to provide a competitive compensation package and attract and retain individuals vital to our success, the Compensation Committee believes it is appropriate to continue to grant long-term compensation awards to our executive officers.

        Special Project Bonuses.    Project bonuses constitute an important part of our compensation philosophy by rewarding successful completion of strategic objectives. In previous years, these strategic objectives have included both acquisitions and divestitures of businesses and the implementation of cost reduction and restructuring plans. Given that these project bonuses are customarily related to special initiatives, the Compensation Committee typically does not utilize specific formulas or quantitative metrics in determining the amount of payment for successfully completing such projects. Accordingly, our Chief Executive Officer and our Senior Vice President, Global Human Resources may make recommendations to the Compensation Committee and the Compensation Committee typically exercises wide discretion in determining the amount of such payment, if any, to each executive officer. Nevertheless, as a frame of reference, these project bonus payments have historically been in the range of 50%—150% of annual base salary and are intended to be commensurate with the efforts of the executives and the benefits to our Company.

        Health and Welfare Benefits.    We provide our executive officers with benefits that are intended to be a part of a competitive total compensation package that provides health and welfare and retirement programs comparable to those provided to employees and executives at other companies in the chemicals industry. Executive officers participate in our health and welfare programs on the same basis as our other employees.

        Retirement and Savings Plans.    We provide our executive officers with benefits that are intended to be a part of a competitive total compensation package that provides retirement and savings programs comparable to those provided to employees and executives at other companies in the chemical industry and the general market. The benefit plan descriptions below in the narratives following the "—Pension Benefits in Fiscal 2010" and "—Nonqualified Deferred Compensation in Fiscal 2010" tables provide an explanation of the major features of our retirement and savings plans. Executive officers participate in our qualified retirement and savings plans on the same basis as other employees. We provide defined benefit pension plans, including the Huntsman Defined Benefit Pension Plan (a tax qualified defined benefit pension plan) and the Huntsman Supplemental Executive Retirement Plan (a non-qualified supplemental pension plan for executives who exceed the qualified plan limitations). Employees in foreign jurisdictions participate in the retirement and savings plans mandated by applicable law. In addition, we provide the Huntsman Pension Scheme to our U.K. employees, such as Mr. Hankins, and we make annual contributions to the Previndai Executive Integrative Pension Fund on behalf (the "Previndai Pension Fund") of certain employees in Italy, including Mr. Ferrari. We also sponsor and maintain four defined contribution savings plans, including the 401(k) plan, the Supplemental Savings Plan, a money purchase plan and a supplemental executive money purchase plan.

        Perquisites.    We have provided perquisites as a means of providing additional compensation to our Chief Executive Officer and other named executive officers through the availability of benefits that are convenient for the executives to use when faced with the demands of their positions. The Compensation Committee reviews our policies with respect to perquisites and considers whether, and to what extent, it may be appropriate for our Chief Executive Officer and the other named executive officers to reimburse our Company for perquisites.

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  Foreign Assignment Policy—We maintain a comprehensive expatriation program to address the range of financial implications associated with international assignments. This program provides assistance in the form of education and language support, housing allowances, transportation of personal belongings, tax equalization and international living or hardship allowances when deemed appropriate. Of our named executive officers, Mr. Hankins participates in the expatriation program.

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  Aircraft Use Policy—In August 2005, the Board adopted an Aircraft Use Policy to carefully manage use of the aviation assets in a manner that best meets the goals of improving senior management's effectiveness and availability. Under this policy, the Executive Chairman of the Board, Chief Executive Officer, any Executive Vice President and any Division President may have personal use of Company aircraft to the extent that such person pays for the costs of such use pursuant to an aircraft time-sharing agreement. Notwithstanding the foregoing, to mitigate security concerns and to maximize time available to spend on Company business, the Compensation Committee may permit the Executive Chairman of the Board and the Chief Executive Officer to have personal use of Company aircraft without cost subject to its availability. The Compensation Committee may limit such use in any given calendar year to a specified number of hours. For 2010, such use by the Executive Chairman of the Board was limited to 150 flight hours and such use by the Chief Executive Officer was unlimited. We do not make gross-up payments for out-of-pocket tax obligations resulting from personal use of our Company aircraft.

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  Company Car—We provide executive officers with leased vehicles for business use, which the executives may also use for personal transportation. Executive officers are responsible for the taxes on imputed income associated with the personal use of this Company provided transportation.

        Employment Agreements.    We do not enter into employment agreements with our executive officers. However, in accordance with our practice with respect to employees on assignment in a foreign country, Mr. Hankins entered into a letter agreement on November 1, 2000 with our subsidiary Huntsman Polyurethanes Americas detailing the terms of his secondment from Huntsman Polyurethanes (UK) Ltd. The primary purpose of this letter agreement is to provide Mr. Hankins with details regarding repatriation to his home country following the completion of his foreign assignment. This letter agreement also defines the initial elements of Mr. Hankins' compensation package, including base salary and a performance-based bonus, and it provides for customary expatriation arrangements, including an international location allowance expressed as a percentage of his annual salary.

        Executive Severance Plan.    Our named executive officers, other than Mr. Hankins, do not have employment agreements with our Company which entitle them to payments and benefits upon the termination of employment or a change-in-control. Executives at companies in the chemical industry and the general market against which we compete for executive talent commonly have employment agreements providing for these types of severance payments and benefits. Because most of our executives do not have the benefit of such agreements, we established the Huntsman Executive Severance Plan (the "Executive Severance Plan") in order to remain competitive. We believe that the relative costs of our Executive Severance Plan in light of the expected benefits that would be derived are worth the attendant costs in foreseeable merger or acquisition situations. A description of the Executive Severance Plan and other arrangements relevant to post-employment compensation is found below under the heading "Potential Payments upon Termination or Change of Control."

Annual Review of Executive Compensation

        Management and the Compensation Committee believe that compensation decisions are complex and require careful review of individual and Company performance and chemical and general industry compensation levels. The Compensation Committee awards compensation to our executive officers based upon corporate, business division and individual performance and designs compensation so as to motivate executive officers to achieve strategic objectives and to continue to perform at the highest levels.

        Our management and the Compensation Committee generally strive to maintain an executive compensation program that is structured to provide executive officers with a total compensation package that, at expected levels of performance, is comparable to those provided to other executives holding comparable positions or having similar qualifications in other similarly situated organizations in the chemical industry and the general market. This is done because the Compensation Committee believes that it is necessary to retain key executives who would otherwise be incentivized to leave our Company if a significant pay disparity existed between us and our competitors. These objectives are achieved through an annual review of the compensation of each of our executive officers. Variations from general standards may be made when appropriate to promote specific Company strategies or in response to unusual circumstances or conditions.

        In preparation for the annual review for 2010, the compensation consultant conducted competitive compensation analyses using several sources of data. One source of data specifically utilized in evaluating compensation levels of the executive officers, and particularly the named executive officers, was Proxy Statements filed by our chemical industry peer companies. Additional information regarding the peer group of companies is provided below. Please see "—Compensation Peer Group." We also utilized nationally recognized compensation surveys to assess the competitiveness of executive compensation. Specific survey benchmark matches were identified for each executive officer position.

        The compensation consultant prepared a report to the Compensation Committee that included extensive analyses of compensation based on competitive market data gathered from peer proxy statements and published survey sources. In addition to this report, the compensation consultant prepared a total compensation report, or "tally sheet," for each of the executive officers, including our Chief Executive Officer. Each tally sheet showed the total dollar value of the executive officer's annual compensation, including the executive's base salary, bonus, long-term incentives, lump sum present value of retirement benefits, company contributions for health and welfare plans, tax gross-ups and applicable perquisites. In addition, these tally sheets estimated the potential payment(s) under a variety of termination scenarios (voluntary termination, for-cause termination, without-cause termination or termination by employee with good reason, and termination due to change in control) and are utilized as a tool to provide transparency as to the impact of each compensation component. At each meeting in which the Compensation Committee reviews a component of compensation, it considers the component in light of total compensation.

        The tally sheets provide the Compensation Committee with context for the decisions they make in relation to total direct compensation. Although they do not necessarily drive decision making with regard to specific components of the total compensation program, the tally sheets enable the Compensation Committee to assess, on a comprehensive basis, total direct compensation and the relationship of various components of the total compensation program to each other. The tally sheets may also influence the Compensation Committee's views on a variety of issues, such as changes to severance plans and employment agreements, special equity grants to promote retention, or changes in long-term variable equity incentives.

        The Compensation Committee reviews different components of compensation at different meetings during the year. Each time a component is reviewed, the Compensation Committee considers a report that contains each executive officer's base salary, annual incentive, equity holdings and merit history for the prior three years, and includes the Chief Executive Officer's recommendations regarding the specific compensation being considered at that meeting. With respect to our named executive officers other than our Chief Executive Officer and our Executive Chairman, this recommendation is made by our Chief Executive Officer after consultation with our Senior Vice President, Global Human Resources. After reviewing these materials, the Compensation Committee considers each executive's performance through a review of objective results, reports from other senior management (for all executives other than our Chief Executive Officer and our Executive Chairman) and, in many cases, personal observation. As part of this process, the Chief Executive Officer provides the Compensation Committee with his evaluation of performance of each executive officer other than our Executive Chairman during the prior year. The Compensation Committee considers all of the information provided to them to arrive at individual compensation decisions.

        In making its decisions regarding each executive officer's compensation, the Compensation Committee considers the nature and scope of all elements of the executive's total compensation package, the executive's responsibilities and his or her effectiveness in supporting our key strategic, operational and financial goals.

Compensation Peer Group

        As an important consideration in determining the appropriate amount for each element of the executive officers' total compensation (base salary, annual incentives, special project bonuses (when appropriate) and long-term incentives), the Compensation Committee considers the compensation paid for similar positions at other companies within a peer group of companies. The peer group is comprised of companies against which we compete in the global chemical industry for executives, key employees and outside directors. The selected peer companies fall within a range of comparison factors (both above and below us) such as revenue, market capitalization and net income. The peer group data supplied by the compensation consultant to the Compensation Committee is not adjusted based on any of these factors. The list of companies that comprise the peer group was initially developed in 2005 and was subsequently modified based on suggestions from the compensation consultant and finalized based on input from our management and the Chairman of the Compensation Committee. Some variation may take place from year to year in the composition of this group based on an analysis provided by the compensation consultant that is reviewed for appropriateness by the Compensation Committee. For example, we removed two companies, LyondellBasell and Rohm and Haas, from our list in 2009 because such companies either filed for bankruptcy or were acquired during 2009. Our current peer group for purposes of 2010 compensation decisions is comprised of the following eleven companies:

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  3M Company

  •
  Air Products and Chemicals Incorporated

  •
  Avery Dennison Corporation

  •
  Dow Chemical Company

  •
  EI du Pont de Nemours and Company

  •
  Eastman Chemical Company

  •
  Monsanto Chemical Company

  •
  OM Group Incorporated

  •
  PPG Industries Incorporated

  •
  Praxair Incorporated

  •
  Sherwin-Williams Company

        This competitive market data provides a frame of reference for the Compensation Committee when evaluating executive compensation, but is not the only factor considered for our executives' compensation. In addition to the peer group noted above, the Compensation Committee uses nationally recognized compensation surveys to assess the competitiveness of our executive compensation with the broader market of chemical and general industrial companies. These data are generally provided by the compensation consultant and are the product of published survey sources representing compensation amounts for similar positions within general industry and chemical industry companies. The Compensation Committee uses data from these broad market surveys to provide additional information against which they can compare the competitiveness of our executive compensation.

Elements of 2010 Executive Compensation

        For 2010, the Compensation Committee set the mix of base salary, annual incentive compensation and equity-based compensation as a percentage of total potential direct compensation for each of the named executive officers as reflected in the following table. The Compensation Committee did not award any special project bonuses for 2010.

	Percent of Potential Total Direct Compensation
Officer	Base Salary	Annual Incentive Compensation	Long-Term Incentive Awards
Jon M. Huntsman	23%	58%	19%
Peter R. Huntsman	19%	37%	44%
J. Kimo Esplin	31%	24%	45%
Anthony P. Hankins	33%	20%	47%
Daniele Ferrari(1)	33%	24%	43%

(1)
The 2010 base salary rate used to calculate the base salary percentage for Mr. Ferrari in the above table does not include any amounts for Civil Holiday, indemnity for presence based on local contract, or contribution reimbursement for employee contributions to the mandatory healthcare fund FASI, which items are included with respect to Mr. Ferrari in the "Salary" column of the Summary Compensation Table.

        Annual Base Salary.    As part of its annual review cycle, in 2010 the Compensation Committee reviewed the annual base salary of each of our executive officers. In determining to increase annual base salaries, the Compensation Committee considered the anticipated global economic recovery and its impact on our Company's results and financial position. The Compensation Committee also awarded annual salary increases in 2010 because it had frozen salaries of the named executive officers in 2009 and, therefore, none of the named executive officers had received a salary increase in at least two years at the time the decision was made. The Compensation Committee had not increased our Chief

Executive Officer's salary since 2006. The following table provides the base salary determinations for our Chief Executive Officer and the other named executive officers in fiscal years 2009 and 2010 and the percentage increase in their 2010 base salary from 2009:

	Fiscal Year Salary		Percentage Increase From
Officer	2009	2010	2009 to 2010
Jon M. Huntsman	$1,100,000	$1,200,000	9.1%
Peter R. Huntsman	$1,464,500	$1,500,000	2.4%
J. Kimo Esplin	$489,500	$504,200	3.0%
Anthony P. Hankins	$521,900	$537,600	3.0%
Daniele Ferrari(1)	n/a	$423,400	n/a

(1)
Mr. Ferrari's base salary is based on an exchange rate of 1 EUR to 1.3528 USD, being the exchange rate as of March 19, 2010. March 19, 2010 was an internal date used to estimate pro forma elements of compensation in 2010—a date in March is generally set for these purposes each year. The 2010 base salary rate for Mr. Ferrari in the above table does not include any amounts for Civil Holiday, indemnity for presence based on local contract, or contribution reimbursement for employee contributions to the mandatory healthcare fund FASI, which items are included with respect to Mr. Ferrari in the "Salary" column of the Summary Compensation Table.

        Annual Incentive Awards.    For the named executive officers (other than the Executive Chairman), our annual incentive compensation program for 2010 provided for target annual incentive compensation of 100% of base salary for our Chief Executive Officer and 60% of base salary for the other named executive officers, with maximum possible annual incentive compensation set at 200% of base salary for our Chief Executive Officer and 120% of base salary for the other named executive officers. The target and maximum bonus amounts were set to align within the total compensation median range of those amounts for comparable executive positions within our peer group and with other chemical and general industrial companies as represented in nationally-recognized executive compensation surveys. Potential payout of individual bonuses was dependent upon both group performance and individual contributions to our success. In 2010, the Executive Chairman was eligible for a bonus of up to $3 million, the specific amount to be determined in the discretion of the Compensation Committee at year-end.

        The following table summarizes the bonus targets, performance components and corresponding weightings for each of our named executive officers for 2010 bonuses.

Officer	Target Incentive Award	Maximum Possible Incentive Award	Performance Components	Weightings
Jon M. Huntsman	n/a	$3,000,000	Compensation Committee discretion	100%
Peter R. Huntsman	$1,500,000	$3,000,000	Corporate adjusted EBITDA	60%
			Debt reduction, corporate net operating cash flow and compliance	20%
			Individual performance	20%
J. Kimo Esplin	$302,520	$605,040	Corporate adjusted EBITDA	50%
			Corporate net operating cash flow	20%
			Compliance	20%
			Individual performance	10%
Anthony P. Hankins	$322,560	$645,120	Corporate adjusted EBITDA	20%
			Polyurethanes adjusted EBITDA	30%
			Corporate net operating cash flow	20%
			Compliance	20%
			Individual performance	10%
Daniele Ferrari	$254,040	$508,080	Corporate adjusted EBITDA	20%
			Performance Products Adjusted EBITDA	30%
			Corporate net operating cash flow	20%
			Compliance	20%
			Individual performance	10%

        The Compensation Committee selected these performance measures for use in the annual incentive portion of compensation because of their importance to our operations. To achieve the maximum possible incentive award, an executive must achieve the maximum on each of the referenced performance components and for their individual performance. The Compensation Committee uses different weightings for each named executive officer in order to align annual incentives with the performance components most within their control. For 2010, the Compensation Committee added corporate net operating cash flow as a new performance component to the Annual Incentive Awards for our named executive officers. The Compensation Committee added this component because it views net operating cash flow as critical to our business and weighted this factor accordingly. For our Chief Executive Officer for 2010, compliance, net operating cash flow and debt reduction together comprised 20% of the total annual incentive award. Each sub-component within this category was not assigned a specific weighting consistent with our Compensation Committee's desire to preserve its discretion in weighting these sub-components relative to then-current business conditions.

        Adjusted EBITDA and Net Operating Cash Flow.    The Compensation Committee used corporate and divisional adjusted EBITDA targets because both the Compensation Committee and our Company believe that it is the primary measure by which our stockholders measure the financial performance of our Company, thereby aligning the interests of management with the interests of our stockholders. Adjusted EBITDA provides an indicator of general economic performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, or levels of depreciation and amortization. The adjusted EBITDA measure used in connection with evaluation of annual incentive compensation is adjusted on the same basis and for the same factors as the adjusted EBITDA reported in our fiscal year-end earnings release. Adjusted EBITDA was calculated by eliminating the following from EBITDA: gains and losses from discontinued operations; restructuring, impairment and plant closing (credits) costs; income and expense associated with the terminated merger and related litigation;

acquisition related expenses; losses on the sale of accounts receivable to our securitization program; unallocated foreign currency (gain) loss; certain legal and contract settlements; losses from early extinguishment of debt; extraordinary loss (gain) on the acquisition of a business; and loss (gain) on disposition of business/assets.

        Beyond corporate and divisional adjusted EBITDA, the Compensation Committee also identified corporate net operating cash flow as an important objective for 2010 consistent with the Company's strategic goals for debt reduction and improved liquidity. Achievement of the corporate net operating cash flows target constituted 20% of the possible annual incentive award for all named executive officers other than our Chief Executive Officer.

        For 2010, the Compensation Committee established threshold, target and maximum performance goals for our named executive offices for each of the following performance measures to be achieved by our Company and its divisions as follows:

	2010 (in millions)
Performance Criteria	Threshold Goal (75% of target)	Target Goal (100% of target)	Maximum Goal (120% of target)
Corporate adjusted EBITDA	$501	$668	$802
Corporate net operating cash flow	$150	$200	$240
Polyurethanes adjusted EBITDA	$272	$363	$436
Performance Products adjusted EBITDA	$184	$246	$295

        At achievement of 75% or less of the applicable target goal for these components, we would not pay the executive any incentive amount for that component. We scale the incentive amounts we pay for these components for achievement of percentages of target goal between 75% to 100% and 100% to 120% based on a linear progression between these points. In addition, if we achieve corporate adjusted EBITDA of less than 85% of the target goal, the payouts for all other components are capped at their target levels. If corporate adjusted EBITDA is less than 75% of budget, then payment of incentive awards for any component is at the discretion of our Chief Executive Officer and the Compensation Committee. The Compensation Committee believes that requiring a minimum threshold be met to receive a bonus payment both aligns executives' interests with that of stockholders and prevents excessive bonus payments in times of poor financial performance.

        2010 targets were designed to require significant effort to achieve, yet to be realistic enough to incentivize our executive officers' performance. For example, the Compensation Committee set the corporate adjusted EBITDA target for 2010 at 126% of 2009 achievement. Divisional adjusted EBITDA targets were also set higher in 2010 than in 2009.

        For 2010, actual performance and performance as a percentage of target were as follows:

Performance Criteria	2010 Performance (in millions)	Percentage of target
Corporate adjusted EBITDA	$872	131%
Corporate net operating cash flow	$124	68%
Polyurethanes adjusted EBITDA	$320	88%
Performance Products adjusted EBITDA	$367	149%

        Compliance.    The compliance component of the annual incentive award program encompassed three discrete performance measures: compliance with rules promulgated under the Sarbanes-Oxley Act of 2002 ("SOX") and corporate policies, environmental performance objectives and injury reduction objectives. All of our executive officers other than our Executive Chairman had performance objectives in these three areas. The Compensation Committee tied a portion of the executive officers' annual incentive award to performance in these critical areas because it believes that this practice discourages risk-taking that focuses excessively on short-term profits at the sacrifice of the long-term health of our Company.

        In 2010, achievement of the SOX and corporate policies objective constituted 6.7% of the total incentive award for all named executive officers other than our Chief Executive Officer. For 2010, the Compensation Committee established the compliance target as the fulfillment of all required training on corporate policies, the absence of any material weakness in our Company's 404 audit as determined by the independent audit firm Deloitte & Touche and the achievement of process safety management targets. As required training on corporate policies was completed, no material weakness in Company's 404 audit was identified and the other objectives were achieved, this objective was achieved at or above target by all such named executive officers.

        In addition, each named executive officer other than our Chief Executive Officer also had 6.7% of their bonus eligibility tied to environmental performance objectives and 6.7% tied to injury reduction objectives (collectively referred to as "EH&S objectives"). The Company EH&S objectives were achieved at or above target in three of the past four years. For Mr. Esplin, these EH&S objectives related to the performance of our entire company and were determined by the Compensation Committee to be achieved for 2010 above target on the environmental performance objectives and below the payout threshold on the corporate recordable safety achievement. The EH&S objectives for Mr. Hankins related to only the EH&S performance of the Polyurethanes business. Mr. Hankins was determined to be above target for the environmental performance objectives and below the payout threshold on the safety objectives for 2010. Likewise, Mr. Ferrari's EH&S objectives were focused on the Performance Products business and he was below the payout threshold on both the environmental and safety objectives.

        For our Chief Executive Officer for 2010, compliance, net operating cash flow and debt reduction together comprised 20% of the total annual incentive award. Each sub-component within this category was not assigned a specific weighting consistent with our Compensation Committee's desire to preserve its discretion in weighting these sub-components relative to then-current business conditions. As described above, all of our named executive officers were at or above target for the SOX and corporate policies sub-component including the fulfillment of all required training on corporate policies, the absence of any material weakness in our Company's 404 audit and the achievement of process safety management targets. In addition, the Compensation Committee considered the EH&S objectives related to the performance of our entire company and determined they were achieved above target on the environmental performance objectives and below the payout threshold on the corporate recordable safety achievement. Accordingly, given our Chief Executive Officer's contribution to our compliance programs and our debt reduction efforts (where our gross debt in 2010 including our accounts receivable securitization program was reduced by a total of $320 million), the Compensation Committee awarded our Chief Executive Officer the maximum incentive for which he was eligible for this portion of his annual incentive award.

        Based on these results, the Compensation Committee awarded annual incentive awards as a percentage of base salary for the Chief Executive Officer of 200%, for Mr. Esplin of 80%, for Mr. Hankins of 58% and for Mr. Ferrari of 74%. The Compensation Committee determined to award the Executive Chairman a bonus of $3,000,000 in consideration of our strong performance and his successful leadership and strategic contributions in 2010.

        Long-Term Compensation.    In determining the types and amounts of equity-based awards to grant to each executive officer in 2010, the Compensation Committee first considered the value of the equity award made to each named executive officer in 2009, taking into account any expansion of duties and job responsibilities. Then, the Compensation Committee reviewed analyses provided by the compensation consultant of the types and amounts of awards paid for similar positions at companies in our peer group and other chemical and general industrial companies. For 2010, grants were targeted at levels intended to represent an estimated potential financial value that, when combined with base salary and annual incentive, would be near the market median value for total direct compensation (base salary plus annual incentive plus long-term compensation) paid to comparable executive positions at companies in our peer group and other chemical and general industrial companies as represented in nationally-recognized executive compensation surveys. The survey information is contained in a report prepared by the Compensation Committee's compensation consultant that includes a detailed analysis of actual compensation and trends based on competitive market data gathered from peer proxy statements and published survey sources. This is the same report the Compensation Committee utilizes for setting total annual compensation, as described above under "—Annual Review of Executive Compensation." As noted above, we targeted the median range of total compensation because we believe it is necessary to remain competitive in our ability to attract, motivate and retain executives critical to our long-term success but want to ensure that the compensation we pay is reasonable compared to companies in our peer group and other chemical and general industrial companies.

        The Compensation Committee also considered benchmarking information in the form of a breakdown by percentiles of awards granted to similarly situated executives at companies in our peer group and other chemical and general industrial companies, which is contained in the report prepared by the Compensation Committee's consultant. The Compensation Committee considered this information to provide a reference point as to how our named executive officers' award levels compare to the comparative companies. The amounts of the awards made in 2010 to named executive officers were generally at or below the 50th percentile of our peer group and other chemical and general industrial companies, based on the information provided by the compensation consultant.

        The value of the awards approved by the Compensation Committee was then converted to a number of shares based on the grant date fair value of the respective award on the date of grant. The awards approved for the Chief Executive Officer and other named executive officers for 2010 were as follows:

Officer	Stock Options	Restricted or Phantom Stock	Total Shares(1)
Jon M. Huntsman	0	74,074	74,074
Peter R. Huntsman	150,215	181,481	331,696
J. Kimo Esplin	32,189	38,889	71,078
Anthony P. Hankins	32,189	38,889	71,078
Daniele Ferrari	23,605	28,519	52,124

(1)
Additional details regarding these grants are provided under "Executive Compensation—Grants of Plan-Based Awards in Fiscal 2010" below.

        Special Project Bonuses.    Although we have authorized special project bonuses in the past and may continue to do so upon successful completion of strategic objectives, no such bonuses were paid to our named executive officers for services performed in 2010.

Compensation Policies and Practices as they Relate to Risk Management

        The Compensation Committee believes that our Company's compensation program has been appropriately designed to provide a level of incentives that does not encourage our executive officers and employees to take unnecessary risks in managing their respective business divisions or functions and carrying out their employment responsibilities. As discussed above, a substantial portion of our executive officers' compensation is performance-based, consistent with our approach to executive compensation. Our annual incentive compensation program is designed to reward annual financial and/or strategic performance in areas considered critical to the short- and long-term success of our Company and features a cap on the maximum amount that can be earned in any single year. In addition, we measure performance on a variety of bonus criteria other than Company profit to determine an executive's annual incentive compensation award, such as environmental, health and safety goals, cost saving initiatives and corporate compliance. We believe this discourages risk-taking that focuses excessively on short-term profits at the sacrifice of the long-term health of our Company. Likewise, our long-term equity incentive awards are directly aligned with long-term stockholder interests through their link to our stock price and multi-year ratable vesting schedules. Our executive stock ownership guidelines further support this long-term focus by requiring our executives to personally own and hold significant levels of our Company's stock. In addition, we intend to implement a claw back policy once SEC regulations are final to discourage risk-taking that focuses excessively on short-term financial performance. In combination, the Compensation Committee believes that the various elements of our executive compensation program sufficiently tie our executives' compensation opportunities to our focus on sustained long-term growth and performance.

Equity Ownership Policy

        The Board has adopted Director and Executive Stock Ownership Guidelines (the "Guidelines"), which apply to our directors and executive officers. The Guidelines were amended and restated in 2010 to include directors and to adjust the Guidelines to account for the current market price of our common stock. The purpose of stock ownership requirements is to more closely align our directors' and executives' interests with our stockholders' and to encourage them to make decisions that will be in our long-term best interests—through all industry cycles and market conditions. The Guidelines require current directors and executive officers to achieve and maintain share ownership levels of our stock equal to five times base salary for the Chief Executive Officer, two times base salary for all other executive officers and three times annual retainer for directors. For current directors and executive officers, the Guidelines must be achieved based on such participant's 2010 base salary or annual retainer (as the case may be) and the closing common stock price on November 10, 2010. A director or executive officer who becomes subject to the Guidelines in the future will have his or her stock ownership requirement established based upon his or her annual retainer or base salary at the time he or she becomes subject to the Guidelines and our closing common stock price for the day on which he or she becomes subject to the Guidelines. Once the stock ownership level is established, the number of shares of common stock needed to meet a participant's required ownership level generally does not change as a result of changes in annual base salary or annual retainer (as the case may be) or fluctuations in our common stock price. Shares that count toward satisfaction of the ownership requirement under the Guidelines include:

  •
  shares owned outright by the participant or his or her immediate family members residing in the same household;

  •
  shares held in trust or under a similar arrangement for the economic benefit of the participant;

  •
  restricted stock issued as part of a participant's long-term compensation, whether or not vested; and

  •
  shares, acquired upon option exercise, that the participant continues to hold.

        Participants are required to achieve their specified ownership levels within five years of their appointment as a director or executive officer. Current directors and executives were required to meet the stock ownership requirement under the Guidelines by December 31, 2010 in the case of executives subject to the Guidelines as of September 1, 2005 and December 31, 2015 in the case of directors who were not subject to the Guidelines before the 2010 amendment and restatement. Until these levels are achieved, participants are required to retain at least 50% of net shares delivered through our Stock Incentive Plan ("net shares" means the shares remaining after deducting shares for the payment of taxes and, in the case of stock options, after deducting shares for the exercise price of stock options). Shares acquired by a participant prior to application of the Guidelines to such participant are not subject to the retention restriction. Once achieved, the specified ownership level must be maintained for as long as the participant is subject to the Guidelines. Exclusions for estate planning, gifts to charity, education and primary residence apply to the retention requirement. However, exclusions do not affect the requirement that a participant achieve their specified ownership levels within the five-year period. In addition, hardship exemptions may be available in rare instances. A copy of the Guidelines is available on our website at www.huntsman.com.

        As of March 9, 2011, all of the named executive officers and directors were in compliance with the Guidelines. The following table provides the minimum share ownership target of each named executive officer and director and the percentage of the ownership guideline achieved by the officer or director as of the determination date:

Officer	Ownership	Share Ownership Target	% of Guideline Achieved
Jon M. Huntsman	2x	174,800	100%
Peter R. Huntsman	5x	546,200	100%
J. Kimo Esplin	2x	73,400	100%
Anthony P. Hankins	2x	78,300	100%
Nolan D. Archibald	3x	26,200	100%
M. Anthony Burns(1)	3x	26,200	62%
Marsha J. Evans	3x	26,200	100%
Patrick T. Harker(1)	3x	26,200	62%
H. William Lichtenberger	3x	26,200	100%
Robert J. Margetts(1)	3x	26,200	48%
Wayne A. Reaud	3x	26,200	100%
Alvin V. Shoemaker	3x	26,200	100%

(1)
These directors were appointed in 2010. Pursuant to the Guidelines, directors have until December 31, 2015 to achieve their respective stock ownership level.

Prohibited Transactions

        Our Insider Trading Policy includes trading restrictions for all employees and related persons preventing such persons from engaging in short-term, hedging or speculative transactions in our Company's securities. Such persons may not execute transactions in short sales, options, such as puts and calls, or any other derivative securities or margin accounts. In addition, persons subject to the policy must exercise caution when holding securities in a margin account where such securities may be pledged as collateral.

Accounting and Tax Treatment of the Elements of Compensation

        We account for stock-based awards, including stock options and restricted stock awards, in accordance with FASB ASC Topic 718 (formerly Statement of Financial Accounting Standards No. 123R) Share Based Payment ("FAS 123(R)").

        The financial reporting and income tax consequences to our Company of individual compensation elements are important considerations for the Compensation Committee when it is analyzing the overall level of compensation and the mix of compensation among individual elements. Overall, the Compensation Committee seeks to balance its objective of ensuring an effective compensation package for the named executive officers with the need to maximize the immediate deductibility of compensation—while ensuring an appropriate and transparent impact on reported earnings and other closely followed financial measures.

        In making its compensation decisions, the Compensation Committee has considered the implications of Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code disallows a tax deduction by us for individual executive compensation exceeding $1 million in any taxable year for our Chief Executive Officer and the other three most highly compensated senior executive officers (other than our Chief Executive Officer and Chief Financial Officer), unless the compensation is performance-based under a plan that is approved by our stockholders and that meets certain other technical requirements. As a result, the Compensation Committee designs much of the total compensation packages for the named executive officers to qualify for the exemption of "performance-based" compensation from the deductibility limit. However, the Compensation Committee does have the discretion to design and use compensation elements that may not be deductible within Section 162(m) when necessary for competitive reasons, to attract or retain a key executive, to enable us to retain flexibility in maximizing our pay for performance philosophy or where achieving maximum tax deductibility would not be in our best interest.

EXECUTIVE COMPENSATION

        The following discussion of executive compensation relates to our parent, Huntsman Corporation. However, because all of Huntsman Corporation's operations are conducted by our Company and our subsidiaries, we believe this discussion is material to an understanding of our Company and our subsidiaries. The managers and officers of Huntsman International do not receive any compensation for services rendered in such capacities in addition to compensation provided by our parent. Unless the context requires otherwise, references in this executive compensation discussion to "we," "us," "our," or "our Company" refer to Huntsman Corporation, together with its subsidiaries.

Summary Compensation Table

        The following table details compensation earned in the fiscal years ending 2010, 2009 and 2008 by our named executive officers. Our compensation policies are discussed in "Compensation Discussion and Analysis" above.

Name and Principal Position	Year	Salary	Bonus(1)	Stock awards(2)	Option awards(3)	Non-equity incentive plan compensation(4)	Change in pension value & nonqualified deferred compensation earnings(5)	All other compensation(6)	Total
Jon M. Huntsman	2010	$1,200,000	$3,000,000	$1,000,000	$0	$0	$352,041	$305,350	$5,857,391
Executive Chairman	2009	$1,008,333	$1,800,000	$0	$0	$0	$115,550	$199,585	$3,123,468
of the Board	2008	$0	$0	$0	$0	$0	$0	$16,227,028	$16,227,028
Peter R. Huntsman	2010	$1,500,000	$0	$2,450,000	$1,050,000	$3,000,000	$1,115,375	$511,821	$9,627,196
President, CEO & Director	2009	$1,464,500	$2,064,500	$1,036,000	$196,000	$2,400,000	$938,285	$149,166	$8,248,451
	2008	$1,464,500	$0	$3,322,329	$0	$0	$362,589	$295,894	$5,445,312
J. Kimo Esplin	2010	$504,200	$0	$525,000	$225,000	$401,100	$232,134	$171,838	$2,059,272
Executive VP and CFO	2009	$489,500	$470,700	$490,000	$210,000	$446,500	$189,227	$74,031	$2,369,958
	2008	$485,772	$0	$791,053	$0	$0	$79,465	$96,056	$1,452,346
Anthony P. Hankins(7)	2010	$537,600	$0	$525,000	$225,000	$314,200	$1,016,074	$366,952	$2,984,826
Division President,	2009	$521,900	$501,800	$385,000	$165,000	$455,200	$0	$311,136	$2,340,036
Polyurethanes	2008	$517,358	$0	$474,622	$0	$0	$161,862	$378,269	$1,532,111
Daniele Ferrari(8)	2010	$461,655	$0	$385,000	$165,000	$313,444	$0	$211,280	$1,536,379
Division President,
Performance Products

(1)
For more information regarding the bonus that was earned by Jon M. Huntsman in 2010 and paid during the first quarter of 2011, please see "Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive Awards" and "—Elements of 2010 Executive Compensation—Annual Incentive Awards."

(2)
This column reflects the aggregate grant date fair value of restricted stock computed in accordance with FASB ASC Topic 718. The restricted shares vest ratably in three equal annual installments beginning on the first anniversary of the grant date. For purposes of stock-based awards, fair value is calculated using the closing price of our stock on the date of grant. For information on the valuation assumptions with regard to restricted stock expenses, refer to the notes to our financial statements in our annual report on Form 10-K for the applicable year ended 2010, 2009 or 2008, respectively, as filed with the SEC. These amounts reflect the fair value of the restricted stock awards and may not correspond to the actual value that will be recognized by the named executive officers.

(3)
This column reflects the aggregate grant date fair value of stock options computed in accordance with FASB ASC Topic 718. The fair value of each stock option award is determined on the date of the grant using the Black-Scholes valuation model. For information on the valuation assumptions regarding option awards, refer to the notes to our financial statements in our annual report on Form 10-K for the applicable year ended 2010, 2009 or 2008, respectively, as filed with the SEC.

(4)
This column reflects the annual incentive awards that were earned for 2010 and paid during the first quarter of 2011, which are discussed in further detail under "Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive Awards" and "—Elements of 2010 Executive Compensation—Annual Incentive Awards."

(5)
This column reflects the amount of any change in pension value in 2010 for each of the named executive officers. See "—Pension Benefits in Fiscal 2010" for additional information, including the present value assumptions used in this calculation. None of the named executive officers had above-market or preferential earnings on non-qualified deferred compensation during 2010. See "—Nonqualified Deferred Compensation in Fiscal 2010" for additional information.

(6)
The methodology used to compute the aggregate incremental cost of perquisites and other personal benefits for each individual named executive officer is based on the total cost to our Company when the total cost of those perquisites and personal benefits exceeds $10,000 in the aggregate for a named executive officer. The table below details the components reported in the "All other compensation" column of the Summary Compensation Table for 2010. Amounts in the table were either paid directly by us or were reimbursed by us to the named executive officers.

						Company Contribution
Name	Health & Welfare Benefits	Personal Use Auto	Personal Use Aircraft	Air Travel Allowance	Foreign Assign- ment	401(k) Plan	Supp Savings Plan	Money Purchase Pension	SEMPP	Previndai Pension Fund	TFR Termination Indemnity	Tax Gross- up	Total
Jon M. Huntsman(a)	$18,768	$7,590	$278,992	—	—	—	—	—	—	—	—	—	$305,350
Peter R. Huntsman(b)	$18,768	$861	—	—	—	$4,900	$3,350	$19,600	$457,560	—	—	$6,782	$511,821
J. Kimo Esplin(c)	$18,661	$7,306	—	$2,000	—	$4,900	$23,528	$19,600	$94,112	—	—	$1,731	$171,838
Anthony P. Hankins(d)	$18,767	—	—	—	$130,133	$4,900	$11,375	$19,600	$99,968	—	—	$82,209	$366,952
Daniele Ferrari(e)	$10,983	$35,641	—	—	—	—	—	—	—	$48,524	$116,132	—	$211,280

(a)
The health and welfare value represents premiums paid directly by us for life insurance, accidental death and dismemberment, long-term disability, occupational/travel accident, medical and dental coverage. The Company cost for personal use of our aircraft is calculated according to a time sharing agreement whereby incremental total direct costs including fuel, maintenance, repairs, insurance, etc. are assigned to us by number of flight hours used. We followed a quarterly cost calculation method to account for the 107.8 personal flight hours used by Jon M. Huntsman during 2010. See "Compensation Discussion and Analysis—Elements of Executive Compensation—Perquisites—Company Car" for additional information regarding personal use auto benefits.

(b)
The health and welfare value represents premiums paid directly by us for life insurance, accidental death and dismemberment, long-term disability, occupational/travel accident, medical and dental coverage. During 2010, we contributed $460,910 in the aggregate to the SEMPP and Supplemental Savings Plan on Mr. Peter R. Huntsman's behalf and have included this total amount in our Nonqualified Deferred Compensation Table below. Associated with the SEMPP and Supplemental Savings Plan, we incurred $6,782 to gross-up Medicare taxes associated with our contributions to these plans. See "Compensation Discussion and Analysis—Elements of Executive Compensation—Perquisites—Company Car" for additional information regarding personal use auto benefits.

(c)
The health and welfare value represents premiums paid directly by us for life insurance, accidental death and dismemberment, long-term disability, occupational/travel accident, medical and dental coverage. During 2010, we contributed $117,640 to the SEMPP and Supplemental Savings Plan on Mr. Esplin's behalf and have included this amount in our Nonqualified Deferred Compensation Table below. Associated with the SEMPP and Supplemental Savings Plan, we incurred $1,731 to gross-up Medicare taxes associated with our contributions to these plans. See "Compensation Discussion and Analysis—Elements of Executive Compensation—Perquisites—Company Car" for additional information regarding personal use auto benefits, and see "Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in Fiscal 2010—Air Travel Allowance" for additional information regarding air travel allowance benefits.

(d)
Health and welfare benefits include medical and dental coverage. As a citizen of the U.K. with residence in the U.S., we incurred foreign assignment costs on Mr. Hankins' behalf during 2010 that included $51,695 in housing allowances and costs and $78,438 for perquisites such as membership dues reimbursement and international location allowance. In addition, we incurred $80,571 in tax gross-ups and equalization associated with Mr. Hankins' foreign assignment. During 2010, we contributed $111,343 in the aggregate to the SEMPP and Supplemental Savings Plans on Mr. Hankins' behalf and have included this in our Nonqualified Deferred Compensation Table below. Associated with the SEMPP and Supplemental Savings Plan, we incurred $1,638 to gross-up Medicare taxes associated with our contributions to these plans.

(e)
The health and welfare value represents costs for mandatory National Collective Law Agreement (NCLA) and company-sponsored coverage for healthcare programs including medical check-up, life, accidental death and disability. Mr. Ferrari is a participant in the Previndai Pension Fund, whereby he receives a mandatory pension contribution together with a supplemental contribution at the Company's discretion. Upon termination of employment for any reason, employees in Italy receive a termination indemnity (the "Trattamento di fine Rapporto" or "TFR"). The TFR is accrued annually and calculated as a percentage of base pay, bonus, and equity earnings. The TFR value reported above for Mr. Ferrari represents the 2010 accrual amount and revaluation earnings. For a discussion of the amounts actually received by Mr. Ferrari pursuant to his TFR account in connection with Mr. Ferrari's resignation effective February 3, 2011, please see "Potential Payments upon Termination or Change in Control." Mr. Ferrari's compensation values are based on an exchange rate of 1 EUR to 1.3528 USD, being the exchange rate as of March 19, 2010 (which is the internal date used to estimate pro forma elements of compensation). See "Compensation Discussion and Analysis—Elements of Executive Compensation—Perquisites—Company Car" for additional information regarding personal use auto benefits.

(7)
The change in pension value in 2009 for Mr. Hankins was ($757,218), but is shown as zero in the Summary Compensation Table in accordance with applicable rules of the SEC. For reporting purposes, the 2010 pension value for Mr. Hankins' has been converted using a GBP to USD rate of exchange of 1.5016 being the exchange rate as of March 19, 2010 (which is the internal date used to estimate pro forma elements of compensation).

(8)
The aggregate amount reported in the "Salary" column for Mr. Ferrari for 2010 includes $16,386 for Civil Holiday paid by law, $1,705 indemnity for presence based on local contract, and $2,240 contribution reimbursement for employee contribution to the mandatory healthcare fund FASI (EUR $800 for 2010). For reporting purposes, all payment figures to Mr. Ferrari have been converted to U.S. dollars using a 1 EUR to 1.3528 USD, being the exchange rate as of March 19, 2010.

Grants of Plan-Based Awards in Fiscal 2010

        The following table provides information about non-equity incentive awards granted through our annual incentive compensation plan and equity awards granted through our Stock Incentive Plan to the named executive officers in 2010. The date of action indicates the date equity award values were approved by our Compensation Committee.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
								Exercise or Base Price of Option Awards(4) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
						All Other Stock-Based Awards(2) (#)	All Other Option Awards(3) (#)
Name	Grant Date	Date of Action	Threshold ($)	Target ($)	Max ($)
Jon M. Huntsman	02/23/10	02/03/10	$0	—	—	74,074	—	—	$1,000,000
Peter R. Huntsman	02/23/10	02/03/10	$0	$1,500,000	$3,000,000	181,481	150,215	$13.50	$3,500,000
J. Kimo Esplin	02/23/10	02/03/10	$0	$302,520	$605,040	38,889	32,189	$13.50	$750,000
Anthony P. Hankins	02/23/10	02/03/10	$0	$322,560	$645,120	38,889	32,189	$13.50	$750,000
Daniele Ferrari	02/23/10	02/03/10	$0	$270,000	$540,000	28,519	23,605	$13.50	$550,000

(1)
This column shows annual incentive cash awards granted to our named executive officers under our annual incentive compensation program for 2010. See the chart and accompanying narrative disclosure in "Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive Awards" for additional information with respect to these amounts.

(2)
This column shows the number of restricted shares of stock or phantom shares granted under the Stock Incentive Plan to the named executive officers in 2010. Only Mr. Ferrari received phantom shares. The restricted and phantom shares vest ratably in three equal annual installments beginning on the first anniversary of the grant date. During the restriction period, each restricted share entitles the individual to vote such share and each restricted share and phantom share entitles the individual to accrue quarterly payments by us equal to the quarterly dividend on one share of our common stock.

(3)
This column shows the number of nonqualified options granted under the Stock Incentive Plan to the named executive officers in 2010. The option awards vest ratably in three equal annual installments and become exercisable beginning on the first anniversary of the grant date.

(4)
The exercise price of the nonqualified options disclosed in this column is equal to the closing price of our common stock on the New York Stock Exchange on the date of grant.

(5)
This column shows the full grant date fair value in accordance with FASB ASC Topic 718. These awards are not subject to performance conditions.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in Fiscal 2010

        The following is a discussion of material factors necessary to obtain an understanding of the information disclosed under "—Summary Compensation Table" and "—Grants of Plan-Based Awards in Fiscal 2010."

  Foreign Assignment

        Consistent with the Company's foreign assignment policy, Mr. Hankins receives payments in connection with his foreign assignment to work in the United States. For more information regarding Mr. Hankins' letter agreement with the Company, please see "Compensation Discussion and Analysis—Elements of Executive Compensation—Employment Agreements" above.

  Air Travel Allowance.

        Pursuant to our Business Expense and Travel Policy, we offer all employees the opportunity to receive an air travel allowance to encourage cost savings for the Company. When an employee is authorized to fly business class but chooses to fly coach class, the Company pays the employee an amount equal to half the difference between the lowest roundtrip business class ticket and the fair paid up to a maximum of $2,000.

  Annual Non-Equity Incentive Awards

        For the named executive officers, our annual incentive compensation program for 2010 provided for target annual incentive compensation of 100% of base salary for our Chief Executive Officer and

60% of base salary for the other named executive officers, except for Jon M. Huntsman who is eligible for a maximum award of $3 million, with maximum possible annual incentive compensation set at 200% of base salary for our Chief Executive Officer and 120% of base salary for the other named executive officers (other than Jon M. Huntsman). The target and maximum bonus amounts were set to align within the total compensation median range of those amounts for comparable executive positions within our peer group and with other chemical and general industrial companies. Potential payout of individual bonuses was dependent upon both group performance and individual contributions to our success. The performance measures were selected for use in the annual incentive portion of compensation because of their importance to our operations. To achieve the maximum possible incentive award, an executive must achieve the maximum on each of the applicable performance components and for their individual performance. Jon M. Huntsman's incentive award was based entirely on the discretion of the Compensation Committee. Peter R. Huntsman's incentive award was based on the following performance measures: corporate adjusted EBITDA; compliance, corporate net operating cash flow; and personal performance. Messrs. Esplin's incentive awards were based on the following performance measures: corporate adjusted EBITDA; corporate net operating cash flow; compliance; and personal performance. Mr. Hankins' and Mr. Ferrari's incentive awards were based on the following performance measures: corporate adjusted EBITDA; divisional adjusted EBITDA; corporate net operating cash flow; compliance; and personal performance. The weighting applied to each performance measure for each named executive officer is described under "Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive Awards."

  Equity Awards under the Stock Incentive Plan

        Grants were targeted at levels intended to represent an estimated potential financial value that, when combined with base salary and annual incentive, would be near the market median value for total direct compensation (base salary plus annual incentive plus long-term compensation) paid to comparable executive positions at companies in our peer group and other chemical and general industrial companies. In 2010, stock grants for executive officers, other than Jon M. Huntsman, were based upon a distribution of award value of 70% in restricted stock and 30% in stock options based on the grant date fair value of such awards.

        Restricted stock awards vest ratably in three equal annual installments beginning on the first anniversary of the grant date. During the restriction period, each restricted share entitles the individual to vote such share and to accrue quarterly payments by us equal to the quarterly dividend on one share of our common stock. The option awards vest ratably in three equal annual installments and become exercisable beginning on the first anniversary of the grant date. Phantom stock awards vest ratably in three equal installments. Upon vesting of shares of phantom stock, our Company may issue shares of common stock, cash equal to the fair market value of such common stock or a combination of shares and cash. During the vesting period, each phantom share entitles the individual to accrue quarterly payments by us equal to the quarterly dividend on one share of our common stock.

  Explanation of Amount of Salary and Bonus in Proportion to Total Compensation

        The key elements of direct compensation for the named executive officers are base salary, annual incentive compensation, special project bonuses and equity-based compensation. The Compensation Committee strives to align the relative proportion of each element of total direct compensation with the competitive market and our objectives, as well as to preserve the flexibility to respond to the continually changing global environment in which we operate. Generally, as employees move to higher levels of responsibility with greater ability to influence our results, the percentage of performance-based pay will increase. The Compensation Committee's goal is also to strike the appropriate balance between annual and long-term incentives, and it may adjust the allocation of pay to best support our objectives. No special project bonuses were paid to our named executive officers for services performed in 2010. The mix of these four elements during 2010 for each of the named executive officers is illustrated in more detail under "Compensation Discussion and Analysis—Elements of 2010 Executive Compensation."

Outstanding Equity Awards at 2010 Fiscal Year-End

        The following table provides information on the current holdings of stock options and stock awards by the named executive officers from our Stock Incentive Plan. The market value of the stock awards is based on the closing market price of our stock on December 31, 2010, which was $15.61.

		Option Awards(1)
						Stock Awards(2)
		Securities Underlying Unexercised Options
							Market Value of Shares or Units of Stock that have not vested(3) ($)
						Shares or Units of Stock that have not vested (#)
Name	Date of Award	Exercisable (#)	Unexercisable (#)	Exercise Price ($)	Expiration Date
Jon M. Huntsman(4)	02/23/10	—	—	—	—	74,074	$1,156,295
Peter R. Huntsman(5)	02/23/10	0	150,215	$13.50	02/23/20	181,481	$2,832,918
	03/02/09	133,334	266,666	$2.59	03/02/19	266,666	$4,162,656
	02/26/08	n/a	n/a	n/a	n/a	45,091	$703,871
	02/20/07	464,785	0	$20.66	02/20/17	0	$0
	03/01/06	374,618	0	$20.50	03/01/16	0	$0
	02/10/05	454,950	0	$23.00	02/10/15	0	$0
J. Kimo Esplin(6)	02/23/10	0	32,189	$13.50	02/23/20	38,889	$607,057
	03/02/09	142,857	285,714	$2.59	03/02/19	126,126	$1,968,827
	02/26/08	n/a	n/a	n/a	n/a	10,736	$167,589
	02/20/07	110,663	0	$20.66	02/20/17	0	$0
	03/01/06	93,655	0	$20.50	03/01/16	0	$0
	02/10/05	157,483	0	$23.00	02/10/15	0	$0
Anthony P. Hankins(7)	02/23/10	0	32,189	$13.50	02/23/20	38,889	$607,057
	03/02/09	112,245	224,490	$2.59	03/02/19	99,099	$1,546,935
	02/26/08	n/a	n/a	n/a	n/a	6,442	$100,560
	02/20/07	66,398	0	$20.66	02/20/17	0	$0
	03/01/06	56,193	0	$20.50	03/01/16	0	$0
	02/10/05	157,483	0	$23.00	02/10/15	0	$0
Daniele Ferrari(8)	02/23/10	0	23,605	$13.50	02/23/20	28,519	$445,182
	09/02/09	0	11,834	$7.72	09/02/19	12,090	$188,725
	03/02/09	0	57,142	$2.59	03/02/19	25,225	$393,762
	02/26/08	n/a	n/a	n/a	n/a	1,610	$25,132
	02/20/07	27,666	0	$20.66	08/03/11	0	$0
	03/01/06	18,731	0	$20.50	08/03/11	0	$0
	02/10/05	24,497	0	$23.00	08/03/11	0	$0

(1)
Option awards vest ratably in three equal annual installments and become exercisable on the anniversary of each respective grant date. Outstanding option awards granted on February 10, 2005, March 1, 2006, and February 20, 2007 are 100% vested. No option awards were granted in 2008. Outstanding option awards granted on March 2, 2009 are 66 2/3% vested and will vest as to 100% on March 2, 2012. Outstanding option awards granted February 23, 2010 are 33 1/3% vested and will vest as to 66 2/3% on February 23, 2012, and 100% on February 23, 2013.

(2)
Restricted stock and phantom share awards vest ratably in three equal annual installments and lapse their associated restrictions on the anniversary of each respective grant date. Restricted stock and phantom share awards have generally been granted on the same day as option awards and vest on the same schedule as footnoted for option awards above, with the exception of 2008 as only restricted stock and phantom share awards were granted and not option awards. Restricted stock and phantom share awards granted on February 26, 2008 vest 33 1/3% on February 26, 2009, 66 2/3% on February 26, 2010, and 100% on February 26, 2011. Mr. Ferrari was issued phantom shares in lieu of restricted stock and is the only named executive officer that received phantom shares. Upon vesting, phantom shares can settle in common stock, cash, or a combination of both as determined by the Compensation Committee. All 2010 vested phantom shares were settled in common stock.

(3)
The market value of unvested stock reported in this column is calculated by multiplying $15.61, the closing market price of our stock at the end of 2010, by the number of unvested restricted shares or phantom shares for each grant listed above.

(4)
Jon M. Huntsman was not awarded stock or option awards from the date of our initial public offering through the end of 2009.

(5)
On February 26, 2008, we granted Peter R. Huntsman 135,274 shares of restricted stock. On March 2, 2009, we granted Peter R. Huntsman 400,000 options at an exercise price of $2.59, and 400,000 shares of restricted stock. On February 23, 2010, we granted Peter R. Huntsman 150,215 options at an exercise price of $13.50, and 181,481 shares of restricted stock.

(6)
On February 26, 2008, we granted Mr. Esplin 32,209 shares of restricted stock. On March 2, 2009, we granted Mr. Esplin 428,571 options at an exercise price of $2.59, and 189,189 shares of restricted stock. On February 23, 2010, we granted Mr. Esplin 32,189 options at an exercise price of $13.50, and 38,889 shares of restricted stock.

(7)
On February 26, 2008, we granted Mr. Hankins 19,325 shares of restricted stock. On March 2, 2009, we granted Mr. Hankins 336,735 options at an exercise price of $2.59, and 148,649 shares of restricted stock. On February 23, 2010, we granted Mr. Hankins 32,189 options at an exercise price of $13.50, and 38,889 shares of restricted stock.

(8)
On February 26, 2008, we granted Mr. Ferrari 4,831 phantom shares. On March 2, 2009, we granted Mr. Ferrari 85,714 options at an exercise price of $2.59 and 37,838 phantom shares. On March 17, 2010, Mr. Ferrari exercised 28,572 vested options from his March 2, 2009 grant. These exercisable options were not included above as they were exercised prior to the end of the fiscal year. For further details of this exercise, please see "Option Exercises and Stock Vested During Fiscal 2010" below. On September 2, 2009, we granted Mr. Ferrari 17,751 options at an exercise price of $7.72 and 18,135 phantom shares. On December 3, 2010, Mr. Ferrari exercised 5,917 vested options from his September 2, 2009 grant. These exercisable options were not included in above as they were exercised prior to the end of the fiscal year. For further details of this exercise, please see "Option Exercises and Stock Vested During Fiscal 2010" below. On February 23, 2010, we granted Mr. Ferrari 23,605 options at an exercise price of $13.50 and 28,519 phantom shares. In connection with Mr. Ferrari's resignation effective February 3, 2011, his vested stock options may be exercised at any time during the six month period following his resignation. All stock option shares or phantom shares that were not vested on February 3, 2011 were automatically cancelled and forfeited without payment.

Option Exercises and Stock Vested During Fiscal 2010

        The following table presents information regarding the exercise of stock options by named executive officers during 2010, and on the vesting during 2010 of other restricted stock and phantom share awards previously granted to the named executive officers.

	Option Awards(1)		Stock and Phantom Share Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jon M. Huntsman(3)	—	—	—	—
Peter R. Huntsman	—	—	215,717	$2,924,538
J. Kimo Esplin	—	—	82,678	$1,122,540
Anthony P. Hankins	—	—	61,318	$832,914
Daniele Ferrari	34,489	$358,498	22,488	$264,575

(1)
The following tabular disclosure provides information regarding the value realized for options exercised.

					Options Exercised
Name	Grant Date	Exercise Date	Price on Grant Date	Price on Exercise Date	(#)	Value Realized
Daniele Ferrari	03/02/09	03/17/10	$2.59	$13.50	28,572	$311,586
	09/02/09	12/03/10	$7.72	$15.65	5,917	$46,912

					34,489	$358,498
(2)
All named executive officers, other than Mr. Ferrari, receive restricted stock awards. Mr. Ferrari receives phantom share awards. The following tabular disclosure provides information regarding the market value of the underlying shares on the vesting date and the number of shares that were withheld in connection with each transaction to satisfy tax obligations.

				Restricted Stock or Phantom Shares Vested		Shares Withheld for Tax Obligation		Net Shares Issued
Name	Grant Date	Vest Date	Closing Price on Vest Date	(#)	Value Realized	(#)	Value Paid	(#)	Market Value
Peter R. Huntsman	02/20/07	02/20/10	$13.16	37,292	$490,763	9,864	$129,810	27,428	$360,952
	02/26/08	02/26/10	$13.73	45,091	$619,099	12,727	$174,742	32,364	$444,358
	03/02/09	03/02/10	$13.61	133,334	$1,814,676	48,601	$661,460	84,733	$1,153,216

				215,717	$2,924,538	71,192	$966,012	144,525	$1,958,526
J. Kimo Esplin	02/20/07	02/20/10	$13.16	8,879	$116,848	3,070	$40,401	5,809	$76,446
	02/26/08	02/26/10	$13.73	10,736	$147,405	3,461	$47,520	7,275	$99,886
	03/02/09	03/02/10	$13.61	63,063	$858,287	24,963	$339,746	38,100	$518,541

				82,678	$1,122,540	31,494	$427,667	51,184	$694,873
Anthony P. Hankins	02/20/07	02/20/10	$13.16	5,327	$70,103	1,664	$21,898	3,663	$48,205
	02/26/08	02/26/10	$13.73	6,441	$88,435	1,704	$23,396	4,737	$65,039
	03/02/09	03/02/10	$13.61	49,550	$674,376	15,566	$211,853	33,984	$462,522

				61,318	$832,914	18,934	$257,147	42,384	$575,766
Daniele Ferrari	02/20/07	02/20/10	$12.20	2,220	$27,084	858	$10,468	1,362	$16,616
	02/26/08	02/26/10	$12.51	1,610	$20,141	622	$7,781	988	$12,360
	03/02/09	03/02/10	$12.66	12,613	$159,681	4,872	$61,680	7,741	$98,001
	09/02/09	03/02/10	$9.54	6,045	$57,669	2,335	$22,276	3,710	$35,393

				22,488	$264,575	8,687	$102,205	13,801	$162,370
(3)
Jon M. Huntsman did not participate in the Stock Incentive Plan prior to 2010 and realized no earnings from vested awards in 2010.

Pension Benefits in Fiscal 2010

        The table below sets forth information on the pension benefits for the named executive officers under our pension plans, each of which is more fully described in the narrative following the table. There is no company-sponsored defined benefit pension plan in Italy. Mr. Ferrari, however, is a participant in the Previndai Executive Integrative Pension Fund, whereby he received a mandatory industry-wide contribution paid by the Company for 2010. The amounts reported in the table below equal the present value of the accumulated benefit at December 31, 2010 for the named executive officer, other than Mr. Ferrari, under each plan based upon the assumptions described below.

Name	Plan Name	Years of Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
Jon M. Huntsman	Huntsman Pension Plan	33.167	$55,995	$0
	Supplemental Executive Retirement Plan		$411,596	$3,137,512
Peter R. Huntsman	Huntsman Pension Plan	27.417	$471,347	$0
	Supplemental Executive Retirement Plan		$5,520,335	$0
J. Kimo Esplin	Huntsman Pension Plan	16.417	$282,193	$0
	Supplemental Executive Retirement Plan		$830,515	$0
Anthony P. Hankins	Huntsman Pension Scheme (U.K.)	31.225	$3,741,073	$0

(1)
The number of years of service credited to the named executive officer is determined using the same pension plan measurement date used for financial statement reporting purposes. These assumptions are discussed in "Note 18. Employee Benefit Plans" to our consolidated financial statement included in our Annual Report on Form 10-K for the year ended December 31, 2010.

(2)
The actuarial present value of the accumulated benefits is determined using the same assumptions as used for financial reporting purposes. These assumptions are discussed in "Note 18. Employee Benefit Plans" to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010. For purpose of performing these calculations, a normal retirement age of 65 was utilized for Messrs. Peter R. Huntsman and Esplin, and a normal retirement age of 62 was used for Mr. Hankins. With the exception of Jon M. Huntsman, all accrued benefits are assumed payable at the plan's normal retirement age of 65 (earliest unreduced age). It is assumed that Jon M. Huntsman's benefits are payable immediately.

        In the U.S., we sponsor the Huntsman Defined Benefit Pension Plan (the "Huntsman Pension Plan"), a tax-qualified defined benefit pension plan. Effective July 1, 2004, the formula used to calculate future benefits under the Huntsman Pension Plan was changed to a cash balance formula. The benefits accrued under the plans as of June 30, 2004 were used to calculate opening cash balance accounts. Of our named executive officers, Messrs. Jon M. Huntsman, Peter R. Huntsman and Esplin were participants in the Huntsman Pension Plan in 2010.

        The Huntsman Supplemental Executive Retirement Plan (the "Supplemental Executive Retirement Plan") is a non-qualified supplemental pension plan that provides benefits for designated executive officers based on certain compensation amounts not included in the calculation of benefits payable under the Huntsman Pension Plan. Of our named executive officers, Messrs. Jon M. Huntsman, Peter R. Huntsman and Esplin were participants in the Supplemental Executive Retirement Plan in 2010. The compensation taken into account for these named executive officers under the Supplemental Executive Retirement Plan includes amounts in excess of the qualified plan limitations. The Supplemental Executive Retirement Plan benefit is calculated as the difference between (1) the benefit determined using the Huntsman Pension Plan formula with unlimited base salary plus bonus, and (2) the benefit determined using base salary plus bonus as limited by federal regulations.

        We also sponsor retirement benefit plans in connection with our operations in the U.K. through the Huntsman Pension Scheme. Of our named executive officers, Mr. Hankins participates in the Huntsman Pension Scheme in the U.K. In Italy, certain of our employees, including Mr. Ferrari, participate in the Previndai Pension Fund as mandated by Italian law. See below in this narrative for more information regarding these pension funds.

        Of our named executive officers, Messrs. Jon M. Huntsman, Peter R. Huntsman and Esplin were participants in 2010 in the Huntsman Pension Plan and the Supplemental Executive Retirement Plan described in "Compensation Discussion and Analysis" above. The Supplemental Executive Retirement Plan provides defined benefit retirement benefits that would otherwise have been available under the Huntsman Pension Plan but for statutory limitations applicable to tax-qualified plans. Both plans express benefits as a hypothetical cash balance account established in each participant's name.

        A participant's account receives two forms of credits: "pay credits" and "interest credits." Pay credits equal a percentage of a participant's compensation and are credited to a participant's account on an annual basis. "Compensation" for this purpose includes both salary and bonus as described above under "—Summary Compensation Table." "Compensation" under the Huntsman Pension Plan is subject to the compensation limit applicable to tax-qualified plans $245,000 for 2010. The benefit that would be available under the Huntsman Pension Plan, but for this limitation, is provided under the Supplemental Executive Retirement Plan. The applicable pay credit percentage ranges between 9% and 12% depending on the participant's combined age and years of service as of the start of each plan year. The pay credits for the Huntsman Defined Benefit Pension Plan are $29,400 for Jon M. Huntsman, $25,725 for Peter R. Huntsman, and $22,050 for Mr. Esplin. The pay credits for the Supplemental Executive Retirement Plan are $330,600, $600,548, and $120,980 for Messrs. Jon M. Huntsman, Peter R. Huntsman and Esplin, respectively.

        "Interest credits" for a plan year are based on the 30-year U.S. Treasury yield for November of the prior year. The minimum annual interest credit rate is 5.0%. The interest credits for the Huntsman Defined Benefit Pension Plan are $1,470 for Jon M. Huntsman, and $22,212, and $12,971 for Messrs Peter R. Huntsman, and Esplin, respectively. The interest credits for the Supplemental Executive Retirement Plan are $4,580, $245,891, and $37,061 for Messrs. Jon M. Huntsman, Peter R. Huntsman and Esplin respectively

        Pursuant to the terms of the Huntsman Pension Plan, at termination of employment for any reason after having completed at least three years of service, a participant will receive the amount then credited to the participant's cash balance account in an actuarially equivalent joint and survivor annuity (if married) or single life annuity (if not married). Participants may also choose from other optional forms of benefit, including a lump-sum payment in the amount of the cash balance account. For participants in the prior Supplemental Executive Retirement Plan (including named executive officers Peter R. Huntsman and Mr. Esplin), the Huntsman Pension Plan also includes a minimum benefit that guarantees that a participant's benefit will not be less than the benefit accrued under the prior formula at transition (July 1, 2004) plus the benefit attributable to pay credits, with interest credits, beginning July 1, 2004. Under the prior plan provisions, the monthly basic benefit equaled one-twelfth of 1.4% of average earnings multiplied by pension service prior to January 1, 2000, plus 1.5% of average earnings multiplied by pension service after January 1, 2000, less 50% of the Social Security benefit prorated by pension service, payable as a life annuity to the participant. The prior Supplemental Executive Retirement Plan mirrored the benefit from the Huntsman Defined Benefit Pension Plan. For participants taking an annuity, early retirement reductions apply if retirement occurs before normal retirement age (defined as age 65 with 5 years of service) and on or after the earlier of (1) both attaining age 50 and age plus vesting service equal to 80 or more, or (2) age 55 with 10 years of vesting service. The effect of these reductions is to reduce the annuity amount paid by 5% per year for each year beginning at age 59 until age 50 where the amount paid would be 50%.

        Vested benefits under the Supplemental Executive Retirement Plan are paid 30 days following a participant's separation from service, unless the participant is a "specified employee" for purposes of Section 409A of the Internal Revenue Code ("Section 409A"), in which case payment will be delayed for six months. Vested benefits are paid in a single cash lump sum unless the participant elects: (1) a life annuity, (2) a life annuity with payments guaranteed for 120 months, or (3) a joint and survivor annuity providing survivor benefits equal to 50 or 100 percent (as elected by the participant) of the annuity payable to the participant. Benefits are unvested until the earlier to occur of: (1) completion of ten years of service, (2) termination on account of death, "Disability," on or after attainment of "Normal Retirement Age," or (3) termination without "Reasonable Cause." Each named executive officer is fully vested in his benefit under the Supplemental Executive Retirement Plan. Jon M. Huntsman is currently receiving distributions from his Supplemental Executive Retirement account in connection with his prior retirement from the Company in 2001. Jon M. Huntsman continued to serve as Chairman of the Board of Directors from that time until 2009, when we entered into a new employment arrangement with him whereby he serves as our Executive Chairman.

        "Disability" under the Huntsman Pension Plan provides that for a disabled participant, service and benefit accruals continue for 24 months. After 24 months, disabled participants are deemed to be terminated participants. Disability is defined as total and permanent disability, as determined by the administrator of the Company's long-term disability plan.

        "Normal Retirement Age" is retirement eligibility upon age 65 with 5 years of service under the Huntsman Pension Plan and Supplemental Executive Retirement Plan.

        "Reasonable Cause" means: (1) the grossly negligent, fraudulent, dishonest or willful violation of any law or the material violation of any of our significant policies that materially and adversely affects us, or (2) the failure of the participant to substantially perform his duties.

        Mr. Hankins participates in the Huntsman Pension Scheme in the U.K. The Huntsman Pension Scheme, which is available to all employees in the U.K., provides standard benefits equal to 2.2% (1/45th) of final pensionable compensation up to $22,084 (£11,250), plus 1.83% of final pensionable compensation above $22,084 (£11,250), minus 1/50th of the current State pension benefit, times actual years of service; subject to a maximum limit of 2/3rd of final pensionable compensation times actual years of service, divided by total possible service to retirement. Final pensionable compensation is gross salary received during the 12 months prior to retirement less any profit sharing payments. Normal retirement age for the Huntsman Pension Scheme in the U.K. is age 62 and participants retiring as early as age 50 may receive a reduced pension amount between 37% at age 50 and 66.7% at age 61, which is increased by 2.5% per year until the participant reaches 62. These benefits also include U.K. social security benefits. As of December 31, 2010, Mr. Hankins had approximately 31 years of service in the U.K., and is fully vested in these benefits.

        Mr. Ferrari participates in the Previndai Pension Fund, whereby he receives an annual, mandatory industry-wide contribution paid by the Company equal to 4% of his pensionable pay up to €150,000. In 2010, we made a mandatory contribution of $8,117 (€6,000) to the Previndai Pension Fund. Participants in the Previndai Pension Fund are able to select investment choices among a variety of market-based investment options. The Company does not receive reports and is not aware of the current accumulated value of the amount held in Mr. Ferrari's Previndai Pension Fund account. Mr. Ferrari's compensation values are based on an exchange rate of 1 EUR to 1.3528 USD, being the exchange rate as of March 19, 2010 (which is the internal date used to estimate pro forma elements of compensation). We also contribute supplemental amounts at our discretion to the Previndai Pension Fund on Mr. Ferrari's behalf as further detailed in "Nonqualified Deferred Compensation in Fiscal 2010" below.

Nonqualified Deferred Compensation in Fiscal 2010

        The table below provides information on the non-qualified deferred compensation of the named executive officers in 2010 under the Supplemental Savings Plan and the SEMPP. All of our named executive officers participate in these plans with the exception of Jon M. Huntsman who is not eligible for the SEMPP and does not participate in the Supplemental Savings Plan and Mr. Ferrari who is not eligible to participate in either plan. As discussed below, Mr. Ferrari is a participant in the Previndai Pension Fund, whereby he receives a mandatory pension contribution together with a supplemental contribution at the Company's discretion. The named executive officers cannot withdraw any amounts from their deferred compensation balances for a period of six months following the date of their termination of employment or retirement. No withdrawals or distributions were made in 2010.

Name	Executive Contributions(1)	Huntsman Contributions(2)		Aggregate Earnings(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(4)
Jon M. Huntsman	$0	$0		$0	$0	$0
Peter R. Huntsman	$0	$460,910	(5)	$26,920	$0	$2,039,173	(6)
J. Kimo Esplin	$167,815	$117,640	(7)	$49,923	$0	$1,969,134	(8)
Anthony P Hankins	$16,050	$111,343	(9)	$28,933	$0	$1,251,870	(10)

(1)
These contributions represent deferrals under the Supplemental Savings Plan and are included in the Salary column of the Summary Compensation Table for 2010 set forth above.

(2)
These amounts represent contributions to our Supplemental Savings Plan and the SEMPP and are included in the All Other Compensation column of the Summary Compensation Table for 2010 set forth above.

(3)
No above market or preferential earnings are provided under our non-qualified defined contribution plans because the investment choices available under such plans are identical to the investment choices available in the 401(k) Plan and the MPP, which are our qualified plans. Consequently, none of the earnings reported in this table are included in the Summary Compensation Table set forth above.

(4)
Amounts reflected in this column for Messrs. Esplin and Mr. Hankins were previously reported as compensation to the executive officer in the Summary Compensation Table as follows: Mr. Esplin, $73,425 in 2009 and $96,960 in 2008; and Mr. Hankins, $10,438 in 2009 and $51,688 in 2008.

(5)
This amount includes a contribution of $3,350 to the Supplemental Savings Plan and a contribution of $457,560 to the SEMPP.

(6)
This amount includes $47,854 from our Supplemental Savings Plan and $1,991,319 from our SEMPP.

(7)
This amount includes a contribution of $23,528 to the Supplemental Savings Plan and a contribution of $94,112 to the SEMPP.

(8)
This amount includes $1,513,064 from our Supplemental Savings Plan and $456,070 from our SEMPP.

(9)
This amount includes a contribution of $11,375 to the Supplemental Savings Plan and a contribution of $99,968 to the SEMPP.

(10)
This amount includes $991,899 from our Supplemental Savings Plan and $259,971 from our SEMPP.

        We provide executive officers the opportunity to participate in up to four defined contribution savings plans: a salary deferral plan (the "401(k) Plan"); a supplemental savings plan (the

"Supplemental Savings Plan"); a money purchase pension plan (the "MPP"); and a supplemental executive money purchase pension plan (the "SEMPP"). With the exception of Jon M. Huntsman and Mr. Ferrari, our named executive officers are participants in each of these savings plans. Jon M. Huntsman is not eligible for the MPP or the SEMPP and does not participate in the 401(k) Plan or the Supplemental Savings Plan; Mr. Ferrari is not currently eligible to participate in any of these plans. The 401(k) Plan is a tax-qualified broad-based employee savings plan; employee contributions up to 25% of base salary and annual incentive bonuses are permitted up to dollar limits established annually by the Internal Revenue Service.

        The Supplemental Savings Plan is a non-qualified plan and allows designated executive officers to defer up to 75% of eligible salary and up to 75% of annual incentive award bonuses. The Supplemental Savings Plan also provides benefits for participants in the form of Company matching contributions based on certain compensation amounts not included in the calculation of benefits payable under the 401(k) Plan because of limits under federal law on compensation that can be counted and amounts that can be allocated to accounts within the 401(k) Plan. As required by Section 409A, deferrals must be elected in the calendar year preceding the year in which the compensation deferred is earned.

        The MPP is a tax-qualified broad-based employee savings plan. Our contributions vary by service: 0.5% of compensation for 3 to 6 years of service, 3% of compensation for 7 to 9 years of service and 8% of compensation for 10+ years of service, subject to IRS limits. Employees can direct the investments for their accounts. The MPP has been closed to new participants since January 2004. The Company continues to make annual contributions to existing MPP participants.

        The SEMPP is a non-qualified plan for senior executives that provides for benefits not allowed under the MPP due to IRS compensation and allocation limits. Employees are vested in this account upon meeting 10 years of service, upon attaining normal retirement age, death or disability, or upon termination of employment without reasonable cause. The SEMPP permits distributions following termination of employment as a lump sum, life annuity, joint & survivor annuity or monthly installments over a period not more than 10 years.

        The Supplemental Savings Plan provides for payment of benefits to a participant upon the earlier to occur of a "Change of Control" or a termination of the participant's service. Benefits paid upon a "Change of Control" are always paid in a single lump sum payment. Benefits payable upon a separation from service can be made (at the election of the participant) in either a single lump sum payment or in substantially equal installments over a period selected by the participant that does not exceed ten years. In addition, the participant may request distribution of all or portion of the amounts credited to his account upon an "Unforeseeable Emergency." Payments upon separation from service will be delayed six months in accordance with Section 409A in the event a participant is a "specified employee" for purposes of Section 409A.

        The Supplemental Savings Plan defines a "Change of Control" as the occurrence of either of the following events:

  •
  Any person becomes the owner of 35% or more of our outstanding voting stock (other than certain persons affiliated with us).

  •
  The replacement of a majority of the Board over a two-year period except in cases where (1) such replacement is not approved by a vote of at least a majority of the incumbent Board or (2) the election or nomination of such replacement Board members is by certain of our affiliates.

        In addition, any "Change of Control" must also constitute a change in control for purposes of Section 409A.

        A participant will be deemed to have incurred an "Unforeseeable Emergency" if he suffers a severe financial hardship resulting from (1) an illness or accident with respect to him, his spouse or a dependent, (2) the loss of property due to casualty or (3) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the participant's control determined by us to constitute an unforeseeable emergency for purposes of Section 409A.

        The SEMPP provides for benefits that would not otherwise be available under our MPP due to statutory limitations imposed on tax-qualified retirement plans. The plan provides for the payment of vested benefits upon a participant's separation from service except to the extent the participant is a "specified employee" for purposes of Section 409A in which case benefits will be delayed six months. A participant's benefits vest on the earlier to occur of (1) completion of ten years of service, (2) termination on account of death, "Disability," or on or after attainment of "Normal Retirement Age," or (3) termination without "Reasonable Cause." "Disability," "Normal Retirement Age," and "Reasonable Cause" have the same meanings as set forth above in our description of the Supplemental Executive Retirement Plan under "—Pension Benefits in Fiscal 2010." Each named executive officer is currently vested in his SEMPP benefit.

        Benefits are payable in one of the following forms elected by a participant:

  •
  A single lump sum payment;

  •
  A single life annuity;

  •
  A joint and survivor annuity; or

  •
  Installments over a period selected by the participant not in excess of ten years.

        Participants are entitled to elect the investment of their accounts under both the Supplemental Savings Plan and the SEMPP. Although no assets may actually be invested, a participant's benefit value is based on the gains or losses of the investments they choose. No above market or preferential earnings are provided under our non-qualified defined contributions plans because the investment choices available under the plans are identical to the investment choices available in the 401(k) Plan and the MPP. Consequently none of the earnings reported under "—Nonqualified Deferred Compensation in Fiscal 2010" are included in the Summary Compensation Table set forth above. Participants may change their investment options at any time by submitting a change form to the plan administrator.

        The table below lists the investment funds available to participants in the 401(k) Plan, the Supplemental Savings Plan, the MPP and SEMPP. The table also provides the rate of return for each fund for 2010. All funds and rates of return are the same for all four defined contribution plans.

Investment Funds	Ticker Symbol	2010 Performance
American Beacon Large Cap Value Institutional	AADEX	14.6%
American Beacon Small Cap Value Institutional	AVFIX	26.2%
American Century Inflation Adjusted Bond Institutional	AIANX	5.7%
American Century Real Estate Institutional	REAIX	29.1%
American Funds Growth Fund of America R5	RGAFX	12.6%
Dimensional Emerging Markets Value Portfolio	DFEVX	22.1%
Fidelity Freedom Fund Income	FFFAX	7.6%
Fidelity Freedom Fund 2010	FFFCX	11.7%
Fidelity Freedom Fund 2020	FFFDX	12.9%
Fidelity Freedom Fund 2030	FFFEX	14.0%
Fidelity Freedom Fund 2040	FFFFX	14.6%
Fidelity Freedom Fund 2050	FFFHX	14.9%
Fidelity International Discovery	FIGRX	11.0%
Fidelity Low Priced Stock	FLPSX	20.7%
First Eagle Overseas Class A	SGOVX	19.2%
Hartford Capital Appreciation Fund Class Y	HCAYX	13.4%
Morgan Stanly Institutional Fund Trust Mid Cap Growth P	MACGX	32.7%
PIMCO Commodity Real Return Strategy Institutional	PCRIX	24.1%
PIMCO Developing Local Markets Institutional	PLMIX	7.9%
PIMCO Total Return Institutional	PTTRX	8.8%
Royce Value Plus Service	RYVPX	19.7%
Vanguard Institutional Index Institutional	VINIX	15.1%
Vanguard Retirement Savings Trust II	N/A	3.1%
Vanguard Select Value	VASVX	19.4%

        Mr. Ferrari is a participant in the Previndai Pension Fund, whereby he receives an annual mandatory pension contribution together with annual supplemental contributions at the Company's discretion. The annual supplemental contribution is equal to 4% of Mr. Ferrari's 2010 pensionable pay. In addition to the mandatory contribution made on Mr. Ferrari's behalf discussed above in "Pension Benefits in Fiscal 2010," we contributed a supplemental amount of $40,407 (€29,869) to the Previndai Pension Fund. Participants in the Previndai Pension Fund are able to select investment choices among a variety of market-based investment options. No above market or preferential earnings are provided under the Previndai Pension Fund. The Company does not receive reports and is not aware of the aggregate value, including earnings, held in Mr. Ferrari's Previndai Pension Fund account. Mr. Ferrari's compensation values are based on an exchange rate of 1 EUR to 1.3528 USD, being the exchange rate as of March 19, 2010 (which is the internal date used to estimate pro forma elements of compensation). See "Pension Benefits in Fiscal 2010" above for more information regarding mandatory contributions made on behalf of Mr. Ferrari.

Potential Payments upon Termination or Change of Control

        As described above under "Compensation Discussion and Analysis," other than a letter agreement with Mr. Hankins, we do not maintain employment agreements with our named executive officers; the executives instead will be entitled to potential severance benefits under our Executive Severance Plan.

        The tables below quantify the benefits available under these arrangements (assuming that the vesting of outstanding equity awards held by our named executive officers is accelerated by our

Compensation Committee, which is permitted at its sole discretion). Pursuant to our Executive Severance Plan, each of our named executive officers, other than Mr. Hankins and Mr. Ferrari, will be entitled to receive a single lump sum severance payment in an amount equal to two times his or her annual base salary in the event of a termination without "Reasonable Cause" or upon a termination by the executive for "Good Reason." The cash payment will be paid to the executive within the 60 days following an applicable termination of employment. In addition to cash payments, the Executive Severance Plan also provides the continuation of medical benefits for two years following termination, and outplacement services for a period of one year. Mr. Hankins is a citizen of the U.K. and, as such, he is entitled to 12 months notice and 175% of his annual base pay upon termination as is the case with all U.K. associates in our polyurethanes business. Accordingly, his potential severance payment is 33 times base monthly salary upon termination.

        Under the terms of the Huntsman Executive Severance Plan, the Chief Executive Officer and the other named executive officers are entitled to payments and benefits upon the occurrence of specified events including termination of employment (with and without cause) and upon a change-in-control of our Company.

        Under the Executive Severance Plan, if a participant's employment is terminated without reasonable cause or the participant terminates employment for good reason, we will provide the participant with severance benefits in the form of a cash payment, healthcare in the form of a cash payment and outplacement services. The receipt of these benefits will be conditioned, however, upon the participant's reemployment with an employer in our controlled group within the thirty day period immediately following the participant's termination of employment, upon the participant's refusal to sign a waiver and release of claims in our favor if we request such a waiver and release, or the participant is entitled to severance benefits under a separate agreement or plan maintained by us.

        The Executive Severance Plan utilizes the same definition of "Reasonable Cause" as set forth above with respect to our Supplemental Executive Retirement Plan. A termination for "Good Reason" pursuant to the Executive Severance Plan will be deemed to occur upon voluntary termination of employment as a result of the significant detrimental reduction or change to the executive's job responsibilities or in his current base compensation, which we do not remedy within a ten day period following the executive's written notice to us regarding the reduction or change, or change in the executive's principal place of work by more than fifty miles from his or her principal place of work in effect immediately prior to such change, which is not remedied by the Company within thirty days of written notice by the executive of the reduction or change. While "disability" and "retirement" are not defined terms under the Executive Severance Plan, as part of its administrative functions as the administrator of the plan, our Compensation Committee has the authority to determine the existence or either of these scenarios for the executives.

        The amount of the cash payment under the Executive Severance Plan for each of our named executive officers will be equal to two times his base compensation at termination. Healthcare coverage continuation is addressed through a lump-sum payment intended to address the departing executive's monthly healthcare premiums for a period equivalent to 24 months. Outplacement services will be provided for a period of 12 months following termination.

        Equity awards granted under our Stock Incentive Plan provide for accelerated vesting upon a Change of Control at the discretion of our Compensation Committee. A "Change of Control" under the Stock Incentive Plan means the occurrence of any of the following:

  •
  An acquisition of 50% or more of the combined voting power of our outstanding voting securities.

  •
  The consummation of a transaction in which our stockholders do not own, immediately thereafter, 50% or more of the resulting entity in substantially the same portion as their stock ownership prior to the transaction.

  •
  The sale or disposition of all or substantially all of our assets.

  •
  A majority change in the incumbent directors of the Board.

  •
  An approval by the Board or our stockholders of a complete or substantially complete liquidation or dissolution.

        If there is a change of control, the Compensation Committee may, in its discretion, provide for:

  •
  assumption by the successor company of an award, or the substitution thereof for similar options, rights or awards covering the stock of the successor company;

  •
  acceleration of the vesting of all or any portion of an award;

  •
  changing the period of time during which vested awards may be exercised (for example, but not by way of limitation, by requiring that unexercised, vested awards terminate upon consummation of the change of control);

  •
  payment of substantially equivalent value in exchange for the cancellation of an award; and/or

  •
  issuance of substitute awards of substantially equivalent value.

        Any such provision made by the Compensation Committee could benefit all participants in the Stock Incentive Plan, including the named executive officers.

        Pursuant to our Supplemental Savings Plan, upon a change in control (as defined in the Supplemental Savings Plan), participants, including the named executive officers, may elect to receive the present value of the benefits payable to them under this plan.

        Historically, based on information provided by our compensation consultant, we determined that it was necessary to provide executives with two times base yearly compensation as severance in order to attract and retain executive talent necessary for our business, as similar or greater amounts of severance were provided to executives employed by our competitors. For 2010, the Compensation Committee kept severance at this same level, as information provided by the compensation consultant indicated that this level of severance is consistent with our objective of providing compensation within range of the median paid to similarly situated executives at comparable companies within our peer group and with other chemical and general industrial companies.

        As described in "Compensation Discussion and Analysis—Annual Review of Executive Compensation," information regarding potential payments to be made under termination scenarios was included in the tally sheets provided to the Compensation Committee. While this information was available to the Compensation Committee when it reviewed other components of compensation for 2010, it did not have a material effect on decisions regarding these other compensation components.

        The tables below reflect the compensation payable to or on behalf of each named executive officer upon retirement, disability, death, an involuntary termination without cause, or a change of control. The amounts shown assume that such termination or change of control was effective as of December 31, 2010, and thus includes amounts earned through such time. All equity acceleration values have been calculated using the closing price of our stock on December 31, 2010 of $15.61. The actual amounts we will be required to disburse can only be determined at the time of the applicable circumstance. Amounts payable under the Supplemental Savings Plan and SEMPP are described under "—Nonqualified Deferred Compensation in Fiscal 2010" above. Please note that while a termination of employment would accelerate the time in which an executive's pension plan account could be distributed to him and is thus noted below, amounts in this column will only be paid once, despite being listed both below and under "—Pension Benefits in Fiscal 2010" above. Our Compensation Committee has the authority to require an executive to sign and not revoke a general waiver and release in our favor prior to receiving benefits under the Executive Severance Plan, thus in some cases the amounts below may be subject to the execution of such an agreement.

  Potential Payments for Jon M. Huntsman

	Retirement	Disability	Death	Involuntary Termination without Cause	Change of Control
Compensation
Cash Severance(1)	$0	$0	$0	$2,400,000	$0
Stock and Options (unvested & accelerated)(2)	$0	$0	$0	$0	$1,156,295
Benefit Plans
Huntsman Pension Plan(3)	$60,270	$60,270	$60,270	$60,270	$0
Supplemental Executive Retirement Plan(3)	$426,780	$426,780	$426,780	$426,780	$0
Health & Welfare(4)	$0	$0	$0	$19,816	$0
Outplacement Services(5)	$0	$0	$0	$9,000	$0

(1)
This amount is equal to twice Mr. Huntsman's annual salary as set forth in our Executive Severance Plan. This amount is not payable if his employment is terminated in connection with his retirement, a disability, or for cause.

(2)
Any acceleration of vesting of an equity-based award requires the approval of the Compensation Committee, which we assume for purposes of this table would have occurred on December 31, 2010. An acceleration of Mr. Huntsman's unvested shares of restricted stock would have an estimated value of $1,156,295. Mr. Huntsman had no option-based awards as of December 31, 2010.

(3)
These benefits are more fully described under "—Pension Benefits in Fiscal 2010" above. Amounts may be payable as a lump sum cash payment or various periodic annuity payments, at the participant's election, but for purposes of calculating amounts for this table we have assumed a lump sum payment was chosen.

(4)
Calculated by multiplying 150% of the employer and employee premiums payable with respect to healthcare continuation pursuant to the coverage elected by the executive as of December 31, 2010 by 24. We assumed a monthly premium 50% larger than current premiums to reflect annual increases in premium costs in order to ensure that the amounts reported above include the total amount for which we are potentially responsible to provide such coverage. If Mr. Huntsman's employment is terminated in connection with his retirement, a disability, or for cause, we are not required to provide the subsidy noted.

(5)
We contract with a third-party provider for 12 months of outplacement services. To the extent Mr. Huntsman might utilize these services, we expect the Company cost would be approximately $9,000.

  Potential Payments for Peter R. Huntsman

	Retirement	Disability	Death	Involuntary Termination without Cause	Change of Control
Compensation
Cash Severance(1)	$0	$0	$0	$3,000,000	$0
Stock and Options (unvested & accelerated)(2)	$0	$0	$0	$0	$11,896,975
Benefit Plans
Huntsman Pension Plan(3)	$492,174	$492,174	$492,174	$492,174	$0
Supplemental Executive Retirement Plan(3)	$5,764,262	$5,764,262	$5,764,262	$5,764,262	$0
Health & Welfare(4)	$0	$0	$0	$19,816	$0
Outplacement Services(5)	$0	$0	$0	$9,000	$0

(1)
This amount is equal to twice Mr. Huntsman's annual salary as set forth in our Executive Severance Plan. This amount is not payable if his employment is terminated in connection with his retirement, a disability, or for cause.

(2)
Any acceleration of vesting of an equity-based award requires the approval of the Compensation Committee, which we assume for purposes of this table would have occurred on December 31, 2010. An acceleration of Mr. Huntsman's unvested shares of restricted stock would have an estimated value of $7,699,445, and an acceleration of Mr. Huntsman's unvested options would have an estimated value of $4,197,530.

(3)
These benefits are more fully described under "—Pension Benefits in Fiscal 2010" above. Amounts may be payable as a lump sum cash payment or various periodic annuity payments, at the participant's election, but for purposes of calculating amounts for this table we have assumed a lump sum payment was chosen.

(4)
Calculated by multiplying 150% of the employer and employee premiums payable with respect to healthcare continuation pursuant to the coverage elected by the executive as of December 31, 2010 by 24. We assumed a monthly premium 50% larger than current premiums to reflect annual increases in premium costs in order to ensure that the amounts reported above include the total amount for which we are potentially responsible to provide such coverage. If Mr. Huntsman's employment is terminated in connection with his retirement, a disability, or for cause, we are not required to provide the subsidy noted.

(5)
We contract with a third-party provider for 12 months of outplacement services. To the extent Mr. Huntsman might utilize these services, we expect the Company cost would be $9,000.

  Potential Payments for J. Kimo Esplin

	Retirement	Disability	Death	Involuntary Termination without Cause	Change of Control
Compensation
Cash Severance(1)	$0	$0	$0	$1,008,400	$0
Stock and Options (unvested & accelerated)(2)	$0	$0	$0	$0	$6,618,942
Benefit Plans
Huntsman Pension Plan(3)	$294,431	$294,431	$294,431	$294,431	$0
Supplemental Executive Retirement Plan(3)	$899,265	$899,265	$899,265	$899,265	$0
Health & Welfare(4)	$0	$0	$0	$17,125	$0
Outplacement Services(5)	$0	$0	$0	$9,000	$0

(1)
This amount is equal to twice Mr. Esplin's annual salary as set forth in our Executive Severance Plan. This amount is not payable if his employment is terminated in connection with his retirement, a disability, or for cause.

(2)
Any acceleration of vesting of an equity-based award requires the approval of the Compensation Committee, which we assume for purposes of this table would have occurred on December 31, 2010. An acceleration of Mr. Esplin's unvested shares of restricted stock would have an estimated value of $2,743,473, and an acceleration of Mr. Esplin's unvested options would have an estimated value of $3,875,469.

(3)
These benefits are more fully described under "—Pension Benefits in Fiscal 2010" above. Amounts may be payable as a lump sum cash payment or various periodic annuity payments, at the participant's election, but for purposes of calculating amounts for this table we have assumed a lump sum payment was chosen.

(4)
Calculated by multiplying 150% of the employer and employee premiums payable with respect to healthcare continuation pursuant to the coverage elected by the executive as of December 31, 2010 by 24. We assumed a monthly premium 50% larger than current premiums to reflect annual increases in premium costs in order to ensure that the amounts reported above include the total amount for which we are potentially responsible to provide such coverage. If Mr. Esplin's employment is terminated in connection with his retirement, a disability, or for cause, we are not required to provide the subsidy noted.

(5)
We contract with a third-party provider for 12 months of outplacement services. To the extent Mr. Esplin might utilize these services, we expect the Company cost would be $9,000.

  Potential Payments for Anthony P. Hankins

	Retirement	Disability	Death	Involuntary Termination without Cause	Change of Control
Compensation
Cash Severance(1)	$0	$0	$0	$1,479,845	$0
Stock and Options (unvested & accelerated)(2)	$0	$0	$0	$0	$5,332,885
Benefit Plans
Huntsman Pension Scheme in the U.K.(3)	$287,000	$358,750	$260,094	$287,000	$0
Outplacement Services(4)	$0	$0	$0	$9,000	$0

(1)
This amount is based on a total of 33 months (21 months plus 12 months notice) of Mr. Hankins' year-end base pensionable pay and applies a GBP to USD exchange rate of 1.5016. This amount is not payable if his employment is terminated in connection with his retirement, a disability, or for cause.

(2)
Any acceleration of vesting of an equity-based award requires the approval of the Compensation Committee, which we assume for purposes of this table would have occurred on December 31, 2010. An acceleration of Mr. Hankins' unvested shares of restricted stock would have an estimated value of $2,254,552, and an acceleration of Mr. Hankins' unvested options would have an estimated value of $3,078,333.

(3)
The retirement amount represents the accrued retirement benefit at normal retirement (age 62) in the form of an annual annuity. The earliest this benefit can be realized is age 53 at which time it would be actuarially reduced to $175,070.

(4)
We contract with a third-party provider for 12 months of outplacement services. To the extent Mr. Hankins might utilize these services, we expect the Company cost would be $9,000.

  Payments paid to Daniele Ferrari upon resignation

        We did not pay Mr. Ferrari any severance payments or any other payments in connection with his resignation, effective February 3, 2011. Upon termination of employment for any reason, employees in Italy are entitled to receive a termination indemnity ("Trattamento di fine Rapporto" or "TFR"). The TFR is an employer-only payment accrued annually and calculated as a percentage of base pay, bonus and equity earnings. Prior to January 1, 2007, we retained the TFR amount and recorded the TFR accrual in addition to an annual revaluation amount to an unfunded notional account (the "prior TFR"). For payments from January 1, 2007 forward, the annual TFR accrual was transferred to the Previndai Pension Fund (the "Previndai TFR"). Upon his resignation, we distributed $88,705 of accrued amounts from the prior TFR to Mr. Ferrari. Since January 1, 2007 we have transferred an aggregate of $282,480 to the Previndai TFR. At the employee's election, this amount may be distributed to the employee or maintained in a TFR account. Following transfer to the Previndai TFR, we do not receive statements of earnings or other information about amounts held and we do not know whether Mr. Ferrari elected to receive the amount held in the Previndai TFR. Mr. Ferrari's compensation values are based on an exchange rate of 1 EUR to 1.3528 USD, being the exchange rate as of March 19, 2010.

 DIRECTOR COMPENSATION

        The following discussion of director compensation relates to our parent, Huntsman Corporation. However, because all of Huntsman Corporation's operations are conducted by our Company and our subsidiaries, we believe this discussion is material to an understanding of our Company and our subsidiaries. The managers of Huntsman International do not receive any compensation for services rendered in such capacities in addition to compensation provided by our parent. Unless the context otherwise requires, references in this director compensation discussion to "we," "us," "our," or "our Company" refer to Huntsman Corporation, together with its subsidiaries.

        Annual compensation for our non-employee directors is comprised of cash and stock-based equity compensation. Cash compensation paid to our non-employee directors consists of an annual retainer and supplemental retainers for the chairs and members of Board committees. Stock-based equity compensation for fiscal 2010 consisted of awards granted under our Stock Incentive Plan of stock or stock units at the election of each director. Jon M. Huntsman, the Executive Chairman of the Board, and Peter R. Huntsman, our President and Chief Executive Officer, serve as directors of the Company but are not included in this table since they were also employees of the Company during 2010. Messrs. Jon M. Huntsman and Peter R. Huntsman do not receive any additional compensation for their services as directors of our Company; thus, their total compensation is shown in the Summary Compensation Table.

        The Board believes that compensation for non-employee directors should be competitive and should fairly compensate directors for the time and skills devoted to serving our Company but, for independent directors, should not be so great as to compromise independence. With the assistance of outside compensation consultants, the Compensation Committee periodically reviews our director compensation practices and compares them against the practices of companies in our compensation peer group as well as against the practices of public company boards generally.

        Non-employee directors receive an annualized cash retainer of $120,000 paid in quarterly installments and an annual stock-based award with a value of approximately $120,000 on the grant date. In addition, each member of the Audit Committee receives an additional annual cash retainer of $20,000 and each member of the Compensation, Governance and Litigation committees received an additional annual cash retainer of $10,000. The Lead Independent Director receives an additional annual cash retainer of $50,000. The chairperson of the Audit Committee receives an annual cash retainer of $30,000, and the chairpersons of the Compensation, Governance, and Litigation committees each receive annual cash retainers of $20,000, in each case, in addition to the retainers received for being members of these committees. Directors receive pro rata amounts of the above fees for partial year service.

        Beginning in 2009, annual stock-based awards to our non-employee directors were vested in full on the grant date, while in prior years annual stock-based awards vested in three equal annual installments beginning on the first anniversary of the grant date.

        On September 21, 2010, an ad hoc committee (the "Ad Hoc Committee") of the Board recommended to the Board, and the Board approved, payment of compensation amounts described below (the "Director Awards") to Messrs. Shoemaker, Archibald, Lichtenberger, Reaud and Michaelson and Ms. Evans, each of whom served on the Transaction Committee. The Ad Hoc Committee consisted of Mr. Burns and Dr. Harker, each an independent director who did not serve on the Transaction Committee.

        The Director Awards were recommended and approved to compensate members of the Transaction Committee for their extraordinary time commitments to further the efforts of the Company's litigation matter with Hexion and Apollo Global Management, LLC ("Apollo"), following Hexion's notice on June 18, 2008 that it would not consummate the contemplated merger with the

Company. The resulting settlement with Hexion and Apollo avoided further prolonged and costly litigation, resulted in extraordinarily favorable terms for the Company and contributed significantly to the improvement of the Company's financial outlook.

        The Director Awards consisted of a cash award of $250,000 and a grant of restricted stock or restricted stock units, at the director's election, with a value of approximately $250,000 on the grant date to each member of the Transaction Committee other than (i) Mr. Shoemaker, whose Director Award consisted of a cash award of $450,000 and restricted stock units with a value of approximately $450,000 on the grant date, for his service as Chairman of the Transaction Committee, and (ii) Mr. Michaelson, who was granted fully vested common stock instead of restricted stock as he ceased his service on the Board in May 2010. The stock-based awards granted to sitting directors vest in three equal annual installments beginning September 21, 2011, provided that, in the event any member of the Transaction Committee is no longer serving on the Board before the award is fully vested, and such director was not removed for cause, the vesting of such director's award will accelerate and become fully vested on the date of such director's departure from the Board.

        We also offer non-employee directors the opportunity to participate in the Huntsman Outside Directors Elective Deferral Plan. This is an unfunded nonqualified plan established primarily for the purpose of providing our independent directors with the ability to defer the receipt of director fees. Benefits under the plan are payable in cash distributable either in a lump sum or in installments beginning 30 days after the director ceases to be a member of our Board.

        All of our directors are reimbursed for reasonable out-of-pocket expenses incurred for attending meetings of the Board or its committees and for other reasonable expenses related to the performance of their duties as directors.

        The Board believes that our total director compensation package is competitive with the compensation offered by other companies and is fair and appropriate in light of the responsibilities and obligations of our independent directors.

        The total 2010 compensation for our non-employee directors is shown in the following table:

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Nolan D. Archibald(4)	$400,000	$370,000	$0	$770,000
M. Anthony Burns(5)	$127,500	$90,000	$0	$217,500
Marsha Evans(6)	$380,000	$370,000	$0	$750,000
Patrick T. Harker(7)	$97,500	$90,000	$0	$187,500
H. William Lichtenberger(8)	$470,000	$370,000	$0	$840,000
Robert J. Margetts(3)	$60,000	$60,000	$15,400	$135,400
Richard A. Michaelson(9)	$310,000	$370,000	$0	$680,000
Wayne A. Reaud(10)	$410,000	$370,000	$0	$780,000
Alvin V. Shoemaker(11)	$600,000	$570,000	$0	$1,170,000

(1)
This column includes the following annual retainer and committee membership and chairmanship fees:

Director	Annual Retainer	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee		Litigation Committee		Lead Independent Director	Transaction Committee
Nolan D. Archibald	$120,000	—		$30,000	*	—		—		—	$250,000
M. Anthony Burns	$90,000	$37,500	*	—		—		—		—	—
Marsha Evans	$120,000	—		—		$10,000		—		—	$250,000
Patrick T. Harker	$90,000	—		—		$7,500		—		—	—
H. William Lichtenberger	$120,000	$20,000		—		$30,000	*	—		$50,000	$250,000
Robert J. Margetts	$60,000	—		—		—		—		—	—
Richard A. Michaelson	$40,000	$16,667	*	—		$3,333		—		—	$250,000
Wayne A. Reaud	$120,000	—		$10,000		—		$30,000	*	—	$250,000
Alvin V. Shoemaker	$120,000	$20,000		$10,000		—		—		—	$450,000	*

  *
  Includes fee for service as committee chair
(2)
This column represents the aggregate grant date fair value of stock awards or stock unit awards granted in 2010 in accordance with FASB ASC Topic 718. See Note 23. Stock-Based Compensation to our consolidated financial statements on Form 10-K for fiscal year 2010 for additional detail regarding assumptions underlying the value of these equity awards. The stock awards granted on February 23, 2010, May 19, 2010, and August 9, 2010 were fully vested on the day of grant; stock and stock unit awards granted prior to 2009 and those granted on September 21, 2010 were subject to vesting ratably in three equal annual installments beginning on the first anniversary of the grant date. Stock awards granted on September 21, 2010 vest in full in the event any member of the Transaction Committee is no longer serving on the Board before the award is fully vested and such director was not removed for cause. The following table sets forth information regarding the stock-based equity compensation awards made to our non-employee directors during fiscal 2010:

	Granted 02/23/10 $13.50 per share		Granted 05/19/10 $9.53 per share		Granted 08/09/10 $10.38 per share		Granted 09/21/10 $10.69 per share		Aggregate 2010 Grants
Director	(#)	($)	(#)	($)	(#)	($)	(#)	($)	(#)	($)
Nolan D. Archibald	8,889	$120,000	—	—	—	—	23,386	$250,000	32,275	$370,000
M. Anthony Burns	—	—	9,444	$90,000	—	—	—	—	9,444	$90,000
Marsha Evans	8,889	$120,000	—	—	—	—	23,386	$250,000	32,275	$370,000
Patrick T. Harker	—	—	9,444	$90,000	—	—	—	—	9,444	$90,000
H. William Lichtenberger	8,889	$120,000	—	—	—	—	23,386	$250,000	32,275	$370,000
Robert J. Margetts	—	—	—	—	5,780	$60,000	—	—	5,780	$60,000
Richard A. Michaelson	8,889	$120,000	—	—	—	—	23,386	$250,000	32,275	$370,000
Wayne A. Reaud	8,889	$120,000	—	—	—	—	23,386	$250,000	32,275	$370,000
Alvin V. Shoemaker	8,889	$120,000	—	—	—	—	42,095	$450,000	50,984	$570,000

  As of December 31, 2010, the aggregate number of unvested stock awards and vested stock option awards outstanding for each non-employee director was: 15,749 and 50,000 respectively for Messrs. Archibald, Lichtenberger and Reaud and Ms. Evans; and 43,918 and 50,000 respectively for Mr. Shoemaker.

(3)
Sir Robert has served as one of our non-employee directors since August 2010. Prior to his being named a director in August 2010, Sir Robert was employed by the Company, during which time the Company paid a portion of the cost of an office in London, including office expenses and a personal assistant, for his use. Sir Robert also used the office for matters unrelated to his employment with the Company. After Sir Robert was named a director, the Company paid $15,400 for continued use of the office while we wound down that arrangement. The table above does not report any amounts paid to or on behalf of Sir Robert by us during 2010 prior to the commencement of his service as a director.

(4)
As discussed above, this includes a special one-time cash award of $250,000 and grant of restricted stock worth $250,000 for service on the Transaction Committee.

(5)
Mr. Burns has served as one of our non-employee directors since May 2010.

(6)
As discussed above, this includes a special one-time cash award of $250,000 and grant of restricted stock units worth $250,000 for service on the Transaction Committee.

(7)
Dr. Harker has served as one of our non-employee directors since March 2010.

(8)
As discussed above, this includes a special one-time cash award of $250,000 and grant of restricted stock units worth $250,000 for service on the Transaction Committee.

(9)
As discussed above, this includes a special one-time cash award of $250,000 and grant of common stock worth $250,000 for service on the Transaction Committee. Mr. Michaelson departed service as one of our non-employee directors in May 2010.

(10)
As discussed above, this includes a special one-time cash award of $250,000 and grant of restricted stock units worth $250,000 for service on the Transaction Committee.

(11)
As discussed above, this includes a special one-time cash award of $450,000 and grant of restricted stock units worth $450,000 for service on the Transaction Committee including service as the committee chair.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        Our parent, Huntsman Corporation, owns all of our outstanding membership interests. The following discussion of security ownership relates to our parent, Huntsman Corporation. Because all of Huntsman Corporation's operations are conducted by our Company and our subsidiaries, we believe this discussion is material to an understanding of our Company and our subsidiaries.

        The following table presents information regarding beneficial ownership of our common stock as of March 9, 2011 by:

  •
  each person who we know owns beneficially more than 5% of our common stock;

  •
  each of our directors and nominees;

  •
  each of our named executive officers; and

  •
  all of our executive officers and directors as a group.

        Under the regulations of the SEC, shares are generally deemed to be "beneficially owned" by a person if the person directly or indirectly has or shares voting power or investment power (including the power to dispose) over the shares, whether or not the person has any pecuniary interest in the shares, or if the person has the right to acquire voting power or investment power of the shares within 60 days, including through the exercise of any option, warrant or right. In accordance with the regulations of the SEC, in computing the number of shares of common stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of common stock subject to options or other rights held by the person that are currently exercisable or exercisable within 60 days of March 9, 2011. We did not deem such shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

	Beneficial Ownership(1)
Name of Beneficial Owner	Shares	Percent(2)
5% or more beneficial owners:
Goldman Sachs Asset Management(3)	14,124,551	5.9%
Huntsman Family Holdings Company LLC	20,931,827	8.7%
The Huntsman Foundation	21,782,000	9.1%
Directors and named executive officers:
Jon M. Huntsman(4)	42,916,489	17.8%
Nolan D. Archibald(5)	171,178	*
M. Anthony Burns	16,266	*
Marsha J. Evans(6)	127,792	*
Patrick T. Harker	16,266	*
Peter R. Huntsman(7)	3,408,269	1.42%
H. William Lichtenberger(8)	232,792	*
Robert J. Margetts(9)	12,602	*
Wayne A. Reaud(10)	1,506,892	*
Alvin V. Shoemaker(11)	133,274	*
J. Kimo Esplin(12)	1,078,223	*
Anthony P. Hankins(13)	804,316	*
Daniele Ferrari(14)	70,994	*
All directors and executive officers as a group (21 persons)(4)(7)(15)	53,262,852	22.13%

*
Less than 1%

(1)
Unless otherwise indicated, the address of each beneficial owner is c/o Huntsman Corporation, 500 Huntsman Way, Salt Lake City, Utah 84108 and such beneficial owner has sole voting and dispositive power over such shares.

(2)
Based upon an aggregate of 240,693,541 shares of common stock outstanding on March 9, 2011.

(3)
As reported in Schedule 13G filed with the SEC on February 11, 2011 by Goldman Sachs Asset Management. Goldman Sachs Asset Management consists of Goldman Sachs Asset Management, L.P. and GS Investment Strategies, LLC. Based on such 13G filing, Goldman Sachs Asset Management has shared voting power over 12,937,265 shares and shared dispositive power over 14,124,551 shares. The address of Goldman Sachs Asset Management is 200 West Street, New York, NY 10282.

(4)
Includes the following shares of which Jon M. Huntsman may be deemed to be the beneficial owner: (i) 20,931,827 shares held by Huntsman Family Holdings Company LLC, by virtue of being the holder of the largest number of ownership interests in such company (ii) 22,900 shares held by the Karen H. Huntsman Inheritance Trust, by virtue of being the spouse of the trustee of such trust, and (iii) the 21,782,000 shares which he contributed to The Huntsman Foundation on June 25, 2007, by virtue of having the right to appoint all trustees on the Board of Trustees of such foundation and the right to remove any such trustees with or without cause or for any reason. Jon M. Huntsman expressly disclaims beneficial ownership of any shares held by Huntsman Family Holdings Company LLC, except to the extent of his pecuniary interest therein and any shares held by the Karen H. Huntsman Inheritance Trust or The Huntsman Foundation.

(5)
Includes options to purchase 50,000 shares of common stock that are exercisable within 60 days of March 9, 2011, and 22,571 vested stock units the shares underlying which will be deliverable upon termination of service.

(6)
Includes options to purchase 50,000 shares of common stock that are exercisable within 60 days of March 9, 2011, and 62,043 vested stock units the shares underlying which will be deliverable upon termination of service.

(7)
Includes options to purchase 1,611,092 shares of common stock that are exercisable within 60 days of March 9, 2011. Also includes 191,000 shares of which Peter R. Huntsman may be deemed to be the beneficial owner that are held by his spouse as Uniform Gifts to Minors Act custodian for each of six of Peter R. Huntsman's children. Peter R. Huntsman expressly disclaims beneficial ownership of any such shares held by his spouse.

(8)
Includes options to purchase 50,000 shares of common stock that are exercisable within 60 days of March 9, 2011, and 67,512 vested stock units the shares underlying which will be deliverable upon termination of service.

(9)
Includes 12,602 vested stock units the shares underlying which will be deliverable upon termination of service.

(10)
Includes options to purchase 50,000 shares of common stock that are exercisable within 60 days of March 9, 2011, and 77,792 vested stock units the shares underlying which will be deliverable upon termination of service.

(11)
Includes options to purchase 50,000 shares of common stock that are exercisable within 60 days of March 9, 2011, and 62,043 vested stock units the shares underlying which will be deliverable upon termination of service.

(12)
Includes options to purchase 658,245 shares of common stock that are exercisable within 60 days of March 9, 2011.

(13)
Includes options to purchase 515,294 shares of common stock that are exercisable within 60 days of March 9, 2011.

(14)
Includes options to purchase 70,894 shares of common stock that are exercisable within 60 days of March 9, 2011. Mr. Ferrari resigned effective February 3, 2011. Mr. Ferrari's beneficial ownership is reported as of his resignation date.

(15)
Includes options to purchase a total of 4,918,470 shares of common stock that are exercisable within 60 days of March 9, 2011, a total 304,563 vested stock units the shares underlying which will be delivered to the applicable holder upon termination of service.

CORPORATE GOVERNANCE

        The following discussion of corporate governance relates to our parent, Huntsman Corporation. Huntsman International is a wholly-owned subsidiary of Huntsman Corporation and as a result it does not have common interests listed on an exchange. However, because all of Huntsman Corporation's operations are conducted by our Company and our subsidiaries, we have included the following discussion of the corporate governance of our parent. Unless the context otherwise requires, references in this corporate governance discussion to "we," "us," "our," or "our Company" refer to Huntsman Corporation, together with its subsidiaries.

Board Independence

        It is important to our Company for investors to have confidence that the individuals serving as independent directors on the Board do not have a relationship with us that would impair their independence. Under the NYSE corporate governance rules, the Board must have a majority of independent directors. For a director to qualify as independent, the Board must affirmatively determine that the director has no material relationship with our Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with our Company. To assist it in making independence determinations, the Board has adopted independence criteria which can be found on our website at www.huntsman.com. Under these criteria, a director is not independent if:

  •
  The director is, or has been within the last three years, an employee of our Company or an employee of any of our subsidiaries, or an immediate family member is, or has been within the last three years, an executive officer of our Company.

  •
  The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us (other than director and committee fees and pension or other forms of deferred compensation for prior service, which compensation is not contingent upon continued service). Compensation received by an immediate family member for service as an employee (other than an executive officer) of ours is not considered for purposes of this standard.

  •
  (i) The director or an immediate family member is a current partner of a firm that is our internal or external auditor; (ii) the director is a current employee of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and who personally works on our Company's audit; or (iv) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on our audit within that time

  •
  The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company's compensation committee.

  •
  The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1.0 million or 2% of such other company's consolidated gross revenues.

  •
  The director is an executive officer of any charitable or non-profit organization to which we have made, within the preceding three years, contributions in any single fiscal year that exceeded the greater of $1.0 million, or 2% of such charitable or non-profit organization's consolidated gross revenues.

        With the assistance of legal counsel to our Company, the Governance Committee has reviewed the applicable legal and NYSE standards for independence, as well as our independence criteria. A summary of the answers to annual questionnaires completed by each of the directors and nominees for director and a report of transactions and relationships between each director and nominee for director, or any of his or her family members, and our Company, senior management and independent registered accounting firm have been made available to the Governance Committee. In its review, the Governance Committee specifically considered the relationships discussed under "Certain Relationships and Related Transactions—Transactions," Messrs. Jon M. Huntsman and Reaud's service together on the board of directors of a private foundation, an annual retainer paid to Mr. Reaud's former law firm, Reaud, Morgan & Quinn, of $200,000 for legal services and certain director awards paid in 2010 to each of Messrs. Shoemaker, Archibald, Lichtenberger and Reaud and Ms. Evans for their service on the transaction committee of the Board (the "Transaction Committee"). On the basis of this review, the Governance Committee delivered a report to the full Board, and the Board made its independence determinations based on the Governance Committee's report and the supporting information. As a result of this review, the Board has determined that Ms. Evans and Messrs. Archibald, Burns, Lichtenberger, Reaud, Shoemaker and Dr. Harker, who currently constitute a majority of the Board, are independent. These independent directors currently comprise in full the membership of each standing Board committee described in this report.

        Jon M. Huntsman, the Executive Chairman of the Board, is not considered to be an independent director because he is employed by our Company and he is the father of Peter R. Huntsman, our President, Chief Executive Officer and director. Peter R. Huntsman, our President and Chief Executive Officer, is not considered to be an independent director because he is employed by our Company and he is the son of Jon M. Huntsman, our Executive Chairman. Sir Robert is not considered to be an independent director because he has been an employee of our Company within the last three years.

Board Meetings

        The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The Board met seven times in 2010. During 2010, the non-management directors met in executive session four times and the independent directors met in executive session four times. During 2010, each director attended at least 75% of the aggregate of:

  •
  the total number of meetings of the Board (held during the period for which such person has been a director); and

  •
  the total number of meetings held by all Board committees on which such person served (during the periods that such person served).

Board Leadership Structure and Executive Sessions of the Board

        According to our Bylaws, the Chairman of the Board is elected by all of the directors on the Board to preside at all meetings of the stockholders and of the Board. The Chairman of the Board is also required to make reports to the Board and the stockholders and to ensure that all orders and resolutions of the Board and any of its committees are carried into effect. Our Bylaws also allow the Board to elect an Executive Chairman. If elected, the Executive Chairman fills the role of Chairman of the Board and has other powers and duties including, among others, consulting on the strategic vision of our Company and serving as a facilitator for communication between our officers and the Board. In accordance with our Corporate Governance Guidelines, the Executive Chairman is also responsible for establishing the agenda for each Board meeting. At the beginning of the year, the Executive Chairman establishes a schedule of agenda subjects to be discussed during the year (to the degree this can be foreseen). Each Board member is also free to suggest the inclusion of additional items on the agenda and to raise at any Board meeting subjects that are not on the agenda for that meeting. Jon M.

Huntsman is currently the Executive Chairman. As such, he also fills the role of Chairman of the Board. Jon M. Huntsman is the father of Peter R. Huntsman, our Chief Executive Officer.

        In accordance with our Corporate Governance Guidelines, the Board has no policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer. Our Bylaws expressly allow our Chairman of the Board to serve as President or Chief Executive Officer, if so elected by the Board. The Board believes that this issue should be considered periodically as part of the succession planning process and that it is in the best interests of our Company for the Board to make a determination regarding this issue each time it appoints a new Chief Executive Officer. Based on these principles, the Board may determine that it is appropriate in the future to combine the roles of Chairman of the Board and Chief Executive Officer.

        Our Bylaws also allow the Board to elect one or more Vice Chairmen to preside at Board and stockholder meetings and to perform such other duties as may be delegated by the Board, in either case in the absence of Chairman of the Board. The Board believes that it obtains effective additional Board leadership through the role of the Vice Chairman, which is currently filled by Mr. Lichtenberger, who also served as Lead Independent Director. Upon Mr. Lichtenberger's resignation effective as of the Annual Meeting, Mr. Archibald will serve as our only Vice Chairman and Lead Independent Director.

        In accordance with our Corporate Governance Guidelines, the non-management directors meet in executive session without management at each regularly scheduled Board meeting, or more frequently as needed at the call of one or more of our non-management directors. Our Corporate Governance Guidelines also require that our independent directors meet in executive session at least once annually without those non-management directors who are not independent, or more frequently as needed at the call of one or more of our independent directors. Our Vice Chairman of the Board and Lead Independent Director has been designated as the presiding director at these sessions.

        We believe that the appropriate Board leadership structure for our Company may vary, depending on the circumstances facing the Board and our Company at any given time. For example, we have revised the Board's leadership structure in the past to address specific needs, such as the formation of a Litigation Committee and the appointment of Jon M. Huntsman to Executive Chairman in recognition of his ongoing strategic leadership at both a Board and an executive level. We believe that our current Board leadership structure efficiently addresses the present needs of our Company, and allows the Board to fulfill its role in exercising effective, independent oversight of our management on behalf of our stockholders. The Board further believes that we have in place effective structures, processes and arrangements to ensure that the work of the Board is completed in a manner that maintains the highest standards of corporate governance, independence and leadership, as well as continued accountability of management.

Board Role in Risk Oversight

        The Board is responsible for overseeing our Company's management of risk. The Board strives to effectively oversee our Company's enterprise-wide risk management in a way that balances managing risks while enhancing the long-term value of our Company for the benefit of the stockholders. The Board understands that its focus on effective risk oversight is critical to setting our Company's tone and culture towards effective risk management. To administer its oversight function, the Board seeks to understand our Company's risk philosophy by having discussions with management to establish a mutual understanding of our Company's overall appetite for risk. The Board maintains an active dialogue with management about existing risk management processes and how management identifies, assesses and manages our Company's most significant risk exposures. The Board expects frequent updates from management about our Company's most significant risks so as to enable it to evaluate whether management is responding appropriately.

        The Board relies on each of its committees to help oversee the risk management responsibilities relating to the functions performed by such committees. Our Audit Committee periodically discusses with management our Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including our Company's risk assessment and risk management policies. Our Compensation Committee helps the Board to identify our Company's exposure to any risks potentially created by our compensation programs and practices. Our Governance Committee oversees risks relating to our Company's corporate compliance programs and assists the Board and management in promoting an organizational culture that encourages commitment to ethical conduct and a commitment to compliance with the law. Each of these committees is required to make regular reports of its actions and any recommendations to the Board, including recommendations to assist the Board with its overall risk oversight function. During each regularly scheduled Board meeting each year, the full Board also reviews our Company's long-term strategic plans for a particular division and the principal issues, including foreseeable risks that division expects to face in the future.

        We believe that the oversight function of the Board and its committees combined with its active dialogue with management about effective risk management provides our Company with the appropriate framework to help ensure effective risk oversight.

Board Committees

        The Board currently has, and appoints the members of, independent Audit, Compensation, and Governance committees. Each of these committees has a written charter approved by the Board. These charters are available on our website at www.huntsman.com. We will also furnish copies of our charters to any person who requests them. Requests for copies should be directed to the Corporate Secretary, 500 Huntsman Way, Salt Lake City, Utah, 84108 or to CorporateSecretary@huntsman.com.

        As of March 25 2011, the committees are structured as follows:

Audit	Compensation	Nominating and Corporate Governance
M. Anthony Burns (Chair)	Nolan D. Archibald (Chair)	H. William Lichtenberger (Chair)
H. William Lichtenberger	Wayne A. Reaud	Marsha J. Evans
Alvin V. Shoemaker	Alvin V. Shoemaker	Patrick T. Harker

        Audit Committee.    The Audit Committee has been established to assist the Board in monitoring:

  •
  the integrity of our financial statements;

  •
  our independent registered public accounting firm's qualifications and independence;

  •
  the performance of our internal audit function and independent registered public accounting firm; and

  •
  our compliance with legal and regulatory requirements applicable to financial and disclosure matters.

        The Audit Committee has sole responsibility for the appointment, retention and termination of the independent registered public accounting firm and is directly responsible for the compensation and oversight of the work of the independent registered public accounting firm. Under the independence criteria that the Board has adopted, which can be found on our website at www.huntsman.com, a member of the Audit Committee will not be considered independent if:

  •
  The member receives directly or indirectly any consulting, advisory or other compensatory fee from us (other than director and committee fees and pension or other forms of deferred compensation for prior service, which compensation is not contingent upon continued service);

  •
  An immediate family member of the member receives any consulting, advisory or other compensatory fee from us (other than director and committee fees and pension or other forms of deferred compensation for prior service, which compensation is not contingent upon continued service);

  •
  An entity in which the member is a partner, member, an officer such as a managing director occupying a comparable position or executive officer, or occupies a similar position (except limited partners, non-managing members and those occupying similar positions, who, in each case, have no active role in providing services to the entity) and which provides accounting, consulting, legal, investment banking or financial advisory services to us receives any consulting, advisory or other compensatory fee from us; or

  •
  The member is otherwise an affiliated person of our Company.

        Furthermore, under these independence standards, (1) each member of the Audit Committee must be financially literate, (2) at least one member of the Audit Committee must have accounting or related financial management expertise and qualify as an "audit committee financial expert" and (3) no member of the Audit Committee may simultaneously serve on the audit committees of more than two other public companies. For purposes of (2) above, the Board considers any Audit Committee member who satisfies the SEC's definition of "audit committee financial expert" to have accounting or related financial management expertise. Each of these independence criteria is interpreted and applied by the Board in its business judgment and in a manner consistent with applicable NYSE and SEC guidance.

        The Board has determined that each member of the Audit Committee qualifies as independent under these independence standards and under Rule 10A-3 promulgated under the Securities Exchange Act of 1934. The Board has also determined that Mr. Burns, the Chairman of the Audit Committee, qualifies as an "audit committee financial expert" as defined by the regulations of the SEC. As described above, Mr. Burns is also independent. No member of the Audit Committee serves on more than two other public company audit committees. Mr. Lichtenberger will retire from the board as of the Annual Meeting and will cease to serve on the Audit Committee upon his retirement. At this time, our Board has not yet determined who will replace Mr. Lichtenberger as a member of the Audit Committee.

        The Audit Committee held six meetings in 2010.

        The report of the Audit Committee appears under the heading "Report of the Audit Committee of the Board" above.

        Compensation Committee.    The Compensation Committee's function is to support the Board in fulfilling its oversight responsibilities relating to senior management and director compensation. In this regard, the Board and Compensation Committee seek to align total compensation for the Chief Executive Officer and other senior executives with the long-term interests of stockholders. The Compensation Committee also oversees our incentive and equity-based compensation plans. Each of the members of the Compensation Committee is independent within the meaning of current NYSE rules.

        The Compensation Committee operates pursuant to a charter, which is available on our website at www.huntsman.com. Under its charter, the stated purposes of the Compensation Committee are:

  •
  to review, evaluate and approve our compensation agreements, incentive-compensation and equity-based plans, policies and programs;

  •
  to carry out its responsibilities under applicable securities laws and regulations relating to our proxy statement for the annual meeting of stockholders or other applicable report or filing;

  •
  to review and approve compensation for our corporate and executive officers and their family members that are employees, and review and recommend compensation for our directors; and

  •
  to perform such other functions as the Board may assign to the Compensation Committee from time to time.

        The Compensation Committee's charter permits the Compensation Committee to form and delegate some or all of its authority to subcommittees when it deems appropriate. In particular, the Compensation Committee may delegate the approval of both cash and equity award grants and other responsibilities regarding the administration of compensatory programs to a subcommittee consisting solely of members of the Compensation Committee who are non-employee directors or outside directors, or in some limited circumstances, to management.

        The Compensation Committee typically meets at least four times each year to address various compensation issues and processes. Our Chief Executive Officer does not have the ability to call Compensation Committee meetings, but generally attends Compensation Committee meetings at the Compensation Committee's request to answer questions and provide input regarding the performance of our executive officers. However, the Chief Executive Officer is not present while decisions regarding his compensation are made. In addition, each Compensation Committee meeting usually includes an executive session without members of management present. The Compensation Committee met five times during 2010, and four of these meetings included an executive session. Our Chief Executive Officer attended three Compensation Committee meetings in 2010. The Compensation Committee regularly reports to the full Board regarding executive compensation matters.

        The report of the Compensation Committee appears under the heading "Compensation Committee Report" below.

        Nominating and Corporate Governance Committee.    The Governance Committee is appointed by the Board to ensure that the Board governance system performs well. The duties of the Governance Committee include:

  •
  annually reviewing and reassessing the adequacy of our Corporate Governance Guidelines,

  •
  monitoring director independence;

  •
  managing the Board's annual evaluation process;

  •
  assessing the appropriate balance of skills, characteristics and perspectives required for an effective Board;

  •
  identifying, screening and recommending qualified director candidates;

  •
  periodically reassessing the adequacy of the Board's size;

  •
  overseeing succession planning for our Chief Executive Officer; and

  •
  overseeing our corporate compliance program.

        Ms. Evans is not standing for re-election as a director and will cease to serve on the Governance Committee upon the expiration of her term. In addition, Mr. Lichtenberger will retire from the Board as of the Annual Meeting and will cease to serve as Chairman of the Governance Committee upon his retirement. The Board has appointed Dr. Harker to replace Mr. Lichtenberger as Chairman of the Governance Committee and Mr. Burns to serve as a member of the Governance Committee, effective as of the Annual Meeting. At this time, our Board has not yet determined who will replace Ms. Evans as a member of the Governance Committee.

        The Governance Committee held five meetings in 2010.

Director Qualification Standards and Diversity

        The Governance Committee's minimum qualifications and specific qualities and skills required for directors are set forth in Section 1 of our Corporate Governance Guidelines, which are available on our website at www.huntsman.com. These Guidelines require that a majority of directors on the Board must meet the criteria for independence required by the NYSE, and that each director functions consistent with the highest level of professional ethics and integrity. Each of our directors is expected to devote sufficient time and effort to learn the business of our Company and the Board, to use his or her own unique skills and experiences to provide independent oversight to our business, to participate in a constructive and collegial manner, to exhibit a high level of commitment to our Company and to exhibit independent thought and judgment. Although we do not have a separate diversity policy relating to the identification and evaluation of nominees for director, our Corporate Governance Guidelines require that the Governance Committee consider each candidate's background, ability, judgment, skills and experience in the context of the needs of the Board when evaluating director nominees. The Governance Committee believes it is important for Board members to possess skills and knowledge in the areas of leadership of large, complex organizations, finance, strategic planning, legal, government relations and relevant industries, especially the chemical industry. These considerations help the Board as a whole to have the appropriate mix of characteristics, skills and experiences for the optimal functioning of the Board in its oversight of our Company. As part of its periodic self-assessment process, the Governance Committee annually reviews and evaluates its performance, including overall composition of the Board and the criteria that it uses for selecting nominees in light of the specific skills and characteristics necessary for the optimal functioning of the Board in its oversight of our Company.

Director Nomination Process

        The Governance Committee identifies director candidates through a variety of means, including recommendations from other Board members and management. From time to time, the Governance Committee may use third-party search consultants to identify director candidates. The Governance Committee will also consider stockholder recommendations for candidates for the Board. All stockholder recommendations must comply with the notice requirements contained in Section 2.8 of our Bylaws, which requires, among other things, detailed information concerning the stockholder making the proposal (and the beneficial owner on whose behalf the proposal is made, if any), the name and address of the stockholder and specific information concerning such stockholder's interests in our Company's securities, including derivative instruments. In addition, the notice must include the recommended candidate's name, biographical data, qualifications, details regarding any material monetary agreements between the stockholder and the proposed nominee and a written questionnaire completed by the proposed nominee. Our Bylaws are available on our website at www.huntsman.com under the tab "Investor Relations." We will also furnish copies of our Bylaws to any person who requests them. Requests for copies should be directed to the Corporate Secretary, 500 Huntsman Way, Salt Lake City, Utah, 84108 or to CorporateSecretary@huntsman.com. For additional information about stockholder nominations, including nominations for the 2012 Annual Meeting of Stockholders, see "Stockholder Proposals and Director Nominations for the 2012 Annual Meeting."

        From time to time, the Governance Committee may request additional information from the nominee or the stockholder. The Governance Committee screens all potential candidates in the same manner regardless of the source of the recommendation. The Governance Committee determines whether the candidate meets our minimum qualifications and specific qualities and skills for directors and whether requesting additional information or an interview is appropriate. The procedures set forth in Section 2.8 of our Bylaws are the exclusive means for a stockholder to make director nominations or submit other proposals before an annual or special meeting of the stockholders.

Stockholder Communications Policy

        Stockholders and other interested parties may communicate directly and confidentially with the Board, the non-management directors, the independent directors or the Lead Independent Director by sending a letter addressed to the intended recipients, c/o Corporate Secretary, Huntsman Corporation, 500 Huntsman Way, Salt Lake City, Utah 84108 or by sending an email specifying the intended recipients to CorporateSecretary@huntsman.com. The Corporate Secretary will review such communications and, if appropriate, forward them only to the intended recipients. Communications that do not relate to the responsibilities of the intended recipients as directors of Huntsman (such as communications that are commercial or frivolous in nature) will not be forwarded. In addition, communications that appear to be unduly hostile, intimidating, threatening, illegal or similarly inappropriate will not be forwarded. A copy of our Stockholder Communications Policy is available on our website at www.huntsman.com.

Corporate Governance Guidelines

        The Board has adopted Corporate Governance Guidelines, and the Governance Committee is responsible for implementing the guidelines and making recommendations to the Board concerning corporate governance matters. The guidelines are available on our website at www.huntsman.com. We will also furnish copies of the guidelines to any person who requests them. Requests for copies should be directed to the Corporate Secretary, 500 Huntsman Way, Salt Lake City, Utah, 84108 or to CorporateSecretary@huntsman.com.

        Among other matters, the guidelines include the following:

  •
  membership on the Board will be made up of a majority of independent directors who, at a minimum, meet the criteria for independence required by the NYSE;

  •
  each regularly scheduled Board meeting will include an executive session of the non-management directors;

  •
  the independent directors will meet in executive session at least once annually;

  •
  the Board and its committees each conduct an annual self-evaluation;

  •
  non-management directors are not permitted to serve as a director for more than three other public companies;

  •
  our Chief Executive Officer is not permitted to serve as a director for more than two other public companies;

  •
  directors are expected to attend all meetings of the Board and of the committees of which they are members;

  •
  directors not also serving as executive officers are required to offer their resignation effective at the next annual meeting of stockholders upon reaching their 75th birthday;

  •
  directors are required to offer their resignation upon a change in their principal occupation;

  •
  directors should function consistent with the highest level of professional ethics and integrity; and

  •
  to effectively discharge their oversight duties, directors have full and free access to our officers and employees.

Financial Code of Ethics and Business Conduct Guidelines

        The Board has adopted a Financial Code of Ethics applicable to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. Among other matters, this code of ethics is designed to promote:

  •
  honest and ethical conduct;

  •
  avoidance of conflicts of interest;

  •
  full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in our other public communications;

  •
  compliance with applicable governmental laws and regulations and stock exchange rules;

  •
  prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

  •
  accountability for adherence to the code.

        In addition, the Board has adopted our Business Conduct Guidelines. The Board requires all directors, officers and employees to adhere to these guidelines in addressing the legal and ethical issues encountered in conducting their work. The Financial Code of Ethics and Business Conduct Guidelines are available on our website at www.huntsman.com. We will also furnish copies of the Financial Code of Ethics and Business Conduct Guidelines to any person who requests them. Requests for copies should be directed to the Corporate Secretary, 500 Huntsman Way, Salt Lake City, Utah, 84108 or to CorporateSecretary@huntsman.com.

Director Attendance at the Annual Meeting of Stockholders

        We believe that there are benefits to having members of the Board attend our annual meetings of stockholders. From time to time, however, a member of the Board might have a compelling and legitimate reason for not attending an annual meeting. As a result, the Board has decided that director attendance at our annual meetings of stockholders should be strongly encouraged, but is not required.

        In 2010, all of the then-current directors attended the Annual Meeting in person.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

        The following discussion of certain relationships and transactions with related persons relates to our parent, Huntsman Corporation. However, because all of Huntsman Corporation's operations are conducted by our Company and our subsidiaries, we believe this discussion is material to an understanding of our Company and our subsidiaries. Unless the context otherwise requires, references in this discussion to "we," "us," "our," or "our Company" refer to Huntsman Corporation, together with its subsidiaries.

Policies and Procedures

        Effective as of February 1, 2007, the Board adopted a policy and the procedures for review, approval and monitoring of transactions involving our Company and "related persons" (directors, executive officers, stockholders owning five percent or greater of our common stock, or their respective immediate family members). The policy covers any related person transaction involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest.

        Related person transactions must be approved by the Audit Committee, which will approve the transaction only if it determines that the transaction is in, or is not inconsistent with, our interests. In evaluating the transaction, the Audit Committee will consider all relevant factors, including as applicable (1) the benefit to us in entering into the transaction; (2) the alternatives to entering into a related person transaction; and (3) whether the transaction is on terms comparable to those available to third parties.

        If a director is involved in the transaction, he or she will be recused from all discussions and decisions about the transaction. The transaction must be approved in advance of its consummation. The Audit Committee will periodically monitor the transaction to ensure that there are no changed circumstances that would render it advisable for us to amend or terminate the transaction and will review the transaction annually to determine whether it continues to be in our interests.

        The Audit Committee approved our lease payments for the Salt Lake City office building, described below, in accordance with the above policy and continues to monitor the other arrangements described below consistent with the above policy although such arrangements had been entered into prior to the adoption of the policy described above.

Transactions

  Aircraft Sublease and Time-Sharing Agreements

        Pursuant to an agreement entered into in 2001, our subsidiary Airstar Corporation ("Airstar") subleases a Gulfstream IV-SP Aircraft (the "Aircraft") from Jstar Corporation ("Jstar"), a corporation wholly owned by Jon M. Huntsman, the Executive Chairman of the Board and father of our Chief Executive Officer, Peter R. Huntsman. Monthly sublease payments from Airstar to Jstar are in the approximate amount of $200,000 and an aggregate of $3.8 million is payable from January 1, 2010 through the end of the current lease term. These monthly sublease payments are used to fund financing costs paid by Jstar to a leasing company. An unrelated third-party pays $2 million per year to our subsidiary for such third-party's part-time use of the Aircraft (or an alternate owned by us if the Aircraft is unavailable), subject to an annual adjustment, which we believe to be at least fair market value for the number of flight hours used by such third-party. We bear all other costs of operating the Aircraft. In accordance with our Aircraft Use Policy, we have entered into aircraft time-sharing agreements with certain members of the Huntsman family, pursuant to which these persons pay for the costs of any personal use of the Aircraft by them.

  Salt Lake City Office Building

        An agreement was reached prior to the initial public offering of our common stock in February 2005 with the Huntsman Foundation, a private charitable foundation established by Jon M. and

Karen H. Huntsman to further the charitable interests of the Huntsman family, that we would donate our Salt Lake City office building and our option to acquire an adjacent undeveloped parcel of land to the foundation free of debt. Jon and Karen Huntsman are the parents of our Chief Executive Officer, Peter R. Huntsman, and Jon M. Huntsman is the Executive Chairman of the Board. On March 24, 2010, we completed this donation. At the time of the donation, the building had an appraised value of approximately $10.1 million. We continue to occupy and use a portion of the building under a lease pursuant to which we make annual lease payments of approximately $1.5 million to the Huntsman Foundation. During 2010, we made payments of $1.1 million to the Huntsman Foundation under the lease and an aggregate of $5.6 million will be paid pursuant to the terms of the lease from the time of the donation through the end of the initial term of the lease in 2013. The lease expires on December 31, 2013, subject to two five-year extensions, at our option.

  Other Transactions with the Huntsman Family

        James H. Huntsman is the Vice President, Americas of our Advanced Materials business. He is the son of Jon M. Huntsman, the Executive Chairman of the Board, and the brother of Peter R. Huntsman, our Chief Executive Officer. During 2010, James Huntsman was paid a salary of $252,000 and earned a bonus of $103,300. During 2010, he was also granted 7,511 option awards with an exercise price of $13.50, the closing price of a share of our common stock on the grant date. These options vest and become exercisable ratably in three equal annual installments beginning on the first anniversary of the grant date. In addition, he was granted 9,074 restricted stock awards in 2010 that will vest ratably in three equal annual installments beginning on the first anniversary of the grant date.

        For 2011, it is anticipated that James Huntsman will be paid a salary of $263,300 and may earn a bonus of up to 60% of his 2011 salary, the amount to be determined in 2012. During 2011, he was also granted 9,490 option awards with an exercise price of $17.59, the closing price of a share of our common stock on the grant date. These options vest and become exercisable ratably in three equal annual installments beginning on the first anniversary of the grant date. In addition, he was granted 4,974 restricted stock awards in 2011 that will vest ratably in three equal annual installments beginning on the first anniversary of the grant date. The Compensation Committee reviews and approves, for corporate and executive officers and their family members that are employees, all annual and other compensation arrangements and components. All amounts paid or to be paid to James Huntsman for 2010 and 2011 were approved by the Compensation Committee.

  Registration Rights Agreement

        In connection with a reorganization transaction we consummated upon the completion of our initial public offering, we entered into a registration rights agreement with Huntsman Family Holdings Company LLC and other stockholders pursuant to which they were granted demand and piggyback registration rights for the shares of our common stock controlled by them. The agreement provides that we will pay the costs and expenses, other than underwriting discounts and commissions, related to the registration and sale of shares of our common stock that are registered pursuant to the agreement. The agreement contains customary registration procedures and indemnification and contribution provisions for the benefit of Huntsman Family Holdings and us. In addition, all of our stockholders who received shares of our common stock in the reorganization transaction, including certain of our directors, executive officers and other key officers, have the right to include their shares in certain registrations. Our Executive Chairman, Jon M. Huntsman, and our Chief Executive Officer and director, Peter R. Huntsman, are affiliates of Huntsman Family Holdings. In addition, J. Kimo Esplin and L. Russell Healy, our executive officers, are parties to the registration rights agreement.

  Indemnification Agreements

        We entered into indemnification agreements with our directors and officers, including each of our named executive officers, in connection with the completion of our initial public offering. Pursuant to these agreements, we agree to provide customary indemnification to our officers and directors against expenses incurred by such persons in connection with their service as directors or officers (as applicable) or in connection with their service at our request as directors, officers, trustees, employees or agents of other entities.

DESCRIPTION OF NEW NOTES

        You can find the definitions of certain terms used in this description under the subheading "—Certain Definitions." In this description, "Huntsman International" refers only to Huntsman International LLC and not to any of its subsidiaries. Additionally, "guarantors" refers to our subsidiaries who will initially guarantee the notes as described below and any other Restricted Subsidiary of Huntsman International that in the future agrees to become a guarantor.

        The old notes were, and the new notes will be, issued under an indenture dated September 24, 2010 among our Company, the guarantors and Wells Fargo Bank, N.A., as trustee (the "Trustee"). The terms of the new notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

        The indenture provides for the initial issuance of $350 million aggregate principal amount of old notes and for the additional issuance of the $180 million aggregate principal amount of old notes. The indenture also provides for unlimited additional issuances of notes (including the new notes to be issued in exchange for the old notes), which we refer to in this description as the additional notes. Any issuance of additional notes will be subject to our compliance with the covenant described below under "Certain Covenants—Limitation on Incurrence of Additional Indebtedness" and provided that no Default or Event of Default exists under the indenture at the time of issuance or would result therefrom. All additional notes (including the new notes) will be identical to other notes issued under the indenture and will constitute a part of the same series, including with respect to redemption and matters requiring approval of the holders. There can be no assurances, however, that any additional notes subsequently issued under the indenture will be treated as fungible with the initial notes for United States federal income tax purposes.

        The following description is a summary of the material provisions of the indenture dated September 24, 2010, the exchange and registration rights agreement dated September 24, 2010 and the exchange and registration rights agreement dated November 12, 2010, by and among Huntsman International and the initial purchasers of the notes, for the benefit of the holders of the old notes. It does not restate those agreements in their entirety. The outstanding old notes that you currently hold and the new notes that will be issued upon exchange of the old notes that you hold will be identical in all material respects, except that the new notes will have been registered under the Securities Act. Accordingly, unless specified to the contrary, the following description applies to both the outstanding old notes that you currently hold and the new notes to be issued upon exchange of your old notes. We urge you to read the indenture and the exchange and registration rights agreements because they, and not this description, define your rights as holders of the notes. Copies of the indenture and the exchange and registration rights agreement with respect to the $350 million of old notes sold pursuant to a purchase agreement dated September 14, 2010 were filed with the Securities and Exchange Commission as exhibits to our current report on Form 8-K dated September 30, 2010, and a copy of the exchange and registration rights agreement with respect to $180 million of old notes sold pursuant to a purchase agreement dated October 28, 2010 was filed with the Securities and Exchange Commission as an exhibit to our current report on Form 8-K dated November 15, 2010. You may read and copy these exhibits and any reports, statements or other information that we and our parent have filed with the SEC, at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also request copies of these documents, upon payment of a duplicating fee, by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's Public Reference Rooms. The SEC also maintains an Internet site at http://www.sec.gov from which you can access our filings and our parent's filings.

        The registered holder of a note will be treated as its owner for all purposes under the terms of the indenture. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Guarantees

The Notes

        The notes are:

  •
  general unsecured senior subordinated obligations of Huntsman International;

  •
  subordinated in right of payment to all existing and future Senior Debt of Huntsman International and structurally subordinated to all liabilities (including trade payables) of Huntsman International's subsidiaries which are not guarantors (except with respect to indebtedness owed to Huntsman International or other guarantors);

  •
  equal in right of payment to all existing and future senior subordinated Indebtedness of Huntsman International; and

  •
  unconditionally guaranteed by the guarantors on a senior subordinated basis.

        Since the notes are unsecured, in the event of a bankruptcy or insolvency, Huntsman International's secured lenders will have a prior secured claim to any collateral securing the debt owed to them.

The Guarantees

        As of the date of this prospectus, Airstar Corporation, Huntsman Advanced Materials Americas LLC, Huntsman Advanced Materials LLC, Huntsman Australia Inc., Huntsman Chemical Purchasing Corporation, Huntsman Enterprises, Inc., Huntsman Ethyleneamines LLC, Huntsman Fuels LLC, Huntsman International Financial LLC, Huntsman International Fuels LLC, Huntsman International Trading Corporation, Huntsman MA Investment Corporation, Huntsman MA Services Corporation, Huntsman Petrochemical LLC, Huntsman Petrochemical Purchasing Corporation, Huntsman Procurement Corporation, Huntsman Propylene Oxide LLC, Huntsman Purchasing, Ltd., Polymer Materials Inc., Tioxide Americas LLC and Tioxide Group, are our only subsidiaries that will guarantee Huntsman International's obligations under the notes. Other Restricted Subsidiaries may become guarantors in the future as provided in the indenture. The obligations of the guarantors under their guarantees will be limited as necessary to minimize the risk that such guarantees would constitute a fraudulent conveyance under applicable law. See "Risk Factors—The notes and guarantees may be void, avoided or subordinated under laws governing fraudulent transfers and insolvency."

        The guarantees of the notes:

  •
  are general unsecured senior subordinated obligations of the guarantors;

  •
  are subordinated in right of payment to all existing and future Senior Debt of the guarantors; and

  •
  are equal in right of payment to all existing and future senior subordinated Indebtedness of the guarantors.

        Since the guarantees are unsecured obligations of each guarantor, in the event of a bankruptcy or insolvency, such guarantor's secured lenders will have a prior secured claim to any collateral securing the debt owed to them.

        As of December 31, 2010, Huntsman International and the guarantors had approximately $2.2 billion of Senior Debt (excluding intercompany indebtedness) outstanding (of which approximately $1.7 billion is secured indebtedness). Huntsman International and the guarantors had approximately $1.8 billion of other Indebtedness (excluding intercompany indebtedness, except for the $535 million note payable to Huntsman Corporation) outstanding (after giving effect to the issuance of the notes and the application of the estimated net proceeds from this offering) that will rank pari passu with the notes. In addition, Huntsman International's subsidiaries which are not guarantors had approximately $712 million of Indebtedness (excluding intercompany indebtedness) outstanding at December 31, 2010. See "Note 30. Condensed Consolidating Financial Information" to our consolidated financial statements for certain financial information about our non-guarantor subsidiaries. The address of each of the guarantors is: c/o Huntsman International LLC, 500 Huntsman Way, Salt Lake City, Utah 84108, and their phone number is (801) 584-5700.

        The obligations of any guarantor under its guarantee of the notes will be automatically and unconditionally released and discharged when any of the following occurs:

  (i)
  a sale, exchange, transfer or other disposition (including, without limitation, by way of merger, consolidation or otherwise), directly or indirectly, of all of the Capital Stock of such guarantor to any Person that is not a Restricted Subsidiary of Huntsman International; provided that such sale, exchange, transfer or other disposition is made in accordance with the provisions of the indenture;

  (ii)
  a sale, exchange, transfer or other disposition (including, without limitation, by way of merger, consolidation or otherwise), directly or indirectly, of Capital Stock of such guarantor to any Person that is not a Restricted Subsidiary of Huntsman International, or an issuance by such guarantor of its Capital Stock, in each case as a result of which such guarantor ceases to be a majority owned subsidiary of Huntsman International; provided that such transaction is made in accordance with the provisions of the indenture;

  (iii)
  such guarantor is unconditionally released and discharged from its liability with respect to Indebtedness in connection with which such guarantee was executed pursuant to clause (1) of the covenant described under the subheading "Certain Covenants—Limitation of Guarantees by Restricted Subsidiaries";

  (iv)
  the designation of such guarantor as an Unrestricted Subsidiary in accordance with the provisions of the indenture; or

  (v)
  the occurrence of Legal Defeasance or Covenant Defeasance in accordance with the indenture.

Subordination

        The payment of principal, premium and interest, if any, on the notes is subordinated to the prior payment in full in cash of all Senior Debt of Huntsman International.

        The holders of Senior Debt are entitled to receive payment in full in cash of Obligations due in respect of Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt) before the holders of notes are entitled to receive any payment with respect to the notes (except that holders of notes may receive and retain Permitted Junior Securities and payments made from the trust described under "—Legal Defeasance and Covenant Defeasance"), in the event of any distribution to creditors of Huntsman International:

  (1)
  in a liquidation or dissolution of Huntsman International;

  (2)
  in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Huntsman International or its property;

  (3)
  in an assignment for the benefit of creditors; or

  (4)
  in any marshaling of Huntsman International's assets and liabilities.

        Huntsman International also may not make any payment in respect of the notes (except in Permitted Junior Securities or from the trust described under "—Legal Defeasance and Covenant Defeasance") if:

  (1)
  a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

  (2)
  any other default occurs and is continuing on Designated Senior Debt that permits holders of the Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a "Payment Blockage Notice") from Huntsman International or the holders of any Designated Senior Debt.

        Payments on the notes may and shall be resumed:

  (1)
  in the case of a payment default, upon the date on which such default is cured or waived or the Designated Senior Debt is paid in full; and

  (2)
  in case of a nonpayment default, upon the date on which:

  (i)
  180 days shall have elapsed since receipt of such notice or the date of the acceleration of the notes, as the case may be (provided no Designated Senior Debt shall theretofore have been accelerated),

  (ii)
  such non-payment default shall have been cured or waived or shall have ceased to exist,

  (iii)
  such Designated Senior Debt shall have been discharged or paid in full, or

  (iv)
  the payment blockage period shall have been terminated by written notice given on behalf of the Designated Senior Debt as provided in the indenture.

        No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice.

        No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 days.

        Huntsman International must promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default.

        As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Huntsman International, holders of the notes may recover less ratably than creditors of Huntsman International who are holders of unsubordinated indebtedness (including trade payables). See "Risk Factors—The notes and the subsidiary guarantees are subordinated to our and the subsidiary guarantors' senior debt."

Principal, Maturity and Interest of Notes

        The notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on March 15, 2021, at the principal amount, plus accrued and unpaid interest to the maturity date.

        Interest on the notes will accrue at the rate of 8 5/8% per annum. Interest on the notes is payable semi-annually in arrears on March 15 and September 15, commencing on March 15, 2011. Huntsman International will make each interest payment to the holders of record of the notes on the immediately preceding March 1 and September 1.

        Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

        At any time prior to September 15, 2013, Huntsman International may on any one or more occasions redeem up to 40% of the aggregate principal amount of the notes outstanding under the indenture, at a redemption price of 108.625% of the principal amount thereof for the notes, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that

  (1)
  at least 60% of the aggregate principal amount of the notes originally issued under the indenture (together with any additional notes) remains outstanding immediately after the occurrence of such redemption (excluding notes held by Huntsman International and its subsidiaries); and

  (2)
  the redemption must occur within 120 days of the date of the closing of such Equity Offering.

        Notice of any such redemption must be given within 90 days after the date of such Equity Offering.

        Prior to September 15, 2015, Huntsman International may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at a redemption price (the "Make-Whole Price") equal to the greater of

  (1)
  100% of the principal amount thereof or

  (2)
  the present value, as determined by an Independent Investment Banker, of

  (a)
  104.3125% of the principal amount of the notes being redeemed as of September 15, 2015 plus

  (b)
  all required interest payments due on such notes through September 15, 2015 (excluding accrued interest),

    discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate,

plus in each case accrued interest to the redemption date.

        On or after September 15, 2015, Huntsman International may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on September 15 of the years indicated below:

Year	Redemption price of the notes
2015	104.3125%
2016	102.8750%
2017	101.4375%
2018 and thereafter	100.0000%

Selection and Notice

        If less than all the notes are to be redeemed at any time in connection with an optional redemption, the trustee will select notes on a pro rata basis, by lot or by any other such method as the trustee shall deem fair and appropriate, subject to the procedures of DTC.

        No notes of $2,000 or less shall be redeemed in part. Notices of redemption shall be sent by first class mail or sent electronically at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture, in each case in accordance with the provisions of the indenture.

        A notice of redemption shall state:

  •
  the redemption date; the redemption price and the amount of accrued interest, if any, to be paid;

  •
  the paragraph of the notes pursuant to which the notes are being redeemed;

  •
  the name and address of the Paying Agent;

  •
  that notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

  •
  that unless Huntsman International defaults in making the redemption payment, interest, if any, on notes or portions of them called for redemption shall cease to accrue on and after the redemption date;

  •
  that, if any note is being redeemed in part, the portion of the principal amount of such note to be redeemed, and the only remaining right of the holders of such notes is to receive payment of the redemption price upon surrender to the paying agent of such notes;

  •
  that, if less than all the notes are to be redeemed, the identification of the particular notes and the principal amount (or portion thereof) of such notes to be redeemed and the aggregate principal amount of notes to be outstanding after such partial redemption; and

  •
  whether the redemption is conditioned on any events and what such conditions are.

Upon surrender of a physical note to be redeemed in part, Huntsman International will issue a new note in a principal amount equal to and in exchange for the unredeemed portion of the original note in the name of the holder upon cancellation of the original note.

Repurchase at the Option of Holders upon Change of Control

        If a Change of Control occurs, each holder of notes will have the right to require Huntsman International to repurchase all or any part (equal to $2,000 and integral multiples of $1,000 in excess thereof) of that holder's notes pursuant to the Change of Control Offer. In the Change of Control Offer, Huntsman International will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest thereon, if any, to the date of purchase. Within 30 days following any Change of Control, Huntsman International will send a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in such notice, pursuant to the procedures required by the indenture and described in such notice. Huntsman International will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control.

        On the Change of Control Payment Date, Huntsman International will, to the extent lawful:

  (1)
  accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

  (2)
  deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

  (3)
  deliver or cause to be delivered to the trustee the notes so accepted together with an officers' certificate stating the aggregate principal amount of notes or portions thereof being purchased by Huntsman International and submitted for cancellation.

        The Paying Agent will promptly pay to each holder of notes so tendered the Change of Control Payment for such notes, and, with respect to physical notes, the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

        Prior to complying with any provisions of this "Change of Control" covenant, but in any event within 30 days following a Change of Control, Huntsman International must either

  •
  repay in full and terminate all commitments under Indebtedness under the Credit Agreement and all other Senior Debt, if required under the terms of the Credit Agreement or such Senior Debt,

  •
  offer to repay all commitments under all Indebtedness under the Credit Agreement and all other such Senior Debt and repay each lender that has accepted the offer, or

  •
  obtain the requisite consents, if any, under the Credit Agreement and all other Senior Debt to permit the repurchase of the notes as provided below.

        The provisions described above that require Huntsman International to make a Change of Control Offer following a Change of Control are applicable regardless of whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Huntsman International repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        Huntsman International will not be required to make a Change of Control Offer upon a Change of Control if a third party (1) makes the Change of Control Offer in the manner, at the times and in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Huntsman International and (2) purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

Certain Covenants

        As of the Issue Date, all the subsidiaries of Huntsman International were "Restricted Subsidiaries" other than Huntsman China Investments B.V., Huntsman Distribution Corporation, Huntsman SA Investment Corporation, Huntsman Styrenics Investments Holdings LLC, Huntsman Verwaltungs GmbH, Huntsman Pigments LLC and their respective subsidiaries. However, under certain circumstances we are permitted to designate certain of our other subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries are not subject to the restrictive covenants in the indenture. As of the date hereof, Huntsman Offshore Investments Limited is also an Unrestricted Subsidiary.

        Covenant Termination.    After such time as (i) the notes have been assigned an Investment Grade Rating by either Rating Agency (the "Investment Grade Rating Date") and (ii) no Default or Event of Default under the indenture shall have occurred and be continuing, and notwithstanding that the notes may later cease to have an Investment Grade Rating by any Rating Agency, Huntsman International and its Restricted Subsidiaries shall no longer be subject to the covenants described below under the following sections:

  •
  "Limitation on Incurrence of Additional Indebtedness,"

  •
  "Limitation on Restricted Payments,"

  •
  "Limitation on Asset Sales,"

  •
  "Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries,"

  •
  "Limitation on Preferred Stock of Restricted Subsidiaries,"

  •
  "Prohibition on Incurrence of Senior Subordinated Debt,"

  •
  "Limitation on Transactions with Affiliates,"

  •
  "Limitation of Guarantees by Restricted Subsidiaries,"

  •
  "Conduct of Business" and

  •
  clause (3) of "Merger, Consolidation and Sale of Assets."

        Set forth below are summaries of certain covenants contained in the indenture.

        Limitation on Incurrence of Additional Indebtedness.    Huntsman International will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness other than Permitted Indebtedness; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, Huntsman International and its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness), in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of Huntsman International is greater than 2.0 to 1.0.

        Limitation on Restricted Payments.    Huntsman International will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment or immediately after giving effect thereto,

  (a)
  a Default or an Event of Default shall have occurred and be continuing

  (b)
  Huntsman International is not able to incur at least $1.00 of additional Indebtedness other than Permitted Indebtedness in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant or

  (c)
  the aggregate amount of Restricted Payments, including the proposed Restricted Payment, made after January 1, 2010, including the fair market value as determined reasonably and in good faith by the board of managers of Huntsman International of non-cash amounts constituting Restricted Payments, shall exceed the sum of:

  (i)
  50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of Huntsman International earned from January 1, 2010 through the last day of the last full fiscal quarter immediately preceding the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus

  (ii)
  100% of the aggregate net proceeds received by Huntsman International from any person (other than a subsidiary of Huntsman International) from the issuance and sale subsequent to January 1, 2010 of Qualified Capital Stock of Huntsman International

      (other than Specified Venture Capital Stock) or debt securities of Huntsman International that are, upon issuance, convertible into or exchangeable for Qualified Capital Stock of Huntsman International, but only when and to the extent such debt securities are converted into or exchanged for Qualified Capital Stock of Huntsman International; plus

    (iii)
    without duplication of any amounts included in clause (ii) above, 100% of the aggregate net proceeds of any equity contribution received by Huntsman International from a holder of Huntsman International Capital Stock subsequent to January 1, 2010; plus

    (iv)
    $100 million (which amount approximates the restricted payment availability under the provisions corresponding to the foregoing under the indenture governing the notes to be refinanced with the proceeds of this offering).

        Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

  (1)
  the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

  (2)
  the acquisition of any shares of Capital Stock of Huntsman International, either (A) solely in exchange for shares of Qualified Capital Stock of Huntsman International or (B) if no Default or Event of Default shall have occurred and be continuing, through the application of net cash proceeds of a substantially concurrent Equity Offering (other than to a subsidiary of Huntsman International);

  (3)
  the acquisition or repayment of any Indebtedness of Huntsman International that is subordinate or junior in right of payment to the notes either (A) solely in exchange for shares of Qualified Capital Stock of Huntsman International, or (B) if no Default or Event of Default shall have occurred and be continuing, through the application of net cash proceeds of (x) a substantially concurrent Equity Offering or (y) incurrence for cash of Refinancing Indebtedness (in the case of (x) or (y), other than to a subsidiary of Huntsman International);

  (4)
  so long as no Default or Event of Default shall have occurred and be continuing, repurchases by Huntsman International of, or dividends to a Huntsman Parent Company to permit repurchases by a Huntsman Parent Company of, Common Stock of Huntsman International or a Huntsman Parent Company from employees of Huntsman International or any of its subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees, in an aggregate amount not to exceed $25 million in any calendar year;

  (5)
  the redemption or repurchase of any Common Stock of Huntsman International held by a Restricted Subsidiary of Huntsman International which obtained such Common Stock directly from Huntsman International;

  (6)
  distributions to any Huntsman Parent Company in accordance with the Tax Sharing Agreement;

  (7)
  payments to any Huntsman Parent Company for legal, audit, and other expenses directly relating to the administration of such Huntsman Parent Company not to exceed $10 million in any fiscal year;

  (8)
  the payment of consideration by a third party to equity holders of Huntsman International;

  (9)
  additional Restricted Payments in an aggregate amount not to exceed $325 million since the Issue Date;

  (10)
  the payment of dividends or distributions to any Huntsman Parent Company which are contemporaneously applied to pay dividends on common stock of the Huntsman Public Parent at a rate not to exceed $0.40 per share per annum (such amount to be appropriately adjusted to reflect any stock split, reverse stock split, stock dividend, stock issuance or similar transactions made after the Issue Date so that the aggregate amount of dividends payable after such transaction is the same as the amount payable immediately prior to such transaction);

  (11)
  payments of dividends on Disqualified Capital Stock issued in accordance with "Limitation on Incurrence of Additional Indebtedness" above; and

  (12)
  if the Consolidated Leverage Ratio of Huntsman International, calculated after giving pro forma effect to any repurchase under this clause (12), is less than 2.5 to 1.0, then Huntsman International may repurchase or dividend to a Huntsman Parent Company to repurchase, up to an aggregate of $250 million of Common Stock of a Huntsman Parent Company.

        In determining the aggregate amount of Restricted Payments made subsequent to January 1, 2010 in accordance with clause (c) of the second preceding paragraph, cash amounts expended pursuant to clauses (1), (2), (3)(B)(x) and (4) of the preceding paragraph shall be included in such calculation and Restricted Payments made pursuant to the other clauses of the preceding paragraph shall not be so included.

        Not later than the date of making any Restricted Payment pursuant to clause (c) of the second preceding paragraph or clause (9) of the immediately preceding paragraph, Huntsman International shall deliver to the trustee an officers' certificate stating that such Restricted Payment complies with the indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon Huntsman International's quarterly financial statements last provided to the trustee pursuant to "—Reports to Holders."

        Limitation on Asset Sales.    Huntsman International will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless

  (1)
  Huntsman International or the applicable Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets that are sold or otherwise disposed of, as determined in good faith by Huntsman International's board of managers; and

  (2)
  at least 75% (or, in the case of an Asset Sale consisting of assets used or useful in a business similar or related to the Pigments business of Huntsman International and its Subsidiaries, 65%) of the consideration received by Huntsman International or the applicable Restricted Subsidiary from the Asset Sale is in the form of cash or Cash Equivalents, and is received at the time of the Asset Sale (which shall be deemed to include other consideration converted to cash or Cash Equivalents within 90 days of such Asset Sale). For the purposes of this provision, the amount of any liabilities shown on the most recent applicable balance sheet of Huntsman International or the applicable Restricted Subsidiary, other than liabilities that are by their terms subordinated to the notes, that are assumed by the transferee of any such assets will be deemed to be cash for purposes of this provision.

        Upon the consummation of an Asset Sale, Huntsman International may apply, or cause the applicable Restricted Subsidiary to apply, the Net Cash Proceeds relating to the Asset Sale within 415 days of having received the Net Cash Proceeds:

  (a)
  to prepay any Senior Debt, Guarantor Senior Debt or Indebtedness of a Restricted Subsidiary that is not a guarantor and, in the case of any such Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility, and/or

  (b)
  to prepay any Pari Passu Indebtedness of Huntsman International, and, in the case of any such Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility; and/or

  (c)
  to make an investment in or expenditures for properties and assets (including Capital Stock of any entity) that replace the properties and assets that were the subject of the Asset Sale or in properties and assets (including Capital Stock of any entity) that will be used in the business of Huntsman International and its subsidiaries as existing on the Issue Date or in businesses reasonably related thereto ("Replacement Assets"), and/or

  (d)
  to make an acquisition of all of the capital stock or assets of any person or division conducting a business reasonably related to that of Huntsman International or its subsidiaries.

        On the 416th day after an Asset Sale or any earlier date, if any, on which the board of Huntsman International or the board of the applicable Restricted Subsidiary determines not to apply the Net Cash Proceeds in accordance with the preceding paragraph (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied or contractually committed to be applied (and to the extent not subsequently applied, the Net Proceeds Offer Trigger Date related thereto shall be deemed to be the date of termination of such contractual commitment or any earlier date, if any, on which the board of Huntsman International or the board of the applicable Restricted Subsidiary determines not to apply the Net Cash Proceeds in accordance with such contractual commitment) on or before such Net Proceeds Offer Trigger Date as permitted by the preceding paragraph (the "Net Proceeds Offer Amount") shall be applied by Huntsman International or such Restricted Subsidiary to make an offer to purchase (or repay, prepay or redeem, as the case may be) (the "Net Proceeds Offer") on a date that is not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from:

  •
  all holders of notes and

  •
  all holders of other Indebtedness that

  •
  is equal in right of payment with the notes and

  •
  contains provisions requiring that an offer to purchase such other Indebtedness be made with the proceeds from the Asset Sale,

on a pro rata basis, the maximum principal amount of notes and other Indebtedness that may be purchased with the Net Proceeds Offer Amount. Notwithstanding the foregoing, the obligation to make a Net Proceeds Offer shall be suspended until such time as the aggregate amount of the Net Proceeds Offer Amount is equal to or exceeds $75 million. The offer price in any Net Proceeds Offer will be equal to 100% of the principal value of the notes to be purchased, plus any accrued and unpaid interest to the date of purchase.

        The following events will be deemed to constitute an Asset Sale and the Net Cash Proceeds for such Asset Sale must be applied in accordance with this covenant:

  •
  in the event any non-cash consideration received by Huntsman International or any Restricted Subsidiary of Huntsman International in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), or

  •
  in the event of the transfer of substantially all, but not all, of the property and assets of Huntsman International and its Restricted Subsidiaries as an entirety to a person in a transaction permitted under "—Merger, Consolidation and Sale of Assets," and as a result thereof Huntsman International is no longer an obligor on the notes, the successor corporation shall be deemed to have sold the properties and assets of Huntsman International and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of Huntsman International or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

        Notwithstanding the provisions described in the immediately preceding paragraphs, Huntsman International and its Restricted Subsidiaries may consummate an Asset Sale without complying with such provisions to the extent

  (1)
  at least 75% of the consideration for such Asset Sale constitutes Replacement Assets; and

  (2)
  such Asset Sale is for fair market value.

        Any consideration that does not constitute Replacement Assets that is received by Huntsman International or any of its Restricted Subsidiaries in connection with any Asset Sale permitted under this paragraph will constitute Net Cash Proceeds and will be subject to the provisions described in the preceding paragraphs.

        Each Net Proceeds Offer will be sent to the record holders as shown on the register of holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the trustee, and shall comply with the procedures set forth in the indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their notes in whole or in part in integral multiples of $1,000 in exchange for cash, provided that no notes of $2,000 or less may remain outstanding thereafter. To the extent holders properly tender notes in an amount exceeding the Net Proceeds Offer Amount, notes of tendering holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

        Huntsman International will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Limitation on Asset Sale" provisions of the indenture, Huntsman International shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Limitation on Asset Sale" provisions of the indenture by virtue thereof.

        After consummation of any Net Proceeds Offer, any Net Proceeds Offer Amount not applied to any such purchase may be used for any purpose permitted by the other provisions of the indenture, and the Net Proceeds Offer Amount shall be reset to zero.

        Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.    Huntsman International will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of Huntsman International to (A) pay dividends or make any other distributions on or in respect of its Capital Stock to Huntsman International or any Restricted Subsidiary; (B) make loans or advances or to pay any Indebtedness or other obligation owed to Huntsman International or any other Restricted Subsidiary of Huntsman International; or (C) transfer any of its property or assets to Huntsman International or any other Restricted Subsidiary of Huntsman International, except for such encumbrances or restrictions existing under or by reason of:

  (1)
  applicable law, rules, regulations and/or orders;

  (2)
  the indenture relating to the notes (including, without limitation, any Liens permitted by the indenture);

  (3)
  customary non-assignment provisions of any contract or any lease governing a leasehold interest of Huntsman International or any Restricted Subsidiary of Huntsman International;

  (4)
  any agreements existing at the time of any merger or consolidation with any person acquisition of any person or the properties or assets of such person (including agreements governing Acquired Indebtedness), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person or the properties or assets of the person merged or consolidated with or so acquired or any subsidiary of such person;

  (5)
  agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on such date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, increases, supplements, refundings, replacements or refinancings are no more restrictive (as determined by the board of managers of Huntsman International in their reasonable and good faith judgment) in any material respect, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such agreements or instruments as in effect on the Issue Date;

  (6)
  restrictions imposed by any agreement to sell assets or Capital Stock permitted under the indenture to any person pending the closing of such sale;

  (7)
  any agreement or instrument governing Capital Stock of any person that is acquired;

  (8)
  Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Entity;

  (9)
  Liens incurred in accordance with the covenant described under "—Limitation on Liens";

  (10)
  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

  (11)
  any Credit Facility;

  (12)
  any restriction under an agreement governing Indebtedness of a Foreign Subsidiary permitted under "—Limitation on Incurrence of Additional Indebtedness";

  (13)
  customary restrictions in Capitalized Lease Obligations, security agreements or mortgages securing Indebtedness of Huntsman International or a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such Capitalized Lease Obligations, security agreements or mortgages;

  (14)
  customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business;

  (15)
  contracts entered into in the ordinary course of business, not relating to Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of Huntsman International or any Restricted Subsidiary in any manner material to Huntsman International or any Restricted Subsidiary; and

  (16)
  an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4), (5), (8), (11), (12) or (13), above;

provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to Huntsman International in any material respect as determined by the board of managers of Huntsman International in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (4), (5), (8), (11), (12) or (13).

        Limitation on Preferred Stock of Restricted Subsidiaries.    Huntsman International will not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to Huntsman International or to another Restricted Subsidiary of Huntsman International) or permit any person (other than Huntsman International or a Restricted Subsidiary of Huntsman International) to own any Preferred Stock of any Restricted Subsidiary of Huntsman International; provided, however, that any person that is not a Restricted Subsidiary of Huntsman International may issue Preferred Stock to equity holders of such person in exchange for equity interests if after such issuance such person becomes a Restricted Subsidiary of Huntsman International.

        Limitation on Liens.    Huntsman International shall not, and shall not permit any of its Restricted Subsidiaries to, create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind upon any property or assets of Huntsman International or any Restricted Subsidiary, now owned or hereafter acquired, which secures Pari Passu Indebtedness or Indebtedness subordinated to the notes unless such Indebtedness is incurred in accordance with the indenture governing the notes and

  •
  if such Lien secures Pari Passu Indebtedness of Huntsman International, the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligation is no longer secured by a Lien, or

  •
  if such Lien secures Indebtedness which is subordinated to the notes, any such Lien shall be subordinated to a Lien granted to the holders of the notes in the same collateral as that securing such Lien to the same extent as such subordinated Indebtedness is subordinated to the notes.

        Prohibition on Incurrence of Senior Subordinated Debt.    Huntsman International will not incur or suffer to exist Indebtedness that is senior in right of payment to the notes and subordinate in right of payment to any other Indebtedness of Huntsman International.

        For purposes of the foregoing the phrase "subordinate in right of payment" means debt subordination only and not lien subordination, and accordingly, (i) unsecured indebtedness shall not be deemed to be subordinated in right of payment to secured indebtedness merely by virtue of the fact that it is unsecured and (ii) junior liens, second liens and other contractual arrangements that provide for priorities among holders of the same or different issues of indebtedness with respect to any collateral or the proceeds of collateral shall not constitute subordination in right of payment.

        Merger, Consolidation and Sale of Assets.    Huntsman International will not, in a single transaction or series of related transactions, consolidate or merge with or into any person, or sell, transfer, or otherwise dispose of (or permit any Restricted Subsidiary of Huntsman International to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of Huntsman International's assets (determined on a consolidated basis for Huntsman International and Huntsman International's Restricted Subsidiaries) unless:

  (1)
  either (A) Huntsman International shall be the surviving or continuing entity or (B) the person (if other than Huntsman International) formed by such consolidation or merger is an entity organized and validly existing under the laws of the United States or any State thereof or the District of Columbia (the "Surviving Entity"),

  (2)
  the Surviving Entity, if any, expressly assumes by a supplemental indenture that is in form and substance satisfactory to the trustee all rights and obligations of Huntsman International under the notes and the indenture;

  (3)
  immediately after giving effect to such transaction, either (a) Huntsman International or the Surviving Entity is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "—Limitation on Incurrence of Additional Indebtedness" covenant, or (b) the Consolidated Fixed Charge Coverage Ratio of Huntsman International or the Surviving Entity would be greater than the Consolidated Fixed Charge Coverage Ratio of Huntsman International determined immediately prior to such transaction;

  (4)
  immediately before and after giving effect to such transaction, including the assumption of the notes, no Default or Event of Default occurred or exists; and

  (5)
  Huntsman International or the Surviving Entity shall have delivered to the trustee an officers' certificate and an opinion of counsel, stating that all requirements under the indenture for such a transaction have been satisfied.

        Each guarantor (other than any guarantor whose guarantee is to be released in accordance with the terms of the guarantee and the indenture in connection with any transaction complying with the provisions of "—Limitation on Asset Sales") will not, and Huntsman International will not cause or permit any guarantor to, consolidate with or merge with or into any person other than Huntsman International or any other guarantor unless:

  (1)
  the entity formed by or surviving any such consolidation or merger (if other than the guarantor) assumes by supplemental indenture all of the obligations of the guarantor on the guarantee;

  (2)
  immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

  (3)
  immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, Huntsman International could satisfy the provisions of clause (3) of the first paragraph of this covenant.

Any merger or consolidation of a guarantor with and into Huntsman International (with Huntsman International being the surviving entity) or another guarantor need not comply with the first paragraph of this covenant.

        Notwithstanding anything in this section to the contrary,

  (1)
  Huntsman International may merge with an Affiliate that has no material assets or liabilities and that is incorporated or organized solely for the purpose of reincorporating or reorganizing Huntsman International in another state of the United States or the District of Columbia without complying with clause (3) of the first paragraph of this covenant and

  (2)
  any transaction characterized as a merger under applicable state law where each of the constituent entities survives, will not be treated as a merger for purposes of this covenant, but instead will be treated as

  •
  an Asset Sale, if the result of such transaction is the transfer of assets by Huntsman International or a Restricted Subsidiary, or

  •
  an Investment, if the result of such transaction is the acquisition of assets by Huntsman International or a Restricted Subsidiary.

        Limitations on Transactions with Affiliates.    Huntsman International will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than

  (1)
  Affiliate Transactions permitted under the provision described in the last paragraph of this covenant, and

  (2)
  Affiliate Transactions on terms that are no less favorable to Huntsman International or the relevant Restricted Subsidiary than those terms that might reasonably have been obtained in a comparable transaction at such time on an arm's length basis by Huntsman International or the relevant Restricted Subsidiary and an unrelated person.

        The board of managers of Huntsman International or the board of the relevant Restricted Subsidiary must approve each Affiliate Transaction to which they are a party that involves aggregate payments or other property with a fair market value in excess of $25.0 million. This approval must be evidenced by a board resolution that states that the board has determined that the transaction complies with the foregoing provisions.

        If Huntsman International or any Restricted Subsidiary of Huntsman International enters into an Affiliate Transaction that involves an aggregate fair market value of more than $50.0 million, then prior to the consummation of the Affiliate Transaction, the parties to such Affiliate Transaction must obtain a favorable opinion as to the fairness of such transaction or series of related transactions to Huntsman International or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the trustee.

        The restrictions described in the preceding paragraphs of this covenant do not apply to:

  •
  reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, manager, employees or consultants of Huntsman International or any Restricted Subsidiary of Huntsman International as determined in good faith by Huntsman International's board of managers or senior management;

  •
  transactions exclusively between or among Huntsman International and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the indenture;

  •
  any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby or in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders in any material respect than the original agreement;

  •
  Permitted Investments and Restricted Payments made in compliance with "—Limitation on Restricted Payments" covenant;

  •
  transactions between or among any of Huntsman International, any of its subsidiaries and any Securitization Entity in connection with a Qualified Securitization Transaction, in each case provided that such transactions are not otherwise prohibited by the indenture;

  •
  transactions with distributors or other purchases or sales of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture which when taken together are fair to Huntsman International or the Restricted Subsidiaries as applicable, in the reasonable determination of the board of managers of Huntsman International or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; and

  •
  guarantees by Huntsman International or a guarantor incurred in accordance with clause (22) of the definition of Permitted Indebtedness.

        Limitation of Guarantees by Restricted Subsidiaries.    Huntsman International will not permit any of its Restricted Subsidiaries, directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of Huntsman International or any other Restricted Subsidiary other than:

  (a)
  Indebtedness under Commodity Agreements and Currency Agreements in reliance on clause (5) of the definition of "Permitted Indebtedness,"

  (b)
  Interest Swap Obligations incurred in reliance on clause (4) of the definition of "Permitted Indebtedness,"

  (c)
  any guarantee by a Foreign Subsidiary of Indebtedness of another Foreign Subsidiary permitted under "—Limitation on Incurrence of Additional Indebtedness," or

  (d)
  any guarantee of Acquired Indebtedness of a person by any subsidiary of such person, which guarantee constitutes Acquired Indebtedness unless, in any such case:

  (1)
  such Restricted Subsidiary that is not a guarantor guarantees payment of the notes by executing a supplement to the indenture and becoming a guarantor;

  (2)
  if any such assumption, guarantee or other liability by such Restricted Subsidiary that is provided in respect of Pari Passu Indebtedness, then the guarantee or other instrument provided by such Restricted Subsidiary in respect of such Pari Passu Indebtedness shall be pari passu in right of payment with the guarantee of the notes; and

  (3)
  any such assumption, guarantee or other liability by such Restricted Subsidiary that is provided in respect of Indebtedness that is expressly subordinated to the notes shall be subordinated to the guarantee of the notes pursuant to subordination provisions no less favorable in any material respect to the holders of the notes than the subordination provisions contained in the indenture.

        Conduct of Business.    Huntsman International and its Restricted Subsidiaries (other than a Securitization Entity) will not engage in any businesses which are not the same, similar or related to the businesses in which Huntsman International and its Restricted Subsidiaries were engaged on the Issue Date, except to the extent that after engaging in any new business, Huntsman International and its Restricted Subsidiaries, taken as a whole, remain substantially engaged in similar lines of business as were conducted by them on the Issue Date.

        Reports to Holders.    Whether or not required by the SEC, so long as any notes are outstanding, Huntsman International will furnish to the trustee and to the holders of notes, within the time periods specified in the SEC's rules and regulations including any extension periods available under such rules and regulations and excluding any requirement and time periods applicable to "accelerated filers" (as defined in Rule 12b-2 under the Exchange Act) under such rules and regulations, and make available to securities analysts and potential investors upon request:

  (1)
  all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Huntsman International were required to file such Forms, including a "Narrative Analysis of Results of Operations" or "Management's Discussion and Analysis of Financial Condition and Results of Operations," as applicable, and, with respect to the annual information only, a report on the annual financial statements by Huntsman International's certified independent accountants; and

  (2)
  all current reports that would be required to be filed with the SEC on Form 8-K if Huntsman International were required to file such reports.

Notwithstanding the foregoing, Huntsman International shall not be required to furnish any information or reports that are separate from information or reports furnished by Huntsman Corporation, and the requirements specified in this paragraph shall be deemed to be satisfied upon Huntsman Corporation's filing of its required reports within the time periods specified in the SEC's rules and regulations including any extension periods available under such rules and regulations, in each case provided that the assets, liabilities, revenues and net income of Huntsman Corporation are substantially similar to those of Huntsman International at the time of such filing.

        If Huntsman International has designated as an Unrestricted Subsidiary any of its subsidiaries that would constitute a significant subsidiary within the meaning of Regulation S-X under the Exchange Act, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes or schedules thereto, or in Narrative Analysis of Results of Operations, of the financial condition and results of operations of Huntsman International and its Restricted Subsidiaries separate from the financial condition and results of operations of any such Unrestricted Subsidiaries of Huntsman International.

        In the event that any direct or indirect parent company of Huntsman International is or becomes a Guarantor of the notes, the indenture will permit Huntsman International to satisfy its obligations in this covenant with respect to financial information relating to Huntsman International by furnishing financial information relating to such direct or indirect parent company as provided in Section 3-10 of Regulation S-X under the Exchange Act.

Events of Default

        Each of the following events is an "Event of Default" under the indenture:

  (1)
  the failure to pay interest on any notes when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of the indenture);

  (2)
  the failure to pay the principal on any notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (whether or not such payment shall be prohibited by the subordination provisions of the indenture);

  (3)
  the failure of Huntsman International or any guarantor to comply with any covenant or agreement contained in the indenture for a period of 60 days after Huntsman International receives written notice specifying the default (or 120 days after such a notice in the event of a default under "—Certain Covenants—Reports to Holders") (and demanding that such default be remedied) from the trustee or the holders of at least 25% of the outstanding principal amount of the notes (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

  (4)
  the occurrence of any default under any agreement governing Indebtedness of Huntsman International or any of its Restricted Subsidiaries if that default:

  (a)
  is caused by the failure to pay at final maturity the principal amount of any Indebtedness after giving effect to any applicable grace periods and any extensions of time for payment of such Indebtedness or

  (b)
  results in the acceleration of the final stated maturity of any such Indebtedness and in each case, the aggregate principal amount of such Indebtedness unpaid or accelerated aggregates $100 million or more and has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such final maturity or acceleration;

  (5)
  the failure of Huntsman International or any of the guarantors to pay or otherwise discharge or stay one or more judgments in an aggregate amount in excess of $100 million, which are not covered by indemnities or third party insurance as to which the person giving such indemnity or such insurer has not disclaimed coverage, for a period of 60 days after such judgments become final and non-appealable;

  (6)
  certain events of bankruptcy affecting Huntsman International or any of its Significant Subsidiaries; or

  (7)
  the failure of any guarantee of the notes by any Significant Subsidiary to be in full force and effect (other than in accordance with the terms of such guarantee and the indenture) or any of the guarantors denies its liability under its guarantee.

        If an Event of Default arising from certain events of bankruptcy with respect to Huntsman International occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding notes will become immediately due and payable without further action or notice. If any other Event of Default occurs and is continuing, then the trustee or the holders of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing (the "Acceleration Notice") to Huntsman International and the trustee, which notice must also specify that it is a "notice of acceleration." In that event, the notes will become immediately due and payable unless, if there are any amounts outstanding under the Designated Senior Debt, then the notes will become immediately due and payable only upon the first to occur of:

  •
  an acceleration under the Designated Senior Debt or

  •
  five business days after receipt by Huntsman International and the Representative under the Designated Senior Debt of such Acceleration Notice.

        At any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in principal amount of the notes may rescind and cancel such declaration and its consequences

  (1)
  if the rescission would not conflict with any judgment or decree,

  (2)
  if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration,

  (3)
  to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid,

  (4)
  if Huntsman International has paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances and

  (5)
  in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the trustee shall have received an officers' certificate that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

        The holders of a majority in principal amount of the notes may waive any existing Default or Event of Default under the indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.

        Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, the holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power or may exercise any of the trustee's powers. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee indemnity satisfactory to it. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium or interest) if it determines in good faith that withholding notice is in their interest.

        Under the indenture, Huntsman International will be required to provide an officers' certificate to the trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default, and will provide such certification at least annually as to whether or not they know of any Default or Event of Default, that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

        Huntsman International may, at its option and at any time, elect to have its obligations and the obligations of the guarantors discharged with respect to the outstanding notes ("Legal Defeasance"). Legal Defeasance means that Huntsman International will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

  (1)
  the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due from the trust fund described below,

  (2)
  Huntsman International's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments,

  (3)
  the rights, powers, trust, duties and immunities of the trustee and Huntsman International's obligations in connection therewith and

  (4)
  the Legal Defeasance provisions of the indenture.

        In addition, Huntsman International may, at its option and at any time, elect to have the obligations of Huntsman International released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and will be absolved from liability thereafter for failing to comply with such obligations with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  Huntsman International must irrevocably deposit with the trustee, in trust, for the benefit of the holders cash in U.S. dollars or non-callable U.S. government obligations, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment thereof or on an applicable redemption date;

  (2)
  in the case of Legal Defeasance, Huntsman International shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that

  (a)
  Huntsman International has received from, or there has been published by, the Internal Revenue Service a ruling or

  (b)
  since the Issue Date, there has been a change in the applicable federal income tax law,

    in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; provided, however, such opinion of counsel shall not be required if all the notes will become due and payable on the maturity date within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee;

  (3)
  in the case of Covenant Defeasance, Huntsman International shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders of the then outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than any default arising from the substantially contemporaneous incurrence of Indebtedness to fund the deposit described above in clause (1));

  (5)
  such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the indenture (other than any default arising from the substantially contemporaneous incurrence of Indebtedness to fund the deposit described above in clause (1)) or any other material agreement or instrument to which Huntsman International or any of its subsidiaries is a party or by which Huntsman International or any of its subsidiaries is bound;

  (6)
  Huntsman International shall have delivered to the trustee an officers' certificate stating that the deposit was not made by Huntsman International with the intent of preferring the holders of notes over any other creditors of Huntsman International or with the intent of defeating, hindering, delaying or defrauding any other creditors of Huntsman International or others;

  (7)
  Huntsman International shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

  (8)
  Huntsman International shall have delivered to the trustee an opinion of counsel to the effect that either (i) Huntsman International has assigned all its ownership interest in the trust funds to the trustee or (ii) the trustee has a valid perfected security interest in the trust funds.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the indenture) as to all outstanding notes when

  (1)
  either

  (a)
  all the existing authenticated and delivered notes (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by Huntsman International and repaid to Huntsman International or discharged from such trust) have been delivered to the trustee for cancellation; or

  (b)
  all notes not theretofore delivered to the trustee for cancellation have become due and payable or will become due and payable within one year (including by way of irrevocable instructions delivered by Huntsman International to the trustee to effect the redemption of the Notes), and Huntsman International has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of such notes, funds in amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire Indebtedness on such notes not already delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from Huntsman International directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

  (2)
  Huntsman International has paid all other sums payable under the indenture by Huntsman International; and

  (3)
  Huntsman International has delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.
All funds that remain unclaimed for one year will be paid to Huntsman International, and thereafter holders of notes must look to Huntsman International for payment as general creditors.

Cancellation

        All notes which are redeemed by or on behalf of Huntsman International will be cancelled and, accordingly, may not be reissued or resold. If Huntsman International purchases any notes, such acquisition shall not operate as a redemption unless such notes are surrendered for cancellation.

Withholding Taxes

        As described under "Certain United States Federal Income Tax Consequences—Non-U.S. Holders," a holder of notes may be subject to withholding taxes and Huntsman International will not be required to pay any additional amounts to cover such withholding taxes.

Modification of the Indenture

        Without the consent of each holder of an outstanding note affected thereby, no amendment of the indenture, the notes or the guarantees may:

  (1)
  reduce the amount of such notes whose holders must consent to an amendment;

  (2)
  reduce the rate of or change the time for payment of interest, including defaulted interest, on such notes;

  (3)
  reduce the principal of or change or the fixed maturity of such notes, or change the date on which such notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price for such notes;

  (4)
  make such notes payable in money other than that stated in the notes;

  (5)
  make any change in provisions of the indenture relating to the rights of each holder of such notes to receive payment of principal of and interest on the notes, or permitting holders of a majority in principal amount of such notes to waive Defaults or Events of Default;

  (6)
  after a Change of Control has occurred, amend, change or modify in any material respect the obligation of Huntsman International to make and complete a Change of Control Offer with respect to such Change of Control, or after an Asset Sale has occurred, amend, change or modify in any material respect the obligation of Huntsman International to make and complete a Net Proceeds Offer with respect to such Asset Sale;

  (7)
  modify or change any provision of the indenture affecting the subordination or ranking of such notes or any guarantee in a manner which adversely affects the holders; or

  (8)
  release any guarantor from any of its obligations under its guarantee or the indenture otherwise than in accordance with the terms of the indenture.

Other modifications and amendments of the indenture, the notes or the guarantees may be made with the consent of the holders of a majority in principal amount of the then outstanding notes affected thereby.

        Without the consent of any holders of notes, Huntsman International, the guarantors and the trustee also may amend or supplement the indenture or the notes or the guarantees to:

  (1)
  cure any ambiguities, defect or inconsistency;

  (2)
  provide for the assumption of Huntsman International's obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of Huntsman International's assets;

  (3)
  provide for uncertificated notes in addition to or in place of certificated notes;

  (4)
  add any person as a guarantor of the notes or secure the notes or the guarantees;

  (5)
  make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect in any material respect the legal rights under the indenture of any such holder (provided that the removal of the provisions effecting subordination of the notes shall not be deemed to adversely affect the legal rights of holders of notes for such purpose);

  (6)
  comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

  (7)
  to conform the indenture or the notes to the descriptions thereof set forth in this "Description of Notes," to the extent that the trustee has received an officers' certificate stating that such text constitutes an unintended conflict with the corresponding provision in this "Description of Notes."

Governing Law

        The indenture will provide that it, the notes and the guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

        The indenture will provide that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

        The indenture and the provisions of the Trust Indenture Act will contain certain limitations on the rights of the trustee, should it become a creditor of Huntsman International, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the trustee will be permitted to engage in other transactions; provided that if the trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate such conflict or resign.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

        "Acquired Indebtedness" means Indebtedness of a person or any of its subsidiaries existing at the time such person becomes a Restricted Subsidiary of Huntsman International or at the time it merges or consolidates with Huntsman International or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such person and in each case not incurred by such person in connection with, or in anticipation or contemplation of, such person becoming a Restricted Subsidiary of Huntsman International or such acquisition, merger or consolidation, except for Indebtedness of a person or any of its subsidiaries that is repaid at the time such person becomes a Restricted Subsidiary of Huntsman International or at the time it merges or consolidates with Huntsman International or any of its Restricted Subsidiaries.

        "Adjusted Treasury Rate" means with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, plus 0.50%.

        "Affiliate" means, with respect to any specified person, any other person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing; provided however that none of the initial purchasers or their Affiliates shall be deemed to be an Affiliate of Huntsman International.

        "Asset Acquisition" means:

  •
  an Investment by Huntsman International or any Restricted Subsidiary of Huntsman International in any other person pursuant to which such person shall become a Restricted Subsidiary of Huntsman International or of any Restricted Subsidiary of Huntsman International, or shall be merged with or into Huntsman International or of any Restricted Subsidiary of Huntsman International, or

  •
  the acquisition by Huntsman International or any Restricted Subsidiary of Huntsman International of the assets of any person (other than a Restricted Subsidiary of Huntsman International) which constitute all or substantially all of the assets of such person or comprises any division or line of business of such person or any other properties or assets of such person other than in the ordinary course of business.

        "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by Huntsman International or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any person other than Huntsman International or a Restricted Subsidiary of Huntsman International of (A) any Capital Stock of any Restricted Subsidiary of Huntsman International; or (B) any other property or assets of Huntsman International or any Restricted Subsidiary of Huntsman International other than in the ordinary course of business; provided, however, that Asset Sales shall not include

  (1)
  a transaction or series of related transactions for which Huntsman International or its Restricted Subsidiaries receive aggregate consideration of less than $50.0 million,

  (2)
  sales, pledges, conveyances or other transfers of accounts receivable or participations or other interests therein and related assets (including contract rights) of the type specified in the definition of "Qualified Securitization Transaction" directly or indirectly to a Securitization Entity for the fair market value thereof,

  (3)
  sales or grants of licenses to use the patents, trade secrets, know-how and other intellectual property of Huntsman International or any of its Restricted Subsidiaries to the extent that such license does not prohibit Huntsman International or any of its Restricted Subsidiaries from using the technologies licensed or require Huntsman International or any of its Restricted Subsidiaries to pay any fees for any such use,

  (4)
  the sale, lease, conveyance, disposition or other transfer

  •
  of all or substantially all of the assets of Huntsman International as permitted under "Merger, Consolidation and Sale of Assets,"

  •
  of any Capital Stock or other ownership interest in or assets or property of an Unrestricted Subsidiary or a person which is not a subsidiary,

  •
  pursuant to any foreclosure of assets or other remedy provided by applicable law to a creditor of Huntsman International or any subsidiary of Huntsman International with a Lien on such assets, which Lien is permitted under the indenture; provided that such foreclosure or other remedy is conducted in a commercially reasonable manner or in accordance with any bankruptcy law,

  •
  involving only Cash Equivalents, Foreign Cash Equivalents or inventory in the ordinary course of business or obsolete or worn out property or property that is no longer useful in the conduct of the business of Huntsman International or its Restricted Subsidiaries in the ordinary course of business consistent with past practices of Huntsman International or such Restricted Subsidiaries or

  •
  including only the lease or sublease of any real or personal property in the ordinary course of business,

  (5)
  the consummation of any transaction in accordance with the terms of "—Limitation on Restricted Payments" or "Merger, Consolidation and Sale of Assets" and

  (6)
  Permitted Investments.

        "Capital Stock" means:

  •
  with respect to any person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such person and

  •
  with respect to any person that is not a corporation, any and all partnership, membership or other equity interests of such person.

        "Capitalized Lease Obligation" means, as to any person, the obligations of such person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

        "Cash Equivalents" means:

  (1)
  a marketable obligation, maturing within two years after issuance thereof, issued or guaranteed by the United States of America or an instrumentality or agency thereof,

  (2)
  a certificate of deposit or banker's acceptance, maturing within one year after issuance thereof, issued by any lender under any Credit Facility, or a national or state bank or trust company or a European, Canadian or Japanese bank, in each case having capital, surplus and undivided profits of at least $100,000,000 and whose long-term unsecured debt has a rating of "A" or better by S&P or A2 or better by Moody's or the equivalent rating by any other nationally recognized rating agency (provided that the aggregate face amount of all Investments in certificates of deposit or bankers' acceptances issued by the principal offices of or branches of such European or Japanese banks located outside the United States of America shall not at any time exceed 33 1/3% of all Investments described in this definition),

  (3)
  open market commercial paper, maturing within 270 days after issuance thereof, which has a rating of A1 or better by S&P or P1 or better by Moody's, or the equivalent rating by any other nationally recognized rating agency,

  (4)
  repurchase agreements and reverse repurchase agreements with a term not in excess of one year with any financial institution which has been elected as a primary government securities dealer by the Federal Reserve Board or whose securities are rated AA-or better by S&P or Aa3 or better by Moody's or the equivalent rating by any other nationally recognized rating agency relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America,

  (5)
  "Money Market" preferred stock maturing within six months after issuance thereof or municipal bonds issued by a corporation organized under the laws of any state of the United States, which has a rating of "A" or better by S&P or Moody's or the equivalent rating by any other nationally recognized rating agency,

  (6)
  tax exempt floating rate option tender bonds backed by letters of credit issued by a national or state bank whose long-term unsecured debt has a rating of AA or better by S&P or Aa2 or better by Moody's or the equivalent rating by any other nationally recognized rating agency, and

  (7)
  shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody's or any other mutual fund holding assets consisting (except for de minimus amounts) of the type specified in clauses (1) through (6) above.

        "Change of Control" means:

  (a)
  any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Mr. Jon M. Huntsman, his spouse, direct descendants, an entity controlled by any of the foregoing and/or by a trust of the type described hereafter, and/or a trust for the benefit of any of the foregoing (the "Huntsman Group") or GOP, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the then outstanding voting capital stock of Huntsman International other than in a transaction having the approval of the board of managers of Huntsman International at least a majority of which members are Continuing Managers; or

  (b)
  Continuing Managers shall cease to constitute at least a majority of the managers constituting the board of managers of Huntsman International.

        "Commodity Agreement" means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by Huntsman International or any of its Restricted Subsidiaries designed to protect Huntsman International or any of its Restricted Subsidiaries against fluctuations in the price of commodities actually at that time used in the ordinary course of business of Huntsman International or its Restricted Subsidiaries.

        "Common Stock" of any person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

        "Comparable Treasury Issue" means the United States Treasury Security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

        "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (2) if such release (or any successor release) is not published or does not contain such prices on such Business Day, (A) the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

        "Consolidated EBITDA" means, with respect to any person, for any period, the sum (without duplication) of

  (1)
  Consolidated Net Income,

  (2)
  to the extent Consolidated Net Income has been reduced thereby,

  (a)
  all income taxes of such person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business) and Permitted Tax Distributions paid during such period,

  (b)
  Consolidated Interest Expense,

  (c)
  Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period, and

  (d)
  the amount of net loss resulting from the payment of any premiums or similar amounts that are required to be paid under the express terms of the instrument(s) governing any Indebtedness of Huntsman International upon the repayment or other extinguishment of such Indebtedness by Huntsman International in accordance with the express terms of such Indebtedness, all as determined on a consolidated basis for such person and its Restricted Subsidiaries in accordance with GAAP.

        "Consolidated Fixed Charge Coverage Ratio" means, with respect to any person, the ratio of Consolidated EBITDA of such person during the four full fiscal quarters for which financial statements are available under "—Reports to Holders" (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such person for the Four Quarter Period.

        For purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

  (1)
  the incurrence or repayment or other reduction or discharge of any Indebtedness of such person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period and

  (2)
  any asset sales (other than asset sales (i) in the ordinary course of business or (ii) involving a nominal amount of gross assets of less than $25 million) or Asset Acquisitions (including, any Asset Acquisition giving rise to the need to make such calculation) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

        If such person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a person other than Huntsman International or a Restricted Subsidiary, the preceding paragraph will give effect to the incurrence of such guaranteed Indebtedness as if such person or any Restricted Subsidiary of such person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio,"

  (1)
  interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

  (2)
  if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

  (3)
  notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

        "Consolidated Fixed Charges" means, with respect to any person for any period, the sum, without duplication, of

  (1)
  Consolidated Interest Expense, plus

  (2)
  the product of

  (a)
  the amount of all dividend payments on any series of Preferred Stock of such person and its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock and other than dividends paid to such person or to a Restricted Subsidiary of such person) paid, accrued or scheduled to be paid or accrued during such period times

    (b)
    a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such person, expressed as a decimal.

        "Consolidated Interest Expense" means, with respect to any person for any period, the sum of, without duplication:

  (1)
  the aggregate of the interest expense of such person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation,

  (a)
  any amortization of debt discount and amortization or write-off of deferred financing costs, excluding such costs relating to early retirement of debt,

  (b)
  the net costs under Interest Swap Obligations,

  (c)
  all capitalized interest and

  (d)
  the interest portion of any deferred payment obligation; and

  (2)
  the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

        "Consolidated Leverage Ratio" means, for any Person, the ratio of (i) Indebtedness of such Person and its Restricted Subsidiary to (ii) Consolidated EBITDA of such Person calculated as set forth in the definition of Consolidated Fixed Charge Coverage Ratio.

        "Consolidated Net Income" means, with respect to any person, for any period, the sum of

  (1)
  aggregate net income (or loss) of such person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP plus

  (2)
  cash dividends or distributions paid to such person or a Restricted Subsidiary of such person by any other person (the "Payor") other than a Restricted Subsidiary of the referent person, to the extent not otherwise included in Consolidated Net Income, which have been derived from operating cash flow of the Payor;

provided that there shall be excluded therefrom

  (a)
  after-tax gains and losses from Asset Sales or abandonments or reserves relating thereto,

  (b)
  after-tax items classified as extraordinary or nonrecurring gains,

  (c)
  the net income (but not loss) of any Restricted Subsidiary of the person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted; provided, however, that the net income of Foreign Subsidiaries shall only be excluded in any calculation of Consolidated Net Income of Huntsman International as a result of application of this clause (c) if the restriction on dividends or similar distributions results from consensual restrictions,

  (d)
  the net income or loss of any person, other than a Restricted Subsidiary of the person, except to the extent of cash dividends or distributions paid to the person or to a wholly owned Restricted Subsidiary of the person by such person,

  (e)
  any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following June 30, 1999,

  (f)
  income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued),

  (g)
  in the case of a successor to the person by consolidation or merger or as a transferee of the referent person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets,

  (h)
  non-cash charges relating to asset impairments, which charges do not require an accrual of or a reserve for cash charges for any future period,

  (i)
  all gains or losses from the cumulative effect of any change in accounting principles and

  (j)
  the net amount of all Permitted Tax Distributions made during such period.

        "Consolidated Non-cash Charges" means, with respect to any person, for any period, the aggregate depreciation, amortization and other non-cash charges of such person and its Restricted Subsidiaries reducing Consolidated Net Income of such person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

        "Continuing Managers" means, as of any date, the collective reference to:

  •
  all members of the board of managers of Huntsman International who have held office continuously since the Issue Date, and

  •
  all members of the board of managers of Huntsman International who assumed office after such date and whose appointment or nomination for election by the holders of Huntsman International's Capital Stock was approved by a vote of at least 50% of the Continuing Managers in office immediately prior to such appointment or nomination or by the Huntsman Group.

        "Credit Agreement" means:

  •
  the senior secured Credit Agreement, dated as of August 16, 2005, as amended, among Huntsman International and the financial institutions party thereto, together with the related documents thereto (including any guarantee agreements and security documents), in each case as such agreements may be amended, supplemented, extended or otherwise modified from time to time, and

  •
  any one or more debt facilities, indentures or other agreements that refinances, replaces or otherwise restructures, including increasing the amount of available borrowings thereunder in accordance with the "—Limitation on Incurrence of Additional Indebtedness" covenant described above or making Restricted Subsidiaries of Huntsman International a borrower or guarantor thereunder, all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether including any additional obligors or with the same or any other agent, lender, investor or group of lenders or investors or with other financial institutions, lenders or investors.

        "Credit Facilities" means any one or more debt facilities, indentures or other agreements governing Indebtedness, including the Credit Agreement.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect Huntsman International or any Restricted Subsidiary of Huntsman International against fluctuations in currency values.

        "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

        "Designated Senior Debt" means:

  •
  Indebtedness under or in respect of the Credit Agreement, and

  •
  any other Indebtedness constituting Senior Debt which, at the time of determination, has an aggregate principal amount of at least $100,000,000 and is specifically designated in the instrument evidencing such Senior Debt as "Designated Senior Debt" by Huntsman International.

        "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the final maturity date of the notes.

        "Domestic Subsidiary" means any subsidiary other than a Foreign Subsidiary.

        "Equity Offering" means any sale of Qualified Capital Stock of Huntsman International or any capital contribution to the equity of Huntsman International from any person other than a subsidiary of Huntsman International.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

        "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value (i) with respect to a determination of value in excess of $100 million shall be determined by the Board of Managers of Huntsman International acting reasonably and in good faith and shall be evidenced by a Board Resolution delivered to the Trustee or (ii) in all other cases, by an officers' certificate delivered to the Trustee.

        "Foreign Cash Equivalents" means:

  •
  debt securities with a maturity of 365 days or less issued by any member nation of the European Union, Switzerland or any other country whose debt securities are rated by S&P and Moody's A-1 or P-1, or the equivalent thereof (if a short-term debt rating is provided by either) or at least AA or AA2, or the equivalent thereof (if a long-term unsecured debt rating is provided by either) (each such jurisdiction, an "Approved Jurisdiction") or any agency or instrumentality of an Approved Jurisdiction, provided that the full faith and credit of the Approved Jurisdiction is pledged in support of such debt securities or such debt securities constitute a general obligation of the Approved Jurisdiction and

  •
  debt securities in an aggregate principal amount not to exceed $25 million with a maturity of 365 days or less issued by any nation in which Huntsman International or its Restricted Subsidiaries has cash which is the subject of restrictions on export or any agency or instrumentality of such nation, provided that the full faith and credit of such nation is pledged in support of such debt securities or such debt securities constitute a general obligation of such nation.

        "Foreign Subsidiary" means any subsidiary of Huntsman International (other than a guarantor) organized under the laws of, and conducting a substantial portion of its business in, any jurisdiction other than the United States of America or any state thereof or the District of Columbia.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which were in effect as of the Issue Date.

        "GOP" means MatlinPatterson Global Opportunities Partners L.P. and any other entity managed by its investment advisor, MatlinPatterson Global Advisers LLC.

        "Guarantor Senior Debt" means with respect to any guarantor, the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of a guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, except for any such Indebtedness that is expressly subordinated or equal in right of payment to the guarantee of such guarantor. "Guarantor Senior Debt" also includes the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of,

  (a)
  all monetary obligations of every nature of a guarantor in respect of the Credit Agreement, including obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities,

  (b)
  all monetary obligations of every nature of a guarantor evidenced by a promissory note and which is, directly or indirectly, pledged as security for the obligations of Huntsman International under the Credit Agreement,

  (c)
  all Interest Swap Obligations and

  (d)
  all obligations under Currency Agreements, in each case whether outstanding on the Issue Date or thereafter incurred.

        Notwithstanding the foregoing, "Guarantor Senior Debt" does not include

  (1)
  any Indebtedness of such guarantor to its Restricted Subsidiaries or Affiliates or any of such Affiliate's subsidiaries other than as described in clause (b) above,

  (2)
  Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of such guarantor or any of its Restricted Subsidiaries,

  (3)
  Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services,

  (4)
  Indebtedness represented by Disqualified Capital Stock,

  (5)
  any liability for federal, state, local or other taxes owed or owing by such guarantor,

  (6)
  Indebtedness incurred in violation of the indenture provisions set forth under "—Limitation on Incurrence of Additional Indebtedness,"

  (7)
  Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to Huntsman International and

  (8)
  any Indebtedness that is expressly subordinated in right of payment to any other Indebtedness of such guarantor.

        "Holdings U.K." means, Huntsman (Holdings) UK, a private unlimited company incorporated under the laws of England and Wales.

        "Huntsman Affiliate" means Huntsman International or any of its Affiliates (other than Huntsman International and its subsidiaries).

        "Huntsman Corporation" means Huntsman Corporation, a Delaware corporation.

        "Huntsman Parent Company" means Huntsman Corporation or any entity of which Huntsman International is a direct or indirect wholly owned subsidiary.

        "Huntsman Public Parent" means any Huntsman Parent Company that has completed an Initial Public Equity Offering, including Huntsman Corporation.

        "Indebtedness" means with respect to any person, without duplication,

  (1)
  all Obligations of such person for borrowed money,

  (2)
  all Obligations of such person evidenced by bonds, debentures, notes or other similar instruments,

  (3)
  all Capitalized Lease Obligations of such person,

  (4)
  all Obligations of such person issued or assumed as the deferred purchase price of property that is due more than six months after taking delivery of such property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted),

  (5)
  all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction,

  (6)
  guarantees in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below,

  (7)
  all Obligations of any other person of the type referred to in clauses (1) through (6) which are secured by any lien on any property or asset of such person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured,

  (8)
  all Obligations under Currency Agreements and Interest Swap Agreements of such person and

  (9)
  all Disqualified Capital Stock issued by such person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the board of directors or managers of the issuer of such Disqualified Capital Stock. Notwithstanding the foregoing, "Indebtedness" shall not include:

  (a)
  advances paid by customers in the ordinary course of business for services or products to be provided or delivered in the future,

  (b)
  deferred taxes or

  (c)
  unsecured indebtedness of Huntsman International and/or its Restricted Subsidiaries incurred to finance insurance premiums in a principal amount not in excess of the insurance premiums to be paid by Huntsman International and/or its Restricted Subsidiaries for a three year period beginning on the date of any incurrence of such indebtedness.

        "Independent Financial Advisor" means a firm which, in the judgment of the board of managers of Huntsman International, is independent and qualified to perform the task for which it is to be engaged.

        "Independent Investment Banker" means any Reference Treasury Dealer appointed by the trustee after consultation with Huntsman International.

        "Initial Public Equity Offering" means a firm commitment underwritten offering of shares of Capital Stock of the applicable Person registered on Form S-1 under the Securities Act.

        "Interest Swap Obligations" means the obligations of any person pursuant to any arrangement with any other person, whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for payments made by such other person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

        "Investment" means, with respect to any person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other person.

        "Investment" excludes extensions of trade credit by Huntsman International and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of Huntsman International or such Restricted Subsidiary, as the case may be. For the purposes of the "Limitation on Restricted Payments" covenant,

  (1)
  "Investment" shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary after the Issue Date and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary, and

  (2)
  the amount of any Investment is the original cost of such Investment plus the cost of all additional Investments by Huntsman International or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment;

provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income.

        If Huntsman International or any Restricted Subsidiary of Huntsman International sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of Huntsman International such that, after giving effect to any such sale or disposition, Huntsman International no longer owns, directly or indirectly, greater than 50% of the outstanding Common Stock of such Restricted Subsidiary, Huntsman International will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P.

        "Issue Date" means the date on which notes are first issued under the indenture.

        "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest), but not including any interests in accounts receivable and related assets conveyed by Huntsman International or any of its subsidiaries or other entities formed as necessary or customary under the laws of the relevant jurisdiction in connection with any Qualified Securitization Transaction.

        "Moody's" means Moody's Investors Service, Inc. and its successors.

        "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by Huntsman International or any of its Restricted Subsidiaries from such Asset Sale net of

  (a)
  all out-of-pocket expenses and fees relating to such Asset Sale (including legal, accounting and investment banking fees and sales commissions),

  (b)
  taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements,

  (c)
  repayment of Indebtedness that is required to be repaid in connection with such Asset Sale,

  (d)
  the decrease in proceeds from Qualified Securitization Transactions which results from such Asset Sale, and

  (e)
  appropriate amounts to be provided by Huntsman International or any Restricted Subsidiary, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by, Huntsman International or any Restricted Subsidiary, after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

        "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Organizational Documents" means, with respect to any person, such person's memorandum, articles or certificate of incorporation, bylaws, partnership agreement, joint venture agreement, limited liability company agreement or other similar governing documents and any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such person's Capital Stock.

        "Pari Passu Indebtedness" means, in the case of the notes, any Indebtedness of Huntsman International that ranks equally in right of payment with the notes and, in the case of the guarantees, any Indebtedness of the applicable guarantor that ranks equally in right of payment to the guarantee of such guarantor.

        "Paying Agent" means any Person (other than Huntsman International and any of its Affiliates) authorized by Huntsman International to pay the principal of (and premium, if any) or interest on any notes on behalf of Huntsman International and perform all the other obligations and duties of a "Paying Agent" described in the Indenture. The Paying Agent shall initially be the trustee.

        "Permitted Indebtedness" means, without duplication, each of the following:

  (1)
  Indebtedness under the notes, the indenture and the guarantees;

  (2)
  Indebtedness incurred under Credit Facilities pursuant to this clause (2) in an aggregate principal amount not exceeding the greater of $3.3 billion or 30% of Total Assets of Huntsman International at any one time outstanding;

  (3)
  other Indebtedness of Huntsman International and its Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any prepayments with Net Cash Proceeds of any Asset Sale (which are accompanied by a corresponding permanent commitment reduction) pursuant to the second paragraph of "—Limitation on Asset Sales";

  (4)
  Interest Swap Obligations of Huntsman International relating to:

  •
  Indebtedness of Huntsman International or any of its Restricted Subsidiaries or

  •
  Indebtedness that Huntsman International or any of its Restricted Subsidiaries reasonably intends to incur within six months and

    Interest Swap Obligations of any Restricted Subsidiary of Huntsman International relating to:

    •
    Indebtedness of such Restricted Subsidiary or

    •
    Indebtedness that such Restricted Subsidiary reasonably intends to incur within six months;

    provided that any such Interest Swap Obligations will constitute "Permitted Indebtedness" only if they are entered into to protect Huntsman International and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness permitted under with the indenture to the extent the notional principal amount of such Interest Swap Obligations, when incurred, does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligations relate.

  (5)
  Indebtedness under Commodity Agreements and Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of Huntsman International and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

  (6)
  Indebtedness of a Restricted Subsidiary of Huntsman International to Huntsman International or to a Restricted Subsidiary of Huntsman International for so long as such Indebtedness is held by Huntsman International or a Restricted Subsidiary of Huntsman International, in each case subject to no Lien held by a person other than Huntsman International or a Restricted Subsidiary of Huntsman International (other than the pledge of intercompany notes under any Credit Facility); provided that if as of any date any person other than Huntsman International or a Restricted Subsidiary of Huntsman International owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness (other than the pledge of intercompany notes under any Credit Facility), such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

  (7)
  Indebtedness of Huntsman International to a Restricted Subsidiary for so long as such Indebtedness is held by a Restricted Subsidiary, in each case subject to no Lien (other than Liens securing intercompany notes pledged under any Credit Facility); provided that (A) any Indebtedness of Huntsman International to any Restricted Subsidiary (other than pursuant to notes pledged under any Credit Facility) is unsecured and subordinated, pursuant to a written agreement, to Huntsman International's obligations under the indenture and the notes and (B) if as of any date any person other than a Restricted Subsidiary owns or holds any such

    Indebtedness or any person holds a Lien in respect of such Indebtedness (other than pledges securing any Credit Facility), such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by Huntsman International;

  (8)
  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

  (9)
  Indebtedness of Huntsman International or any of its Restricted Subsidiaries represented by letters of credit for the account of Huntsman International or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

  (10)
  Refinancing Indebtedness;

  (11)
  Indebtedness arising from agreements of Huntsman International or a subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or subsidiary, other than guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by Huntsman International and the subsidiary in connection with such disposition;

  (12)
  Obligations in respect of performance bonds and completion, guarantee, surety and similar bonds provided by Huntsman International or any subsidiary in the ordinary course of business;

  (13)
  Guarantees by Huntsman International or a Restricted Subsidiary of Indebtedness incurred by Huntsman International or a Restricted Subsidiary so long as the incurrence of such Indebtedness by Huntsman International or any such Restricted Subsidiary is otherwise permitted by the terms of the indenture;

  (14)
  Indebtedness of Huntsman International or any subsidiary

  (a)
  representing Capitalized Lease Obligations not to exceed $150 million outstanding at any time or

  (b)
  constituting purchase money Indebtedness incurred to finance property or assets of Huntsman International or any Restricted Subsidiary of Huntsman International acquired in the ordinary course of business; provided, however, that such purchase money Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of Huntsman International or any Restricted Subsidiary of Huntsman International other than the property and assets so acquired;

  (15)
  Indebtedness of Foreign Subsidiaries that are Restricted Subsidiaries to the extent that the aggregate outstanding amount of Indebtedness incurred by such Foreign Subsidiaries under this clause (15) does not exceed at any one time an amount equal to the sum of

  (a)
  80% of the consolidated book value of the accounts receivable of all Foreign Subsidiaries and

  (b)
  60% of the consolidated book value of the inventory of all Foreign Subsidiaries;

    provided, however, that notwithstanding the foregoing limitation, Foreign Subsidiaries may incur in the aggregate up to $150 million of Indebtedness outstanding at any one time;

  (16)
  Indebtedness of Huntsman International and its Domestic Subsidiaries pursuant to overdraft lines or similar extensions of credit in an aggregate amount not to exceed $30 million at any one time outstanding and Indebtedness of Foreign Subsidiaries pursuant to over-draft lines or similar extensions of credit in an aggregate principal amount not to exceed $60 million at any one time outstanding;

  (17)
  the incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is not recourse to Huntsman International or any subsidiary of Huntsman International (except for Standard Securitization Undertakings);

  (18)
  Indebtedness of Huntsman International to a Huntsman Affiliate constituting Subordinated Indebtedness;

  (19)
  Indebtedness consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business;

  (20)
  Indebtedness of Huntsman International to any to any of its subsidiaries or other entities formed as necessary or customary under the laws of the relevant jurisdiction incurred in connection with the sale, pledge or other conveyance of accounts receivable or participations or any interests therein and related assets directly or indirectly to Huntsman International by any such subsidiary which assets or interests are subsequently conveyed, pledged or otherwise transferred, directly or indirectly, by Huntsman International to a Securitization Entity in a Qualified Securitization Transaction;

  (21)
  additional Indebtedness of Huntsman International and its Restricted Subsidiaries in an aggregate principal amount not to exceed the greater of $500 million or 2% of Total Assets of Huntsman International at any one time outstanding; and

  (22)
  (A) guarantees ("Upstream Guarantees") issued by Huntsman International or any guarantor of Indebtedness of a Huntsman Public Parent ("Parent Debt"), provided, that:

  (1)
  such Upstream Guarantee may guarantee only Parent Debt that was incurred, and the proceeds of which are used, to Refinance Indebtedness of Huntsman International;

  (2)
  the aggregate amount of Parent Debt that is guaranteed by the Upstream Guarantee shall not exceed the sum of (x) the aggregate amount of Indebtedness of Huntsman International that is Refinanced with the proceeds of such Parent Debt ("HI Refinanced Debt"), and (y) the amount of any premiums required to be paid under the terms of the instrument governing such HI Refinanced Debt and the amount of reasonable expenses incurred by the Huntsman International, in each case in connection with the Refinancing of such HI Refinanced Debt;

  (3)
  the HI Refinanced Debt is not incurred in connection with or in anticipation or contemplation of the Refinancing of such HI Refinanced Debt; and

  (4)
  both immediately before and after the issuance of any Upstream Guarantee there shall be existing no Default or Event of Default.

    For purposes of the foregoing provisions, any Upstream Guarantee given with respect to Parent Debt under a revolving or undrawn credit facility shall be deemed entered into only when such Upstream Guarantee is initially entered into with respect to the full commitment of revolving or undrawn credit facility, or,

    (B) guarantees by Huntsman International or any guarantor, as the case may be ("Replacement Guarantees"), that replace any Upstream Guarantee (a "Previous Guarantee")

    that (a) was previously issued by such person pursuant to paragraph (A) of this clause (22) or (b) was a Replacement Guarantee previously issued by such person pursuant to this paragraph (B),

    provided that:

    (1)
    the Replacement Guarantee may guarantee only Parent Debt ("Replacement Debt") that was incurred, and the proceeds of which are used, to Refinance the Parent Debt that was guaranteed by the Previous Guarantee being so replaced ("Previous Debt");

    (2)
    the aggregate amount of Replacement Debt that is guaranteed by the Replacement Guarantee shall not exceed the sum of (x) the aggregate amount of Previous Debt guaranteed by the Previous Guarantee being so replaced, (y) the amount of any premiums required to be paid under the terms of the instrument governing such Previous Debt with respect to the amount of Previous Debt guaranteed by the Previous Guarantee being so replaced, and (z) and the pro rata portion of the amount of reasonable expenses incurred by the Huntsman Public Parent, in each case in connection with the Refinancing of such Previous Debt; and

    (3)
    both immediately before and after the issuance of any Replacement Guarantee there shall be existing no Default or Event of Default.

For purposes of determining compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (22) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, Huntsman International shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with this covenant; provided that $1.4 billion of Indebtedness outstanding under the Credit Agreement on the Issue Date (and any refinancings thereof) shall be deemed to have been incurred pursuant to clause (2) above. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the "Limitations on Incurrence of Additional Indebtedness" covenant.

        "Permitted Investments" means:

  (1)
  Investments by Huntsman International or any Restricted Subsidiary of Huntsman International in any person that is or will become immediately after such Investment a Restricted Subsidiary of Huntsman International or that will merge or consolidate into Huntsman International or a Restricted Subsidiary of Huntsman International;

  (2)
  Investments in Huntsman International by any Restricted Subsidiary of Huntsman International; provided that any Indebtedness evidencing such Investment is unsecured and subordinated (other than pursuant to intercompany notes pledged under any Credit Facility), pursuant to a written agreement, to Huntsman International's obligations under the notes and the indenture;

  (3)
  investments in cash and Cash Equivalents;

  (4)
  loans and advances to employees and officers of Huntsman International and its Restricted Subsidiaries in the ordinary course of business for travel, relocation and related expenses;

  (5)
  Investments in Unrestricted Subsidiaries or joint ventures not to exceed the greater of $300 million or 3% of the Total Assets of Huntsman International, plus

    (a)
    the aggregate net after-tax amount returned in cash on or with respect to any Investments made in Unrestricted Subsidiaries and joint ventures whether through interest payments, principal payments, dividends or other distributions or payments,

    (b)
    the net after-tax cash proceeds received by Huntsman International or any Restricted Subsidiary from the disposition of all or any portion of such Investments (other than to a Restricted Subsidiary of Huntsman International),

    (c)
    upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such subsidiary and

    (d)
    the net cash proceeds received by Huntsman International from the issuance of Specified Venture Capital Stock;

  (6)
  Investments in securities received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any debtors of Huntsman International or its Restricted Subsidiaries;

  (7)
  Investments made by Huntsman International or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant;

  (8)
  Investments existing on the Issue Date;

  (9)
  any Investment by Huntsman International or a wholly owned subsidiary of Huntsman International, or by Tioxide Group or Holdings U.K., in a Securitization Entity or any Investment by a Securitization Entity in any other person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a Purchase Money Note or an equity interest;

  (10)
  Investments by Huntsman International in Rubicon, Inc. and Louisiana Pigment Company (each a "Joint Venture"), so long as:

  (a)
  such Joint Venture does not have any Indebtedness for borrowed money at any time on or after the date of such Investment (other than Indebtedness owing to the equity holders of such Joint Ventures),

  (b)
  the documentation governing such Joint Venture does not contain a restriction on distributions to Huntsman International, and

  (c)
  such Joint Venture is engaged only in the business of manufacturing product used or marketed by Huntsman International and its Restricted Subsidiaries and/or the joint venture partner, and businesses reasonably related thereto;

  (11)
  Investments by Foreign Subsidiaries in Foreign Cash Equivalents;

  (12)
  loans to any Huntsman Parent Company for the purposes described in clause (7) of the second paragraph of "Certain Covenants—Limitation on Restricted Payments") which, when aggregated with the payment made under such clause, will not exceed $10 million in any fiscal year;

  (13)
  any Indebtedness of Huntsman International to any of its subsidiaries or other entities formed as necessary or customary under the laws of the relevant jurisdiction incurred in connection with the conveyance, pledge or other transfer of accounts receivable or participations or interests therein and related assets directly or indirectly to Huntsman International by any such subsidiary which assets are subsequently conveyed, pledged or otherwise transferred, directly or indirectly, by Huntsman International to a Securitization Entity in a Qualified Securitization Transaction;

  (14)
  Investments by Huntsman International or any of its Restricted Subsidiaries in a Permitted Joint Venture, so long as:

  (a)
  such Permitted Joint Venture does not have any Indebtedness for borrowed money which would be required to be reflected on a balance sheet as debt under GAAP at any time on or after the date of such Investment (other than Indebtedness owing to the equity holders of such Permitted Joint Venture, Huntsman International or any Restricted Subsidiary);

  (b)
  the documentation governing such Permitted Joint Venture does not contain a restriction on distributions to Huntsman International or its Restricted Subsidiaries; and

  (c)
  after giving pro forma effect to such Investment, Huntsman International would be permitted to incur $1.00 of additional Indebtedness other than Permitted Indebtedness under the covenant set forth above under the caption "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness."

  (15)
  additional Investments in an aggregate amount not exceeding $150 million at any one time outstanding; and

  (16)
  the incurrence of Guarantees permitted by clause (22) of the definition of Permitted Indebtedness.

        "Permitted Joint Venture" means, with respect to any Person:

  (1)
  any corporation, association, or other business entity (other than a partnership) of which 50% or more of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the Restricted Subsidiaries of that Person or a combination thereof; and

  (2)
  any partnership, joint venture, limited liability company or similar entity of which

  (a)
  50% or more of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Restricted Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

  (b)
  either such Person or any Restricted Subsidiary of such Person is a controlling general partner or no other Person controls such entity.

        "Permitted Junior Securities" means:

  (1)
  Capital Stock in Huntsman International or any guarantor; or

  (2)
  debt securities of Huntsman International or any guarantor that

  (a)
  are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes and the related guarantees are subordinated to Senior Debt pursuant to the terms of the indenture and

  (b)
  have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the notes.

        "Permitted Tax Distribution" for any fiscal year means any payments made in compliance with clause (6) of the second paragraph under "Certain Covenants—Limitation on Restricted Payments."

        "Preferred Stock" of any person means any Capital Stock of such person that has preferential rights to any other Capital Stock of such person with respect to dividends or redemptions or upon liquidation.

        "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

        "Qualified Securitization Transaction" means any transaction or series of transactions that may be entered into by Huntsman International or any of its subsidiaries pursuant to which Huntsman International or any of its subsidiaries may sell, convey or otherwise transfer pursuant to terms necessary or customary in the relevant jurisdiction, directly or indirectly, to

  (1)
  a Securitization Entity or to Huntsman International which subsequently transfers to a Securitization Entity (in the case of a transfer by Huntsman International or any of its subsidiaries) and

  (2)
  any other person (in the case of transfer by a Securitization Entity),

or may grant a security interest, in any accounts receivable or any participations or other interests therein (whether now existing or arising or acquired in the future) of Huntsman International or any of its subsidiaries or other entities formed as necessary or customary under the laws of the relevant jurisdiction, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are necessarily or customarily transferred in the relevant jurisdiction or in respect of which security interests are necessarily or customarily granted in the relevant jurisdiction in connection with asset securitization transactions involving accounts receivable.

        Following the Initial Public Equity Offering of a Huntsman Public Parent, references in the foregoing definition to "Huntsman International" shall be deemed also to refer to such Huntsman Public Parent.

        "Rating Agencies" means Moody's and S&P.

        "Reference Treasury Dealer" means any four of Goldman, Sachs & Co., Banc of America Securities LLC, Barclays Capital Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, HSBC Securities (USA) Inc. and J.P. Morgan Securities LLC, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Reference Treasury Dealer.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average as determined by the trustee, of the bid and asked prices of the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

        "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing Indebtedness" means any Refinancing by Huntsman International or any Restricted Subsidiary of Huntsman International of Indebtedness incurred in accordance with the Fixed Charge Coverage Ratio test set forth in the "Limitation on Incurrence of Additional Indebtedness" covenant or

Indebtedness described in clauses (1), (3), (10), (14)(b) or (15) of the definition of "Permitted Indebtedness," in each case that does not

  (1)
  result in an increase in the aggregate principal amount of Indebtedness of such person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by Huntsman International in connection with such Refinancing) or

  (2)
  create Indebtedness with

  (a)
  a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or

  (b)
  a final maturity earlier than the final maturity of the Indebtedness being Refinanced;

provided that if such Indebtedness being Refinanced

  •
  is Indebtedness solely of Huntsman International, then such Refinancing Indebtedness shall be Indebtedness solely of Huntsman International or

  •
  is subordinate or junior to the notes, then such Refinancing Indebtedness shall be subordinate to the notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

        "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt in respect of any Designated Senior Debt.

  "Restricted Payment" means to

  (1)
  declare or pay any dividend or make any distribution, other than dividends or distributions payable in Qualified Capital Stock of Huntsman International, on or in respect of shares of Huntsman International's Capital Stock to holders of such Capital Stock,

  (2)
  purchase, redeem or otherwise acquire or retire for value any Capital Stock of Huntsman International or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock,

  (3)
  make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of Huntsman International that is subordinate or junior in right of payment to the notes or

  (4)
  make any Investment other than Permitted Investments.

        "Restricted Subsidiary" of any person means any subsidiary of such person which at the time of determination is not an Unrestricted Subsidiary.

        "S&P" means Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc. and its successors.

        "Sale and Leaseback Transaction" means any direct or indirect arrangement with any person or to which any such person is a party, providing for the leasing to Huntsman International or a Restricted Subsidiary of any property, whether owned by Huntsman International or any Restricted Subsidiary on the Issue Date or later acquired, which has been or is to be sold or transferred by Huntsman

International or such Restricted Subsidiary to such person or to any other person from whom funds have been or are to be advanced by such person on the security of such property.

        "Securitization Entity" means a wholly owned subsidiary of Huntsman International (or Tioxide Group, Holdings U.K. or another person in which Huntsman International or any subsidiary of Huntsman International makes an Investment and to which Huntsman International or any subsidiary of Huntsman International transfers, directly or indirectly, accounts receivable or participations or interests therein or related assets) which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the board of managers of Huntsman International (as provided below) as a Securitization Entity

  (1)
  no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which

  •
  is guaranteed by Huntsman International or any subsidiary of Huntsman International (other than the Securitization Entity) (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings,

  •
  is recourse to or obligates Huntsman International or any subsidiary of Huntsman International (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or

  •
  subjects any property or asset of Huntsman International or any subsidiary of Huntsman International (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings and other than any interest in the accounts receivable and related assets being financed (whether in the form of an equity interest in such assets or subordinated indebtedness payable primarily from such financed assets) retained or acquired by Huntsman International or any subsidiary of Huntsman International,

  (2)
  with which neither Huntsman International nor any subsidiary of Huntsman International has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Huntsman International or such subsidiary than those that might be obtained at the time from persons that are not Affiliates of Huntsman International, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity, and

  (3)
  to which neither Huntsman International nor any subsidiary of Huntsman International has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the board of managers of Huntsman International shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the board of managers of Huntsman International giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions; provided that Huntsman Receivables Finance LLC and Huntsman Receivables Finance II LLC shall be deemed to be so designated as of the Issue Date. Following the Initial Public Equity Offering of a Huntsman Public Parent, references in the foregoing definition to "Huntsman International" shall be deemed also to refer to such Huntsman Public Parent.

        "Senior Debt" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of Huntsman International, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such

Indebtedness shall not be senior in right of payment to the notes. Without limiting the generality of the foregoing, "Senior Debt" also includes the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of,

  (1)
  all monetary obligations of every nature of Huntsman International under the Credit Agreement, including obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities,

  (2)
  all Interest Swap Obligations and

  (3)
  all Obligations under Currency Agreements and Commodity Agreements, in each case whether outstanding on the Issue Date or thereafter incurred.

Notwithstanding the foregoing, "Senior Debt" does not include

  (1)
  any Indebtedness of Huntsman International to a Restricted Subsidiary of Huntsman International or any Affiliate of Huntsman International or any of such Affiliate's subsidiaries,

  (2)
  Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of Huntsman International or any subsidiary of Huntsman International,

  (3)
  Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services,

  (4)
  Indebtedness represented by Disqualified Capital Stock,

  (5)
  any liability for federal, state, local or other taxes owed or owing by Huntsman International,

  (6)
  Indebtedness incurred in violation of the indenture provisions set forth under "—Limitation on Incurrence of Additional Indebtedness,"

  (7)
  Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to Huntsman International and

  (8)
  any Indebtedness that is expressly subordinated in right of payment to any other Indebtedness of Huntsman International.

        "Significant Subsidiary" means any Restricted Subsidiary of Huntsman International which, at the date of determination, is a "Significant Subsidiary" as such term is defined in Regulation S-X under the Exchange Act.

        "Specified Venture Capital Stock" means Qualified Capital Stock of Huntsman International issued to Huntsman Parent Company or a person who is not an Affiliate of Huntsman International and the proceeds from the issuance of which are applied within 180 days after the issuance thereof to an Investment in an Unrestricted Subsidiary or joint venture.

        "Standard Securitization Undertakings" means obligations, representations, warranties, covenants and indemnities entered into by Huntsman International or any Securitization Entity or any subsidiary of Huntsman International which are customary or necessary in the relevant jurisdiction in an accounts receivable securitization transaction. Following the Initial Public Equity Offering of a Huntsman Public Parent, references in the foregoing definition to "Huntsman International" shall be deemed also to refer to such Huntsman Public Parent.

        "Subordinated Indebtedness" means Indebtedness of Huntsman International or any guarantor which is expressly subordinated in right of payment to the notes or the guarantee of such guarantor, as the case may be.

        "subsidiary" means with respect to any person, (1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of managers or directors, as applicable, under ordinary circumstances shall at the time be owned, directly or indirectly, by such person; or (2) any other person of which at least a majority of the voting interests under ordinary circumstances is at the time, directly or indirectly, owned by such person.

        "Tax Sharing Agreement" means the Tax Sharing Agreement dated as of August 16, 2005 between Huntsman International and Huntsman Corporation as in existence on the Issue Date or any amendment thereto or replacement thereof so long as any such amendment or replacement provisions are not more disadvantageous to the holders of notes in any material respect than the provisions of the agreement being amended or replaced.

        "Total Assets of Huntsman International" means, as of any determination dates, the total assets of Huntsman International and its consolidated subsidiaries, as determined in accordance with GAAP at the end of the most recent fiscal quarter for which financial statements are available under "—Reports to Holders."

        "Unrestricted Subsidiary" of any person means:

  (1)
  any subsidiary of such person that at the time of determination will be or continue to be designated an Unrestricted Subsidiary and

  (2)
  any subsidiary of an Unrestricted Subsidiary.

Huntsman China Investments B.V., Huntsman Distribution Corporation, Huntsman SA Investment Corporation, Huntsman Styrenics Investments Holdings LLC, Huntsman Verwaltungs GmbH, Huntsman Pigments LLC and their respective subsidiaries shall each be Unrestricted Subsidiaries on the date of the indenture without further action. The board of managers of Huntsman International may, after the Issue Date, designate any subsidiary (including any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary if:

  •
  such subsidiary does not own any Capital Stock of, or does not own or hold any Lien on any property of, Huntsman International or any other subsidiary of Huntsman International that is not a subsidiary of the subsidiary to be so designated;

  •
  Huntsman International certifies to the trustee that such designation complies with the "Limitation on Restricted Payments" covenant; and

  •
  each subsidiary to be designated as an Unrestricted Subsidiary and each of its subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness under which the lender has recourse to any of the assets of Huntsman International or any of its Restricted Subsidiaries.

The board of managers of Huntsman International may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

  •
  immediately after giving effect to such designation, Huntsman International is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant and

  •
  immediately before and immediately after giving effect to such designation, no Default or Event of Default will have occurred and be continuing.

Any such designation by the board of managers of Huntsman International will be evidenced to the trustee by promptly filing with the trustee a copy of the board resolution approving the designation and an officers' certificate certifying that the designation complied with the indenture.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (1)
  the then outstanding aggregate principal amount of such Indebtedness into

  (2)
  the sum of the total of the products obtained by multiplying

  •
  the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

  •
  the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

Book-Entry; Delivery and Form

        The new notes will initially be represented by one or more permanent global notes in fully registered form without interest coupons (each, a "Global Note") and will be deposited with the trustee under the indenture governing the notes as a custodian for The Depository Trust Company ("DTC") and registered in the name of a nominee of such depositary. You may hold your beneficial interests in the Global Note directly through DTC if you have an account with DTC or indirectly through organizations which have accounts with DTC, including Euroclear and Clearstream. Except as set forth below, owners of beneficial interests in a Global Note will not be entitled to take physical delivery of their certificates (each a "Certificated Security").

        We expect that pursuant to procedures established by DTC (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

        So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the indenture with respect to the notes.

        Payments of the principal of, premium (if any), and interest on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither us nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

        We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, interest on the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

        Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants.

        DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        Certificated Securities shall be issued in exchange for beneficial interests in the Global Notes (i) if there is an event of default under the indenture or (ii) if DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by us.

Exchange Offer; Registration Rights

        We, the guarantors and the initial purchasers of the old notes, entered into an exchange and registration rights agreement on September 24, 2010 with respect to $350 million of old notes and on November 12, 2010 with respect to $180 million of old notes. Pursuant to the exchange and registration rights agreements, we agreed that we would, at our expense and for the benefit of the holders of the old notes, use our reasonable best efforts to:

  (1)
  file the registration statement of which this prospectus forms a part regarding the exchange of the old notes for new notes, which new notes will have terms substantially identical to the old notes, except that the new notes will be registered under the Securities Act and will not contain terms with respect to registration rights or special interest payments;

  (2)
  cause the registration statement to become effective with the SEC no later than June 21, 2011 with respect to $350 million of old notes sold pursuant to a purchase agreement dated

    September 14, 2010 and no later than August 9, 2011 with respect to $180 million of old notes sold pursuant to a purchase agreement dated October 28, 2010; and

  (3)
  commence and complete the exchange offer within 45 days after the date the registration statement was declared effective.

        We have agreed to commence the exchange offer promptly after the effectiveness of the registration statement of which this prospectus is a part. We will keep the exchange offer open for not less than 20 full business days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of old notes. For each of the old notes validly tendered and not withdrawn before the expiration of the exchange offer, the holder who surrendered such old note will receive a new note having a principal amount equal to that of the surrendered old note.

        Under existing interpretations of the SEC contained in several no-action letters to third parties, the new notes will be freely transferable by holders thereof after the exchange offer without further registration under the Securities Act. However, any holder using the exchange offer to participate in a distribution of the new notes (i) may not rely on applicable interpretations of the staff of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each holder that wishes to exchange its old notes for new notes will be required to represent

  (1)
  that any new notes to be received by it will be acquired in the ordinary course of its business;

  (2)
  that at the time of the commencement of the exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of Securities Act) of the new notes in violation of the Securities Act;

  (3)
  that it is not an "affiliate" (as defined in Rule 405 promulgated under Securities Act) of ours;

  (4)
  that it is not engaged in, and does not intend to engage in, the distribution of new notes; and

  (5)
  if such holder is a broker-dealer (a "Participating Broker-Dealer") that will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities, that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes.

        A Participating Broker-Dealer may be an "underwriter" within the meaning of the Securities Act, but the letter of transmittal states that the representation and prospectus delivery required above will not be deemed an admission by the Participating Broker-Dealer that it is an "underwriter" within the meaning of the Securities Act.

        We agree to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of new notes.

        If on or before the date of consummation of the exchange offer we are not permitted to effect an exchange offer because of any change in law or in currently prevailing interpretations of the staff of the SEC, then we will, in lieu of effecting registration of exchange notes, use our reasonable best efforts to cause a shelf registration covering resales of the notes (the "Shelf Registration Statement") to become effective and to remain effective until the earlier of two years following the effective date of such registration statement or such time as all of the applicable notes have been sold thereunder.

        We will, in the event that a Shelf Registration Statement is filed, provide to each holder copies of the prospectus that is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the notes has become effective and take certain other actions as are required to permit unrestricted resales of the notes. A holder that sells notes pursuant to the Shelf

Registration Statement will generally be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification rights and obligations).

        Although we intend to file the registration statement described above, we cannot assure you that the registration statement will be filed or, if filed, will become effective.

        In the event that:

  (1)
  the registration statement of which this prospectus is a part has not become effective on or before June 21, 2011 with respect to $350 million of old notes sold pursuant to a purchase agreement dated September 14, 2010 and on or before August 9, 2011 with respect to $180 million of old notes sold pursuant to a purchase agreement dated October 28, 2010; or

  (2)
  the exchange offer has not been consummated within 45 business days after the effective date of the exchange offer registration statement; or

  (3)
  any registration statement required by the registration rights agreement is filed and declared effective but shall thereafter cease to be effective (except as specifically permitted therein) without being succeeded immediately by an additional registration statement, filed and declared effective (any such event referred to in clauses (1) through (3), the "Registration Default");

then the per annum interest rate on the notes will increase, for the period from the occurrence of the Registration Default until such time as no Registration Default is in effect (at which time the interest rate will be reduced to its initial rate), by 0.125% during the first 90-day period following the occurrence of such Registration Default, which rate shall increase by an additional 0.125% during each subsequent 90-day period, up to a maximum of 0.5%.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is a summary of the material United States federal income tax consequences relevant to the exchange of old notes for new notes, but is not intended to be a complete analysis of all potential tax effects. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view, and no ruling from the IRS has been or will be sought. Future legislative, judicial or administrative changes or interpretation could alter or modify the statements and conditions set forth herein. Any such changes or interpretations could be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below.

        The exchange of old notes for new notes pursuant to the exchange offer will not be treated as a taxable event to holders for United States federal income tax purposes. Rather, the new notes received by a holder will be treated as a continuation of the old notes in the hands of such holder. Accordingly, the holding period of the new notes will be the same as the holding period of the old notes and the tax basis in the new notes will be the same as the basis in the old notes, as measured immediately before the exchange.

        WE RECOMMEND THAT EACH HOLDER CONSULT SUCH HOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING SUCH

HOLDER'S OLD NOTES FOR NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of those notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in the exchange offer for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 120 days after the consummation of the exchange offer, we will make this prospectus, as amended and supplemented, available to any broker-dealer for use in connection with any such resale.

        Neither we nor any of the guarantors will receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker- dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and profit on any such resale of notes issued in the exchange and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker- dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 120 days after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer and will indemnify the holders of the new notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act. We note, however, that, in the opinion of the SEC, indemnification against liabilities arising under federal securities laws is against public policy and may be unenforceable.

LEGAL MATTERS

        Certain legal matters as to the enforceability of the obligations of Huntsman International LLC under the notes and the enforceability of the obligations of the guarantors under the related guarantees will be passed upon for these entities and for us by Stoel Rives LLP, Salt Lake City, Utah. Certain legal matters as to the enforceability of the guarantee of the notes by Huntsman Ethyleneamines LLC, Huntsman Fuels LLC, Huntsman International Fuels LLC and Huntsman Propylene Oxide LLC will be passed upon for these entities by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters as to the validity of the enforceability of the notes by Tioxide Americas LLC will be passed upon for Tioxide Americas LLC by Walkers, Cayman Islands. Certain legal matters as to the enforceability of the guarantee of the notes by Tioxide Group will be passed upon for Tioxide Group by Dickinson Dees LLP.

 EXPERTS

        The consolidated financial statements and the related financial statement schedule of Huntsman International LLC as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the consolidated financial statements and financial statement schedule and includes explanatory paragraphs relating to the adoption of new accounting guidance which changed our method of accounting for transfers of accounts receivable under our accounts receivable securitization programs, effective January 1, 2010). Such consolidated financial statements and financial statement schedule have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-4 (Reg. No. 333-173106) with respect to the securities being offered hereby. This prospectus does not contain all of the information contained in the registration statement, including the exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities being offered hereby. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits.

        We and our parent file annual, quarterly and current reports and other information with the SEC. You may read and copy reports and other information that we or our parent file with the SEC at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. The SEC also maintains an Internet site at http://www.sec.gov from which you can access our filings and our parent's filings. See "Description of New Notes—Certain Covenants—Reports to Holders" for information about the reports and other information that we are required to furnish to holders of notes and how those obligations may be satisfied.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Managers and Members of
Huntsman International LLC and subsidiaries

        We have audited the accompanying consolidated balance sheets of Huntsman International LLC and subsidiaries (the "Company") as of December 31, 2010 and 2009, and the related consolidated statements of operations and comprehensive (loss) income, equity, and cash flows for each of the three years in the period ended December 31, 2010. Our audits also included the financial statement schedule listed in the Index on page F-1. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Huntsman International LLC and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

        As discussed in Notes 2, 14 and 16 to the consolidated financial statements, the Company adopted new accounting guidance which changed its method of accounting for transfers of accounts receivable under the Company's accounts receivable securitization programs, effective January 1, 2010.

        We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2010, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 17, 2011 (not presented herein) expressed an unqualified opinion on the Company's internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 17, 2011

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

	December 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents(a)	$561	$919
Restricted cash	7	5
Accounts and notes receivable (net of allowance for doubtful accounts of $52 and $56, respectively), ($589 and nil pledged as collateral, respectively)(a)	1,464	1,018
Accounts receivable from affiliates	100	32
Inventories(a)	1,396	1,184
Prepaid expenses	45	42
Deferred income taxes	40	33
Other current assets(a)	109	109

Total current assets	3,722	3,342
Property, plant and equipment, net(a)	3,469	3,357
Investment in unconsolidated affiliates	234	250
Intangible assets, net(a)	107	129
Goodwill	94	94
Deferred income taxes	179	158
Notes receivable from affiliates	7	8
Other noncurrent assets(a)	495	355

Total assets	$8,307	$7,693

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable(a)	$840	$715
Accounts payable to affiliates	59	41
Accrued liabilities(a)	626	613
Deferred income taxes	63	2
Note payable to affiliate	100	25
Current portion of debt(a)	519	195

Total current liabilities	2,207	1,591
Long-term debt(a)	3,627	3,781
Notes payable to affiliates	439	530
Deferred income taxes	94	79
Other noncurrent liabilities(a)	852	865

Total liabilities	7,219	6,846
Commitments and contingencies (Notes 20 and 21)
Equity
Huntsman International LLC members' equity:
Members' equity, 2,728 units issued and outstanding	3,049	3,021
Accumulated deficit	(1,667)	(1,847)
Accumulated other comprehensive loss	(354)	(348)

Total Huntsman International LLC members' equity	1,028	826
Noncontrolling interests in subsidiaries	60	21

Total equity	1,088	847

Total liabilities and equity	$8,307	$7,693

(a)
At December 31, 2010 and 2009, respectively, $7 and nil of cash and cash equivalents, $8 and $9 of accounts and notes receivable (net), $45 and $33 of inventories, $2 each of other current assets, $275 and $16 of property, plant and equipment (net), $7 and nil of intangible assets (net), $18 each of other noncurrent assets, $56 and $42 of accounts payable, $16 and $9 of accrued liabilities, $15 and $2 of current portion of debt, $185 and nil of long-term debt, and $109 and $93 of other noncurrent liabilities from consolidated variable interest entities are included in the respective Balance Sheet captions above. See "Note 7. Variable Interest Entities."

See accompanying notes to consolidated financial statements.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE (LOSS) INCOME

(Dollars in Millions)

	Year ended December 31,
	2010	2009	2008
Revenues:
Trade sales, services and fees, net	$9,049	$7,569	$9,892
Related party sales	201	96	164

Total revenues	9,250	7,665	10,056
Cost of goods sold	7,772	6,570	8,759

Gross profit	1,478	1,095	1,297
Operating expenses:
Selling, general and administrative	855	839	870
Research and development	151	145	154
Other operating (income) expense	—	(18)	27
Restructuring, impairment and plant closing costs	29	88	31

Total expenses	1,035	1,054	1,082

Operating income	443	41	215
Interest expense, net	(248)	(240)	(263)
Loss on accounts receivable securitization program	—	(23)	(27)
Equity in income of investment in unconsolidated affiliates	24	3	14
Loss on early extinguishment of debt	(37)	(21)	(1)
Other income	2	—	1

Income (loss) from continuing operations before income taxes	184	(240)	(61)
Income tax expense (benefit)	40	159	(2)

Income (loss) from continuing operations	144	(399)	(59)
Income (loss) from discontinued operations, (including gain (loss) on disposal of $1 in 2009 and $11 in 2008), net of tax	42	(19)	84

Income (loss) before extraordinary gain (loss)	186	(418)	25
Extraordinary (loss) gain on the acquisition of a business, net of tax of nil	(1)	6	14

Net income (loss)	185	(412)	39
Net (income) loss attributable to noncontrolling interests	(5)	2	(1)

Net income (loss) attributable to Huntsman International LLC	$180	$(410)	$38

Net income (loss)	$185	$(412)	$39
Other comprehensive (loss) income	(7)	207	(744)

Comprehensive income (loss)	178	(205)	(705)
Comprehensive (income) loss attributable to noncontrolling interests	(4)	1	2

Comprehensive income (loss) attributable to Huntsman International LLC	$174	$(204)	$(703)

See accompanying notes to consolidated financial statements.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

(Dollars in Millions)

	Huntsman International LLC Members
	Members' equity			Accumulated other comprehensive (loss) income
			Accumulated deficit		Noncontrolling interests in subsidiaries	Total equity
	Units	Amount
Balance, January 1, 2008	2,728	$2,845	$(1,143)	$187	$27	$1,916
Net income	—	—	38	—	1	39
Other comprehensive loss	—	—	—	(741)	(3)	(744)
Effect of adoption of ASC 715-20-55, net of tax	—	—	(3)	—	—	(3)
Contribution from parent, net of distributions	—	20	—	—	—	20
Dividends paid to parent	—	—	(306)	—	(3)	(309)

Balance, December 31, 2008	2,728	2,865	(1,414)	(554)	22	919
Net loss	—	—	(410)	—	(2)	(412)
Other comprehensive loss	—	—	—	206	1	207
Contribution from parent, net of distributions	—	156	—	—	—	156
Dividends paid to parent	—	—	(23)	—	—	(23)

Balance, December 31, 2009	2,728	3,021	(1,847)	(348)	21	847
Net income	—	—	180	—	5	185
Other comprehensive loss	—	—	—	(6)	(1)	(7)
Consolidation of a variable interest entity	—	—	—	—	35	35
Contribution from parent, net of distributions	—	24	—	—	—	24
Excess tax benefit related to stock-based compensation	—	4	—	—	—	4

Balance, December 31, 2010	2,728	$3,049	$(1,667)	$(354)	$60	$1,088

See accompanying notes to consolidated financial statements.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Millions)

	Year Ended December 31,
	2010	2009	2008
Operating Activities:
Net income (loss)	$185	$(412)	$39
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Extraordinary loss (gain) on the acquisition of a business, net of tax	1	(6)	(14)
Equity in income of investment in unconsolidated affiliates	(24)	(3)	(14)
Dividends received from unconsolidated affiliates	—	11	11
Depreciation and amortization	382	420	374
Provision for losses on accounts receivable	6	9	6
Loss (gain) on disposal of businesses/assets, net	8	(2)	6
Loss on early extinguishment of debt	37	21	1
Noncash interest expense	40	39	2
Noncash restructuring, impairment and plant closing costs	2	13	7
Deferred income taxes	45	68	26
Noncash loss (gain) on foreign currency transactions	22	(26)	4
Noncash compensation	24	16	20
Portion of insurance settlement representing investing activities	(34)	—	—
Noncash gain on partial fire insurance settlement	—	—	(135)
Other, net	1	1	4
Changes in operating assets and liabilities:
Accounts and notes receivable	(183)	(88)	263
Accounts receivable from A/R Programs	(254)	—	—
Inventories	(207)	351	(119)
Prepaid expenses	(2)	5	(9)
Other current assets	(1)	(6)	(5)
Other noncurrent assets	(102)	(32)	41
Accounts payable	97	4	(193)
Accrued liabilities	(32)	5	(17)
Other noncurrent liabilities	(57)	32	(259)

Net cash (used in) provided by operating activities	(46)	420	39

Investing Activities:
Capital expenditures	(236)	(189)	(418)
Proceeds from insurance settlement treated as reimbursement of capital expenditures	34	—	—
Acquisition of business, net of cash acquired and post-closing adjustments	—	(31)	(2)
Proceeds from sale of businesses/assets, net of adjustments	2	5	(26)
Cash assumed in connection with the initial consolidation of a variable interest entity	14	—	—
(Increase) decrease in receivable from affiliate	(57)	(7)	179
Investment in unconsolidated affiliates	—	—	(44)
Cash received from unconsolidated affiliates	4	7	10
Change in restricted cash	(2)	—	(8)
Other, net	3	3	(5)

Net cash used in investing activities	(238)	(212)	(314)

(continued)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(Dollars in Millions)

	Year Ended December 31,
	2010	2009	2008
Financing Activities:
Net (repayments) borrowings under revolving loan facilities	$(6)	$(14)	$11
Revolving loan facility from A/R Programs	254	—	—
Net (repayments) borrowings on overdraft facilities	(2)	(12)	8
Repayments of short-term debt	(175)	(13)	73
Borrowings on short-term debt	212	—	—
Repayments of long-term debt	(1,207)	(542)	(11)
Proceeds from issuance of long-term debt	923	880	28
Repayments of notes payable to affiliate	(125)	(403)	—
Proceeds from notes payable to affiliate	110	529	423
Repayments of notes payable	(53)	(63)	(55)
Borrowings on notes payable	46	64	48
Debt issuance costs paid	(29)	(5)	(5)
Call premiums related to early extinguishment of debt	(28)	(14)	—
Excess tax benefit related to stock-based compensation	4	—	—
Contribution from parent	—	236	—
Dividends paid to parent	—	(23)	(306)
Other, net	(2)	(1)	(1)

Net cash (used in) provided by financing activities	(78)	619	213

Effect of exchange rate changes on cash	4	5	(5)

(Decrease) Increase in cash and cash equivalents	(358)	832	(67)
Cash and cash equivalents at beginning of period	919	87	154

Cash and cash equivalents at end of period	$561	$919	$87

Supplemental cash flow information:
Cash paid for interest	$194	$221	$265
Cash paid for income taxes	32	27	34

        During 2010, 2009 and 2008, the amount of capital expenditures in accounts payable increased (decreased) by $48, $(13) and $9, respectively. During the years ended 2010, 2009 and 2008, Huntsman Corporation contributed $24, $16 and $20, respectively to stock based compensation. In connection with our June 23, 2009 acquisition of Baroda, $5 of payables from us to MCIL were forgiven. Beginning July 1, 2010, we began consolidating Arabian Amines Company, our ethyleneamines manufacturing joint venture in Jubail, Saudi Arabia. For more information, see "Note 7. Variable Interest Entities."

        During 2010, 2009 and 2008, capital expenditures of $236, $189 and $418, respectively, were reimbursed in part by $34, nil and nil, respectively, from insurance settlement proceeds. During 2010, we received $110 from the settlement of our insurance claims related to the 2006 fire at our Port Arthur Texas plant, $34 of which was considered as a reimbursement of capital expenditures.

See accompanying notes to consolidated financial statements.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL

DEFINITIONS

        We are a wholly-owned subsidiary of Huntsman Corporation, which we refer to in these notes as our "parent." Unless the context otherwise requires, references in these financial statements to "we," "us," "our" or "our Company" refer to Huntsman International LLC, together with its subsidiaries, and not to Huntsman Corporation and its other subsidiaries; references to "guarantors" or "guarantor subsidiaries" refer to our subsidiaries that have guaranteed our debt obligations, including the notes, consisting of substantially all of our domestic subsidiaries and certain of our foreign subsidiaries; "HPS" refers to Huntsman Polyurethanes Shanghai Ltd. (our consolidated splitting joint venture with Shanghai Chlor-Alkali Chemical Company, Ltd); and "SLIC" refers to Shanghai Liengheng Isocyanate Investment BV (our unconsolidated manufacturing joint venture with BASF AG and three Chinese chemical companies).

        Each capitalized term used without definition in these notes to consolidated financial statements has the meaning specified in the prospectus to which these notes to consolidated financial statements are included. In these financial statements, we may use, without definition, the common names of competitors or other industry participants. We may also use the common names or abbreviations for certain chemicals or products.

DESCRIPTION OF BUSINESS

        We are a global manufacturer of differentiated organic chemical products and of inorganic chemical products. Our products comprise a broad range of chemicals and formulations, which we market globally to a diversified group of consumer and industrial customers. Our products are used in a wide range of applications, including those in the adhesives, aerospace, automotive, construction products, durable and non-durable consumer products, electronics, medical, packaging, paints and coatings, power generation, refining, synthetic fiber, textile chemicals and dye industries. We are a leading global producer in many of our key product lines, including MDI, amines, surfactants, maleic anhydride, epoxy-based polymer formulations, textile chemicals, dyes and titanium dioxide.

        We operate in five segments: Polyurethanes, Performance Products, Advanced Materials, Textile Effects and Pigments. Our Polyurethanes, Performance Products, Advanced Materials and Textile Effects segments produce differentiated organic chemical products and our Pigments segment produces inorganic chemical products. In a series of transactions beginning in 2006, we sold or shutdown substantially all of our Australian styrenics, Polymers and Base Chemicals operations. We report the results of our former Australian styrenics, Polymers and Base Chemicals businesses as discontinued operations. See "Note 27. Discontinued Operations."

COMPANY

        Our Company, a Delaware limited liability company, was formed in 1999. We are a wholly-owned subsidiary of Huntsman Corporation.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

        Our consolidated financial statements include the accounts of our wholly-owned and majority-owned subsidiaries and any variable interest entities for which we are the primary beneficiary. All

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

intercompany accounts and transactions have been eliminated, except for intercompany sales between continuing and discontinued operations.

USE OF ESTIMATES

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS

        Certain amounts in the consolidated financial statements for prior periods have been reclassified to conform with the current presentation. During the first quarter of 2010, we began reporting our LIFO inventory valuation reserves as part of Corporate and other; these reserves were previously reported in our Performance Products segment. During the third quarter of 2010, we began reporting the amounts outstanding under the A/R Programs as part of our Polyurethanes, Performance Products, Advanced Materials, Textile Effects and Pigments segments' assets. These amounts were previously reported as Corporate and other segment assets. In addition, we eliminated intercompany balances from the assets of each reportable segment. During the fourth quarter of 2010, we began reporting the (income) loss attributable to noncontrolling interests in the reporting segment to which the subsidiary relates. Previously, (income) loss attributable to noncontrolling interests was reported in our Corporate and other segment. All relevant information for prior periods has been reclassified to reflect these changes.

SUBSEQUENT EVENTS

        We have evaluated material subsequent events through the date these financial statements were issued.

REVENUE RECOGNITION

        We generate substantially all of our revenues through sales in the open market and long-term supply agreements. We recognize revenue when it is realized or realizable and earned. Revenue for product sales is recognized when a sales arrangement exists, risk and title to the product transfer to the customer, collectibility is reasonably assured and pricing is fixed or determinable. The transfer of risk and title to the product to the customer usually occurs at the time shipment is made.

        Revenue arrangements that contain multiple deliverables, which relate primarily to licensing of technology, are evaluated to determine whether the arrangements should be divided into separate units of accounting and how the arrangement consideration should be measured and allocated among the separate units of accounting.

COST OF GOODS SOLD

        We classify the costs of manufacturing and distributing our products as cost of goods sold. Manufacturing costs include variable costs, primarily raw materials and energy, and fixed expenses directly associated with production. Manufacturing costs also include, among other things, plant site operating costs and overhead (including depreciation), production planning and logistics costs, repair

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

and maintenance costs, plant site purchasing costs, and engineering and technical support costs. Distribution, freight and warehousing costs are also included in cost of goods sold.

CASH AND CASH EQUIVALENTS

        We consider cash in checking accounts and cash in short-term highly liquid investments with remaining maturities of three months or less at the date of purchase, to be cash and cash equivalents. Cash flows from discontinued operations are not presented separately in the accompanying consolidated statements of cash flows.

ALLOWANCE FOR DOUBTFUL TRADE RECEIVABLES

        An allowance for doubtful trade receivables is estimated based on a combination of write-off history, aging analysis and any specific, known troubled accounts.

SECURITIZATION OF ACCOUNTS RECEIVABLE

        Under our A/R Programs, we grant an undivided interest in certain of our trade receivables to the U.S. SPE and the EU SPE. This undivided interest serves as security for the issuance of debt. The A/R Programs provide for financing through a conduit program (in both U.S. dollars and euros). Receivables transferred under the A/R Programs qualified as sales through December 31, 2009. Upon adoption of new accounting guidance on January 1, 2010, transfers of accounts receivable under our A/R Programs no longer met the criteria for derecognition. Accordingly, the amounts outstanding under our A/R Programs are accounted for as secured borrowings in 2010. See "Note 14. Debt—Accounts Receivable Securitization" and "Note 16. Off-Balance Sheet Securitization of Accounts Receivable."

INVENTORIES

        Inventories are stated at the lower of cost or market, with cost determined using LIFO, first-in first-out, and average costs methods for different components of inventory.

PROPERTY, PLANT AND EQUIPMENT

        Property, plant and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives or lease term as follows:

Buildings and equipment	10 - 33 years
Plant and equipment	3 - 25 years
Furniture, fixtures and leasehold improvements	5 - 20 years

        Interest expense capitalized as part of plant and equipment was $1 million, $3 million and $17 million for the years ended December 31, 2010, 2009 and 2008, respectively.

        Periodic maintenance and repairs applicable to major units of manufacturing facilities (a "turnaround") are accounted for on the deferral basis by capitalizing the costs of the turnaround and amortizing the costs over the estimated period until the next turnaround. Normal maintenance and repairs of plant and equipment are charged to expense as incurred. Renewals, betterments and major

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

repairs that materially extend the useful life of the assets are capitalized, and the assets replaced, if any, are retired.

INVESTMENT IN UNCONSOLIDATED AFFILIATES

        Investments in companies in which we exercise significant management influence, but do not control, are accounted for using the equity method. Investments in companies in which we do not exercise significant influence are accounted for using the cost method.

INTANGIBLE ASSETS AND GOODWILL

        Intangible assets are stated at cost (fair value at the time of acquisition) and are amortized using the straight-line method over the estimated useful lives or the life of the related agreement as follows:

Patents and technology	5 - 30 years
Trademarks	15 - 30 years
Licenses and other agreements	5 - 15 years
Other intangibles	5 - 15 years

        Goodwill represents costs in excess of fair values assigned to the underlying net assets of acquired businesses. Goodwill is not subject to any method of amortization, but is tested for impairment annually (at the beginning of the third quarter) and when events and circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. When the fair value is less than the carrying value of the related reporting unit, we are required to reduce the amount of goodwill through a charge to earnings. Fair value is estimated using the market approach, as well as the income approach based on discounted cash flow projections. Goodwill has been assigned to reporting units for purposes of impairment testing.

OTHER NONCURRENT ASSETS

        Other noncurrent assets consist primarily of spare parts, deferred debt issuance costs, the overfunded portion related to defined benefit plans for employees and capitalized turnaround costs. Debt issuance costs are amortized using the interest method over the term of the related debt.

CARRYING VALUE OF LONG-LIVED ASSETS

        We review long-lived assets and all amortizable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Recoverability is based upon current and anticipated undiscounted cash flows, and we recognize an impairment when such estimated cash flows are less than the carrying value of the asset. Measurement of the amount of impairment, if any, is based upon the difference between carrying value and fair value. Fair value is generally estimated by discounting estimated future cash flows using a discount rate commensurate with the risks involved. See "Note 11. Restructuring, Impairment and Plant Closing Costs" and "Note 27. Discontinued Operations."

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

FINANCIAL INSTRUMENTS

        The carrying amounts reported in the balance sheet for cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the immediate or short-term maturity of these financial instruments. The fair value of non-qualified employee benefit plan investments is estimated using prevailing market prices. The estimated fair values of our long-term debt are based on quoted market prices for the identical liability when traded as an asset in an active market.

INCOME TAXES

        We use the asset and liability method of accounting for income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial and tax reporting purposes. We evaluate deferred tax assets to determine whether it is more likely than not that they will be realized. Valuation allowances are reviewed on a tax jurisdiction basis to analyze whether there is sufficient positive or negative evidence to support a change in judgment about the realizability of the related deferred tax assets for each jurisdiction. Uncertainties regarding expected future income in certain jurisdictions could affect the realization of deferred tax assets in those jurisdictions.

        We do not provide for income taxes or benefits on the undistributed earnings of our non-U.S. subsidiaries as earnings are reinvested and, in the opinion of management, will continue to be reinvested indefinitely.

        Accounting for uncertainty in income taxes prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The application of income tax law is inherently complex. We are required to determine if an income tax position meets the criteria of more-likely-than-not to be realized based on the merits of the position under tax law, in order to recognize an income tax benefit. This requires us to make many assumptions and judgments regarding the merits of income tax positions and the application of income tax law. Additionally, if a tax position meets the recognition criteria of more-likely-than-not we are required to make judgments and assumptions to measure the amount of the tax benefits to recognize based on the probability of the amount of tax benefits that would be realized if the tax position was challenged by the taxing authorities. Interpretations and guidance surrounding income tax laws and regulations change over time. As a consequence, changes in assumptions and judgments can materially affect amounts recognized in the consolidated financial statements.

DERIVATIVES AND HEDGING ACTIVITIES

        All derivatives, whether designated in hedging relationships or not, are recorded on our balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and the hedged items are recognized in earnings. If the derivative is designated as a cash flow hedge, changes in the fair value of the derivative are recorded in accumulated other comprehensive (loss) income, to the extent effective, and will be recognized in the income statement when the hedged item affects earnings. Changes in the fair value of the hedge in the net investment of certain international operations are recorded in other comprehensive income, to the extent effective. The effectiveness of a cash flow hedging relationship is established at the inception of the hedge, and

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

after inception we perform effectiveness assessments at least every three months. A derivative designated as a cash flow hedge is determined to be effective if the change in value of the hedge divided by the change in value of the hedged item is within a range of 80% to 125%. Hedge ineffectiveness in a cash flow hedge occurs only if the cumulative gain or loss on the derivative hedging instrument exceeds the cumulative change in the expected future cash flows on the hedged transaction. For a derivative that does not qualify or has not been designated as a hedge, changes in fair value are recognized in earnings.

ENVIRONMENTAL EXPENDITURES

        Environmental related restoration and remediation costs are recorded as liabilities when site restoration and environmental remediation and clean-up obligations are either known or considered probable and the related costs can be reasonably estimated. Other environmental expenditures that are principally maintenance or preventative in nature are recorded when expended and incurred and are expensed or capitalized as appropriate. See "Note 21. Environmental, Health and Safety Matters."

ASSET RETIREMENT OBLIGATIONS

        We accrue for asset retirement obligations, which consist primarily of landfill closure costs and asbestos abatement costs, in the period in which the obligations are incurred. Asset retirement obligations are accrued at estimated fair value. When the liability is initially recorded, we capitalize the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its settlement value and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, we will recognize a gain or loss for any difference between the settlement amount and the liability recorded. See "Note 12. Asset Retirement Obligations."

RESEARCH AND DEVELOPMENT

        Research and development costs are expensed as incurred.

FOREIGN CURRENCY TRANSLATION

        The accounts of our operating subsidiaries outside of the U.S., unless they are operating in highly inflationary economic environments, consider the functional currency to be the currency of the economic environment in which they operate. Accordingly, assets and liabilities are translated at rates prevailing at the balance sheet date. Revenues, expenses, gains and losses are translated at a weighted average rate for the period. Cumulative translation adjustments are recorded to equity as a component of accumulated other comprehensive (loss) income.

        If a subsidiary operates in an economic environment that is considered to be highly inflationary (100% cumulative inflation over a three year period), the U.S. dollar is considered to be the functional currency and gains and losses from remeasurement to the U.S. dollar from the local currency are included in the statement of operations. Where a subsidiary's operations are effectively run, managed, financed and contracted in U.S. dollars, such as certain finance subsidiaries outside of the U.S., the U.S. dollar is considered to be the functional currency.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Foreign currency transaction gains and losses are recorded in other operating expense (income) in the consolidated statements of operations and were net (losses) gains of $(2) million, $13 million, and $(12) million for the years ended December 31, 2010, 2009 and 2008, respectively.

STOCK-BASED COMPENSATION

        We measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which the employee is required to provide services in exchange for the award. See "Note 23. Stock-Based Compensation Plan."

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

Accounting Pronouncements Adopted During 2010

        In February 2010, the Financial Accounting Standards Board ("FASB") issued and we adopted Accounting Standards Update ("ASU") No. 2010-09, Subsequent Events (Topic 855)—Amendments to Certain Recognition and Disclosure Requirements. This ASU provides a definition of the term "SEC filer" and removes the requirement for entities that are SEC filers to disclose the date through which subsequent events have been evaluated. We evaluate subsequent events through the date the financial statements are issued.

        In January 2010, the FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820)—Improving Disclosures about Fair Value Measurements. This ASU clarifies existing disclosure requirements to provide a greater level of disaggregated information and to provide more information regarding valuation techniques and inputs to fair value measurements. It requires additional disclosure related to transfers between the three levels of fair value measurement, as well as information about purchases, sales, issuances, and settlements in the roll forward of activity for Level 3 measurements. The enhanced disclosures required by this ASU are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity for Level 3 measurements, which is effective for interim and annual reporting periods beginning after December 15, 2010. See "Note 17. Fair Value."

        Effective January 1, 2010, we adopted ASU No. 2009-17, Consolidations (Topic 810)—Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities, which codified Statement of Financial Accounting Standards ("SFAS") No. 167, Amendments to FASB Interpretation No. 46(R). This statement amends FASB Interpretation No. ("FIN") 46(R), Consolidation of Variable Interest Entities, to replace the quantitative-based risks and rewards calculation for determining which enterprise has a controlling financial interest in a variable interest entity ("VIE") with a qualitative approach. This new approach focuses on identifying which enterprise has the power to direct the activities of a VIE that most significantly impact the entity's economic performance and (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity. It also requires ongoing assessments of whether an enterprise is the primary beneficiary of a VIE and amends the types of events that trigger a reassessment of whether an entity is a VIE. Further, it requires additional disclosures about an enterprise's involvement in variable interest entities. The initial adoption of this statement did not have a significant impact on our consolidated financial statements. See "Note 7. Variable Interest Entities."

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Effective January 1, 2010, we adopted ASU No. 2009-16, Transfers and Servicing (Topic 860)—Accounting for Transfers of Financial Assets, which codified SFAS No. 166, Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140. This statement removes the concept of a qualifying special-purpose entity ("QSPE") from SFAS No. 140 and removes the exception from applying FIN 46(R) to QSPEs. SFAS No. 166 modifies the derecognition provisions in SFAS No. 140 and requires that a transferor recognize and initially measure at fair value all assets obtained (including a transferor's beneficial interest) and liabilities incurred as a result of a transfer of financial assets accounted for as a sale. It also requires additional disclosures regarding the transferor's continuing involvement with transferred financial assets and the related risks retained. Upon adoption of this statement, transfers of accounts receivable under our accounts receivable securitization programs no longer qualified for derecognition and were accounted for as secured borrowings beginning in January 2010. See "Note 16. Off-Balance Sheet Securitization of Accounts Receivable." Prior to the adoption of this statement, receivables transferred under our U.S. A/R Program and EU A/R Program qualified as sales.

Accounting Pronouncements Pending Adoption in Future Periods

        In October 2009, the FASB issued ASU No. 2009-13, Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force. This ASU provides amendments to the criteria for separating consideration in multiple-deliverable arrangements. The amendments in this ASU replace the term "fair value" in the revenue allocation guidance with "selling price" to clarify that the allocation of revenue is based on entity-specific assumptions rather than assumptions of a marketplace participant, and they establish a selling price hierarchy for determining the selling price of a deliverable. The amendments in this ASU will eliminate the residual method of allocation and require that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method, and they significantly expand the required disclosures related to multiple-deliverable revenue arrangements. The amendments in this ASU will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning after June 15, 2010. We do not expect the adoption of this statement to have a significant impact on our consolidated financial statements.

        In December 2010, the FASB Emerging Issues Task Force ("EITF") issued ASU No. 2010-29, Business Combinations (Topic 805)—Disclosure of Supplementary Pro Forma Information for Business Combinations, which requires public entities that present comparative financial statements to disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred at the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures under Topic 805 to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. These amendments are effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. We do not expect the adoption of this statement to have a significant impact on our consolidated financial statements.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. BUSINESS COMBINATIONS

LAFFANS ACQUISITION

        On July 31, 2010, we announced that we entered into a definitive agreement to acquire the chemical business of Laffans, an amines and surfactants manufacturer located in Ankleshwar, India. The acquisition is expected to cost approximately $21 million including a non-compete agreement and other obligations. The acquisition is expected to occur in the first half of 2011, subject to certain terms and conditions. The acquired business will be integrated into our Performance Products segment.

BARODA ACQUISITION

        On June 23, 2009, we announced the acquisition of Baroda, a manufacturing facility for the production of intermediates and specialty dyes for textiles, located in Baroda, India. We initially entered into an agreement to acquire Baroda on June 29, 2007. On February 6, 2009, we entered into a non-binding agreement in principle with MCIL under which the purchase price was revised to be approximately $35 million (U.S. dollar equivalents), which included receivables existing on the closing date due to MCIL from our affiliates, which were also settled at acquisition. Payment of the acquisition cost was phased in various tranches. The first tranche of $7 million was paid during 2008; additional tranches were paid during 2009; and a final payment of $2 million was made upon completion of the audit of net working capital acquired in the first quarter of 2010. In addition, $5 million of accounts payable by us to MCIL were forgiven in connection with this acquisition.

        We have accounted for the Baroda acquisition using the acquisition method. As such, we analyzed the fair value of tangible and intangible assets acquired and liabilities assumed. The allocation of acquisition cost to the assets acquired and liabilities assumed is summarized as follows (dollars in millions):

Acquisition cost:
Cash payments made in 2008	$7
Cash payments made in 2009	31
Cash payments made in 2010	2
Forgiveness of amounts payable from us to MCIL	(5)

Total acquisition cost	$35

Fair value of assets acquired and liabilities assumed:
Accounts receivable	$2
Inventories	3
Other current assets	2
Property, plant and equipment	31
Intangible assets	3
Deferred tax asset	2
Accounts payable	(3)
Short-term debt	(3)
Deferred tax liability	(2)

Total fair value of net assets acquired	$35

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. BUSINESS COMBINATIONS (Continued)

TEXTILE EFFECTS ACQUISITION

        On June 30, 2006, we acquired Ciba's textile effects business and accounted for the Textile Effects Acquisition using the purchase method. As such, we analyzed the fair value of tangible and intangible assets acquired and liabilities assumed and we determined the excess of fair value of net assets over cost. Because the fair value of the acquired assets and liabilities assumed exceeded the purchase price, the valuation of the long-lived assets acquired was reduced to zero. Accordingly, no basis was assigned to property, plant and equipment or any other non-current nonfinancial assets and the remaining excess was recorded as an extraordinary gain, net of taxes (which were not applicable because the gain was recorded in purchase accounting). During 2010, 2009 and 2008, we recorded an additional extraordinary (loss) gain on the acquisition of $(1) million, $6 million and $14 million, respectively, related to settlement of contingent purchase price consideration, the reversal of accruals for certain restructuring and employee termination costs recorded in connection with the Textile Effects Acquisition and a reimbursement by Ciba of certain costs pursuant to the acquisition agreements.

4. INVENTORIES

        Inventories consisted of the following (dollars in millions):

	December 31, 2010	December 31, 2009
Raw materials and supplies	$321	$240
Work in progress	99	77
Finished goods	1,043	917

Total	1,463	1,234
LIFO reserves	(67)	(50)

Net	$1,396	$1,184

        As of December 31, 2010 and 2009, approximately 12% and 10%, respectively, of inventories were recorded using the LIFO cost method. For 2009, inventory quantities were reduced, resulting in a liquidation of certain LIFO inventory layers carried at costs that were higher than the cost of current purchases, the effect of which increased cost of sales by approximately $1 million.

        In the normal course of operations we, at times, exchange raw materials and finished goods with other companies for the purpose of reducing transportation costs. The net non-monetary open exchange positions are valued at cost. The amounts included in inventory under non-monetary open exchange agreements receivable by us for both December 31, 2010 and 2009 were $3 million each. Other open exchanges are settled in cash and result in a net deferred profit margin. The amounts under these open exchange agreements for both December 31, 2010 and 2009 were nil.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. PROPERTY, PLANT AND EQUIPMENT

        The cost and accumulated depreciation of property, plant and equipment were as follows (dollars in millions):

	December 31,
	2010	2009
Land	$148	$146
Buildings	624	579
Plant and equipment	5,781	5,650
Construction in progress	255	174

Total	6,808	6,549
Less accumulated depreciation	(3,339)	(3,192)

Net	$3,469	$3,357

        Depreciation expense for the years ended December 31, 2010, 2009 and 2008 was $340 million, $371 million and $334 million, respectively, of which $1 million, $2 million and $2 million related to discontinued operations in 2010, 2009 and 2008, respectively.

        Property, plant and equipment includes gross assets acquired under capital leases of $15 million each at December 31, 2010 and 2009, related amounts included in accumulated depreciation were $15 million and $13 million at December 31, 2010 and 2009, respectively.

6. INVESTMENT IN UNCONSOLIDATED AFFILIATES

        Our ownership percentage and investment in unconsolidated affiliates were as follows (dollars in millions):

	December 31,
	2010	2009
Equity Method:
Sasol-Huntsman GmbH and Co. KG (50%)	$44	$26
Arabian Amines Company (50%)(1)	—	40
Louisiana Pigment Company, L.P. (50%)	98	100
BASF Huntsman Shanghai Isocyanate Investment BV (50%)(2)	65	63
International Polyurethanes Investments B.V. (45%)	16	15
Others	6	1

Total equity method investments	229	245
Cost Method:
International Diol Company (4.35%)	5	5

Total investments	$234	$250

(1)
We began consolidating Arabian Amines Company as of July 1, 2010. See "Note 7. Variable Interest Entities."

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. INVESTMENT IN UNCONSOLIDATED AFFILIATES (Continued)

(2)
We own 50% of BASF Huntsman Shanghai Isocyanate Investment BV. BASF Huntsman Shanghai Isocyanate Investment BV owns a 70% interest in SLIC, thus giving us an indirect 35% interest in SLIC.

        Summarized applicable financial information of our unconsolidated affiliate Sasol-Huntsman as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008 is presented below (dollars in millions):

	2010	2009	2008
Current assets	$55	$47
Noncurrent assets	123	79
Current liabilities	22	19
Noncurrent liabilities	83	31
Revenues	108	68	$123
Gross profit	14	9	23
Net income	10	3	13

        Summarized applicable financial information of our other unconsolidated affiliates as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008 is presented below (dollars in millions):

	2010	2009	2008
Assets	$722	$939
Liabilities	306	472
Revenues	936	593	$718
Net income	10	3	15

        In 2008, we and our joint venture partner, the Zamil Group, formed Arabian Amines Company, our ethyleneamines manufacturing joint venture in Jubail, Saudi Arabia. Arabian Amines Company's funding requirements have been satisfied through a combination of debt and equity, with the equity already provided on a 50/50 basis by us and the Zamil Group. Trial production commenced in the second quarter of 2010 and from July 2010, Arabian Amines Company generated significant revenues from the sale of product. The plant has an approximate annual capacity of 60 million pounds. We purchase and sell all of the production from this joint venture. Arabian Amines Company was accounted for under the equity method during its development stage; we began consolidating this joint venture beginning July 1, 2010. For more information, see "Note 7. Variable Interest Entities."

        During 2010, we recorded an immaterial non-recurring $18 million credit to equity income of investment in unconsolidated affiliates to appropriately reflect our investment in the Sasol-Huntsman joint venture. This credit represented a cumulative correction of an error that was also individually immaterial in each year since our initial investment in the joint venture in 1997. In connection with the current expansion of the maleic anhydride capacity at our Sasol-Huntsman joint venture we believe that a reconsideration event will occur in early 2011 when the plant expansion begins production. As a result of our assessment, we concluded that the joint venture is a VIE and that we are the primary beneficiary. Accordingly, we will begin consolidating this joint venture during the first quarter of 2011.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. VARIABLE INTEREST ENTITIES

        We evaluate our investments and transactions to identify VIEs for which we are the primary beneficiary. We hold a variable interest in the following three joint ventures for which we are the primary beneficiary:

  •
  Rubicon LLC manufactures products for our Polyurethanes segment. The structure of the joint venture is such that the total equity investment at risk is not sufficient to permit the joint venture to finance its activities without additional financial support. By virtue of the operating agreement with this joint venture, we purchase a majority of the output, absorb a majority of the operating costs and provide a majority of the additional funding.

  •
  Pacific Iron Products Sdn Bhd ("Pacific Iron Products") manufactures products for our Pigments segment. In this joint venture we supply all the raw materials through a fixed cost supply contract, operate the manufacturing facility and market the products of the joint venture to third party customers. Through a fixed price raw materials supply contract with the joint venture we are exposed to the risk related to the fluctuation of raw material pricing.

  •
  Arabian Amines Company manufactures products for our Performance Products segment. Prior to July 1, 2010, this joint venture was in the development stage and the total equity investment at risk was sufficient for the joint venture to finance its activities without additional support. Therefore, Arabian Amines Company was accounted for under the equity method. In July 2010, Arabian Amines Company exited the development stage, which triggered the reconsideration of Arabian Amines Company as a VIE. As required in the operating agreement governing this joint venture, we purchase all of Arabian Amines Company's production and sell it to our customers. Substantially all of the joint venture's activities are conducted on our behalf. Accordingly, we concluded that we were the primary beneficiary and began consolidating Arabian Amines Company beginning July 1, 2010.

        Creditors of these entities have no recourse to our general credit. As the primary beneficiary of three variable interest entities at December 31, 2010, the joint ventures' assets, liabilities and results of operations are included in our consolidated financial statements.

        The following table summarizes the carrying amount of Rubicon LLC and Pacific Iron Products' assets and liabilities included in our consolidated balance sheet, before intercompany eliminations, as of December 31, 2010 and 2009 (dollars in millions):

	December 31, 2010	December 31, 2009
Current assets	$57	$75
Property, plant and equipment, net	17	16
Other noncurrent assets	55	36
Deferred income taxes	40	38

Total assets	$169	$165

Current liabilities	$74	$74
Long-term debt	3	4
Other noncurrent liabilities	104	92

Total liabilities	$181	$170

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. VARIABLE INTEREST ENTITIES (Continued)

        The following table summarizes the carrying amount of Arabian Amines Company's assets and liabilities included in our consolidated balance sheet, before intercompany eliminations, as of December 31, 2010 and July 1, 2010 (dollars in millions):

	December 31, 2010	July 1, 2010
Current assets	$33	$28
Property, plant and equipment, net	258	260
Other noncurrent assets	1	1
Intangible assets	7	7

Total assets	$299	$296

Current liabilities	$37	$39
Long-term debt	185	181
Other noncurrent liabilities	5	6

Total liabilities	$227	$226

        Arabian Amines Company's assets and liabilities were recorded at estimated fair value as of July 1, 2010. Arabian Amines Company had revenues and earnings of $25 million and $2 million, respectively, for the period from the date of consolidation to December 31, 2010. All sales were intercompany sales to the Company and were eliminated upon consolidation.

8. INTANGIBLE ASSETS

        The gross carrying amount and accumulated amortization of intangible assets were as follows (dollars in millions):

	December 31, 2010			December 31, 2009
	Carrying Amount	Accumulated Amortization	Net	Carrying Amount	Accumulated Amortization	Net
Patents, trademarks and technology	$363	$286	$77	$360	$263	$97
Licenses and other agreements	25	12	13	18	10	8
Non-compete agreements	2	2	—	2	2	—
Other intangibles	77	60	17	74	50	24

Total	$467	$360	$107	$454	$325	$129

        Amortization expense was $30 million, $35 million and $28 million for the years ended December 31, 2010, 2009 and 2008, respectively.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. INTANGIBLE ASSETS (Continued)

        Our estimated future amortization expense for intangible assets over the next five years is as follows (dollars in millions):

Year ending December 31:
2011	$28
2012	23
2013	20
2014	10
2015	6

9. OTHER NONCURRENT ASSETS

        Other noncurrent assets consisted of the following (dollars in millions):

	December 31,
	2010	2009
Pension assets	$75	31
Debt issuance costs	33	16
Capitalized turnaround costs	164	98
Spare parts inventory	81	82
Catalyst assets	21	18
Deposits	55	56
Other noncurrent assets	66	54

Total	$495	$355

        Amortization expense of catalyst assets for the years ended December 31, 2010, 2009 and 2008 was $12 million, $14 million and $12 million, respectively.

10. ACCRUED LIABILITIES

        Accrued liabilities consisted of the following (dollars in millions):

	December 31,
	2010	2009
Payroll and related costs	$166	$168
Interest	40	24
Volume and rebate accruals	86	77
Income taxes	33	20
Taxes other than income taxes	77	72
Restructuring and plant closing costs	47	71
Environmental accruals	13	5
Pension liabilities	11	13
Other postretirement benefits	12	13
Self-insured casualty loss reserves	17	22
Other miscellaneous accruals	124	128

Total	$626	$613

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. RESTRUCTURING, IMPAIRMENT AND PLANT CLOSING COSTS

        As of December 31, 2010, 2009 and 2008, accrued restructuring, impairment and plant closing costs by type of cost and initiative consisted of the following (dollars in millions):

	Workforce reductions(1)	Demolition and decommissioning	Non-cancelable lease costs	Other restructuring costs	Total(2)
Accrued liabilities as of January 1, 2008	$75	$13	$4	$4	$96
Adjustment to Textile Effects opening balance sheet liabilities	(13)	—	(1)	—	(14)
2008 charges for 2005 and prior initiatives	1	—	1	—	2
2008 charges for 2008 initiatives	27	—	—	1	28
Reversal of reserves no longer required	(1)	—	—	—	(1)
2008 payments for 2005 and prior initiatives	(5)	—	(2)	—	(7)
2008 payments for 2006 initiatives	(19)	(11)	—	(1)	(31)
2008 payments for 2008 initiatives	(3)	—	—	(1)	(4)
Net activity of discontinued operations	(1)	—	—	—	(1)
Foreign currency effect on liability balance	7	—	—	—	7

Accrued liabilities as of December 31, 2008	68	2	2	3	75
Adjustment to Textile Effects opening balance sheet liabilities	(5)	—	—	—	(5)
2009 charges for 2006 initiatives	—	1	—	—	1
2009 charges for 2008 initiatives	5	—	—	—	5
2009 charges for 2009 initiatives	56	8	—	14	78
Reversal of reserves no longer required	(8)	—	—	—	(8)
2009 payments for 2005 and prior initiatives	(5)	—	—	—	(5)
2009 payments for 2006 initiatives	(28)	(1)	—	—	(29)
2009 payments for 2008 initiatives	(17)	—	—	—	(17)
2009 payments for 2009 initiatives	(32)	(8)	—	(12)	(52)
Net activity of discontinued operations	26	—	—	8	34
Foreign currency effect on reserve balance	—	—	—	(2)	(2)

Accrued liabilities as of December 31, 2009	60	2	2	11	75
2010 charges for 2005 and prior initiatives	1	—	—	—	1
2010 charges for 2008 initiatives	1	—	—	—	1
2010 charges for 2009 initiatives	4	—	—	5	9
2010 charges for 2010 initiatives	22	—	—	1	23
Reversal of reserves no longer required	(6)	—	(1)	—	(7)
2010 payments for 2005 and prior initiatives	(1)	(1)	—	—	(2)
2010 payments for 2006 initiatives	(3)	—	—	—	(3)
2010 payments for 2008 initiatives	(7)	—	—	—	(7)
2010 payments for 2009 initiatives	(11)	—	—	(5)	(16)
2010 payments for 2010 initiatives	(1)	—	—	(2)	(3)
Net activity of discontinued operations	(26)	—	—	—	(26)
Foreign currency effect on liability balance	3	—	—	1	4

Accrued liabilities as of December 31, 2010	$36	$1	$1	$11	$49

(1)
The total workforce reduction reserves of $36 million relate to the termination of 256 positions, of which 216 positions had not been terminated as of December 31, 2010.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. RESTRUCTURING, IMPAIRMENT AND PLANT CLOSING COSTS (Continued)

(2)
Accrued liabilities remaining at December 31, 2010 and 2009, by year of initiatives were as follows (dollars in millions):

	December 31,
	2010	2009
2005 and prior initiatives	$2	$3
2006 initiatives	2	5
2008 initiatives	1	7
2009 initiatives	20	60
2010 initiatives	24	—

Total	$49	$75

        Details with respect to our reserves for restructuring, impairment and plant closing costs are provided below by segment and initiative (dollars in millions):

	Polyurethanes	Performance Products	Advanced Materials	Textile Effects	Pigments	Discontinued Operations	Corporate & Other	Total
Accrued liabilities as of January 1, 2008	$4	$2	$1	$80	$8	$1	$—	$96
Adjustment to Textile Effects opening balance sheet liabilities	—	—	—	(14)	—	—	—	(14)
2008 charges for 2005 and prior initiatives	—	—	—	—	2	—	—	2
2008 charges for 2008 initiatives	—	—	—	24	3	—	1	28
Reversal of reserves no longer required	—	—	—	—	(1)	—	—	(1)
2008 payments for 2005 and prior initiatives	(1)	(1)	—	(1)	(4)	—	—	(7)
2008 payments for 2006 initiatives	—	—	—	(31)	—	—	—	(31)
2008 payments for 2008 initiatives	—	—	—	(3)	—	—	(1)	(4)
Net activity of discontinued operations	—	—	—	—	—	(1)	—	(1)
Foreign currency effect on liability balance	—	—	—	8	(1)	—	—	7

Accrued liabilities as of December 31, 2008	3	1	1	63	7	—	—	75
Adjustment to Textile Effects opening balance sheet liabilities	—	—	—	(5)	—	—	—	(5)
2009 charges for 2006 initiatives	—	—	—	1	—	—	—	1
2009 charges for 2008 initiatives	1	—	—	2	2	—	—	5
2009 charges for 2009 initiatives	—	—	12	10	45	—	11	78
Reversal of reserves no longer required	—	—	—	(7)	(1)	—	—	(8)
2009 payments for 2005 and prior initiatives	(2)	(1)	—	—	(2)	—	—	(5)
2009 payments for 2006 initiatives	—	—	—	(29)	—	—	—	(29)
2009 payments for 2008 initiatives	—	—	—	(13)	(4)	—	—	(17)
2009 payments for 2009 initiatives	—	—	(6)	(4)	(35)	—	(7)	(52)
Net activity of discontinued operations	—	—	—			34	—	34
Foreign currency effect on liability balance	—	—	—	(1)	(1)	—	—	(2)

Accrued liabilities as of December 31, 2009	2	—	7	17	11	34	4	75
2010 charges for 2005 and prior initiatives	—	—	—	—	1	—	—	1
2010 charges for 2008 initiatives	—	—	—	1	—	—	—	1
2010 charges for 2009 initiatives	—	—	1	—	8	—	—	9
2010 charges for 2010 initiatives	—	2	—	15	—	—	6	23
Reversal of reserves no longer required	—	—	(3)	(1)	(2)	—	(1)	(7)
2010 payments for 2005 and prior initiatives	(1)	—	—	—	(1)	—	—	(2)
2010 payments for 2006 initiatives	—	—	—	(3)	—	—	—	(3)
2010 payments for 2008 initiatives	(1)	—	—	(5)	(1)	—	—	(7)
2010 payments for 2009 initiatives	—	—	(3)	(2)	(8)	—	(3)	(16)
2010 payments for 2010 initiatives	—	(1)	—	—	—	—	(2)	(3)
Net activity of discontinued operations	—	—	—	—	—	(26)	—	(26)
Foreign currency effect on liability balance	—	—	—	3	—	—	1	4

Accrued liabilities as of December 31, 2010	$—	$1	$2	$25	$8	$8	$5	$49

Current portion of restructuring reserves	$—	$1	$1	$25	$7	$8	$5	$47
Long-term portion of restructuring reserve	—	—	1	—	1	—	—	2
Estimated additional future charges for current restructuring projects
Estimated additional charges within one year	$—	$—	$—	$—	$7	$—	$—	$7
Estimated additional charges beyond one year	—	—	—	—	1	—	—	1

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. RESTRUCTURING, IMPAIRMENT AND PLANT CLOSING COSTS (Continued)

        Details with respect to cash and non-cash restructuring charges for the years ended December 31, 2010, 2009 and 2008 by initiative are provided below (dollars in millions):

Cash charges:
2010 charges for 2005 and prior initiatives	$1
2010 charges for 2008 initiatives	1
2010 charges for 2009 initiatives	9
2010 charges for 2010 initiatives	23
Reversal of reserves no longer required	(7)
Non-cash charges	2

Total 2010 Restructuring, Impairment and Plant Closing Costs	$29

Cash charges:
2009 charges for 2006 initiatives	$1
2009 charges for 2008 initiatives	5
2009 charges for 2009 initiatives	78
Reversal of reserves no longer required	(8)
Non-cash charges	12

Total 2009 Restructuring, Impairment and Plant Closing Costs	$88

Cash charges:
2008 charges for 2005 and prior initiatives	$2
2008 charges for 2008 initiatives	28
Reversal of reserves no longer required	(1)
Non-cash charges	2

Total 2008 Restructuring, Impairment and Plant Closing Costs	$31

2010 RESTRUCTURING ACTIVITIES

        As of December 31, 2010, our Performance Products segment restructuring reserve consisted of $1 million related to workforce reductions in connection with a new Performance Products organizational structure. During 2010, we recorded charges of $2 million related to workforce reductions in connection with this project.

        As of December 31, 2010, our Advanced Materials segment restructuring reserve consisted of $2 million related to workforce reductions in connection with a reorganization designed to implement a regional management structure. During 2010, we recorded net reversals of $2 million primarily related to workforce reductions in connection to this project.

        As of December 31, 2010, our Textile Effects segment restructuring reserve consisted of $25 million of which $2 million related to opening balance sheet liabilities from the Textile Effects Acquisition, $1 million related to the streamlining of the textile effects business into two global strategic business units as announced during the fourth quarter of 2008, $3 million related to workforce reductions at our production facility in Langweid, Germany, and $19 million related to the consolidation of manufacturing activities and processes at our site in Basel, Switzerland. During 2010,

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. RESTRUCTURING, IMPAIRMENT AND PLANT CLOSING COSTS (Continued)

our Textile Effects segment recorded net charges of $15 million primarily related to the consolidation of manufacturing activities and processes at our site in Basel, Switzerland.

        As of December 31, 2010, our Pigments segment restructuring reserve consisted of $8 million primarily related to workforce reductions at our Huelva, Spain and Scarlino, Italy plants. During 2010, our Pigments segment recorded net charges of $7 million primarily related to the closure of our Grimsby, U.K. plant. We expect to incur additional charges of $8 million through December 31, 2012, primarily related to the closure of our Grimsby, U.K. plant.

        The restructuring reserve related to discontinued operations as of December 31, 2010 of $8 million was associated with the closure of our Australian styrenics business. For more information, see "Note 27. Discontinued Operations—Australian Styrenics Business Shutdown."

        As of December 31, 2010, our Corporate and other segment restructuring reserve consisted of $5 million primarily related to a reorganization and regional consolidation of our transactional accounting and purchasing activities. During 2010, we recorded net charges of $5 million in Corporate and other primarily related to workforce reductions in connection with these projects.

2009 RESTRUCTURING ACTIVITIES

        As of December 31, 2009, our Polyurethanes segment restructuring reserve consisted of $2 million related to restructuring initiatives at our Rozenburg, Netherlands site (as announced in 2003).

        As of December 31, 2009, our Advanced Materials segment restructuring reserve consisted of $7 million related to workforce reductions in connection with a reorganization designed to implement a regional management structure. During 2009, we recorded charges of $12 million related to this reorganization project.

        As of December 31, 2009, our Textile Effects segment restructuring reserve consisted of $17 million, of which $5 million related to opening balance sheet liabilities from the Textile Effects Acquisition, $5 million related to the streamlining of the textile effects business into two global strategic business units as announced during the fourth quarter of 2008, and $7 million related to workforce reductions at our production facility in Langweid, Germany. During 2009, we recorded charges of $13 million primarily related to workforce reductions at our Germany production facility. We also reversed accruals of $7 million primarily related to the streamlining of the textile effects business and $5 million related to certain employee termination costs recorded in connection with the Textile Effects Acquisition.

        As of December 31, 2009, our Pigments segment restructuring reserve consisted of $11 million primarily related to workforce reductions at our Huelva, Spain plant. During 2009, we recorded charges of $47 million, of which $29 million primarily related to the closure of our Grimsby plant and $18 million primarily related to workforce reductions at our Huelva, Spain plant. Of the $29 million of charges at our Grimsby plant, $14 million related to contract terminations, $7 million related to workforce reductions and $8 million related to decommissioning. We also recorded non-cash charges of $4 million primarily related to a provision against engineering spare parts at our Grimsby plant.

        As of December 31, 2009, the restructuring reserve associated with discontinued operations of $34 million related to the closure of our former styrenics business in West Footscray, Australia. During 2009, we recorded charges of $63 million in discontinued operations related to the closure of this

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. RESTRUCTURING, IMPAIRMENT AND PLANT CLOSING COSTS (Continued)

business, of which $25 million related to workforce reductions, $30 million related to estimated environmental remediation costs and $8 million related to contract termination costs.

        As of December 31, 2009, our Corporate and other segment restructuring reserve consisted of $4 million related to our 2009 fixed cost reduction project announced in the first quarter of 2009. During 2009, we recorded charges of $11 million and non-cash charges of $3 million in Corporate and other related to other aspects of our 2009 fixed cost reduction project.

2008 RESTRUCTURING ACTIVITIES

        As of December 31, 2008, our Polyurethanes segment restructuring reserve consisted of $3 million related to restructuring initiatives at our Rozenburg, Netherlands site (as announced in 2003).

        As of December 31, 2008, our Performance Products segment reserve consisted of $1 million related to various restructuring programs across our European surfactants business. During 2008, we recorded a non-cash charge of $1 million related to the closure of our Guelph, Canada plant.

        As of December 31, 2008, our Advanced Materials segment restructuring reserve consisted of $1 million related to various restructuring programs. During 2008, our Advanced Materials segment recorded a non-cash impairment charge of $1 million related to our Deer Park, Australia and Germany fixed assets.

        As of December 31, 2008, our Textile Effects segment restructuring reserve consisted of $63 million, of which $40 million related to opening balance sheet liabilities from the Textile Effects Acquisition and $23 million related to our 2008 restructuring initiatives. During 2008, our Textile Effects segment recorded cash charges for 2008 initiatives of $24 million primarily related to the streamlining of the Textile Effects business into two global strategic business units, Apparel & Home Textiles and Specialty Textiles, as announced during the fourth quarter of 2008. We also reversed accruals of $14 million for certain employee termination costs recorded in connection with the Textile Effects Acquisition.

        As of December 31, 2008, our Pigments segment reserve consisted of $7 million related to the restructuring of commercial and business support activities and workforce reductions in connection with our Huelva, Spain operations. During 2008, our Pigments segment recorded charges of $5 million related to the restructuring of commercial and business support activities.

12. ASSET RETIREMENT OBLIGATIONS

        Asset retirement obligations consist primarily of landfill capping, closure and post-closure costs and asbestos abatement costs. We are legally required to perform capping and closure and post-closure care on the landfills and asbestos abatement on certain of our premises. For each asset retirement obligation we recognized the estimated fair value of a liability and capitalized the cost as part of the cost basis of the related asset.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. ASSET RETIREMENT OBLIGATIONS (Continued)

        The following table describes changes to our asset retirement obligation liabilities, all of which were recorded in Other noncurrent liabilities on the accompanying balance sheets (dollars in millions):

	December 31,
	2010	2009
Asset retirement obligation at beginning of year	$21	$20
Accretion expense	1	1
Liabilities incurred	1	—
Foreign currency effect on reserve balance	1	—

Asset retirement obligation at end of year	$24	$21

13. OTHER NONCURRENT LIABILITIES

        Other noncurrent liabilities consisted of the following (dollars in millions):

	December 31,
	2010	2009
Pension liabilities	$538	$534
Other postretirement benefits	124	122
Environmental accruals	35	36
Restructuring and plant closing costs	2	4
Asset retirement obligations	24	21
Other noncurrent liabilities	129	148

Total	$852	$865

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. DEBT

        Outstanding debt of consolidated entities consisted of the following (dollars in millions):

	December 31, 2010	December 31, 2009
Senior Credit Facilities:
Term loans	$1,688	$1,968
Amounts outstanding under A/R programs	238	—
Senior notes	452	434
Senior subordinated notes	1,279	1,294
Australian credit facilities	33	34
HPS (China) debt	188	163
Variable interest entities—Arabian Amines Company	200	—
Other	68	83

Total debt—excluding debt to affiliates	$4,146	$3,976

Total current portion of debt	$519	$195
Long-term portion	3,627	3,781

Total debt—excluding debt to affiliates	$4,146	$3,976

Total debt—excluding debt to affiliates	$4,146	3,976
Notes payable to affiliates-current	100	25
Notes payable to affiliates-noncurrent	439	530

Total debt	$4,685	$4,531

Senior Credit Facilities

        As of December 31, 2010, our Senior Credit Facilities consisted of the following (dollars in millions):

Facility	Committed Amount	Principal Outstanding	Carrying Value		Interest Rate(2)	Maturity
Revolving Facility	$300	—	$—	(1)	USD LIBOR plus 3.0%	2014	(3)
Term Loan B	NA	$1,302	$1,302		USD LIBOR plus 1.50%	2014	(3)
Term Loan C	NA	$427	$386		USD LIBOR plus 2.25%	2016	(3)

(1)
We had no borrowings outstanding under our Revolving Facility; we had approximately $29 million (U.S. dollar equivalents) of letters of credit and bank guarantees issued and outstanding under our Revolving Facility.

(2)
The applicable interest rate of the Revolving Facility and Term Loan B are subject to certain secured leverage ratio thresholds. As of December 31, 2010, the weighted average interest rate on our outstanding balances under the Senior Credit Facilities was approximately 2%.

(3)
The Revolving Facility matures in March 2014, but is subject to optional extensions from time to time with the consent of the lenders and subject to certain specified conditions and exceptions. Notwithstanding the stated maturity dates, the maturities of the Revolving Facility, Term Loan B and Term Loan C will accelerate if we do not repay, or refinance, all but $100 million of our

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. DEBT (Continued)

  outstanding debt securities on or before three months prior to the maturity dates of such debt securities.

NA—Not applicable

        During 2010, we took the following actions with respect to our Senior Credit Facilities:

  •
  On March 9, we entered into a Fifth Amendment to Credit Agreement which replaced the agent bank, extended the stated maturity of the Revolving Facility and amended certain other terms.

  •
  On April 26, we prepaid $124 million on Term Loan B and $40 million on Term Loan C with cash accumulated in prior periods. We incurred a loss on early extinguishment of debt of $5 million.

  •
  On June 22, we prepaid $83 million on Term Loan B and $27 million on Term Loan C with proceeds from the final settlement of insurance claims. We incurred a loss on early extinguishment of debt of $2 million.

  •
  We made the annual scheduled repayment of $16 million on Term Loan B and $5 million on Term Loan C.

        Our obligations under the Senior Credit Facilities are guaranteed by our guarantor subsidiaries, which consist of substantially all of our domestic subsidiaries and certain of our foreign subsidiaries, and are secured by a first priority lien on substantially all of our domestic property, plant and equipment, the stock of all of our material domestic subsidiaries and certain foreign subsidiaries and pledges of intercompany notes between certain of our subsidiaries.

Accounts Receivable Securitization

        Our A/R Programs are structured so that we grant a participating undivided interest in certain of our trade receivables to the U.S. SPE and the EU SPE. We retain the servicing rights and a retained interest in the securitized receivables. Information regarding the A/R Programs as of December 31, 2010 is as follows (monetary amounts in millions):

Facility	Maturity	Maximum Funding Availability(1)	Amount Outstanding	Interest Rate(2)
U.S. A/R Program	October 2012	$125	$27.5	USD LIBOR rate plus 3.75%
U.S. A/R Program	October 2011	$125	$27.5	CP rate plus 3.50%
EU A/R Program	October 2011	€225 (approximately $297)	€ 139 (approximately $183)	GBP LIBOR rate, USD LIBOR rate or EURIBOR rate plus 3.75%

(1)
The amount of actual availability under the A/R Programs may be lower based on the level of eligible receivables sold, changes in the credit ratings of our customers, customer concentration levels, and certain characteristics of the accounts receivable being transferred, as defined in the applicable agreements.

(2)
Each interest rate is defined in the applicable agreements. In addition, the U.S. SPE and the EU SPE are obligated to pay unused commitment fees to the lenders based on the amount of each lender's commitment.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. DEBT (Continued)

        As of December 31, 2010, $552 million of accounts receivable were pledged as collateral under the A/R Programs.

Notes

        As of December 31, 2010, we had outstanding the following notes (monetary amounts in millions):

Notes	Maturity	Interest Rate		Amount Outstanding
Senior Notes	June 2016	5.500	%(1)	$600 ($452 carrying value)
Senior Subordinated Notes	March 2021	8.625%		$530 ($544 carrying value)
Senior Subordinated Notes	March 2020	8.625%		$350
Senior Subordinated Notes	January 2015	7.375%		$175
Senior Subordinated Notes	January 2015	7.500%		€ 76 (approximately $100)
Senior Subordinated Notes	March 2013	6.875%		€ 84 (approximately $110)

(1)
The effective interest rate at issuance was 11.73%.

        During 2010, we completed the following note offerings:

  •
  On March 17, 2010, a $350 million offering of 8.625% senior subordinated notes due 2020. We used the net proceeds to redeem a portion of our euro-denominated senior subordinated notes due 2013 (€184 million (approximately $253 million)) and a portion of our euro-denominated senior subordinated notes due 2015 (€59 million (approximately $81 million)). See "—Redemption of Notes and Loss on Early Extinguishment of Debt" below.

  •
  On September 24, 2010, a $350 million offering of 8.625% senior subordinated notes due 2021. We used the net proceeds to redeem a portion of our euro-denominated senior subordinated notes due 2013 (€132 million (approximately $177 million)) and a portion of U.S. dollar senior subordinated notes due 2014 ($159 million of which settled on October 12, 2010). See "—Redemption of Notes and Loss on Early Extinguishment of Debt" below.

  •
  On November 12, 2010, a $180 million follow on offering of 8.625% senior subordinated notes due 2021. The notes are recorded at carrying value of $194 million. We used the net proceeds to redeem all $188 million of our senior subordinated notes due 2014. See "—Redemption of Notes and Loss on Early Extinguishment of Debt" below.

        Our notes are governed by indentures which impose certain limitations on our Company, including among other things limitations on the incurrence of debt, distributions, certain restricted payments, asset sales, and affiliate transactions. The notes are unsecured obligations and are guaranteed by certain subsidiaries named as guarantors.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. DEBT (Continued)

Redemption of Notes and Loss on Early Extinguishment of Debt

        During 2010, we redeemed or repurchased the following notes (monetary amounts in millions):

Date of Redemption	Notes	Principal Amount of Notes Redeemed	Amount Paid (Excluding Accrued Interest)	Loss on Early Extinguishment of Debt
November 29, 2010	7.875% Senior Subordinated Notes due 2014	$ 88	$ 92	$3
November 26, 2010	7.875% Senior Subordinated Notes due 2014	$100	$104	$4
October 12, 2010	7.875% Senior Subordinated Notes due 2014	$159	$165	$7
September 27, 2010	6.875% Senior Subordinated Notes due 2013	€132 (approximately $177)	€137 (approximately $183)	$7
March 17, 2010	6.875% Senior Subordinated Notes due 2013	€184 (approximately $253)	€189 (approximately $259)	$7
March 17, 2010	7.50% Senior Subordinated Notes due 2015	€ 59 (approximately $81)	€ 59 (approximately $81)	$2

        For 2010, in connection with redemptions described in the table above, we recorded a loss on early extinguishment of debt of $30 million. As noted in "—Senior Credit Facilities" above, we also recognized a $7 million loss on early extinguishment of debt in 2010 on the prepayment of $274 million of Term Loans. For 2009, we recorded a loss on early extinguishment of debt of $21 million.

        On January 18, 2011, we redeemed $100 million of our $175 million 7.375% senior subordinated notes due 2015. The total redemption payment, excluding accrued interest was $102 million, which included $2 million of call premiums. We expect to record a loss on early extinguishment of debt for this transaction in the first quarter of 2011 of $3 million.

Variable Interest Entity Debt

        Arabian Amines Company has the following loan commitments and debt financing:

  •
  The SIDF Facility for SR 507 million (approximately $135 million), of which an additional commitment of SR 41 million (approximately $11 million) was received during the three months ended December 31, 2010. As of December 31, 2010, we had SR 467 million (approximately $124 million) outstanding under the SIDF Facility. Repayment of the loan is to be made in 14 semi-annual installments that are currently scheduled to commence in 2012 with final maturity in 2018. The loan is secured by a mortgage over the fixed assets of the project and is 100% guaranteed by the Zamil Group, our 50% joint venture partner.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. DEBT (Continued)

  •
  A bridge loan for the SIDF Facility. As of December 31, 2010, SR14 million (approximately $4 million) was outstanding under this facility. The facility is scheduled to mature in 2011.

  •
  A multi-purpose Islamic term facility which, as of December 31, 2010, had $63 million outstanding. This facility is scheduled to be repaid in 22 semi-annual installments commencing in 2011.

  •
  A working capital loan facility up to $8 million. As of December 31, 2010, $8 million was outstanding under this facility. This facility matures in 2021. This working capital facility is classified as Current portion of debt on the accompanying consolidated balance sheets.

Other Debt

        In September 2010, we replaced our $25 million European overdraft facility (which terminated on April 1, 2010) with a new $25 million European overdraft facility. This facility is a demand facility that we use for the working capital needs of our European subsidiaries. In addition, we continue to maintain certain other foreign overdraft facilities used for working capital needs. As of December 31, 2010 we had no borrowings on our European overdraft facility.

        As of December 31, 2010, HPS had $16 million outstanding in U.S. dollar borrowings and 480 million in RMB term loan and working capital loan borrowings (approximately $73 million) under secured facilities for the construction of its plant. During 2010, HPS refinanced RMB 130 million (approximately $20 million) in working capital loans. The interest rate on these facilities is LIBOR plus 0.48% for U.S. dollar borrowings and 90% of the Peoples Bank of China rate for RMB borrowings. As of December 31, 2010, the interest rate was approximately 1% for U.S. dollar borrowings, 5.5% for RMB term loan borrowings and 4.9% for RMB working capital loans.

        HPS also has a loan facility with the stated capacity for discounting up to CNY700 million (approximately $106 million); drafts are discounted using a discount rate of the three-month SHIBOR plus the applicable margin. As of December 31, 2010, the all in discount rate was approximately 5%. As of December 31, 2010, HPS has discounted with recourse CNY659 million (approximately $99 million) of commercial drafts, all of which is classified as Current portion of debt on the accompanying consolidated balance sheets.

Note Payable to Huntsman Corporation

        As of December 31, 2010, Huntsman Corporation has loaned $535 million to us under an existing promissory note. The Intercompany Note is unsecured and $100 million of the outstanding amount is classified as current as of December 31, 2010 on the accompanying consolidated balance sheets. As of December 31, 2010, under the terms of the Intercompany Note, we promise to pay Huntsman Corporation interest on the unpaid principal amount at a rate per annum based on the previous monthly average borrowing rate obtained under our A/R Program, less ten basis points (provided that the rate shall not exceed an amount that is 25 basis points less than the monthly average borrowing rate obtained for the U.S. LIBOR-based borrowings under our Revolving Facility).

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. DEBT (Continued)

COMPLIANCE WITH COVENANTS

        Our management believes that we are in compliance with the covenants contained in the agreements governing our material debt instruments, including our Senior Credit Facilities, our A/R Programs and our notes.

        Our Senior Credit Facilities are subject to a single financial covenant, the Leverage Covenant, which applies only to the Revolving Facility. The Leverage Covenant is applicable only if borrowings, letters of credit or guarantees are outstanding under the Revolving Facility (cash collateralized letters of credit or guarantees are not deemed outstanding). The Leverage Covenant is a net senior secured leverage ratio covenant which requires that our ratio of senior secured debt to EBITDA (as defined in the applicable agreement) is not more than 3.75 to 1.

        If in the future we failed to comply with the Leverage Covenant, then we would not have access to liquidity under our Revolving Facility. If we failed to comply with the Leverage Covenant at a time when we had uncollateralized loans or letters of credit outstanding under the Revolving Facility, we would be in default under the Senior Credit Facilities, and, unless we obtained a waiver or forbearance with respect to such default (as to which we can provide no assurance), we could be required to pay off the balance of the Senior Credit Facilities in full, and we may not have further access to such facilities.

        The agreements governing our A/R Programs also contain certain performance metrics with respect to receivables. Any material failure to meet the applicable A/R Program's metrics in the future could lead to an early termination event under the A/R Programs, which could require us to cease our use of such facilities, prohibiting us from additional borrowings against our receivables, or, at the discretion of the lenders, requiring us to repay the A/R Programs in full. An early termination event under the A/R Programs would also constitute an event of default under our Senior Credit Facilities, which could require us to pay off the balance of the Senior Credit Facilities in full and could result in the loss of our Senior Credit Facilities.

MATURITIES

        The scheduled maturities of our debt (excluding debt to affiliates) by year as of December 31, 2010 are as follows (dollars in millions):

Year ending December 31:
2011	$519
2012	83
2013	187
2014	1,323
2015	203
Thereafter	1,831

$4,146

15. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

        We are exposed to market risks, such as changes in interest rates, foreign exchange rates and commodity pricing risks. From time to time, we enter into transactions, including transactions involving

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (Continued)

derivative instruments, to manage certain of these exposures. We also hedge our net investment in certain European operations. Changes in the fair value of the hedge in the net investment of certain European operations are recorded in accumulated other comprehensive income (loss).

INTEREST RATE RISKS

        Through our borrowing activities, we are exposed to interest rate risk. Such risk arises due to the structure of our debt portfolio, including the duration of the portfolio and the mix of fixed and floating interest rates. Actions taken to reduce interest rate risk include managing the mix and rate characteristics of various interest bearing liabilities, as well as entering into interest rate derivative instruments.

        From time to time, we may purchase interest rate swaps and/or interest rate collars to reduce the impact of changes in interest rates on our floating-rate long-term debt. Under interest rate swaps, we agree with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed notional principal amount. The collars entitle us to receive from the counterparties (major banks) the amounts, if any, by which our interest payments on certain of our floating-rate borrowings exceed a certain rate, and require us to pay to the counterparties (major banks) the amount, if any, by which our interest payments on certain of our floating-rate borrowings are less than a certain rate.

        On December 9, 2009, we entered into a five-year interest rate contract to hedge the variability caused by monthly changes in cash flow due to associated changes in LIBOR under our Senior Credit Facilities. The notional value of the contract is $50 million, and it has been designated as a cash flow hedge. The effective portion of the changes in the fair value of the swap was recorded in other comprehensive loss. We will pay a fixed 2.6% on the hedge and receive the one-month LIBOR rate. As of December 31, 2010 and 2009, the fair value of the hedge was $(2) million and $1 million, and was recorded in other noncurrent liabilities and assets, respectively.

        On January 19, 2010, we entered into an additional five-year interest rate contract to hedge the variability caused by monthly changes in cash flow due to associated changes in LIBOR under our Senior Credit Facilities. The notional value of the contract is $50 million, and it has been designated as a cash flow hedge. The effective portion of the changes in the fair value of the swap was recorded as other comprehensive loss. We will pay a fixed 2.8% on the hedge and receive the one-month LIBOR rate. As of December 31, 2010, the fair value of the hedge was $(2) million and was recorded in other noncurrent liabilities.

        Beginning in 2009, Arabian Amines Company entered into a 12 year floating to fixed interest rate contract providing for a receipt of LIBOR interest payments for a fixed payment of 5.02%. In connection with the consolidation of Arabian Amines Company as of July 1, 2010, the interest rate contract is now consolidated by us. See "Note 7. Variable Interest Entities." The notional amount of the swap as of December 31, 2010 was $63 million, and the interest rate contract is not designated as a cash flow hedge. As of December 31, 2010, the fair value of the swap was $(5) million and was recorded as other noncurrent liabilities on the accompanying consolidated balance sheets. For 2010, we recorded a reduction in interest expense of $1 million.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (Continued)

        For the years ended December 31, 2010 and 2009, the changes in accumulated other comprehensive (loss) income associated with these cash flow hedging activities was approximately $5 million and $(1) million, respectively.

        During 2011, accumulated other comprehensive income (loss) of nil is expected to be reclassified to earnings. The actual amount that will be reclassified to earnings over the next twelve months may vary from this amount due to changing market conditions. We would be exposed to credit losses in the event of nonperformance by a counterparty to our derivative financial instruments. We anticipate, however, that the counterparties will be able to fully satisfy their obligations under the contracts. Market risk arises from changes in interest rates.

FOREIGN EXCHANGE RATE RISK

        Our cash flows and earnings are subject to fluctuations due to exchange rate variation. Our revenues and expenses are denominated in various currencies. We enter into foreign currency derivative instruments to minimize the short-term impact of movements in foreign currency rates. Where practicable, we generally net multicurrency cash balances among our subsidiaries to help reduce exposure to foreign currency exchange rates. Certain other exposures may be managed from time to time through financial market transactions, principally through the purchase of spot or forward foreign exchange contracts (generally with maturities of one year or less). We do not hedge our currency exposures in a manner that would eliminate the effect of changes in exchange rates on our cash flows and earnings. As of December 31, 2010 and 2009, we had approximately $183 million and $100 million notional amount (in U.S. dollar equivalents) outstanding, respectively, in foreign currency contracts with a term of approximately one month.

        In conjunction with the issuance of our 8.625% senior subordinated notes due 2020, we entered into cross-currency interest rate contracts with three counterparties. On March 17, 2010, we made payments of $350 million to these counterparties and received €255 million from these counterparties, and on maturity (March 15, 2015) we are required to pay € 255 million to these counterparties and will receive $350 million from these counterparties. On March 15 and September 15 of each year, we will receive U.S. dollar interest payments of approximately $15 million (equivalent to an annual rate of 8.625%) and make interest payments of approximately €11 million (equivalent to an annual rate of approximately 8.41%). This swap is designated as a hedge of net investment for financial reporting purposes. As of December 31, 2010, the fair value of this swap was $19 million and was recorded as noncurrent assets in our consolidated balance sheet. For 2010, the effective portion of the changes in the fair value of $7 million was recorded in other comprehensive income; with the ineffective portion of $12 million, recorded as an (addition) reduction to interest expense. On July 15, 2010, we changed the method of assessing the effectiveness of this hedge from the spot method to the forward method, which we believe will reduce the ineffective portion and lower volatility in interest expense in future periods.

        In 2008, we unwound a cross currency interest rate swap pursuant to which we had swapped $153 million of LIBOR floating rate debt payments for €116 million of EURIBOR floating rate debt payments. This swap was not designated as a hedge for financial reporting purposes. For 2008, we recorded a foreign currency gain on this swap of $21 million in the consolidated statements of operations.

        Also in 2008, we unwound a cross currency interest rate swap pursuant to which we had swapped $96 million of LIBOR floating rate debt payments for €71 million of EURIBOR floating rate debt

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (Continued)

payments. This swap was designated as a hedge of a net investment for financial reporting purposes. We received a cash benefit from the unwind of $3 million in the fourth quarter of 2008. For 2008, the effective portion of the changes in the fair value of $14 million was recorded as income in other comprehensive (loss) income, with ineffectiveness of $2 million recorded in interest expense in our consolidated statements of operations.

        A significant portion of our debt is denominated in euros. We also finance certain of our non-U.S. subsidiaries with intercompany loans that are, in many cases, denominated in currencies other than the entities' functional currency. We manage the net foreign currency exposure created by this debt through various means, including cross-currency swaps, the designation of certain intercompany loans as permanent loans because they are not expected to be repaid in the foreseeable future ("permanent loans") and the designation of certain debt and swaps as net investment hedges.

        Foreign currency transaction gains and losses on intercompany loans that are not designated as permanent loans are recorded in earnings. Foreign currency transaction gains and losses on intercompany loans that are designated as permanent loans are recorded in other comprehensive income. From time to time, we review such designation of intercompany loans.

        We review our non-U.S. dollar denominated debt to determine the appropriate amounts designated as hedges. As of December 31, 2010, we have designated approximately €338 million (approximately $446 million) of euro-denominated debt as a hedge of our net investment. For the years ended December 31, 2010, 2009 and 2008, the amount of (loss) gain recognized on the hedge of our net investment was $34 million, $(5) million and $31 million, respectively, and was recorded in other comprehensive income (loss). As of December 31, 2010, we had approximately €926 million (approximately $1,222 million) in net euro assets.

COMMODITY PRICES RISK

        Our exposure to changing commodity prices is somewhat limited since the majority of our raw materials are acquired at posted or market related prices, and sales prices for many of our finished products are at market related prices which are largely set on a monthly or quarterly basis in line with industry practice. Consequently, we do not generally hedge our commodity exposures.

16. OFF-BALANCE SHEET SECURITIZATION OF ACCOUNTS RECEIVABLE

        Our A/R Programs are structured so that we grant an undivided interest in certain of our trade receivables to the U.S. SPE and the EU SPE. We retain the servicing rights and a retained interest in the securitized receivables. Receivables transferred under the A/R Programs qualified as sales through December 31, 2009. Upon adoption of new accounting guidance in 2010, transfers of accounts receivable under our A/R Programs no longer met the criteria for derecognition. Accordingly, the amounts outstanding under our A/R Programs are accounted for as secured borrowings as of January 1, 2010. See "Note 2. Recently Issued Accounting Pronouncements" and "Note 14. Debt—Accounts Receivable Securitization" for 2010 securitization activity.

        On October 16, 2009, we entered into a Termination and Release Agreement, pursuant to which we terminated our prior accounts receivable securitization program ("Prior A/R Program") and replaced it with a new U.S. A/R Program and a new EU A/R Program. At that time, the receivables

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. OFF-BALANCE SHEET SECURITIZATION OF ACCOUNTS RECEIVABLE (Continued)

trust repaid the entire balance of commercial paper outstanding under our Prior A/R Program using proceeds received from the new programs.

        As of December 31, 2009, the A/R Programs had $254 million in U.S. dollar equivalents in loans outstanding (consisting of $55 million and €139 million).

        As of December 31, 2008, our prior Receivables Trust had $446 million in U.S. dollar equivalents in commercial paper outstanding (consisting of $175 million and approximately €191 million (approximately $271 million)) and held $25 million of cash collateral that was used subsequent to year-end to redeem outstanding commercial paper.

        As of December 31, 2009, the retained interest of accounts receivables under the program of $262 million was reported at fair value in accounts and notes receivable in the consolidated balance sheets. The value of the retained interest was subject to credit and interest rate risk. Additional information regarding the receivables under the A/R Programs for 2009, and receivables under the Prior A/R Program for 2008 are as follows (dollars in millions):

	Year Ended December 31,
	2009	2008
New sales of receivables	$4,285	$5,187
Cash collections from receivables reinvested	4,344	5,117
Servicing fees received	5	7
Losses on discount on receivables and fees	23	27
Total receivables over 60 days past due	17	21

        The key economic assumptions used in valuing the residual interest at December 31, 2009 are presented below:

US Accounts Receivable Securitization Program
Weighted average life (in days)	30 - 37
Credit losses (annual rate)	Less than 1%
Discount rate (weighted average life)	Less than 1%

European Accounts Receivable Securitization Program
Weighted average life (in days)	48 - 54
Credit losses (annual rate)	Less than 1%
Discount rate (weighted average life)	Less than 1%

        A 10% and 20% adverse change in any of the key economic assumptions would not have a material impact on the fair value of the retained interest.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. FAIR VALUE

        The fair values of our financial instruments were as follows (dollars in millions):

	December 31,
	2010		2009
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Non-qualified employee benefit plan investments	$11	$11	$10	$10
Cross-currency interest rate contacts	19	19	—	—
Interest rate contracts	(9)	(9)	1	1
Long-term debt (including current portion)	(4,146)	(4,371)	(3,976)	(3,951)

        The carrying amounts reported in the balance sheets for cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the immediate or short-term maturity of these financial instruments. The fair value of non-qualified employee benefit plan investments is estimated using prevailing market prices. The estimated fair values of our long-term debt are based on quoted market prices for the identical liability when traded as an asset in an active market.

        The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2010 and 2009. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since December 31, 2010, and current estimates of fair value may differ significantly from the amounts presented herein.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. FAIR VALUE (Continued)

        The following assets are measured at fair value on a recurring basis (dollars in millions):

		Fair Value Amounts Using
Description	December 31, 2010	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets:
Available-for sale equity securities:
Equity mutual funds	$11	$11	$—	$—
Derivatives:
Cross-currency interest rate contract(1)	19	—	—	19

Total assets	$30	$11	$—	$19

Liabilities:
Derivatives:
Interest rate contracts(2)	$(9)	$—	$(9)	$—

		Fair Value Amounts Using
Description	December 31, 2009	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets:
Available-for-sale equity securities:
Equity mutual funds	$10	$10	$—	$—
Retained interest in securitized receivables(3)	262	—	—	262
Interest rate contracts(2)	1	—	1	—

Total assets	$273	$10	$1	$262

(1)
The income approach is used to calculate the fair value of these instruments. Fair value represents the present value of estimated future cash flows, calculated using relevant interest rates, exchange rates, and yield curves at stated intervals.

(2)
The income approach is used to calculate the fair value of these instruments. Fair value represents the present value of estimated future cash flows, calculated using relevant interest rates and yield curves at stated intervals.

(3)
The income approach is used to value these assets. Fair value is based on the present value of expected cash flows, calculated using management's best estimates of key assumptions including credit losses and discount rates commensurate with the risks involved.

        During the year ended December 31, 2010, no changes were made to the valuation techniques used to measure fair value.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. FAIR VALUE (Continued)

        The following table shows a reconciliation of beginning and ending balances for assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) (dollars in millions):

2010	Realized Interest in Securitized Receivables	Cross-Currency Interest Rate Contracts	Total
Beginning balance, January 1, 2010	$262	$—	$262
Total gains (losses):
Included in earnings	—	12	12
Included in other comprehensive income (loss)	—	7	7
Purchases, issuances and settlements(1)	(262)	—	(262)

Ending balance, December 31, 2010	$—	$19	$19

The amount of total gains (losses) for the period included in earnings attributable to the change in unrealized gains (losses) relating to assets still held at December 31, 2010	$—	$12	$12

2009	Realized Interest in Securitized Receivables
Beginning balance, January 1, 2009	$147
Total gains (losses) included in earnings	(13)
Purchases, issuances and settlements(1)	128

Ending balance, December 31, 2009	$262

The amount of total gains for the period included in earnings attributable to the change in unrealized gains (losses) relating to assets still held at December 31, 2009	$2

(1)
Upon adoption of ASU 2009-16, transfers of our accounts receivable under our A/R Programs no longer met the criteria for derecognition. Accordingly, beginning January 1, 2010, the amounts outstanding under the A/R Programs were accounted for as secured borrowings and the retained interest in securitized receivables was no longer relevant.

        Gains (realized and unrealized) included in earnings for 2010 are reported in interest expense and other comprehensive loss as follows (dollars in millions):

	Interest expense	Other comprehensive income (loss)
2010:
Total net gains included in earnings	$12	$—
Changes in unrealized gains relating to assets still held at December 31, 2010	$12	$7

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. FAIR VALUE (Continued)

	Loss on A/R Programs	Other income
2009:
Total net (losses) gains included in earnings	$(20)	$7
Changes in unrealized (losses) gains relating to assets still held at December 31, 2009	$(5)	$7

18. EMPLOYEE BENEFIT PLANS

DEFINED BENEFIT AND OTHER POSTRETIREMENT BENEFIT PLANS

        Our employees participate in a trusteed, non-contributory defined benefit pension plan (the "Plan") that covers substantially all of our full-time U.S. employees. Effective July 1, 2004, the Plan formula for employees not covered by a collective bargaining agreement was converted to a cash balance design. For represented employees, participation in the cash balance design is subject to the terms of negotiated contracts. For participating employees, benefits accrued under the prior formula were converted to opening cash balance accounts. The new cash balance benefit formula provides annual pay credits from 4% to 12% of eligible pay, depending on age and service, plus accrued interest. Participants in the plan on July 1, 2004 may be eligible for additional annual pay credits from 1% to 8%, depending on their age and service as of that date, for up to five years. The conversion to the cash balance plan did not have a significant impact on the accrued benefit liability, the funded status or ongoing pension expense.

        We sponsor defined benefit plans in a number of countries outside of the U.S. The availability of these plans, and their specific design provisions, are consistent with local competitive practices and regulations.

        During the fourth quarter of 2010, our Tioxide U.K. pension plan was closed to new entrants. For existing participants, benefits will only grow as a result of increases in pay. A defined contribution plan was established to replace the Tioxide U.K. pension plan for future benefit accruals.

        We also sponsor unfunded postretirement benefit plans other than pensions, which provide medical and life insurance benefits.

        Our postretirement benefit plans provide a fully insured Medicare Part D plan including prescription drug benefits affected by the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act"). We cannot determine whether the medical benefits provided by our postretirement benefit plans are actuarially equivalent to those provided by the Act. We do not collect a subsidy and our net periodic postretirement benefits cost, and related benefit obligation, do not reflect an amount associated with the subsidy.

        On March 23, 2010, President Obama signed into law the Patient Protection and Affordable Care Act. On March 30, 2010, President Obama signed into law a reconciliation measure, the Health Care and Education Reconciliation Act of 2010. The passage of this legislation has resulted in comprehensive reform of health care in the U.S. We do not believe that this will have a significant impact of our financial position.

        We adopted certain provisions of ASC 715-20-65-1 on January 1, 2008, which requires us to recognize the overfunded or underfunded status of our defined benefit postretirement plan(s) (other

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. EMPLOYEE BENEFIT PLANS (Continued)

than multiemployer plans) as an asset or liability in our statement of financial position and to recognize changes in the funded status in the year in which the changes occur through comprehensive income. Beginning with our fiscal year ended December 31, 2008, ASC 715-20-65-1 requires that the assumptions used to measure our benefit obligations and annual expenses be determined as of the balance sheet date and all plan assets be reported as of that date. We used the second approach as described in ASC 715-20-65-1(c)(4) to transition our measurement date from November 30 to December 31. Under this approach, we recorded a charge to beginning retained earnings, net of tax, of $3 million, as of January 1, 2008.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. EMPLOYEE BENEFIT PLANS (Continued)

        The following table sets forth the funded status of the plans for us and the amounts recognized in the consolidated balance sheets at December 31, 2010 and 2009 (dollars in millions):

	Defined Benefit Plans				Other Postretirement Benefit Plans
	2010		2009		2010		2009
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Change in benefit obligation
Benefit obligation at beginning of year	$705	$2,152	$654	$2,009	$127	$8	$146	$3
Service cost	21	44	20	43	3	—	3	3
Interest cost	40	102	41	102	7	—	8	—
Participant contributions	—	13	—	13	4	—	4	—
Plan amendments	—	—	—	1	—	—	(3)	—
Foreign currency exchange rate changes	—	(23)	—	86	—	—	—	1
Settlements/transfers	—	(10)	—	(5)	—	—	—	—
Curtailments	—	—	—	(12)	—	—	—	—
Special termination benefits	—	—	—	2	—	—	—	—
Actuarial loss (gain)	34	64	35	1	5	—	(14)	2
Benefits paid	(39)	(87)	(45)	(88)	(17)	(1)	(17)	(1)

Benefit obligation at end of year	$761	$2,255	$705	$2,152	$129	$7	$127	$8

Change in plan assets
Fair value of plan assets at beginning of year	$461	$1,880	$348	$1,592	$—	$—	$—	$—
Actual return on plan assets	61	163	83	230	—	—	—	—
Foreign currency exchange rate changes	—	(15)	—	75	—	—	—	—
Participant contributions	—	13	—	14	4	—	4	—
Other	—	2	—	(1)	—	—	—	—
Company contributions	34	79	75	63	13	1	13	1
Settlements/transfers	—	(10)	—	(5)	—	—	—	—
Benefits paid	(39)	(87)	(45)	(88)	(17)	(1)	(17)	(1)

Fair value of plan assets at end of year	$517	$2,025	$461	$1,880	$—	$—	$—	$—

Funded status
Fair value of plan assets	$517	$2,025	$461	$1,880	$—	$—	$—	$—
Benefit obligation	761	2,255	705	2,152	129	7	127	8

Accrued benefit cost	$(244)	$(230)	$(244)	$(272)	$(129)	$(7)	$(127)	$(8)

Amounts recognized in balance sheet:
Noncurrent asset	$—	$75	$—	$31	$—	$—	$—	$—
Current liability	(5)	(6)	(6)	(7)	(12)	—	(12)	(1)
Noncurrent liability	(239)	(299)	(238)	(296)	(117)	(7)	(115)	(7)

	$(244)	$(230)	$(244)	$(272)	$(129)	$(7)	$(127)	$(8)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. EMPLOYEE BENEFIT PLANS (Continued)

	Defined Benefit Plans				Other Postretirement Benefit Plans
	2010		2009		2010		2009
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Amounts recognized in accumulated other comprehensive loss (income):
Net actuarial loss	$284	$513	$279	$513	$26	$1	$22	$1
Prior service cost	(27)	2	(31)	—	(13)	—	(16)	—
Transition obligation	1	—	1	—	—	—	—	—

	$258	$515	$249	$513	$13	$1	$6	$1

        The amounts in accumulated other comprehensive loss that are expected to be recognized as components of net periodic benefit cost during the next fiscal year are as follows (dollars in millions):

	Defined Benefit Plans		Other Postretirement Benefit Plans
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Actuarial loss	$14	$18	$2	$—
Prior service cost	(5)	(2)	(3)	—

Total	$9	$16	$(1)	$—

        Components of net periodic benefit costs for the years ended December 31, 2010, 2009 and 2008 were as follows (dollars in millions):

	Defined Benefit Plans
	U.S. plans			Non-U.S. plans
	2010	2009	2008	2010	2009	2008
Service cost	$21	$20	$24	$44	$43	$50
Interest cost	40	41	40	102	102	113
Expected return on plan assets	(42)	(41)	(42)	(121)	(104)	(148)
Amortization of transition obligation	—	—	1	—	1	—
Amortization of prior service cost	(5)	(5)	(5)	(1)	(1)	(1)
Amortization of actuarial loss	11	7	5	19	33	5
Settlement loss	—	2	—	—	—	1
Special termination benefits	—	—	—	—	2	1

Net periodic benefit cost	$25	$24	$23	$43	$76	$21

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. EMPLOYEE BENEFIT PLANS (Continued)

	Other Postretirement Benefit Plans
	U.S. plans			Non-U.S. plans
	2010	2009	2008	2010	2009	2008
Service cost	$3	$3	$3	$—	$3	$—
Interest cost	7	8	8	—	—	—
Amortization of prior service cost	(3)	(4)	(2)	—	—	—
Amortization of actuarial loss	1	1	2	—	—	—

Net periodic benefit cost	$8	$8	$11	$—	$3	$—

        The amounts recognized in net periodic benefit cost and other comprehensive income (loss) as of December 31, 2010 and 2009 were as follows (dollars in millions):

	Defined Benefit Plans
	U.S. plans			Non-U.S. plans
	2010	2009	2008	2010	2009	2008
Current year actuarial (gain) loss	$16	$(7)	$185	$20	$(124)	$517
Amortization of actuarial (gain) loss	(11)	(7)	(5)	(19)	(33)	(5)
Current year prior service cost	—	—	—	—	1	1
Amortization of prior service cost	4	5	5	1	1	1
Amortization of transition (asset)	—	—	(1)	—	(1)	(1)
Curtailment effects	—	—	—	—	(12)	—
Settlements	—	(2)	—	—	—	(1)

Total recognized in other comprehensive (income) loss	9	(11)	184	2	(168)	512
Net periodic benefit cost	25	24	23	43	76	21

Total recognized in net periodic benefit cost and other comprehensive loss	$34	$13	$207	$45	$(92)	$533

	Other Postretirement Benefit Plans
	U.S. plans			Non-U.S. plans
	2010	2009	2008	2010	2009	2008
Current year actuarial (gain) loss	$5	$(14)	$7	$—	$—	$—
Amortization of actuarial (gain) loss	(2)	(1)	(2)	—	—	—
Current year prior service cost	—	(5)	—	—	—	—
Amortization of prior service cost	3	4	2	—	—	—

Total recognized in other comprehensive (income) loss	6	(16)	7	—	—	—
Net periodic benefit cost	8	8	11	—	3	—

Total recognized in net periodic benefit cost and other comprehensive loss	$14	$(8)	$18	$—	$3	$—

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. EMPLOYEE BENEFIT PLANS (Continued)

        The following weighted-average assumptions were used to determine the projected benefit obligation at the measurement date and the net periodic pension cost for the year:

	Defined Benefit Plans
	U.S. plans			Non U.S. plans
	2010	2009	2008	2010	2009	2008
Projected benefit obligation:
Discount rate	5.70%	5.90%	6.47%	4.69%	4.94%	5.04%
Rate of compensation increase	3.88%	3.88%	3.77%	3.38%	3.23%	3.21%
Net periodic pension cost:
Discount rate	5.90%	6.47%	6.21%	4.94%	5.04%	5.09%
Rate of compensation increase	3.88%	3.77%	3.89%	3.23%	3.21%	3.24%
Expected return on plan assets	8.20%	8.25%	8.25%	6.65%	6.62%	6.89%

	Other Postretirement Benefit Plans
	U.S. plans			Non U.S. plans
	2010	2009	2008	2010	2009	2008
Projected benefit obligation:
Discount rate	5.46%	5.59%	6.39%	6.69%	7.47%	7.60%
Net periodic pension cost:
Discount rate	5.59%	6.39%	6.05%	7.47%	7.60%	5.25%

        In both 2010 and 2009, the health care trend rate used to measure the expected increase in the cost of benefits was assumed to be 8% decreasing to 5% after 2016. Assumed health care cost trend rates can have a significant effect on the amounts reported for the postretirement benefit plans. A one-percent- point change in assumed health care cost trend rates would have the following effects (dollars in millions):

Asset category	Increase	Decrease
Effect on total of service and interest cost	$—	$—
Effect on postretirement benefit obligation	2	(2)

        The projected benefit obligation and fair value of plan assets for the defined benefit plans with projected benefit obligations in excess of plan assets as of December 31, 2010 and 2009 were as follows (dollars in millions):

	U.S. plans		Non U.S. plans
	2010	2009	2010	2009
Projected benefit obligation in excess of plan assets
Projected benefit obligation	$761	$705	$1,797	$1,669
Fair value of plan assets	517	461	1,493	1,366

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. EMPLOYEE BENEFIT PLANS (Continued)

        The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the defined benefit plans with an accumulated benefit obligation in excess of plan assets as of December 31, 2010 and 2009 were as follows (dollars in millions):

	U.S. plans		Non U.S. plans
	2010	2009	2010	2009
Accumulated benefit obligation in excess of plan assets
Projected benefit obligation	$761	$705	$745	$685
Accumulated benefit obligation	712	674	684	599
Fair value of plan assets	517	461	514	460

        Expected future contributions and benefit payments are as follows (dollars in millions):

	U.S. Plans		Non-U.S. Plans
	Defined Benefit Plans	Other Postretirement Benefit Plans	Defined Benefit Plans	Other Postretirement Benefit Plans
2011 expected employer contributions:
To plan trusts	$69	$12	$77	$1
Expected benefit payments:
2011	42	12	92	1
2012	45	11	92	1
2013	45	11	91	1
2014	48	11	93	1
2015	48	11	98	1
2016 - 2020	278	51	516	3

        Our investment strategy with respect to pension assets is to pursue an investment plan that, over the long term, is expected to protect the funded status of the plan, enhance the real purchasing power of plan assets, and not threaten the plan's ability to meet currently committed obligations. Additionally, our investment strategy is to achieve returns on plan assets, subject to a prudent level of portfolio risk. Plan assets are invested in a broad range of investments. These investments are diversified in terms of domestic and international equities, both growth and value funds, including small, mid and large capitalization equities; short-term and long-term debt securities; real estate; and cash and cash equivalents. The investments are further diversified within each asset category. The portfolio diversification provides protection against a single investment or asset category having a disproportionate impact on the aggregate performance of the plan assets.

        Our pension plan assets are managed by outside investment managers. The investment managers value our plan assets using quoted market prices, other observable inputs or unobservable inputs. We have established target allocations for each asset category. Our pension plan assets are periodically rebalanced based upon our target allocations.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. EMPLOYEE BENEFIT PLANS (Continued)

        The fair value of plan assets for the pension plans was $2.5 billion and $2.3 billion at December 31, 2010 and 2009, respectively. The following plan assets are measured at fair value on a recurring basis (dollars in millions):

		Fair Value Amounts Using
Asset category	December 31, 2010	Quoted prices in active markets for identical assets (Level 1)(1)	Significant other observable inputs (Level 2)(2)	Significant unobservable inputs (Level 3)(3)
U.S. pension plans:
Equities	$295	$174	$121	$—
Fixed income	155	97	57	1
Real estate/other	64	45	—	19
Cash	3	3	—	—

Total U.S. pension plan assets	$517	$319	$178	$20

Non-U.S. pension plans:
Equities	$864	$436	$428	$—
Fixed income	891	244	647	—
Real estate/other	255	1	254	—
Cash	15	15	—	—

Total Non-U.S. pension plan assets	$2,025	$696	$1,329	$—

		Fair Value Amounts Using
Asset category	December 31, 2009	Quoted prices in active markets for identical assets (Level 1)(1)	Significant other observable inputs (Level 2)(2)	Significant unobservable inputs (Level 3)(3)
U.S. pension plans:
Equities	$257	$138	$119	$—
Fixed income	144	93	51	—
Real estate/other	52	34	—	18
Cash	8	8	—	—

Total U.S. pension plan assets	$461	$273	$170	$18

Non-U.S. pension plans:
Equities	$804	$410	$394	$—
Fixed income	844	218	626	—
Real estate/other	208	3	205	—
Cash	24	24	—	—

Total Non-U.S. pension plan assets	$1,880	$655	$1,225	$—

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. EMPLOYEE BENEFIT PLANS (Continued)

        The following table reconciles the beginning and ending balances of plan assets measured at fair value using unobservable inputs (Level 3) (dollars in millions):

	Real estate/other
Fair Value Measurements of Plan Assets Using Level 3	Year ended December 31, 2010	Year ended December 31, 2009
Balance at beginning of period	$18	$27
Return on pension plan assets	1	(9)
Purchases, sales and settlements	—	—
Transfers in and/or out of Level 3	—	—

Balance at end of period	$19	$18

Fixed Income
Fair Value Measurements of Plan Assets Using Level 3	Year ended December 31, 2010
Balance at beginning of period	$—
Return on pension plan assets	—
Purchases, sales and settlements	—
Transfers in and/or out of Level 3	1

Balance at end of period	$1

        Based upon historical returns, the expectations of our investment committee and outside advisors, the expected long term rate of return on the pension assets is estimated to be between 6.65% and 8.20%. The asset allocation for our pension plans at December 31, 2010 and 2009 and the target allocation for 2011, by asset category are as follows:

Asset category	Target Allocation 2011	Allocation at December 31, 2010	Allocation at December 31, 2009
U.S. pension plans:
Equities	56%	57%	56%
Fixed income	30%	30%	31%
Real estate/other	14%	12%	11%
Cash	—%	1%	2%

Total U.S. pension plans	100%	100%	100%

Non-U.S. pension plans:
Equities	41%	43%	43%
Fixed income	46%	44%	45%
Real estate/other	12%	12%	11%
Cash	1%	1%	1%

Total non-U.S. pension plans	100%	100%	100%

        Equity securities in our pension plans did not include any equity securities of our parent or our affiliates at the end of 2010.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. EMPLOYEE BENEFIT PLANS (Continued)

DEFINED CONTRIBUTION PLANS

        We have a money purchase pension plan covering substantially all of our domestic employees who were hired prior to January 1, 2004. Employer contributions are made based on a percentage of employees' earnings (ranging up to 8%).

        We also have a salary deferral plan covering substantially all U.S. employees. Plan participants may elect to make voluntary contributions to this plan up to a specified amount of their compensation. We contribute an amount equal to one-half of the participant's contribution, not to exceed 2% of the participant's compensation.

        Along with the introduction of the cash balance formula within our defined benefit pension plan, the money purchase pension plan was closed to new hires. At the same time, the company match in the salary deferral plan was increased, for new hires, to a 100% match, not to exceed 4% of the participant's compensation, once the participant has achieved six years of service with the Company.

        Our total combined expense for the above defined contribution plans for the years ended December 31, 2010, 2009 and 2008 was $14 million, $12 million and $12 million,

SUPPLEMENTAL SALARY DEFERRAL PLAN AND SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

        The Huntsman Supplemental Savings Plan ("Huntsman SSP") is a non-qualified plan covering key management employees and allows participants to defer amounts that would otherwise be paid as compensation. The participant can defer up to 75% of their salary and bonus each year. This plan also provides benefits that would be provided under the Huntsman Salary Deferral Plan if that plan were not subject to legal limits on the amount of contributions that can be allocated to an individual in a single year. The Huntsman SSP was amended and restated effective as of January 1, 2005 to allow eligible executive employees to comply with Section 409A of the Internal Revenue Code of 1986 ("Section 409A").

        The Huntsman Supplemental Executive Retirement Plan (the "SERP") is an unfunded non-qualified pension plan established to provide certain executive employees with benefits that could not be provided, due to legal limitations, under the Huntsman Defined Benefit Pension Plan, a qualified defined benefit pension plan, and the Huntsman Money Purchase Pension Plan, a qualified money purchase pension plan.

        Assets of these plans are included in other noncurrent assets and as of December 31, 2010 and 2009 were $11 million and $10 million, respectively. During each of the years ended December 31, 2010, 2009 and 2008, we expensed a total of $1 million, nil, and $1 million, respectively, as contributions to the Huntsman SSP and the SERP.

STOCK-BASED INCENTIVE PLAN

        In connection with our parent's initial public offering of common and preferred stock on February 16, 2005, our parent adopted the Huntsman Stock Incentive Plan (the "Stock Incentive Plan"). The Stock Incentive Plan permits the grant of non-qualified stock options, incentive stock options, stock appreciation rights, nonvested stock, phantom stock, performance awards and other stock-based awards ("Awards") to our employees, directors and consultants and to employees and consultants of our subsidiaries, provided that incentive stock options may be granted solely to

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. EMPLOYEE BENEFIT PLANS (Continued)

employees. As of December 31, 2010, our parent was authorized to grant up to of 32.6 million shares under the Stock Incentive Plan. See "Note 23. Stock-Based Compensation Plans."

INTERNATIONAL PLANS

        International employees are covered by various post employment arrangements consistent with local practices and regulations. Such obligations are included in the consolidated financial statements in other long-term liabilities.

19. INCOME TAXES

        The following is a summary of U.S. and non-U.S. provisions for current and deferred income taxes (dollars in millions):

	Year ended December 31,
	2010	2009	2008
Income tax expense (benefit):
U.S.
Current	$(23)	$67	$6
Deferred	45	(13)	10
Non-U.S.
Current	41	17	36
Deferred	(23)	88	(54)

Total	$40	$159	$(2)

        The following schedule reconciles the differences between the U.S. federal income taxes at the U.S. statutory rate to our (provision) benefit for income taxes (dollars in millions):

	Year ended December 31,
	2010	2009	2008
Income (loss) from continuing operations before income taxes	$184	$(240)	$(61)

Expected tax expense (benefit) at U.S. statutory rate of 35%	$64	$(84)	$(21)
Change resulting from:
State tax benefit (expense) net of federal benefit	(4)	(1)	7
Effects of non-U.S. operations and tax rate differential	13	42	(2)
U.K. exchange gains and losses	—	—	(24)
Tax authority dispute resolutions	(21)	(6)	(68)
Tax benefit of losses with valuation allowances as a result of other comprehensive income	(4)	(39)	—
Change in valuation allowance	(22)	230	103
Other, net	14	17	3

Total income tax expense (benefit)	$40	$159	$(2)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. INCOME TAXES (Continued)

        On September 8, 2009, we announced the closure of our Australian styrenics operations. U.S. tax law, under our relevant facts, provides for a deduction on investments that are "worthless" for U.S. tax purposes. Therefore, during 2009 and 2010, we recorded tax benefits of $73 million and $28 million, respectively, in discontinued operations related to the closure of and the cumulative U.S. investments in our Australian styrenics business.

        Included in our 2010 and 2009 non-U.S. deferred tax expense is $4 million and $38 million, respectively, of income tax benefit for losses from continuing operations for certain jurisdictions with valuation allowances to the extent income was recorded in other comprehensive income. An offsetting income tax expense was recognized in accumulated other comprehensive income.

        The components of income (loss) from continuing operations before income taxes were as follows (dollars in millions):

	Year ended December 31,
	2010	2009	2008
U.S.	$38	$92	$42
Non-U.S.	146	(332)	(103)

Total	$184	$(240)	$(61)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. INCOME TAXES (Continued)

        Components of deferred income tax assets and liabilities were as follows (dollars in millions):

	December 31,
	2010	2009
Deferred income tax assets:
Net operating loss and AMT credit carryforwards	$970	$976
Pension and other employee compensation	216	218
Property, plant and equipment	97	107
Intangible assets	50	64
Foreign tax credits	75	75
Other, net	116	124

Total	$1,524	$1,564

Deferred income tax liabilities:
Property, plant and equipment	$(520)	$(492)
Pension and other employee compensation	(19)	(8)
Other, net	(110)	(93)

Total	$(649)	$(593)

Net deferred tax asset before valuation allowance	$875	$971
Valuation allowance	(813)	(861)

Net deferred tax asset	$62	$110

Current deferred tax asset	$40	$33
Current deferred tax liability	(63)	(2)
Non-current deferred tax asset	179	158
Non-current deferred tax liability	(94)	(79)

Net deferred tax asset	$62	$110

        We have net operating loss carryforwards ("NOLs") of $2,714 million in various non-U.S. jurisdictions. While the majority of the non-U.S. NOLs have no expiration date, $995 million have a limited life (of which $933 million are subject to a valuation allowance) and $48 million are scheduled to expire in 2011 (of which $48 million are subject to a valuation allowance). We had $142 million of NOLs expire unused in 2010 (of which $136 million had been subject to a full valuation allowance).

        Included in the $2,714 million of non-U.S. NOLs is $1,095 million attributable to our Luxembourg entities. As of December 31, 2010, there is a valuation allowance against substantially all of these net tax-effected NOLs of $307 million. Due to the uncertainty surrounding the realization of the benefits of these losses, we have reduced substantially all of the related deferred tax asset with a valuation allowance.

        Valuation allowances are reviewed each period on a tax jurisdiction by jurisdiction basis to analyze whether there is sufficient positive or negative evidence to support a change in judgment about the realizability of the related deferred tax assets. During 2010, we released valuation allowances of $20 million on certain net deferred tax assets, principally in Australia and Luxembourg. During 2009, we established valuation allowances of $159 million on certain net deferred tax assets, principally in the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. INCOME TAXES (Continued)

U.K. During 2008, we established valuation allowances of $35 million on certain net deferred tax assets, principally in Switzerland. Uncertainties regarding expected future income in certain jurisdictions could affect the realization of deferred tax assets in those jurisdictions and result in additional valuation allowances in future periods.

        The following is a summary of changes in the valuation allowance (dollars in millions):

	2010	2009	2008
Valuation allowance as of January 1	$861	$681	$510
Valuation allowance as of December 31	813	861	681

Net decrease (increase)	48	(180)	(171)
Foreign currency movements	1	14	(19)
(Decrease) increase to deferred tax assets with an offsetting (decrease) increase to valuation allowances	(27)	(64)	88
Reversal of valuation allowances on deferred tax assets related to prior acquisitions, with a corresponding reduction to goodwill and intangible assets	—	—	(1)

Change in valuation allowance per rate reconciliation	$22	$(230)	$(103)

Components of change in valuation allowance affecting tax expense:
Pre-tax income and pre-tax losses in jurisdictions with valuation allowances resulting in no tax expense or benefit	$2	$(75)	$(68)
Releases of valuation allowances in various jurisdictions	20	4	—
Establishments of valuation allowances in various jurisdictions	—	(159)	(35)

Change in valuation allowance per rate reconciliation	$22	$(230)	$(103)

        The following is a reconciliation of our unrecognized tax benefits (dollars in millions):

	2010	2009
Unrecognized tax benefits as of January 1	$74	$64
Gross increases and decreases—tax positions taken during a prior period	(27)	(5)
Gross increases and decreases—tax positions taken during the current period	4	23
Decreases related to settlement of amounts due to tax authorities	—	—
Reductions resulting from the lapse of statutes of limitation	(10)	(10)
Foreign currency movements	2	2

Unrecognized tax benefits as of December 31	$43	$74

        As of December 31, 2010 and 2009, the amount of unrecognized tax benefits which, if recognized, would affect the effective tax rate was $32 million and $59 million, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. INCOME TAXES (Continued)

        In accordance with our accounting policy, we continue to recognize interest and penalties accrued related to unrecognized tax benefits in income tax expense.

	Year ended December 31,
	2010	2009	2008
Interest expense (benefit) included in tax expense	$1	$3	$(7)
Penalties expense (benefit) included in tax expense	$—	$1	$1

	December 31,
	2010	2009
Accrued liability for interest	$8	$7
Accrued liability for penalties	$2	$2

        We conduct business globally and, as a result, we file income tax returns in the U.S. federal, various U.S. state and various non-U.S. jurisdictions. The following table summarizes the tax years that remain subject to examination by major tax jurisdictions:

Tax Jurisdiction	Open Tax Years
China	2002 and later
Hong Kong	2000 and later
India	2004 and later
Italy	2006 and later
Malaysia	2003 and later
Switzerland	2006 and later
The Netherlands	2005 and later
United Kingdom	2008 and later
United States federal	2010 and later

        Certain of our U.S. and non-U.S. income tax returns are currently under various stages of audit by applicable tax authorities and the amounts ultimately agreed upon in resolution of the issues raised may differ materially from the amounts accrued.

        We estimate that it is reasonably possible that certain of our unrecognized tax benefits (both U.S. and non-U.S.) could change within 12 months of the reporting date with a resulting decrease in the unrecognized tax benefits within a reasonably possible range of $4 million to $17 million. For the 12-month period from the reporting date, we would expect that a substantial portion of the decrease in our unrecognized tax benefits would result in a corresponding benefit to our income tax expense.

        During 2010, we concluded and settled tax examinations in the U.S. (both Federal and various states) and various non-U.S. jurisdictions including, but not limited to, Belgium, Spain, Indonesia, Thailand and the U.K. During 2009, we concluded and settled tax examinations in the U.S. (both Federal and various states) and various non-U.S. jurisdictions including, but not limited to, Belgium and Italy. During 2008, we concluded and settled tax examinations in the U.S. (both Federal and various states) and various non-U.S. jurisdictions including, but not limited to, Germany, Italy and the U.K.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. INCOME TAXES (Continued)

        For non-U.S. entities that were not treated as branches for U.S. tax purposes, the Company does not provide for income taxes on the undistributed earnings of these subsidiaries as earnings are reinvested and, in the opinion of management, will continue to be reinvested indefinitely. The undistributed earnings of foreign subsidiaries that are deemed to be permanently invested were approximately $261 million at December 31, 2010. It is not practicable to determine the unrecognized deferred tax liability on those earnings.

20. COMMITMENTS AND CONTINGENCIES

PURCHASE COMMITMENTS

        We have various purchase commitments extending through 2023 for materials, supplies and services entered into in the ordinary course of business. Included in the purchase commitments table below are contracts which require minimum volume purchases that extend beyond one year or are renewable annually and have been renewed for 2011. Certain contracts allow for changes in minimum required purchase volumes in the event of a temporary or permanent shutdown of a facility. To the extent the contract requires a minimum notice period, such notice period has been included in the table below. The contractual purchase prices for substantially all of these contracts are variable based upon market prices, subject to annual negotiations. We have estimated our contractual obligations by using the terms of our 2010 pricing for each contract. We also have a limited number of contracts which require a minimum payment even if no volume is purchased. We believe that all of our purchase obligations will be utilized in our normal operations. During 2010, 2009 and 2008, we made minimum payments under such take or pay contracts without taking the product of nil, $6 million and nil, respectively.

        Total purchase commitments as of December 31, 2010 are as follows (dollars in millions):

Year ending December 31:
2011	$810
2012	285
2013	149
2014	87
2015	65
Thereafter	57

$1,453

OPERATING LEASES

        We lease certain railcars, aircraft, equipment and facilities under long-term lease agreements. The total net expense recorded under operating lease agreements in the accompanying consolidated statements of operations is approximately $58 million, $52 million and $48 million for 2010, 2009 and 2008.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. COMMITMENTS AND CONTINGENCIES (Continued)

        Future minimum lease payments under operating leases as of December 31, 2010 are as follows (dollars in millions):

Year ending December 31:
2011	$53
2012	48
2013	45
2014	38
2015	31
Thereafter	63

$278

LEGAL MATTERS

Asbestos Litigation

        We have been named as a "premises defendant" in a number of asbestos exposure cases, typically claims by non-employees of exposure to asbestos while at a facility. In the past, these cases typically have involved multiple plaintiffs bringing actions against multiple defendants, and the complaints have not indicated which plaintiffs were making claims against which defendants, where or how the alleged injuries occurred or what injuries each plaintiff claimed. These facts, which would be central to any estimate of probable loss, generally have been learned only through discovery.

        Where a claimant's alleged exposure occurred prior to our ownership of the relevant "premises," the prior owners generally have contractually agreed to retain liability for, and to indemnify us against, asbestos exposure claims. This indemnification is not subject to any time or dollar amount limitations. Upon service of a complaint in one of these cases, we tender it to the prior owner. None of the complaints in these cases state the amount of damages being sought. The prior owner accepts responsibility for the conduct of the defense of the cases and payment of any amounts due to the claimants. In our fourteen-year experience with tendering these cases, we have not made any payment with respect to any tendered asbestos cases. We believe that the prior owners have the intention and ability to continue to honor their indemnity obligations, although we cannot assure you that they will continue to do so or that we will not be liable for these cases if they do not.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. COMMITMENTS AND CONTINGENCIES (Continued)

        The following table presents for the periods indicated certain information about cases for which service has been received that we have tendered to the prior owner, all of which have been accepted.

	Year ended December 31, 2010	Year ended December 31, 2009	Year ended December 31, 2008
Unresolved at beginning of period	1,138	1,140	1,192
Tendered during period	24	18	21
Resolved during period(1)	46	20	73
Unresolved at end of period	1,116	1,138	1,140

  (1)
  Although the indemnifying party informs us when tendered cases have been resolved, it generally does not inform us of the settlement amounts relating to such cases, if any. The indemnifying party has informed us that it typically manages our defense together with the defense of other entities in such cases and resolves claims involving multiple defendants simultaneously, and that it considers the allocation of settlement amounts, if any, among defendants to be confidential and proprietary. Consequently, we are not able to provide the number of cases resolved with payment by the indemnifying party or the amount of such payments.

        We have never made any payments with respect to these cases. As of December 31, 2010, we had an accrued liability of $13 million relating to these cases and a corresponding receivable of $13 million relating to our indemnity protection with respect to these cases. We cannot assure you that our liability will not exceed our accruals or that our liability associated with these cases would not be material to our financial condition, results of operations or liquidity; accordingly, we are not able to estimate the amount or range of loss in excess of our accruals. Additional asbestos exposure claims may be made against us in the future, and such claims could be material. However, because we are not able to estimate the amount or range of losses associated with such claims, we have made no accruals with respect to unasserted asbestos exposure claims as of December 31, 2010.

        Certain cases in which we are a "premises defendant" are not subject to indemnification by prior owners or operators. The following table presents for the periods indicated certain information about these cases. Cases include all cases for which service has been received by us. Certain prior cases that were filed in error against us have been dismissed.

	Year ended December 31, 2010	Year ended December 31, 2009	Year ended December 31, 2008
Unresolved at beginning of period	39	43	39
Filed during period	5	3	8
Resolved during period	7	7	4
Unresolved at end of period	37	39	43

        We paid gross settlement costs for asbestos exposure cases that are not subject to indemnification of $201,000 and nil during the years ended December 31, 2010 and 2009, respectively. As of December 31, 2010, we had an accrual of $225,000 relating to these cases. We cannot assure you that our liability will not exceed our accruals or that our liability associated with these cases would not be

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. COMMITMENTS AND CONTINGENCIES (Continued)

material to our financial condition, results of operations or liquidity; accordingly, we are not able to estimate the amount or range of loss in excess of our accruals. Additional asbestos exposure claims may be made against us in the future, and such claims could be material. However, because we are not able to estimate the amount or range of losses associated with such claims, we have made no accruals with respect to unasserted asbestos exposure claims as of December 31, 2010.

Antitrust Matters

        We have been named as a defendant in civil class action antitrust suits alleging that between 1999 and 2004 we conspired with Bayer, BASF, Dow and Lyondell to fix the prices of MDI, TDI, polyether polyols, and related systems ("polyether polyol products") sold in the U.S. in violation of the federal Sherman Act. These cases are consolidated as the "Polyether Polyols" cases in multidistrict litigation known as In re Urethane Antitrust Litigation, MDL No. 1616, Civil No. 2:04-md-01616-JWL-DJW, pending in the U.S. District Court for the District of Kansas.

        In addition, we and the other Polyether Polyol defendants have also been named as defendants in three civil antitrust suits brought by certain direct purchasers of polyether polyol products that opted out of the class certified in MDL No. 1616. While these opt out plaintiffs make similar claims as the class plaintiffs, the court denied defendants' motion to dismiss claims of improper activity outside the class period. Accordingly, the relevant time frame for these cases is 1994-2006. These cases are referred to as the "direct action cases" and are pending in the U.S. District Court for the District of New Jersey.

        Merits discovery was consolidated in MDL No. 1616 for both the class and direct action cases and is ongoing. The trial is currently scheduled for May 2012.

        Two purported class action cases filed May 5 and 17, 2006 pending in the Superior Court of Justice, Ontario Canada and Superior Court, Province of Quebec, District of Quebec, by direct purchasers of MDI, TDI and polyether polyols and by indirect purchasers of these products remain largely dormant although the plaintiff in one case recently filed papers seeking class certification. A purported class action case filed February 15, 2002 by purchasers of products containing rubber and urethanes products and pending in Superior Court of California, County of San Francisco is stayed pending resolution of MDL No. 1616. Finally, we have been named in a proposed third amended complaint by indirect purchasers of MDI, TDI, polyether polyols and polyester polyols pending against Bayer and Chemtura in the U.S. District Court for the District of Massachusetts. The matter is currently stayed pending a settlement of previously asserted claims against Bayer and Chemtura. We opposed the motion for leave to file the proposed amended complaint adding us as a defendant in that action. The plaintiffs in each of these matters make similar claims against the defendants as the class plaintiffs in MDL No. 1616.

        We have been named as a defendant in two purported class action civil antitrust suits alleging that we and our co-defendants and other co-conspirators conspired to fix prices of titanium dioxide sold in the U.S. between at least March 1, 2002 and the present. The cases were filed on February 9 and 12, 2010 in the U.S. District Court for the District of Maryland and a consolidated complaint was filed on April 12, 2010. The other defendants named in this matter are E.I. du Pont de Nemours and Company, Kronos Worldwide Inc., Millennium Inorganic Chemicals, Inc. and the National Titanium Dioxide Company Limited (d/b/a Cristal). Together with our co-defendants we have filed a motion to dismiss this litigation.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. COMMITMENTS AND CONTINGENCIES (Continued)

        In all of the antitrust litigation currently pending against us, the plaintiffs generally are seeking injunctive relief, treble damages, costs of suit and attorneys fees. The plaintiffs' pleadings in these various antitrust suits provide few specifics about any alleged illegal conduct on our part, and we are not aware of any illegal conduct by us or any of our employees. Nevertheless, we could incur losses due to these claims in the future and those losses could be material.

Port Arthur Plant Fire Insurance Litigation Settlement

        On April 29, 2006, our former Port Arthur, Texas olefins manufacturing plant (which we sold to Flint Hills Resources in November 2007) experienced a major fire. The plant was covered by property damage and business interruption insurance through IRIC, our captive insurer, and the Reinsurers. The property damage and business interruption insurance was subject to a combined deductible of $60 million. We, together with IRIC, asserted claims to the Reinsurers related to losses occurring as a result of this fire. On August 31, 2007, the Reinsurers brought an action against us in the U.S. District Court for the Southern District of Texas. The action sought to compel us to arbitrate with the Reinsurers to resolve disputes related to our claims or, in the alternative, to declare judgment in favor of the Reinsurers. Pursuant to a December 29, 2008 agreement, we participated with the Reinsurers in binding arbitration. We paid our deductible on the claim of $60 million and were paid $365 million by the Reinsurers prior to the commencement of binding arbitration. On May 14, 2010, we entered into a settlement agreement with the Reinsurers, including those Reinsurers that did not participate in the arbitration proceedings that resolved the remainder of our insurance claim for a total amount of $110 million. The Reinsurers completed the payment of this amount on June 15, 2010. For more information, see "Note 25. Casualty Losses and Insurance Recoveries—Port Arthur, Texas Plant Fire."

Other Proceedings

        We are a party to various other proceedings instituted by private plaintiffs, governmental authorities and others arising under provisions of applicable laws, including various environmental, products liability and other laws. Except as otherwise disclosed in this report, we do not believe that the outcome of any of these matters will have a material adverse effect on our financial condition, results of operations or liquidity.

21. ENVIRONMENTAL, HEALTH AND SAFETY MATTERS

General

        We are subject to extensive federal, state, local and international laws, regulations, rules and ordinances relating to safety, pollution, protection of the environment and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. In the ordinary course of business, we are subject to frequent environmental inspections and monitoring and occasional investigations by governmental enforcement authorities. In addition, our production facilities require operating permits that are subject to renewal, modification and, in certain circumstances, revocation. Actual or alleged violations of safety laws, environmental laws or permit requirements could result in restrictions or prohibitions on plant operations, substantial civil or criminal sanctions, as well as, under some environmental laws, the assessment of strict liability and/or joint and several liability. Moreover, changes in environmental regulations could inhibit or interrupt our

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21. ENVIRONMENTAL, HEALTH AND SAFETY MATTERS (Continued)

operations, or require us to modify our facilities or operations. Accordingly, environmental or regulatory matters may cause us to incur significant unanticipated losses, costs or liabilities.

Environmental, Health and Safety Systems

        We are committed to achieving and maintaining compliance with all applicable EHS legal requirements, and we have developed policies and management systems that are intended to identify the multitude of EHS legal requirements applicable to our operations, enhance compliance with applicable legal requirements, ensure the safety of our employees, contractors, community neighbors and customers and minimize the production and emission of wastes and other pollutants. Although EHS legal requirements are constantly changing and are frequently difficult to comply with, these EHS management systems are designed to assist us in our compliance goals while also fostering efficiency and improvement and minimizing overall risk to us.

EHS Capital Expenditures

        We may incur future costs for capital improvements and general compliance under EHS laws, including costs to acquire, maintain and repair pollution control equipment. For the years ended December 31, 2010, 2009 and 2008, our capital expenditures for EHS matters totaled $85 million, $54 million and $58 million, respectively. Because capital expenditures for these matters are subject to evolving regulatory requirements and depend, in part, on the timing, promulgation and enforcement of specific requirements, our capital expenditures for EHS matters have varied significantly from year to year and we cannot provide assurance that our recent expenditures will be indicative of future amounts required under EHS laws.

Remediation Liabilities

        We have incurred, and we may in the future incur, liability to investigate and clean up waste or contamination at our current or former facilities or facilities operated by third parties at which we may have disposed of waste or other materials. Similarly, we may incur costs for the cleanup of waste that was disposed of prior to the purchase of our businesses. Under some circumstances, the scope of our liability may extend to damages to natural resources.

        Under CERCLA and similar state laws, a current or former owner or operator of real property may be liable for remediation costs regardless of whether the release or disposal of hazardous substances was in compliance with law at the time it occurred, and a current owner or operator may be liable regardless of whether it owned or operated the facility at the time of the release. Outside the U.S., analogous contaminated property laws, such as those in effect in France and Australia, can hold past owners and/or operators liable for remediation at former facilities. We have been notified by third parties of claims against us for cleanup liabilities at approximately 10 former facilities or third party sites, including, but not limited to, sites listed under CERCLA. Based on current information and past experiences at other CERCLA sites, we do not expect any of these third party claims to result in material liability to us.

        One of these sites, the North Maybe Canyon Mine CERCLA site, includes an abandoned phosphorous mine near Soda Springs, Idaho believed to have been operated by one of our predecessor companies (El Paso Products Company). In 2004, the U.S. Forest Service notified us that we are a CERCLA PRP for the mine site involving selenium-contaminated surface water. Under a 2004

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21. ENVIRONMENTAL, HEALTH AND SAFETY MATTERS (Continued)

administrative order, the current mine lessee, Nu-West Industries, Inc., began undertaking the investigation required for a CERCLA removal process. In 2008, the site was transitioned to the CERCLA remedial action process, which requires a RI/FS. In 2009, the Forest Service notified the three PRPs (our Company, Nu-West and Wells Cargo) that it would undertake the RI/FS itself. On February 19, 2010, in conjunction with Wells Cargo, we agreed to jointly comply with a UAO to conduct an RI/FS of the entire West Ridge site, although we are alleged to have had only a limited historical presence in the investigation area. In March 2010, following the initiation of litigation by Nu-West, the Forest Service assumed Nu-West's original investigation obligations. On June 15, 2010, we received the UAO which had been executed by the Forest Service and we are presently carrying out the requirements of the order. We continue to coordinate with our insurers regarding policy coverage in this matter. At this time, we are unable to estimate the cost of the RI/FS or our ultimate liability in this matter, but we do not believe it will be material to our financial condition, results of operations or cash flow.

        In addition, under the RCRA and similar state laws, we may be required to remediate contamination originating from our properties as a condition to our hazardous waste permit. Some of our manufacturing sites have an extended history of industrial chemical manufacturing and use, including on-site waste disposal. We are aware of soil, groundwater or surface contamination from past operations at some of our sites, and we may find contamination at other sites in the future. For example, our Port Neches, Texas, and Geismar, Louisiana, facilities are the subject of ongoing remediation requirements under RCRA authority. Similar laws exist in a number of locations in which we currently operate manufacturing facilities, such as Australia, Switzerland and Italy.

        In June of 2006, an agreement was reached between the local regulatory authorities and our Advanced Materials site in Pamplona, Spain to relocate our manufacturing operations in order to facilitate new urban development desired by the city. Subsequently, as required by the authorities, soil and groundwater sampling was performed and followed by a quantitative risk assessment. In October 2010, the local authorities approved our proposed two-phase remedial approach. The first phase, to be initiated in 2011, will involve groundwater extraction and treatment in one limited area of the site. The second phase, not yet defined, would proceed during site redevelopment. However, because of the current economic conditions in Spain, we believe that the urban development plans have been postponed for the immediate future. Therefore, we are unable to further assess the timing, likelihood or amount of any potential liability.

        By letter dated March 7, 2006, our Base Chemicals and Polymers facility in West Footscray, Australia, was issued a clean-up notice by EPA Victoria due to concerns about soil and groundwater contamination emanating from the site. The agency revoked the original clean-up notice on September 4, 2007 and issued a revised clean-up notice due to "the complexity of contamination issues" at the site. In the third quarter of 2009, we recorded a $30 million liability related to estimated environmental remediation costs at this site. On August 23, 2010, EPA Victoria revoked the second clean-up notice and issued a revised notice that included a requirement for financial assurance for the remediation. We have now reached agreement with the agency that a mortgage on the land will be held by the agency as financial surety during the period of current clean-up notice, which ends on July 30, 2014. We can provide no assurance that the agency will not seek to institute additional requirements for the site or that additional costs will not be associated with the clean up. This facility has been closed and demolition, which commenced in May 2010, is expected to be completed by mid-2011.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21. ENVIRONMENTAL, HEALTH AND SAFETY MATTERS (Continued)

        By letter of March 15, 2010, the DOJ notified us that the EPA has requested that the DOJ bring an action in federal court against us and other PRPs for recovery of costs incurred by the U.S. in connection with releases of hazardous substances from the State Marine Superfund Site in Port Arthur, Texas. As of August 31, 2007, the EPA had incurred and paid approximately $2.8 million in unreimbursed response costs related to the site. Prior to filing the complaint, the DOJ requested that PRPs sign and return a standard tolling agreement (from March 31, 2010 through September 30, 2010) and participate in settlement discussions. We originally responded to an information request regarding this site on March 7, 2005 and identified historical transactions associated with a predecessor of a company we acquired. The prior owners have contractually agreed to indemnify us in this matter. While the DOJ is aware of the indemnity, we may be required to participate in future settlement discussions; therefore, on March 29, 2010, we submitted the signed tolling agreement and offer to negotiate to the DOJ. The tolling agreement has since been extended until March 31, 2011.

        In many cases, our potential liability arising from historical contamination is based on operations and other events occurring prior to our ownership of a business or specific facility. In these situations, we frequently obtained an indemnity agreement from the prior owner addressing remediation liabilities arising from pre-closing conditions. We have successfully exercised our rights under these contractual covenants for a number of sites and, where applicable, mitigated our ultimate remediation liability. We cannot assure you, however, that the liabilities for all such matters subject to indemnity, will be honored by the prior owner or that our existing indemnities will be sufficient to cover our liabilities for such matters.

        Based on available information and the indemnification rights we believe are likely to be available, we believe that the costs to investigate and remediate known contamination will not have a material adverse effect on our financial condition, results of operations or cash flows. However, if such indemnities are not honored or do not fully cover the costs of investigation and remediation or we are required to contribute to such costs, then such expenditures may have a material adverse effect on our financial condition, results of operations or cash flows. At the current time, we are unable to estimate the total cost, exclusive of indemnification benefits, to remediate any of the known contamination sites.

Environmental Reserves

        We have accrued liabilities relating to anticipated environmental cleanup obligations, site reclamation and closure costs and known penalties. Liabilities are recorded when potential liabilities are either known or considered probable and can be reasonably estimated. Our liability estimates are calculated using present value techniques and are based upon requirements placed upon us by regulators, available facts, existing technology and past experience. The environmental liabilities do not include amounts recorded as asset retirement obligations. We had accrued $48 million and $41 million for environmental liabilities as of December 31, 2010 and 2009, respectively. Of these amounts, $13 million and $5 million were classified as accrued liabilities in our consolidated balance sheets as of December 31, 2010 and 2009, respectively, and $35 million and $36 million were classified as other noncurrent liabilities in our consolidated balance sheets as of December 31, 2010 and 2009, respectively. In certain cases, our remediation liabilities may be payable over periods of up to 30 years. We may incur losses for environmental remediation in excess of the amounts accrued; however, we are not able to estimate the amount or range of such potential excess.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21. ENVIRONMENTAL, HEALTH AND SAFETY MATTERS (Continued)

REGULATORY DEVELOPMENTS

        In December 2006, the EU parliament and EU council approved a new EU regulatory framework for chemicals called REACH. REACH took effect on June 1, 2007, and the program it establishes will be phased in over 11 years. Under the regulation, companies that manufacture in or import into the EEA more than one metric tonne of a chemical substance per year will be required to register such chemical substances and isolated intermediates in a central database. Use authorizations will be granted for a specific chemical if the applicants can show that the risks in using the chemical are adequately controlled; and for chemicals where there are no suitable alternative substances or technologies available and the applicant can demonstrate that the social and economic benefits of using the chemical outweigh the risks. In addition, specified uses of some hazardous substances may be restricted. Furthermore, all applicants will have to study the availability of alternative chemicals. If an alternative is available, an applicant will have to submit a "substitution" plan to the regulatory agency. The regulatory agency will only authorize persistent bio-accumulative and toxic substances if an alternative chemical is not available. The registration, evaluation and authorization phases of the program will require expenditures and resource commitments in order to, for example, participate in mandatory data-sharing forums; acquire, generate and evaluate data; prepare and submit dossiers for substance registration; obtain legal advice and reformulate products, if necessary. We have established a cross-business European REACH team that is working closely with our businesses to identify and list all substances we purchase or manufacture in, or import into, the EEA. We met pre-registration REACH compliance requirements by the November 30, 2008 regulatory deadline, with the exception of pre-registrations for two substances, for a total of 1,850 pre-registrations for substances that we intended to register. These two substances, along with the other high-volume and high-priority chemicals, were successfully registered under the program by the November 30, 2010 regulatory deadline. Although the total long-term cost for REACH compliance is not estimable at this time, we spent approximately $9 million, $3 million and $2 million in 2010, 2009 and 2008, respectively, on REACH compliance. However, we cannot provide assurance that these recent expenditures will be indicative of future amounts required for REACH compliance.

GREENHOUSE GAS REGULATION

        Although the existence of binding emissions limitations under international treaties such as the Kyoto Protocol is in doubt after 2012, we expect some or all of our operations to be subject to regulatory requirements to reduce emissions of GHG. Even in the absence of a new global agreement to limit GHGs, we may be subject to additional regulation under the European Union Emissions Trading System as well as new national and regional GHG trading programs. For example, our operations in Australia and selected U.S. states may be subject to future GHG regulations under emissions trading systems in those jurisdictions.

        Because the United States has not adopted federal climate change legislation, domestic GHG efforts are likely to be guided by EPA regulations in the near future. While EPA's GHG programs are currently subject to judicial challenge, our domestic operations may become subject to EPA's regulatory requirements when implemented. In particular, expansions of our existing facilities or construction of new facilities may be subject to the Clean Air Act's Prevention of Significant Deterioration Requirements under EPA's GHG "Tailoring Rule." In addition, certain aspects of our operations may be subject to GHG emissions monitoring and reporting requirements. If we are subject to EPA GHG regulations, we may face increased monitoring, reporting, and compliance costs.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21. ENVIRONMENTAL, HEALTH AND SAFETY MATTERS (Continued)

        We are already managing and reporting GHG emissions, to varying degrees, as required by law for our sites in locations subject to Kyoto Protocol obligations and/or EU emissions trading scheme requirements. Although these sites are subject to existing GHG legislation, few have experienced or anticipate significant cost increases as a result of these programs, although it is possible that GHG emission restrictions may increase over time. Potential consequences of such restrictions include capital requirements to modify assets to meet GHG emission restrictions and/or increases in energy costs above the level of general inflation, as well as direct compliance costs. Currently, however, it is not possible to estimate the likely financial impact of potential future regulation on any of our sites.

        Finally, it should be noted that some scientists have concluded that increasing concentrations of GHG in the Earth's atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, and floods and other climatic events. If any of those effects were to occur, they could have an adverse effect on our assets and operations.

CHEMICAL FACILITY ANTI-TERRORISM RULEMAKING

        The U.S. DHS issued the final rule of their "Chemical Facility Anti-Terrorism Standard" in 2007. The initial phase of the rule required all chemical facilities in the U.S. to evaluate their facilities against the DHS Appendix A list of "Chemicals of Interest." Facilities which have specified chemicals in threshold quantities on the Appendix A list were required to submit a "Top Screen" questionnaire to DHS in 2008. In early 2008, we submitted Top Screens for all of our covered facilities. After reviewing the Top Screens, DHS determined that four of our sites were "High Risk" facilities. As a result, we were required to perform security vulnerability assessments at the High Risk sites. The security vulnerability assessments were completed and sent to DHS during the fourth quarter of 2008. Based on their assessment of the security vulnerability assessments, we received notice from DHS that one of our sites was elevated to a high security risk tier. The DHS determined the other three sites to be lower security risk tiers. The three lower-tiered sites have submitted SSPs to the DHS. The SSPs are based on a list of 18 risk-based performance standards, but security improvements recommended from the SSPs are not anticipated to be material. The high tiered site also submitted an SSP to the DHS, and security upgrades as a result of DHS requirements are estimated to cost $8 million to $10 million to be spent during 2011 and 2012.

MTBE DEVELOPMENTS

        We produce MTBE, an oxygenate that is blended with gasoline to reduce vehicle air emissions and to enhance the octane rating of gasoline. Litigation or legislative initiatives restricting the use of MTBE in gasoline may subject us or our products to environmental liability or materially adversely affect our sales and costs. Because MTBE has contaminated some water supplies, its use has become controversial in the U.S. and elsewhere, and its use has been effectively eliminated in the U.S. market. We currently market MTBE, either directly or through third parties, to gasoline additive customers located outside the U.S., although there are additional costs associated with such outside-U.S. sales which may result in decreased profitability compared to historical sales in the U.S. We may also elect to use all or a portion of our precursor TBA to produce saleable products other than MTBE. If we opt to produce products other than MTBE, necessary modifications to our facilities will require significant capital expenditures and the sale of such other products may produce a lower level of cash flow than that historically produced from the sale of MTBE.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21. ENVIRONMENTAL, HEALTH AND SAFETY MATTERS (Continued)

        Numerous companies, including refiners, manufacturers and sellers of gasoline, as well as manufacturers of MTBE, have been named as defendants in numerous cases in U.S. courts that allege MTBE contamination in groundwater. The plaintiffs in the MTBE groundwater contamination cases generally seek compensatory damages, punitive damages, injunctive relief, such as monitoring and abatement, and attorney fees. Between 2007 and 2009, we were named as a defendant in 18 of these lawsuits in New York state and federal courts, which we settled in an amount immaterial to us.

        It is possible that we could be named as a defendant in existing or future MTBE contamination cases. We cannot provide assurances that adverse results against us in existing or future MTBE contamination cases will not have a material adverse effect on our business, results of operations and financial position.

INDIA INVESTIGATION

        During the third quarter of 2010, we completed an internal investigation of the operations of PAPL, our majority owned joint venture in India. PAPL manufactures base liquid resins, base solid resins and formulated products in India. The investigation initially focused on allegations of illegal disposal of hazardous waste and waste water discharge and related reporting irregularities. Based upon preliminary findings, the investigation was expanded to include a review of the production and off-book sales of certain products and waste products. The investigation included the legality under Indian law and U.S. law, including the U.S. Foreign Corrupt Practices Act, of certain payments made by employees of the joint venture to government officials in India. Records at the facility covering nine months in 2009 and early 2010 show that less than $11,000 in payments were made to officials for that period; in addition, payments in unknown amounts may have been made by individuals from the facility in previous years.

        In May and July 2010, PAPL fully disclosed the environmental noncompliance issues to the local Indian environmental agency, the TNPCB. All environmental compliance and reporting issues have been addressed to the agency's satisfaction other than the use of freshwater for the dilution of wastewater effluent discharges and the remediation of several off-site solid waste disposal areas. Also in May 2010, we voluntarily contacted the SEC and the DOJ to advise them of our investigation and that we intend to cooperate fully with each of them. We met with the SEC and the DOJ in early October to discuss this matter and continue to cooperate with these agencies. Steps have been taken to halt all known illegal or improper activity. These steps included the termination of employment of management employees as appropriate. In November 2010, directions were received from TNPCB to submit a plan for the remediation of the off-site waste disposal areas.

        No conclusions can be drawn at this time as to whether any government agencies will open formal investigations of these matters or what remedies such agencies may seek. Governmental agencies could assess material civil and criminal penalties and fines against PAPL and potentially against us and could issue orders that adversely affect the operations of PAPL. We cannot, however, determine at this time the magnitude of the penalties and fines that could be assessed, the total costs to remediate the prior noncompliance or the effects of implementing any necessary corrective measures on the PAPL's operations.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. [RESERVED]

23. STOCK-BASED COMPENSATION PLAN

        Under our parent's Stock Incentive Plan, a plan approved by the Huntsman Corporation stockholders, our parent may grant non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, phantom stock, performance awards and other stock-based awards to our employees, directors and consultants and to employees and consultants of our subsidiaries, provided that incentive stock options may be granted solely to employees. The terms of the grants are fixed at the grant date. As of December 31, 2010, our parent was authorized to grant up to 32.6 million shares under the Stock Incentive Plan. As of December 31, 2010, our parent had 12.1 million shares remaining under the Stock Incentive Plan available for grant. Option awards have a maximum contractual term of 10 years and generally must have an exercise price at least equal to the market price of our parent's common stock on the date the option award is granted. Stock-based awards generally vest over a three year period.

        The compensation cost from continuing operations under the Stock Incentive Plan was as follows (dollars in millions):

	Year ended December 31,
	2010	2009	2008
Compensation cost	$24	$16	$20

        The total income tax benefit recognized in the statement of operations for stock-based compensation arrangements was $8 million, $6 million and $6 million for the years ended December 31, 2010, 2009 and 2008, respectively.

        The fair value of each stock option award is estimated on the date of grant using the Black-Scholes valuation model that uses the assumptions noted in the following table. Expected volatilities are based on the historical volatility of our parent's common stock through the grant date. The expected term of options granted was estimated based on the contractual term of the instruments and employees' expected exercise and post-vesting employment termination behavior. The risk-free rate for periods within the contractual life of the option was based on the U.S. Treasury yield curve in effect at the time of grant. The assumptions noted below represent the weighted averages of the assumptions utilized for all stock options granted during the year.

	Year ended December 31,
	2010	2009	2008
Dividend yield	3.0%	15.4%	NA
Expected volatility	69.0%	70.4%	NA
Risk-free interest rate	3.1%	2.5%	NA
Expected life of stock options granted during the period	6.6 years	6.6 years	NA

        During 2008, no stock options were granted.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

23. STOCK-BASED COMPENSATION PLAN (Continued)

STOCK OPTIONS

        A summary of stock option activity under the Stock Incentive Plan as of December 31, 2010 and changes during the year then ended is presented below:

Option Awards	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
	(in thousands)		(years)	(in millions)
Outstanding at January 1, 2010	11,677	$11.30
Granted	654	13.50
Exercised	(1,209)	2.62
Forfeited	(125)	20.46

Outstanding at December 31, 2010	10,997	12.28	6.8	$67

Exercisable at December 31, 2010	6,468	18.07	5.7	15

        The weighted-average grant-date fair value of stock options granted during 2010 and 2009 was $6.97 and $0.51 per option, respectively. As of December 31, 2010, there was $4 million of total unrecognized compensation cost related to nonvested stock option arrangements granted under the Stock Incentive Plan. That cost is expected to be recognized over a weighted-average period of approximately 1.3 years.

        During 2009 and 2008, no stock options were exercised. During the year ended December 31, 2010, the total intrinsic value of stock options exercised was $14 million.

NONVESTED SHARES

        Nonvested shares granted under the Stock Incentive Plan consist of restricted stock, which is accounted for as an equity award, and phantom stock, which is accounted for as a liability award

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

23. STOCK-BASED COMPENSATION PLAN (Continued)

because it can be settled in either stock or cash. A summary of the status of nonvested shares as of December 31, 2010 and changes during the year then ended is presented below:

	Equity Awards			Liability Awards
	Shares		Weighted Average Grant-Date Fair Value	Shares	Weighted Average Grant-Date Fair Value
	(in thousands)			(in thousands)
Nonvested at January 1, 2010	3,428		$5.20	1,880	$3.61
Granted	1,015		12.96	472	13.50
Vested	(1,284	)(1)	7.12	(656)	4.44
Forfeited	(33)		3.32	(54)	5.72

Nonvested at December 31, 2010	3,126		6.95	1,642	6.05

(1)
As of December 31, 2010, a total of 329,132 restricted stock units were vested, of which 65,733 vested during 2010. Only 70,970 of these shares have been reflected as vested shares in this table because, in accordance with the restricted stock unit agreements, shares of common stock are not issued for vested restricted stock units until termination of employment.

        As of December 31, 2010, there was $26 million of total unrecognized compensation cost related to nonvested share compensation arrangements granted under the Stock Incentive Plan. That cost is expected to be recognized over a weighted-average period of approximately 1.4 years. The value of share awards that vested during the years ended December 31, 2010, 2009 and 2008 was $18 million, $12 million and $13 million, respectively.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

24. OTHER COMPREHENSIVE INCOME (LOSS)

        Other comprehensive income (loss) consisted of the following (dollars in millions):

	December 31,
	2010		2009		2008
	Accumulated income (loss)	Income (loss)	Accumulated income (loss)	Income (loss)	Income (loss)
Foreign currency translation adjustments, net of tax of $12 and $2 as of December 31, 2010 and 2009, respectively	$296	$23	$273	$71	$(176)
Pension and other postretirement benefits adjustments, net of tax of $124 and $134 as of December 31, 2010 and 2009, respectively	(663)	(28)	(635)	136	(564)
Other comprehensive income of unconsolidated affiliates	7	—	7	(2)	—
Other, net	(1)	(2)	1	2	(4)

Total	(361)	(7)	(354)	207	(744)
Amounts attributable to noncontrolling interests	7	1	6	(1)	3

Amounts attributable to Huntsman International LLC	$(354)	$(6)	$(348)	$206	$(741)

        Items of other comprehensive income (loss) of our Company and our consolidated affiliates have been recorded net of tax, with the exception of the foreign currency translation adjustments related to subsidiaries with earnings permanently reinvested. The tax effect is determined based upon the jurisdiction where the income or loss was recognized and is net of valuation allowances.

25. CASUALTY LOSSES AND INSURANCE RECOVERIES

PORT ARTHUR, TEXAS PLANT FIRE

        On April 29, 2006, our former Port Arthur, Texas olefins manufacturing plant (which we sold to Flint Hills Resources in November 2007) experienced a major fire. The plant was covered by property damage and business interruption insurance through IRIC, and the Reinsurers. The property damage and business interruption insurance was subject to a combined deductible of $60 million. We, together with IRIC, asserted claims to the Reinsurers related to losses occurring as a result of this fire. Our claims were the subject of litigation and an arbitration proceeding with certain of the Reinsurers.

        Prior to December 31, 2009, we received payments on insurance claims with respect to the fire totaling $365 million. On May 14, 2010, we entered into a settlement agreement with the Reinsurers (including those Reinsurers that did not participate in the arbitration proceeding). Pursuant to the settlement agreement, we received a final payment totaling $110 million. Upon receipt of this payment, we agreed to the dismissal with prejudice of the legal and arbitration proceedings relating to our insurance claims.

        As a result of this settlement, we recognized a pretax gain of $110 million in discontinued operations during the second quarter of 2010, the proceeds of which were used to repay secured debt in accordance with relevant provisions of the agreements governing our Senior Credit Facilities. Of the

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

25. CASUALTY LOSSES AND INSURANCE RECOVERIES (Continued)

$110 million payment, $34 million was reflected within the statement of cash flows as cash flows from investing activities and the remaining $76 million was reflected as cash flows from operating activities.

2005 U.S. GULF COAST STORMS

        On September 22, 2005, we sustained property damage at our Port Neches and Port Arthur, Texas facilities as a result of a hurricane. We maintain customary insurance coverage for property damage and business interruption. With respect to coverage of these losses, the deductible for property damage was $10 million, while business interruption coverage did not apply for the first 60 days.

        Through December 31, 2009 we received $41 million in payments in connection with our insurance claim for property damage and business interruption losses from the 2005 Gulf Coast storms. On July 29, 2009, the reinsurers filed a declaratory judgment action seeking to compel arbitration between the parties or to declare that the Reinsurers owed nothing further from the storm damage. We filed a counterclaim seeking to declare that the reinsurers owed us the remaining amount of our claim. Subsequently, the parties participated in mediation on February 8-9, 2010 and resolved the remainder of our insurance claim for a total of $7 million. The reinsurers paid that amount within 30 days following the execution of the proof of loss and settlement agreement and represents income from discontinued operations.

26. [RESERVED]

27. DISCONTINUED OPERATIONS

Australian Styrenics Business Shutdown

        During the first quarter of 2010, we ceased operation of our former Australian styrenics business. During 2009, we recorded costs of approximately $63 million related to the closure of this business. U.S. tax law, under relevant facts, provides for a deduction on investments that are "worthless" for U.S. tax purposes. Therefore, during 2009, we recorded a tax benefit of $73 million in discontinued operations related to the closure of and the cumulative U.S. investments in our Australian Styrenics business. During 2010, we recorded additional closure costs of $6 million. Also during 2010, we recorded a $19 million loss from the recognition of cumulative currency translation losses upon the liquidation and substantial liquidation of foreign entities related to this business. Furthermore, we recorded an additional tax benefit of $28 million in 2010 related to the closure of this business. The following results of operations of our former Australian styrenics business have been presented as

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

27. DISCONTINUED OPERATIONS (Continued)

discontinued operations in the accompanying consolidated statements of operations (dollars in millions):

	Year ended December 31,
	2010	2009	2008
Revenues	$52	$98	$159
Operating costs and expenses	(85)	(182)	(192)
Non-operating expense	(19)	—	—

Loss before income taxes	(52)	(84)	(33)
Income tax benefit	28	74	—

Loss from discontinued operations, net of tax	$(24)	$(10)	$(33)

        The results of our former Australian styrenics business were previously included in our Corporate and other segment and have been presented as discontinued operations in the accompanying consolidated statements of operations for all periods presented.

U.S. BASE CHEMICALS BUSINESS

        On November 5, 2007, we completed a disposition of our U.S. base chemicals businesses, which included our former olefins manufacturing assets located at Port Arthur, Texas (the "U.S. Base Chemicals Disposition"). A captive ethylene unit at the retained Port Neches, Texas site of our Performance Products segment operations was not included in the sale. This asset, along with a long-term post-closing arrangement for the supply of ethylene and propylene from Flint Hills Resources to us, will continue to provide feedstock for our downstream derivative units.

        The following results of our former U.S base chemicals business have been presented as discontinued operations in the accompanying consolidated statements of operations (dollars in millions):

	Year ended December 31,
	2010	2009	2008
Other (expenses) income	$(6)	$2	$8
Gain (loss) on insurance settlements, net	110	(17)	175

Income (loss) before income taxes	104	(15)	183
Income tax expense (benefit)	38	(6)	68

Income (loss) from discontinued operations, net of tax	$66	$(9)	$115

        In connection with the U.S. Base Chemicals Disposition, we recognized a pretax loss on disposal of $146 million in 2007. During 2008, we recognized an adjustment to the loss on disposal of $8 million related to a sales and use tax settlement, and post-closing adjustments. In addition, during 2008, we recognized a $175 million gain from the partial settlement of insurance claims related to the fire at our former Port Arthur, Texas facility. During 2009, we recorded legal fees of $17 million related to the ongoing arbitration of the fire insurance claim and recorded a gain of $2 million on the settlement of

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

27. DISCONTINUED OPERATIONS (Continued)

product exchange liabilities. During 2010, we recorded a $110 million pretax gain in connection with the final settlement of insurance claims related to the 2006 fire at our former Port Arthur, Texas plant and a pretax gain of $7 million from the settlement of insurance claims related to the 2005 gulf coast storms. These 2010 insurance settlement gains were offset in part by income taxes and legal fees related to the arbitration of the fire insurance claim. See "Note 25. Casualty Losses and Insurance Recoveries."

        The results of our former U.S. base chemicals business are included in discontinued operations for all periods presented.

NORTH AMERICAN POLYMERS BUSINESS

        On August 1, 2007 we completed the disposition of our former polymers manufacturing assets located at four U.S. sites: Odessa and Longview, Texas; Peru, Illinois; and Marysville, Michigan (the "North American Polymers Disposition"). In accordance with the amended and restated asset purchase agreement with Flint Hills Resources, we also shut down our Mansonville, Quebec expandable polystyrene manufacturing facility in June 2007.

        During 2008, we recorded an adjustment to the loss on disposal in connection with the North American Polymers Disposition of $3 million primarily related to property tax settlements and post-closing adjustments.

        The results of our former North American polymers business are included in discontinued operations for all periods presented.

        In connection with the U.S. Base Chemicals Disposition and the North American Polymers Disposition, we agreed to indemnify Flint Hills Resources with respect to any losses resulting from (i) the breach of representations and warranties contained in the amended and restated asset purchase agreement, (ii) any pre-sale liabilities related to certain assets not assumed by Flint Hills Resources, and (iii) any unknown environmental liability related to the pre-sale operations of the assets sold. We are not required to pay under these indemnification obligations until claims against us, on a cumulative basis, exceed $10 million. Upon exceeding this $10 million threshold, we generally are obligated to provide indemnification for any losses up to a limit of $150 million. We believe that the likelihood that we will be required to pay any significant amounts under the indemnity provision is remote.

28. RELATED PARTY TRANSACTIONS

        Our accompanying consolidated financial statements include the following transactions with our affiliates not otherwise disclosed (dollars in millions):

	Year ended December 31,
	2010	2009	2008
Sales to:
Unconsolidated affiliates	$201	$96	$164
Inventory purchases from:
Unconsolidated affiliates	369	273	299

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

28. RELATED PARTY TRANSACTIONS (Continued)

        An agreement was reached prior to the initial public offering of our parent's common stock in February 2005 with the Huntsman Foundation, a private charitable foundation established by Jon M. and Karen H. Huntsman to further the charitable interests of the Huntsman family, that we would donate our Salt Lake City office building and our option to acquire an adjacent undeveloped parcel of land to the foundation free of debt. On March 24, 2010, we completed this donation. At the time of the donation, the building had an appraised value of approximately $10.1 million. We continue to occupy and use a portion of the building under a lease pursuant to which we make annual lease payments of approximately $1.5 million to the Huntsman Foundation. During 2010, we made payments of approximately $1.1 million to the Huntsman Foundation under the lease. The lease expires on December 31, 2013, subject to two five-year extensions, at our option.

        Through May 2002, we paid the premiums on various life insurance policies for Jon M. Huntsman. These policies have been liquidated, and the cash values have been paid to Mr. Huntsman. Mr. Huntsman is indebted to us in the amount of approximately $2 million, which represents the insurance premiums paid on his behalf through May 2002. This amount is included in other noncurrent assets on the accompanying consolidated balance sheets.

        Wayne A. Reaud, a member of our parent's board of directors, is of counsel to the law firm of Reaud, Morgan & Quinn. We pay the firm $200,000 per year for legal services. Mr. Reaud has no interest in the firm or in the proceeds for current work done at the firm. As of counsel, the law firm provides Mr. Reaud with an office and certain secretarial services.

29. OPERATING SEGMENT INFORMATION

        We derive our revenues, earnings and cash flows from the manufacture and sale of a wide variety of differentiated and commodity chemical products. During the first quarter of 2010, we began reporting our LIFO inventory valuation reserves as part of Corporate and other; these reserves were previously reported in our Performance Products segment. During the third quarter of 2010, we began reporting the amounts outstanding under the A/R Programs as part of our Polyurethanes, Performance Products, Advanced Materials, Textile Effects and Pigments segments' assets. These amounts were previously reported as Corporate and other segment assets. In addition, we eliminated intercompany balances from the assets of each reportable segment. During the fourth quarter of 2010, we began reporting the (income) loss attributable to noncontrolling interests in the reporting segment to which the subsidiary relates. Previously, (income) loss attributable to noncontrolling interests was reported in our Corporate and other segment. All relevant information for prior periods has been reclassified to reflect these changes.

        We have reported our operations through five segments: Polyurethanes, Advanced Materials, Textile Effects, Performance Products and Pigments. We have organized our business and derived our operating segments around differences in product lines.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

29. OPERATING SEGMENT INFORMATION (Continued)

        The major products of each reportable operating segment are as follows:

Segment	Products
Polyurethanes	MDI, PO, polyols, PG, TPU, aniline and MTBE
Performance Products	amines, surfactants, LAB, maleic anhydride, other performance chemicals, EG, olefins and technology licenses
Advanced Materials	epoxy resin compounds and formulations; cross-linking, matting and curing agents; epoxy, acrylic and polyurethane- based adhesives and tooling resin formulations
Textile Effects	textile chemicals and dyes
Pigments	titanium dioxide

        Sales between segments are generally recognized at external market prices and are eliminated in consolidation. We use EBITDA to measure the financial performance of our global business units and for reporting the results of our operating segments. This measure includes all operating items relating to the businesses. The EBITDA of operating segments excludes items that principally apply to our Company as a whole. The revenues and EBITDA for each of our reportable operating segments are as follows (dollars in millions):

	Year ended December 31,
	2010	2009	2008
Net Sales:
Polyurethanes	$3,605	$3,005	$4,055
Performance Products	2,659	2,090	2,703
Advanced Materials	1,244	1,059	1,492
Textile Effects	787	691	903
Pigments	1,213	960	1,072
Eliminations	(258)	(140)	(169)

Total	$9,250	$7,665	$10,056

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

29. OPERATING SEGMENT INFORMATION (Continued)

	Year ended December 31,
	2010	2009	2008
Segment EBITDA(1):
Polyurethanes	$319	$388	$381
Performance Products	363	246	274
Advanced Materials	143	59	149
Textile Effects	1	(64)	(33)
Pigments	205	(25)	17
Corporate and other(2)	(224)	(178)	(201)

Subtotal	807	426	587
Discontinued Operations(3)	53	(97)	156

Total	860	329	743
Interest expense, net	(248)	(240)	(263)
Interest expense of discontinued operations, net	—	—	(1)
Income tax expense (benefit)—continuing operations	40	159	(2)
Income tax expense (benefit)—discontinued operations	10	(80)	69
Depreciation and amortization	(382)	(420)	(374)

Net income (loss) attributable to Huntsman International LLC	$180	$(410)	$38

Depreciation and Amortization:
Polyurethanes	$155	$160	$153
Performance Products	92	78	69
Advanced Materials	33	38	39
Textile Effects	26	19	8
Pigments	67	104	91
Corporate and other(2)	8	19	12

Subtotal	381	418	372
Discontinued Operations	1	2	2

Total	$382	$420	$374

	Year ended December 31,
	2010	2009	2008
Capital Expenditures:
Polyurethanes	$59	$55	$109
Performance Products	66	70	149
Advanced Materials	24	14	31
Textile Effects	23	19	50
Pigments	49	23	69
Corporate and other(2)	15	8	10

Total	$236	$189	$418

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

29. OPERATING SEGMENT INFORMATION (Continued)

	December 31, 2010	December 31, 2009
Total Assets:
Polyurethanes	$3,024	$2,956
Performance Products	2,067	1,617
Advanced Materials	1,327	976
Textile Effects	776	689
Pigments	1,277	1,224
Corporate and other(2)	(164)	231

Total	$8,307	$7,693

(1)
Segment EBITDA is defined as net income (loss) attributable to Huntsman International LLC before interest, income tax, depreciation and amortization, and certain Corporate and other items.

(2)
Corporate and other includes unallocated corporate overhead, unallocated foreign exchange gains and losses, LIFO inventory valuation reserve adjustments, loss on early extinguishment of debt, unallocated restructuring, impairment and plant closing costs and non-operating income and expense.

(3)
The operating results of our former polymers, base chemicals and Australian styrenics businesses are classified as discontinued operations, and, accordingly, the revenues of these businesses are excluded for all periods presented. The EBITDA of our former polymers, base chemicals and Australian styrenics businesses are included in discontinued operations for all periods presented. For more information, see "Note 27. Discontinued Operations."

	Year ended December 31,
	2010	2009	2008
By Geographic Area
Revenues(1):
United States	$2,777	$2,345	$3,071
China	881	561	648
Germany	519	433	599
Mexico	485	432	565
Italy	474	415	560
Other nations	4,114	3,479	4,613

Total	$9,250	$7,665	$10,056

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

29. OPERATING SEGMENT INFORMATION (Continued)

	December 31,
	2010	2009
Long-lived assets(2):
United States	$1,305	$1,365
United Kingdom	320	347
Netherlands	311	364
Saud Arabia	259	1
Switzerland	221	212
Spain	173	201
Other nations	880	867

Total	$3,469	$3,357

(1)
Geographic information for revenues is based upon countries into which product is sold.

(2)
Long-lived assets are made up of property, plant and equipment.

30. CONDENSED CONSOLIDATING FINANCIAL INFORMATION

        The following condensed consolidating financial statements present, in separate columns, financial information for the following: Huntsman International LLC (on a parent only basis), with our investment in subsidiaries recorded under the equity method; the Guarantors on a combined, and where appropriate, consolidated basis; and the non-guarantors on a combined, and where appropriate, consolidated basis. Additional columns present eliminating adjustments and consolidated totals as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008. There are no contractual restrictions limiting transfers of cash from guarantor subsidiaries to our Company. Each of the guarantors is 100% owned by us and has fully and unconditionally guaranteed our outstanding notes on a joint and several basis.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

30. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING BALANCE SHEETS
AS OF DECEMBER 31, 2010
(Dollars in Millions)

	Parent Company	Guarantors	Non-guarantors	Eliminations	Consolidated Huntsman International LLC
ASSETS
Current assets:
Cash and cash equivalents	$220	$9	$332	$—	$561
Restricted cash	—	—	7	—	7
Accounts and notes receivable, net	17	112	1,335	—	1,464
Accounts receivable from affiliates	1,275	2,530	79	(3,784)	100
Inventories	78	240	1,089	(11)	1,396
Prepaid expenses	11	6	42	(14)	45
Deferred income taxes	5	—	44	(9)	40
Other current assets	—	3	109	(3)	109

Total current assets	1,606	2,900	3,037	(3,821)	3,722
Property, plant and equipment, net	417	881	2,169	2	3,469
Investment in unconsolidated affiliates	5,018	1,403	172	(6,359)	234
Intangible assets, net	62	3	42	—	107
Goodwill	(17)	84	27	—	94
Deferred income taxes	(9)	—	161	27	179
Notes receivable from affiliates	51	930	7	(981)	7
Other noncurrent assets	73	169	253	—	495

Total assets	$7,201	$6,370	$5,868	$(11,132)	$8,307

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$42	$212	$586	$—	$840
Accounts payable to affiliates	1,892	860	1,091	(3,784)	59
Accrued liabilities	102	77	464	(17)	626
Deferred income taxes	—	55	19	(11)	63
Note payable to affiliate	100	—	—	—	100
Current portion of debt	114	—	405	—	519

Total current liabilities	2,250	1,204	2,565	(3,812)	2,207
Long-term debt	3,320	—	307	—	3,627
Notes payable to affiliates	435	—	985	(981)	439
Deferred income taxes	8	(28)	86	28	94
Other noncurrent liabilities	160	138	555	(1)	852

Total liabilities	6,173	1,314	4,498	(4,766)	7,219
Equity Huntsman International LLC members' equity:
Members' equity	3,049	4,764	2,217	(6,981)	3,049
Subsidiary preferred stock	—	—	1	(1)	—
(Accumulated deficit) retained earnings	(1,667)	(1,308)	(549)	1,857	(1,667)
Accumulated other comprehensive (loss) income	(354)	1,600	(318)	(1,282)	(354)

Total Huntsman International LLC members' equity	1,028	5,056	1,351	(6,407)	1,028
Noncontrolling interests in subsidiaries	—	—	19	41	60

Total equity	1,028	5,056	1,370	(6,366)	1,088

Total liabilities and equity	$7,201	$6,370	$5,868	$(11,132)	$8,307

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

30. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING BALANCE SHEETS
AS OF DECEMBER 31, 2009
(Dollars in Millions)

	Parent Company	Guarantors	Non-guarantors	Eliminations	Consolidated Huntsman International LLC
ASSETS
Current assets:
Cash and cash equivalents	$688	$24	$207	$—	$919
Restricted cash	—	—	5	—	5
Accounts and notes receivable, net	17	85	916	—	1,018
Accounts receivable from affiliates	1,040	2,159	102	(3,269)	32
Inventories	78	205	908	(7)	1,184
Prepaid expenses	11	10	38	(17)	42
Deferred income taxes	10	—	28	(5)	33
Other current assets	8	1	100	—	109

Total current assets	1,852	2,484	2,304	(3,298)	3,342
Property, plant and equipment, net	439	913	2,003	2	3,357
Investment in affiliates	4,776	742	153	(5,421)	250
Intangible assets, net	82	3	44	—	129
Goodwill	(19)	84	33	(4)	94
Deferred income taxes	5	156	118	(121)	158
Notes receivable from affiliates	63	988	8	(1,051)	8
Other noncurrent assets	40	129	186	—	355

Total assets	$7,238	$5,499	$4,849	$(9,893)	$7,693

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$36	$177	$502	$—	$715
Accounts payable to affiliates	1,702	752	855	(3,268)	41
Accrued liabilities	86	80	465	(18)	613
Deferred income tax	—	7	2	(7)	2
Note payable to affiliate	25	—	—	—	25
Current portion of debt	39	—	156	—	195

Total current liabilities	1,888	1,016	1,980	(3,293)	1,591
Long-term debt	3,675	—	106	—	3,781
Notes payable to affiliates	525	—	1,056	(1,051)	530
Deferred income taxes	130	—	68	(119)	79
Other noncurrent liabilities	194	144	527	—	865

Total liabilities	6,412	1,160	3,737	(4,463)	6,846
Equity
Huntsman International LLC members' equity:
Members' equity	3,021	4,415	2,035	(6,450)	3,021
Subsidiary preferred stock	—	—	1	(1)	—
Accumulated deficit	(1,847)	(137)	(624)	761	(1,847)
Accumulated other comprehensive (loss) income	(348)	61	(315)	254	(348)

Total Huntsman International LLC members' equity	826	4,339	1,097	(5,436)	826
Noncontrolling interests in subsidiaries	—	—	15	6	21

Total equity	826	4,339	1,112	(5,430)	847

Total liabilities and equity	$7,238	$5,499	$4,849	$(9,893)	$7,693

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

30. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 2010
(Dollars in Millions)

	Parent Company	Guarantors	Non-guarantors	Eliminations	Consolidated Huntsman International LLC
Revenues:
Trade sales, services and fees, net	$790	$2,514	$5,745	$—	$9,049
Related party sales	262	513	958	(1,532)	201

Total revenues	1,052	3,027	6,703	(1,532)	9,250
Cost of goods sold	869	2,594	5,815	(1,506)	7,772

Gross profit	183	433	888	(26)	1,478
Operating expenses:
Selling, general and administrative	185	88	582	—	855
Research and development	52	30	69	—	151
Other operating (income) expense	(34)	11	23	—	—
Restructuring, impairment and plant closing costs	1	3	25	—	29

Operating income	(21)	301	189	(26)	443
Interest (expense) income, net	(215)	38	(71)	—	(248)
Equity in (loss) income of investment in affiliates and subsidiaries	(1,199)	91	24	1,108	24
Loss on early extinguishment of debt	(37)	—	—	—	(37)
Dividends income (expense)	1,569	—	—	(1,569)	—
Other income	(25)	—	2	25	2

Income from continuing operations before income taxes	72	430	144	(462)	184
Income tax (benefit) expense	(101)	127	14	—	40

Income from continuing operations	173	303	130	(462)	144
Income (loss) from discontinued operations, net of tax	7	68	(33)	—	42

Income before extraordinary loss	180	371	97	(462)	186
Extraordinary loss on the acquisition of a business, net of tax of nil	—	—	(1)	—	(1)

Net income	180	371	96	(462)	185
Net income attributable to noncontrolling interests	—	(2)	(4)	1	(5)

Net income attributable to Huntsman International LLC	$180	$369	$92	$(461)	$180

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

30. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 2009
(Dollars in Millions)

	Parent Company	Guarantors	Non-guarantors	Eliminations	Consolidated Huntsman International LLC
Revenues:
Trade sales, services and fees	$654	$2,106	$4,809	$—	$7,569
Related party sales	178	373	644	(1,099)	96

Total revenues	832	2,479	5,453	(1,099)	7,665
Cost of goods sold	676	1,983	4,977	(1,066)	6,570

Gross profit	156	496	476	(33)	1,095
Operating expenses:
Selling, general and administrative	154	123	562	—	839
Research and development	51	30	64	—	145
Other operating (income) expense	(24)	(31)	37	—	(18)
Restructuring, impairment and plant closing costs	9	2	77	—	88

Operating (loss) income	(34)	372	(264)	(33)	41
Interest (expense) income, net	(214)	40	(66)	—	(240)
Loss on accounts receivable securitization program	(15)	(2)	(6)	—	(23)
Equity in (loss) income of investment in affiliates and subsidiaries	(317)	(514)	6	828	3
Loss on early extinguishment of debt	(21)	—	—	—	(21)
Other expense	(33)	—	—	33	—

Loss from continuing operations before income taxes	(634)	(104)	(330)	828	(240)
Income tax benefit (expense)	224	(148)	(179)	(56)	(159)

Loss from continuing operations	(410)	(252)	(509)	772	(399)
(Loss) income from discontinued operations, net of tax	—	(11)	(8)	—	(19)
Extraordinary gain on the acquisition of a business, net of tax of nil	—	—	6	—	6

Net loss	(410)	(263)	(511)	772	(412)
Net loss attributable to noncontrolling interests	—	1	2	(1)	2

Net loss attributable to Huntsman International LLC	$(410)	$(262)	$(509)	$771	$(410)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

30. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 2008
(Dollars in Millions)

	Parent Company	Guarantors	Non-guarantors	Eliminations	Consolidated Huntsman International LLC
Revenues:
Trade sales, services and fees	$869	$2,778	$6,245	$—	$9,892
Related party sales	337	442	1,146	(1,761)	164

Total revenues	1,206	3,220	7,391	(1,761)	10,056
Cost of goods sold	1,006	2,869	6,631	(1,747)	8,759

Gross profit	200	351	760	(14)	1,297
Operating expenses:
Selling, general and administrative	109	132	630	(1)	870
Research and development	53	31	70	—	154
Other operating (income) expense	(15)	55	(13)	—	27
Restructuring, impairment and plant closing costs	—	—	31	—	31

Operating income	53	133	42	(13)	215
Interest (expense) income, net	(231)	106	(138)	—	(263)
Gain (loss) on accounts receivable securitization program	6	(10)	(23)	—	(27)
Equity in income (loss) of investment in affiliates and subsidiaries	106	(45)	14	(61)	14
Other (expense) income	(14)	—	1	13	—

(Loss) income from continuing operations before income taxes	(80)	184	(104)	(61)	(61)
Income tax benefit (expense)	119	(77)	16	(56)	2

Income (loss) from continuing operations	39	107	(88)	(117)	(59)
(Loss) income from discontinued operations, net of tax	(1)	119	(34)	—	84
Extraordinary gain on the acquisition of a business, net of tax of nil	—	—	14	—	14

Net income (loss)	38	226	(108)	(117)	39
Net income attributable to noncontrolling interests	—	—	(1)	—	(1)

Net income (loss) attributable to Huntsman International LLC	$38	$226	$(109)	$(117)	$38

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

30. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2010
(Dollars in Millions)

	Parent Company	Guarantors	Non- guarantors	Eliminations	Consolidated Huntsman International LLC
Net cash (used in) provided by operating activities	$(241)	$15	$182	$(2)	$(46)

Investing activities:
Capital expenditures	(26)	(51)	(159)	—	(236)
Proceeds from insurance settlement treated as reimbursement of capital expenditures	—	34	—	—	34
Proceeds from sale of businesses/assets, net of adjustments	—	—	2	—	2
Cash assumed in connection with the initial consolidation of a variable interest entity	—	—	14	—	14
Increase in receivable from affiliate	(57)	—	—	—	(57)
Investment in unconsolidated affiliates, net of cash received	—	2	2	—	4
Investment in affiliate	(65)	(13)	—	78	—
Change in restricted cash	—	—	(2)	—	(2)
Other, net	—	—	3	—	3

Net cash used in investing activities	(148)	(28)	(140)	78	(238)
Financing activities:
Net repayments under revolving loan facilities	—	—	(6)	—	(6)
Revolving loan facility from A/R Programs	254	—	—	—	254
Net borrowings on overdraft facilities	—	—	(2)	—	(2)
Repayments of short-term debt	—	—	(175)	—	(175)
Borrowings on short-term debt	—	—	212	—	212
Repayments of long-term debt	(1,154)	—	(53)	—	(1,207)
Proceeds from issuance of long-term debt	894	—	29	—	923
Repayments of note payable to affiliate	(125)	—	—	—	(125)
Proceeds from notes payable to affiliate	110	—	—	—	110
Intercompany repayments	—	—	(5)	5	—
Repayments of notes payable	(38)	—	(15)	—	(53)
Borrowings on notes payable	33	—	13	—	46
Debt issuance costs paid	(29)	—	—	—	(29)
Call premiums paid related to early extinguishment of debt	(28)	—	—	—	(28)
Contribution from parent	—	—	83	(83)	—
Dividends paid	—	(2)	—	2	—
Excess tax benefit related to stock-based compensation	4	—	—	—	4
Other, net	—	—	(2)	—	(2)

Net cash (used in) provided by financing activities	(79)	(2)	79	(76)	(78)
Effect of exchange rate changes on cash	—	—	4	—	4

(Decrease) increase in cash and cash equivalents	(468)	(15)	125	—	(358)
Cash and cash equivalents at beginning of period	688	24	207	—	919

Cash and cash equivalents at end of period	$220	$9	$332	$—	$561

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

30. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2009
(Dollars in Millions)

	Parent Company	Guarantors	Non- guarantors	Eliminations	Consolidated Huntsman International LLC
Net cash provided by operating activities	$288	$48	$84	$—	$420

Investing activities:
Capital expenditures	(7)	(70)	(112)	—	(189)
Acquisition of business net of cash acquired and post-closing adjustments	—	—	(31)	—	(31)
Proceeds from sale of assets, net of adjustments	—	2	3	—	5
Increase in receivable from affiliate	(7)	—	—	—	(7)
Cash received from affiliate	(258)	(62)	18	309	7
Other, net	—	—	3	—	3

Net cash used in investing activities	(272)	(130)	(119)	309	(212)
Financing activities:
Net repayments under revolving loan facilities	—	—	(14)	—	(14)
Net repayments of overdraft facilities	—	—	(12)	—	(12)
Net repayments of short-term debt	—	—	(13)	—	(13)
Repayments of long-term debt	(510)	—	(32)	—	(542)
Proceeds from long-term debt	864	—	16	—	880
Repayments of notes payable to affiliate	(403)	—	—	—	(403)
Proceeds from notes payable to affiliate	529	—	—	—	529
Intercompany repayments	—	—	(50)	50	—
Repayments of notes payable	(43)	—	(20)	—	(63)
Borrowings on notes payable	42	—	22	—	64
Debt issuance costs paid	(5)	—	—	—	(5)
Call premiums related to early extinguishment of debt	(14)	—	—	—	(14)
Contribution from parent, net	236	103	256	(359)	236
Dividends paid to parent	(23)	—	—	—	(23)
Other, net	(1)	—	—	—	(1)

Net cash provided by financing activities	672	103	153	(309)	619
Effect of exchange rate changes on cash	—	—	5	—	5

Increase in cash and cash equivalents	688	21	123	—	832
Cash and cash equivalents at beginning of period	—	3	84	—	87

Cash and cash equivalents at end of period	$688	$24	$207	$—	$919

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

30. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2008
(Dollars in Millions)

	Parent Company	Guarantors	Non- guarantors	Eliminations	Consolidated Huntsman International LLC
Net cash (used in) provided by operating activities	$(320)	$649	$(290)	$—	$39

Investing activities:
Capital expenditures	(50)	(154)	(214)	—	(418)
Acquisition of business, net of cash acquired and post-closing adjustments	—	—	(2)	—	(2)
Proceeds from sale of assets, net of adjustments	—	(28)	2	—	(26)
Decrease in receivable from affiliate	406	46	—	(273)	179
Investment in affiliate	(164)	(426)	—	546	(44)
Cash received from affiliate	—	10	—	—	10
Change in restricted cash	—	—	(8)	—	(8)
Other, net	—	(3)	(2)	—	(5)

Net cash provided by (used in) investing activities	192	(555)	(224)	273	(314)

Financing activities:
Net borrowings under revolving loan facilities	8	—	3	—	11
Net borrowings on overdraft facilities	—	—	8	—	8
Net borrowings on short-term debt	—	—	73	—	73
Repayments of long-term debt	(1)	—	(10)	—	(11)
Proceeds from long-term debt	1	10	17	—	28
Issuance of note payable to affiliate	423	—	—	—	423
Intercompany repayments	—	(227)	(46)	273	—
Repayments of notes payable	(44)	—	(11)	—	(55)
Borrowings on notes payable	41	—	7	—	48
Debt issuance costs paid	(5)	—	—	—	(5)
Contribution from parent, net	—	120	426	(546)	—
Dividends paid to parent	(306)	—	—	—	(306)
Other, net	—	—	(1)	—	(1)

Net cash provided by (used in) financing activities	117	(97)	466	(273)	213

Effect of exchange rate changes on cash	—	—	(5)	—	(5)

Decrease in cash and cash equivalents	(11)	(3)	(53)	—	(67)
Cash and cash equivalents at beginning of period	11	6	137	—	154

Cash and cash equivalents at end of period	$—	$3	$84	$—	$87

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

31. SELECTED UNAUDITED QUARTERLY FINANCIAL DATA

        A summary of selected unaudited quarterly financial data for the years ended December 31, 2010 and 2009 is as follows (dollars in millions):

	Three months ended
	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010
Revenues	$2,094	$2,343	$2,401	$2,412
Gross profit	286	388	420	384
Restructuring, impairment and plant closing costs	3	17	4	5
(Loss) income from continuing operations	(13)	57	60	40
(Loss) income before extraordinary gain	(26)	119	59	34
Net (loss) income	(26)	119	59	33
Net (loss) income attributable to Huntsman International LLC	(26)	117	58	31

	Three months ended
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009
Revenues	$1,680	$1,846	$2,075	$2,064
Gross profit	154	237	346	358
Restructuring, impairment and plant closing costs	14	63	7	4
(Loss) income from continuing operations	(281)	(127)	(47)	56
(Loss) income before extraordinary gain	(285)	(129)	(41)	37
Net (loss) income	(285)	(129)	(41)	43
Net (loss) income attributable to Huntsman International LLC	(281)	(129)	(41)	41

* * * * * * * * * * * * * *

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
Schedule II—Valuation and Qualifying Accounts
(Dollars in Millions)

Column A	Column B	Column C		Column D	Column E
		Additions
Description	Balance at Beginning of Period	Charged to cost and expenses	Charged to other accounts	Deductions	Balance at End of Period
Allowance for Doubtful Accounts:
Year ended December 31, 2010	$56	$6	$(10)	$—	$52
Year ended December 31, 2009	47	9	—	—	56
Year ended December 31, 2008	43	6	(2)	—	47

        No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with this exchange offer other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by Huntsman International LLC. This prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities other than the notes to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create an implication that there has been no change in the affairs of Huntsman International LLC or that information contained herein is correct as of any time subsequent to the date hereof. Until July 18, 2011, all dealers that effect transactions in these securities, whether or not participating in this exchange offer, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS

Huntsman International LLC

Exchange Offer for
$530,000,000 8 5/8% Senior Subordinated Notes due 2021

April 19, 2011